As filed with the U.S. Securities and Exchange Commission on February 14, 2014
Registration No. 333-193747

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Diamond S Shipping Group, Inc.
(Exact name of Registrant as specified in its charter)

The Republic of the Marshall Islands	4412	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

c/o Diamond S Management LLC 33 Benedict Place Greenwich, CT 06830 (203) 413-2000	Florence Ioannou c/o Diamond S Management LLC 33 Benedict Place Greenwich, CT 06830 (203) 413-2000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Randi L. Strudler Jones Day 222 East 41st Street New York, NY 10017 Tel: (212) 326-3939 Fax: (212) 755-7306	Michael Benjamin Shearman & Sterling LLP 599 Lexington Avenue New York, NY 10022 Tel: (212) 848-4000 Fax: (646) 848-7658

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐		Accelerated filer ☐
Non-accelerated filer ☒	(Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(2)(3)	Amount of Registration Fee
Common Shares, no par value(1)	$100,000,000	$12,880

(1)
  In accordance with Rule 457(o) of the Securities Act of 1933, the number of common shares being registered and the proposed maximum offering price per share are not included in this table.
(2)
  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933.
(3)
  Includes common shares that may be sold pursuant to the underwriters’ option to purchase additional shares.
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
Subject to Completion dated February 14, 2014
PRELIMINARY PROSPECTUS
           Shares

DIAMOND S SHIPPING GROUP, INC.
Common Shares
We are offering           shares of our common stock. This is our initial public offering and no public market currently exists for our common shares. We expect the initial public offering price to be between $       and $       per common share. We have applied to list our common shares on the New York Stock Exchange under the symbol “DSG”.
Investing in our common shares involves a high degree of risk. Please read “Risk Factors” beginning on page 14 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements.

	Per Common Share	Total
Public offering price	$	$
Underwriting discount(1)	$	$
Proceeds to the Company before expenses	$	$

(1)
  The underwriters will receive compensation in addition to the underwriting discount. See “Underwriting.”
Delivery of the common shares is expected to be made on or about            , 2014. We have granted the underwriters an option for a period of 30 days to purchase an additional           common shares. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be $          , and the total proceeds to us, before expenses, will be $          .

Jefferies	BofA Merrill Lynch

Prospectus dated           , 2014.

You should rely only on information contained in this prospectus. Neither we nor the underwriters have authorized anyone to give any information or to make any representations other than those contained in this prospectus. Do not rely upon any information or representations made outside of this prospectus. This prospectus is not an offer to sell, and it is not soliciting an offer to buy, any securities other than our common shares or our common shares in any circumstances in which such an offer or solicitation is unlawful. The information contained in this prospectus may change after the date of this prospectus. Do not assume after the date of this prospectus that the information contained in this prospectus is still correct.

Through and including             , 2014 (the 25th day after the date of this prospectus), federal securities law may require all dealers that effect transactions in these securities, whether or not participating in this offering, to deliver a prospectus. This requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
i

INDUSTRY DATA
The discussions contained under the heading “The Product Tanker Industry” have been reviewed by Fearnley Consultants AS, or Fearnleys, which firm has confirmed to us that they accurately describe in all material respects the international tanker market as of the date of this prospectus.
The statistical and graphical information we use in this prospectus has been compiled by Fearnleys from its database and other sources, including independent industry publications, government publications and other published independent sources. Fearnleys compiles and publishes data for the benefit of its clients. Its methodologies for collecting data, and therefore the data collected, may differ from those of other sources, and its data do not reflect all or even necessarily a comprehensive set of the actual transactions occurring in the market. We believe that the information provided by Fearnleys is accurate in all material respects. In connection therewith, Fearnleys has advised that certain information in Fearnleys’ database is derived from estimates or subjective judgments; the information in the databases of other shipping data collection agencies may differ from the information in Fearnleys’ database; and while Fearnleys has taken reasonable care in the compilation of the statistical and graphical information and believes it to be accurate and correct, data compilation is subject to limited audit and validation procedures. Although data are taken from the most recently available published sources, these sources do revise figures and forecasts from time to time.
ii

PROSPECTUS SUMMARY
This section summarizes information that appears later in this prospectus. You should review carefully the risk factors and other more detailed information, as well as financial statements, included in this prospectus before making an investment decision. Diamond S Shipping Group, Inc. is a new holding company formed for our initial public offering that owns Diamond S Shipping III LLC and its subsidiaries and Diamond S Management LLC. Upon an internal reorganization prior to this offering, which we refer to as the “IPO Reorganization,” our ultimate parent, DSS Holdings L.P., which we refer to as “DSS Holdings,” will distribute our shares directly to its investors. As used in this prospectus, references to “DS Shipping I” refer to Diamond S Shipping I LLC, the immediate parent of Diamond S Shipping III LLC and a wholly-owned subsidiary of DSS Holdings prior to the IPO Reorganization. After the IPO Reorganization, DSS Holdings and its subsidiaries will be eliminated from our corporate structure. Additionally, as used in this prospectus, unless the context otherwise indicates, the references to “Diamond S Shipping,” “the Company,” “we,” “our,” and “us” refer collectively to Diamond S Shipping Group, Inc., Diamond S Shipping III LLC, Diamond S Shipping III LLC’s consolidated subsidiaries and Diamond S Management LLC. References to our “Manager” refer to Diamond S Management LLC. Diamond S Shipping III LLC and Diamond S Management LLC will no longer be subsidiaries of DSS Holdings following the IPO Reorganization. See the “Glossary of Shipping Terms” included in this prospectus for definitions of certain terms that are commonly used in the shipping industry.
Our Company
We provide seaborne transportation of refined petroleum and other products in the international shipping markets. We are one of the largest owners and operators of medium range, or MR, product tankers in the world, according to Fearnley Consultants AS, or Fearnleys. We employ a chartering strategy for the majority of our fleet which positions us to benefit from a freight rate recovery while maintaining an attractive base level of cash flow regardless of market conditions due to the fixed monthly revenue we receive from our time charter agreements.
Our current fleet consists of 33 MR product tankers built at leading Korean and Japanese shipyards. All of our product tankers in our current fleet are on the water today, trading in the market and earning revenue. Thirty of our MR product tankers are under time charters with the remaining three operating in the spot market. Our time charters have attractive fixed base rates for the life of the charters, and 20 of our time charters provide for profit-sharing. The fixed base rates provide us with stable cash flow and limit our exposure to rate volatility while the profit-sharing provisions allow us to share in the charterer’s voyage profits when spot rates, on a time charter equivalent basis, are higher than the base charter rates and our charterers are able to earn voyage profits in excess of that base charter on an annual basis. We do business with large, well-established charterers such as GlencoreXstrata, Trafigura Beheer BV, or Trafigura, A.P. Moller-Maersk A/S, or Maersk, and Tesoro Corporation, or Tesoro, Shell Tankers Singapore Ltd., or Shell, and Stena Weco A/S, or Stena, and their respective affiliates. As of December 31, 2013, the average remaining charter length of our current fleet was two years.
We believe that there are significant growth opportunities to pursue in the current market environment, as asset values remain significantly below their historical averages and the product tanker market remains highly fragmented. As part of our growth strategy, we recently acquired three additional tankers from affiliates of CarVal Investors, LLC, or CarVal, an investment arm of Cargill, Incorporated. We plan to further expand our fleet, in part from the proceeds of this offering, through the purchase of ten newbuild product tankers from a Korean shipyard. These vessels, which we refer to as our expansion fleet, have contractual delivery dates between September 2014 and December 2015. We intend to continue making modifications to our current fleet that we believe have the potential to make our vessels as fuel efficient as the eco-ships currently being delivered. We believe we can effect these modifications without compromising our fleet’s ability to operate at higher speeds, which is an important factor in generating additional revenue in an improving freight rate environment. As the majority of our current fleet is employed under time charters, we will consider installing any new technologies when the vessels trade in the spot market, are re-contracted or undergo scheduled drydocking.
Our management team strives to maintain high standards of performance, cost-efficient operations, reliability and safety in all of our operations. Chief Executive Officer Craig Stevenson, Jr. leads our management team and has over 40 years of experience in the shipping industry. Based on his previous experience as Chairman and Chief Executive Officer of OMI Corporation, or OMI, from 1998 through 2007, Mr. Stevenson and his team have developed strong relationships with charterers, financing sources, shipyards and other shipping industry participants. We intend to leverage the experience, reputation and relationships of our management team to pursue growth in the product tanker sector. Upon completion of this offering, our shareholders will include affiliates of WL Ross & Co. LLC, or WL Ross, funds affiliated with First Reserve Management, L.P., or First Reserve, and CarVal, an investment arm of Cargill, Incorporated.
For the year ended March 31, 2013 and the nine months ended December 31, 2013, we generated total revenue of $175.9 million and $134.4 million, respectively. Net income for the year ended March 31, 2013 and the nine months ended December 31, 2013 was $11.0 million and $2.3 million, respectively.
Market Opportunity
We believe that the following product tanker industry trends create attractive opportunities for us to successfully grow our fleet, based on information provided by Fearnleys.
Demand for seaborne transportation of refined products is increasing.
■
  Growing demand for oil products.   Demand for product tankers is strengthening, given the recovery in global economic activity and industrial production, which continues to rely heavily upon oil and refined petroleum product consumption. Consumption in developing countries has been increasing due to growing demand for power generation, transportation and the development of infrastructure and raw materials.
■
  Growing distance between the location of refineries and consumption creates longer transportation distances.   Aggregate seaborne transportation distances are increasing as larger and more efficient refineries are being built in geographic locations that are generally longer distances from the primary areas of refined product consumption. The complexity of the product tanker market with increasingly standardized cargo specifications and global price differentials has led to the development of an active trading market, which further bolsters ton-mile demand.
■
  Increasing U.S. refined product exports driven by production of U.S. shale oil deposits.   The significant development of shale oil deposits in North America has resulted in a greater availability of crude feedstock particularly to refineries in the U.S. Gulf Coast, leading to a material increase in U.S. refined product exports.
The growth in the supply of ships that transport refined products has slowed.
■
  Decreasing orderbook for MR tankers.   According to Fearnleys, the orderbook for MR product tankers greater than 35,000 dwt as a percentage of the overall fleet has declined from a peak of approximately 50% of the fleet during 2007 and 2008 to approximately 23.2% as of January 1, 2014. The supply growth (net of scrapping) for the entire MR fleet (including handysize) is estimated to be around 4% per annum over the next few years.
The product tanker market presents growth opportunities.
■
  Historically low vessel prices.   Prices for second-hand vessels, newbuild and new orders for product tankers remain below historical averages.
■
  Market fragmentation.   The product tanker industry is capital intensive and highly fragmented with significant opportunities for consolidation. More than 85% of the over 300 actively trading MR product tanker owners own fewer than 10 vessels.
■
  Focus on quality.   Stringent customer standards favor larger, experienced operators with modern fleets and the ability to comply with increasingly rigorous and comprehensive environmental and regulatory requirements.

Our Current Fleet
The following table summarizes key information about our MR product tankers and their associated charters as of December 31, 2013:

Vessel	Year Built	Shipyard	Capacity (DWT)	Employment Time/Spot	Charter Firm End(1)	Profit- Sharing(2)
Atlantic Lily	2008	Hyundai Mipo	47,128	Time	August 2015(3)	✓
Atlantic Olive	2008	Hyundai Mipo	47,128	Time	August 2015(3)	✓
Atlantic Rose	2008	Hyundai Mipo	47,128	Time	December 2015(3)	✓
Atlantic Titan	2008	Hyundai Mipo	47,128	Time	December 2015(3)	✓
High Jupiter	2008	STX	51,603	Time	October 2015(3)	✓
High Mars	2008	STX	51,542	Time	April 2015(3)	✓
High Mercury	2008	STX	51,501	Time	July 2015(3)	✓
High Saturn	2008	STX	51,527	Time	April 2015(3)	✓
Alpine Madeleine	2008	Hyundai Mipo	47,128	Time	July 2015(3)	✓
Alpine Magic	2009	Hyundai Mipo	47,128	Time	September 2016	✓
Alpine Mathilde	2008	Hyundai Mipo	47,128	Time	April 2015(3)	✓
Alpine Maya	2010	STX	51,500	Time	March 2017	✓
Alpine Melina	2010	STX	51,483	Time	March 2017	✓
Alpine Mia	2008	Hyundai Mipo	47,128	Time	December 2015	✓
Alpine Minute	2009	Hyundai Mipo	47,128	Time	March 2016	✓
Alpine Moment	2009	Hyundai Mipo	47,128	Time	January 2016	✓
Alpine Mystery	2009	Hyundai Mipo	47,128	Time	September 2016	✓
Atlantic Mirage	2009	STX	51,476	Time	July 2019	✓
Atlantic Muse	2009	STX	51,498	Time	February 2019	✓
Pacific Jewel	2009	Iwagi Zosen	48,012	Time	July 2019	✓
Atlantic Star	2008	Hyundai Mipo	47,128	Time	March 2015(3)
Atlantic Aquarius	2008	Hyundai Mipo	47,128	Time	July 2014
Atlantic Grace	2008	Hyundai Mipo	47,128	Time	March 2015
Adriatic Wave	2009	STX	51,549	Time	May 2015
Aegean Wave	2009	STX	51,510	Time	May 2015
Atlantic Gemini	2008	Hyundai Mipo	47,128	Time	May 2015
Atlantic Pisces	2009	Hyundai Mipo	47,128	Time	May 2015
Atlantic Breeze	2007	Hyundai Mipo	47,128	Time	March 2014
Citron	2007	Hyundai Mipo	46,968	Time	June 2014(3)
Citrus	2008	Hyundai Mipo	46,934	Time	August 2014(3)
Atlantic Frontier	2007	Hyundai Mipo	47,128	Spot
Atlantic Leo	2008	Hyundai Mipo	47,128	Spot
Atlantic Polaris	2009	Hyundai Mipo	47,128	Spot
Total: 33 Vessels			1,599,663

(1)
  If our charterers exercise all of their extension options, the average remaining time charter length as of December 31, 2013 would be 3.2 years, during which period of time the average charter rate would be $16,231 per day.
(2)
  Profit-sharing refers to a contractual arrangement contained in some of our charters to receive a pre-determined percentage of the charterer’s voyage profits in excess of the contractual base charter rate when the charterer’s voyage profits exceed the amount the charterer pays to us as the contractual base charter rate. This is calculated on an annual basis. The percentage we are entitled to receive under these profit-sharing provisions varies from charter to charter, from 40% to 50%. While there is no assurance that any charterer will realize charter rates that will produce sufficient profits during an annual period to trigger a profit-sharing provision, if any such charterer does so, we are entitled to receive the applicable percentage of its voyage profits beyond the base charter rate.

  Charterers can earn voyage profits in excess of the base charter rate when spot rates, on a time charter equivalent basis, exceed the base charter rate and the charterer’s expenses. However, no charterer is under any contractual obligation to maximize its revenue or the spot rates it receives.
(3)
  The time charter contract includes an extension option that may be exercised by the charterer.

The Expansion Fleet
Following the completion of this offering, we intend to purchase ten newbuild product tankers from SPP, a Korean shipyard. These vessels have contractual delivery dates between September 2014 and December 2015. Upon delivery, we intend to employ these vessels on time charters or in the spot market, including in spot market-related vessel pools, based on market conditions.

Vessel Hull No.	Contractual Delivery Date	Capacity (DWT)	Yard
S5130	September 2014	50,300	SPP
S5131	November 2014	50,300	SPP
S5132	February 2015	50,300	SPP
S5133	April 2015	50,300	SPP
S5134	June 2015	50,300	SPP
S5135	August 2015	50,300	SPP
S1177	September 2015	50,300	SPP
S1178	November 2015	50,300	SPP
S1183	December 2015	50,300	SPP
S1184	December 2015	50,300	SPP
Total: 10 Vessels		503,000

The following table summarizes the percentage of contracted revenue days to total revenue days for our current fleet in each of the fiscal years ending March 31, 2014, 2015 and 2016, respectively, with the related average contracted charter rate in each of the respective periods:
Average Contracted Daily Time Charter Rates

Fiscal Year Ending	% of Available Days Contracted	Average Contracted Base Rate Per Day(1)
March 31, 2014	86%	$16,101
March 31, 2015	78%	$16,148
March 31, 2016	40%	$16,896

(1)
  Does not include potential incremental revenue from profit-sharing or the exercise of any extension options.
Please see “Business—Our Current Fleet” and “Business—Our Customers” for additional information about the vessels in our current fleet and our chartering arrangements.
Our Competitive Strengths
We believe that we possess a number of competitive strengths in our industry, including:
Significant operating experience and established track record.   Our Chief Executive Officer, Craig Stevenson, Jr., has over 40 years of experience in the shipping industry and previously served as the Chief Executive Officer of OMI, a NYSE-listed tanker company, from 1998 through 2007. Mr. Stevenson was also previously the non-executive Chairman and subsequently a board member of Ship Finance International, a NYSE-listed diversified shipping company, until September 2009. Our Chief Operating Officer, Sanjay Sukhrani, has over 30 years of experience in the industry. He was previously the Vice President/General Manager of Gemini Tankers LLC, or Gemini Tankers, part of Teekay Corporation, or Teekay, was the Vice President of Operations at OMI and sailed for 17 years, including 5 years as a Master. Our Chief Financial Officer, Florence Ioannou, has over 24 years of experience working for a number of shipping companies, and was part of OMI’s financial management team for 18 years. Our Senior Vice President of Commercial Operations, Michael Fogarty, has over 23 years of experience in the shipping industry, and was previously responsible for chartering large fleets of both product and crude tankers at Gemini Tankers as well as at OMI.

Attractive fleet employment.   We believe our current fleet is well positioned to capitalize on improving rates during a product tanker market recovery while also preserving a stable base of cash flow in any market conditions. Thirty of our MR product tankers are under time charters with three operating in the spot market. Our time charters have attractive fixed base rates for the life of the charters, and 20 of our time charters provide for profit-sharing. The fixed base rates provide us with stable cash flow and limit our exposure to rate volatility while the profit-sharing provisions allow us to share in the charterer’s voyage profits when spot rates, on a time charter equivalent basis, are higher than the base charter rates and our charterers are able to earn voyage profits in excess of that base charter on an annual basis. We expect to generate, as of the beginning of fiscal year 2014, future minimum revenue from our existing contracted time charters of approximately $458 million in aggregate through the life of the time charter agreements: $154 million, $150 million and $81 million in each of the fiscal years ending March 31, 2014, 2015 and 2016, respectively, and $73 million in the fiscal years thereafter. These amounts exclude options on certain time charters that charterers have to extend the term of the charter arrangement and any incremental revenue from profit-sharing. We expect to employ the additional tankers we acquire, including the ones in our expansion fleet, in similar ways to benefit from improving rate environments while maintaining a base of stable cash flows.
Large, modern, high-quality fleet.   According to Fearnleys, we are one of the largest owners and operators of MR product tankers in the world. Our current fleet consists of modern, homogeneous product tankers built at leading shipyards in Korea and Japan. The average age of our current fleet was 4.6 years as of December 31, 2013, compared to the industry average of 9.0 years for MR tankers greater than 35,000 dwt, according to Fearnleys. In addition, we plan to further expand our fleet through the purchase of ten newbuild product tankers from a Korean shipyard that have contractual delivery dates between September 2014 and December 2015. We believe that our vessels provide our customers with high-quality and reliable transportation at competitive operating costs. Owning a modern fleet reduces off-hire time and maintenance, operating and drydocking costs and helps to improve safety and environmental performance.
Established relationships with leading charterers.   We have developed long-standing relationships with a number of leading tanker charterers, including international oil companies, oil traders, refiners and large vessel operators, which we believe will benefit us in the future as we continue to grow our business. We strive to maintain high standards of performance, cost-efficient operations, reliability and safety in all of our operations and to develop and maintain long-term relationships with our customers. We have signed charter party agreements with large global commodity trading companies such as GlencoreXstrata and Trafigura, one of the largest oil and gas shipping companies in the world, Maersk, an independent refiner and marketer of petroleum products, Tesoro, and Shell, a large oil major. We believe that our fleet is modern and of a high quality and that these characteristics, along with our management team’s experience in the industry, will allow us to continue to charter our vessels to leading counterparties.
Focus on service, health, safety and environmental excellence.   Our focus on performance management has allowed us to achieve a high fleet availability of 99.7% over our entire fleet since we acquired our vessels through December 31, 2013, excluding time out of service for mandatory special surveys. We believe we have an excellent vessel safety record and are committed to providing our customers with a high level of customer service and support.
Competitive cost structure.   We believe that as a result of the profile of our fleet, our large and experienced technical managers, and the hands-on approach of our management team, we have one of the lowest operating costs per vessel in the industry. Our fleet is currently managed by six leading third-party technical managers under the close supervision of our team. Our technical managers collectively manage in excess of 490 tankers, including our vessels. Our collaborative approach, which aggregates the experience and scale of our combined operations, creates a platform that delivers operational excellence at a very competitive cost.
Our Business Strategy
Acquisitions that maximize shareholders returns.   We believe that there are significant growth opportunities to pursue in the current environment, as asset values remain significantly below historical averages and the product tanker market remains highly fragmented. As part of our growth strategy, we recently acquired three additional tankers from CarVal. We plan to further expand our fleet through the purchase of ten newbuild product tankers from a Korean shipyard that have contractual delivery dates between September 2014 and December 2015.
Optimize the operating efficiency of our fleet.   Our goal is to optimize the operating efficiency of our fleet throughout the business cycle. As our ships complete their time charter contracts or undergo scheduled drydocking, or as we acquire new ships, we will consider making modifications to upgrade our fleet with the most recent fuel saving measures. We will consider proven, cost-effective technologies that would improve our return on investment and maintain our fleet’s operational flexibility. We believe that with these modifications we can potentially make our fleet as fuel efficient as the eco-ships currently being delivered without compromising our fleet’s ability to operate at higher speeds, which is an important factor in generating additional revenue in an improving freight market.
We believe that fuel efficiency and emissions reductions are core values that the market and our customers require, and we are committed to these objectives. We have evaluated and installed a variety of technologies and equipment on our fleet and will continue to evaluate other modifications and technology enhancements, including:
■
  fitting devices that reduce main engine fuel consumption without reducing available power and speed;
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  fitting devices that improve fuel combustion and therefore fuel consumption for auxiliary equipment;
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  efficient electrical power generation and usage;
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  minimizing hull and propeller frictional losses;
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  systems that allow for optimized routing; and
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  systems that allow for improved maintenance, performance monitoring and management.
As part of our strategy, we will also continue to implement a competitive cost structure, engage consistently with our customers and shipyards to identify and select ships at attractive prices and operate a fleet management system that monitors and efficiently improves operational performance while keeping costs competitive.
Actively manage our exposure to the time and spot charter markets.   Consistent with the track record of our management team, we will continue to pursue a strategy of mixing short- and long-term employment for our vessels to capture upside opportunities in the spot market while limiting our downside risk with fixed-rate time charters. We will seek to employ a greater portion of our vessels in the spot market based on market conditions upon the expiration of their existing charters. In addition, we intend to consider opportunities to participate in vessel pools with reputable operators of spot tonnage, seeking to create industry-leading operators which we believe will allow us to commercially consolidate the industry. We will continue to charter a portion of our vessels under fixed-rate period charters with creditworthy and respected counterparties. We believe this strategy will allow us to capture increased profits, while benefiting from the stable cash flows and high utilization rates associated with long-term time charters.
Our Manager
Our Manager provides us with commercial, technical and administrative services. Commercial services primarily involve business development, vessel chartering and service delivery. Technical services primarily include vessel operation, maintenance and crewing. Administrative services primarily include office, accounting, legal and insurance services. Prior to the IPO Reorganization, our Manager was a subsidiary of DSS Holdings and managed our vessels and vessels that DSS Holdings owns through other subsidiaries. Following the IPO Reorganization, our Manager will internally manage our vessels and will receive revenue for managing other vessels beneficially owned by DSS Holdings. From time to time, we, through our Manager, will employ agents to provide ship management services. We currently employ six large and experienced unrelated third-party technical managers, which primarily provide vessel operation, maintenance and crewing services. We pay our technical managers directly for their services. We closely supervise all third-party agents.
Our Shareholders
Our largest shareholders include WL Ross, First Reserve and CarVal. Upon completion of this offering and assuming no exercise of the underwriters’ option to purchase additional shares, WL Ross will own approximately     %, First Reserve will own approximately     % and CarVal will own approximately     % of us. Please see “Principal Shareholders” for a more detailed description of our share ownership following this offering.

Condensed Corporate Structure
Diamond S Shipping Group, Inc., a corporation formed on July 31, 2013 under the laws of the Republic of the Marshall Islands, owns Diamond S Shipping III LLC and its subsidiaries as well as Diamond S Management LLC, our Manager. Immediately prior to the completion of this offering, we will complete the IPO Reorganization and DSS Holdings will distribute all of the outstanding common shares of Diamond S Shipping Group, Inc. to its existing shareholders. DSS Holdings and its subsidiaries will be eliminated from our corporate structure. The following chart reflects our condensed corporate structure after this offering, including upon acquisition of the newbuilds.

We currently maintain our principal executive offices at c/o Diamond S Management LLC, 33 Benedict Place, Greenwich, CT 06830. Our telephone at this address is (203) 413-2000.
Our Dividend Policy
We do not anticipate declaring or paying any cash dividends to holders of our common shares in the near term. We currently intend to retain future earnings, if any, for use in the operation and expansion of our business. We may, however, adopt in the future a policy to pay cash dividends. Please see “Our Dividend Policy” later in this document for additional information regarding our dividend policy.

Risk Factors
We face a number of risks associated with our business and industry and must overcome a variety of challenges to utilize our strengths and implement our business strategy. These risks include the following, among others:
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  the cyclicality of the tanker industry;
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  charter values, counterparty risks and customer relations;
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  changing political and governmental conditions affecting our industry and business;
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  changes in economic and competitive conditions affecting our business, including market fluctuations in charter rates, charterers’ abilities to perform under existing time charters and exchange rate fluctuations;
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  applicable laws, regulations and taxes as well as changes in such laws and governmental regulations or actions taken by regulatory authorities;
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  risks related to our recently formed company, its subsidiaries and our management;
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  our fleet’s limited performance record, operating history and financial information;
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  risks related to our growth strategy, including the delivery and deployment of our ten newbuild product tankers;
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  our liquidity, level of indebtedness, operating expenses, capital expenditures and financing;
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  potential liability from future litigation and potential costs due to environmental damage and vessel incidents;
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  partial dependence on spot market rates, including earnings from any spot market-related vessel pools we may join;
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  the length and number of off-hire periods and dependence on third-party technical managers;
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  the impact of electing to take advantage of certain exemptions applicable to emerging growth companies; and
■
  risks related to war, terrorism and piracy.
This is not a comprehensive list of risks to which we are subject, and you should carefully consider all the information in this prospectus prior to investing in our common shares. In particular, we urge you to carefully consider the risk factors set forth in the section of this prospectus entitled “Risk Factors” beginning on page 14.
Implications of Being an Emerging Growth Company
As a company with less than $1.0 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. As an emerging growth company,
■
  we may present only two years of audited financial statements and only two years of related Management’s Discussion & Analysis of Financial Condition and Results of Operations, or MD&A;
■
  we are exempt from the requirement to obtain an attestation and report from our auditors on the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;
■
  we are permitted to provide less extensive disclosure about our executive compensation arrangements; and
■
  we are not required to give our shareholders non-binding votes on executive compensation or golden parachute arrangements.
We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.0 billion in annual revenues, have more than $700.0 million in market value of our common shares held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period. We may choose to take advantage of some but not all of these reduced burdens.
Additionally, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. We have irrevocably elected not to avail ourselves of this exemption and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Recent Developments
The CarVal Transaction
On December 12, 2013, we acquired three vessel-owning companies from CarVal, each of which holds one modern MR product tanker. Upon closing of the transaction, we issued an 18.33% equity interest to CarVal in exchange for the three vessel-owning companies based on an aggregate valuation of $83.7 million. The $83.7 million valuation represented the aggregate charter-free appraised value of the vessels of $81.4 million, which was agreed in October 2013, plus $2.3 million of cash and working capital held by the vessel-owning companies at closing. We estimate that the average basic charter-free market value exceeded the average carrying value of these vessels by $0.8 million, or $2.4 million in the aggregate, as of December 31, 2013. The three vessels are currently employed under time charter agreements through March 2014, June 2014 and August 2014, respectively, assuming the charterers do not exercise options they have to extend the time charter agreements for two of the vessels.
The Expansion Fleet
Following the completion of this offering, we intend to purchase ten newbuild product tankers from SPP, a Korean shipyard, for approximately $380.0 million. These vessels have contractual delivery dates between September 2014 and December 2015. Upon delivery, we intend to employ these vessels on time charters or in the spot market, including in spot market-related vessel pools, based on market conditions. We expect to finance approximately $      million of the purchase price through the proceeds from this offering and up to $      million from borrowings under future credit facilities, less any amount we may choose to apply from our future cash flow from operations.

The Offering
Common shares presently outstanding(1)
         common shares
Common shares to be offered
         common shares
Option to purchase additional shares
We have granted the underwriters a 30-day option to purchase, from time to time, up to an additional           common shares.
Common shares to be outstanding immediately after this offering

—assuming no exercise of option to purchase additional shares common shares
—assuming full exercise of option to purchase additional shares common shares
Use of proceeds
We estimate that the net proceeds to us from the issuance of new common shares in this offering will be approximately $          million after deducting underwriting discounts and commissions and estimated expenses payable by us, or approximately $          million if the underwriters exercise in full their right to purchase additional shares, based on an assumed offering price of $          per share, which represents the midpoint of the price range set forth on the cover of this prospectus.
We intend to use the net proceeds from this offering to fund approximately $      million of the purchase price for ten newbuild product tankers being built by a Korean shipyard, with any remaining proceeds being used for other acquisition expenses and general corporate purposes. The acquisition of the contracts for the newbuildings are subject to customary closing conditions. Contractual delivery dates for the vessels range from September 2014 through December 2015. We currently expect to finance up to $      million under future credit facilities, less any amount we may choose to apply from our future cash flow from operations. Currently, we do not have any commitments to finance the debt portion of the purchase price. The actual amount of the equity portion and debt portion under our purchase obligations could be impacted by the availability of debt financing on favorable terms.
Listing
We have applied to list our common shares on the New York Stock Exchange under the symbol “DSG.”
IPO Reorganization
Prior to the consummation of this offering, we will complete the IPO Reorganization. See “Summary—Condensed Corporate Structure” for a more detailed discussion of the IPO Reorganization.
Directed share program
At our request, the underwriters have reserved for sale at the initial public offering price up to 5% of the common shares for sale in this offering for our employees, directors and other persons associated with us who have expressed an interest in purchasing shares in the offering. The number of common shares available for sale to the general public in the offering will be reduced to the extent these parties purchase such directed shares. Any directed shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus. Shares purchased by the parties will be subject to the 180-day lock-up restriction described in the “Underwriting” section of this prospectus.

(1)
  Gives effect to the IPO Reorganization.

Summary Historical Financial and Other Data
The following table sets forth combined financial data and other operating data of Diamond S Shipping III LLC and Diamond S Management LLC. The combined financial data and other operating data for the nine months ended December 31, 2013 includes results or information on the 30 vessel-owning companies purchased from Cido Tanker Holding Co., or Cido, and the three ships we acquired on December 12, 2013 in the CarVal Transaction. The combined financial data in the table as of and for the fiscal years ended March 31, 2013 and 2012 include the 30 vessel-owning companies purchased from Cido and are derived from our audited combined financial statements, included elsewhere in this prospectus, and have been prepared in accordance with U.S. GAAP. The combined financial statements in the table for the nine months ended December 31, 2012 and for the nine months ended December 31, 2013 are derived from our unaudited combined financial statements, included elsewhere in this prospectus, and have been prepared in accordance with U.S. GAAP. References to the “Predecessor” refer to the combined accounts of the 30 vessel-owning companies prior to our acquiring them. The combined financial data for the period from April 1, 2011 to the Completion Date, included elsewhere in this prospectus, are derived from the Predecessor’s financial accounting records and have been prepared in accordance with U.S. GAAP. The Cido transaction refers to our acquisition of the 30 vessel-owning companies from Cido, and the Completion Date refers to the dates at which the vessel-owning companies were acquired by us. Twenty-seven of the vessels were delivered on September 27, 2011, and the remaining three were delivered on October 13, 2011. Revenues and expenses for the vessel-owning companies acquired have been reflected in the Predecessor financial statements through September 27, 2011 (for the 27 vessels acquired on that date) and October 13, 2011 (for the three vessels acquired on that date), and subsequent to those dates in vessel-owning companies owned by Diamond S Shipping III LLC. The data set forth below should be read in conjunction with the audited and unaudited combined financial statements, related notes and other financial information included elsewhere in this prospectus.

	Predecessor	Diamond S Shipping III LLC and Diamond S Management LLC
(U.S. dollars in thousands, except share and per share data)	April 1, 2011 to the Completion Date	For the Year Ended March 31, 2012(1)	For the Year Ended March 31, 2013	For the Nine Months Ended December 31, 2012	For the Nine Months Ended December 31, 2013
INCOME STATEMENT DATA
Voyage revenue	$87,863	$85,133	$170,706	$127,973	$132,084
Service revenue	—	6,254	5,168	4,301	2,333
Total revenue	87,863	91,387	175,874	132,274	134,417
Operating expenses
Voyage expenses	671	710	7,094	1,997	13,198
Vessel expenses	30,735	32,074	67,431	49,654	50,374
Depreciation and amortization	30,487	22,598	45,241	33,863	35,545
Management fees	2,063	—	—	—	—
Settlement expenses	28,000	—	—	—	—
Acquisition costs	—	18,028	—	—	—
General and administrative expenses	—	9,722	11,727	8,333	9,597
Total operating expenses	91,956	83,132	131,493	93,847	108,714
Operating (loss)/income	(4,093)	8,255	44,381	38,427	25,703
Other (expense) income
Interest expense	(12,757)	(19,374)	(33,403)	(25,458)	(23,465)
Exchange loss, net	(11,756)	—	—	—	—
Loss on early extinguishment of debt	(11,042)	—	—	—	—
Other income	12	18	58	44	30
Total other expenses, net	(35,543)	(19,356)	(33,345)	(25,414)	(23,435)
Net (Loss) Income	$(39,636)	$(11,101)	$11,036	$13,013	$2,268
Pro Forma Net Earnings (Loss) Per Share(2)
Basic
Diluted
Pro Forma Weighted Average Shares Outstanding
Basic
Diluted

	Diamond S Shipping III LLC and Diamond S Management LLC
	As of March 31,		As of December 31, 2013
(U.S. dollars in thousands)	2012	2013
BALANCE SHEET DATA
Cash and cash equivalents	$49,514	$38,772	$34,596
Total current assets	59,905	57,303	50,268
Vessels—Net	1,064,463	1,019,933	1,068,543
Total assets	1,225,534	1,168,143	1,212,021
Current portion of long-term debt	59,938	62,173	62,918
Long-term debt	644,339	582,166	534,978
Total member’s equity	497,318	492,595	582,366

	Predecessor	Diamond S Shipping III LLC and Diamond S Management LLC
(U.S. dollars in thousands, except per day results)	April 1, 2011 to the Completion Date	For the Year Ended March 31, 2012(1)	For the Year Ended March 31, 2013	For the Nine Months Ended December 31, 2012	For the Nine Months Ended December 31, 2013
OTHER CASH FLOW DATA
Net cash (used in) provided by:
Operating activities	$(13,933)	$19,038	$66,544	$53,910	$35,180
Investing activities	11,558	(1,165,608)	(1,805)	(39)	39
Financing activities	—	1,195,719	(75,481)	(59,497)	(39,394)
Cash paid for drydocking	—	—	(1,877)	(272)	(10,932)
Adjusted EBITDA(3)	54,372	34,711	99,009	78,398	66,770
OTHER DATA
Average number of owned vessels	30	15.2	30	30	30.2
Operating days(4)	5,448	5,532	10,950	8,250	8,307
Average TCE revenue perday(5)	$16,095	$16,076	$16,052	$16,064	$15,596
Average daily vessel operating expenses(6)	$5,642	$5,798	$6,158	$6,019	$6,064

(1)
  For the period from April 1, 2011 to the Completion Date, the Company did not operate vessels. Twenty-seven vessels were acquired on September 27, 2011, and the remaining three vessels were acquired on October 13, 2011.
(2)
  Pro forma basic and diluted earnings (loss) per share assumes            million common shares were outstanding as of April 1, 2012. Prior to the IPO Reorganization, DS Shipping I was the sole member of Diamond S Shipping III LLC and held an undivided membership interest in Diamond S Shipping III LLC. For the periods presented, no basic earnings per share or diluted earnings per share can be calculated as DS Shipping I’s membership interest had not been partitioned into shares, units or any other metric. The IPO Reorganization is deemed to be a reorganization of entities under common control and historical weighted average shares outstanding have been retrospectively adjusted to reflect the impact of the IPO Reorganization.
(3)
  Adjusted EBITDA is a non-GAAP financial measure that we define as net (loss) income before interest income and expense, taxes, depreciation and amortization and certain other adjustments, such as fair value of time charter amortization and straight-line charter hire revenue, that we exclude because they are non-cash items, which we believe are not indicative of the ongoing performance of our core operations. Adjusted EBITDA is a key metric we use to evaluate business performance in comparison to budgets, forecasts, prior year financial results and other companies in the shipping industry, providing a measure that we believe reflects our core operating performance. We believe that Adjusted EBITDA supplements our U.S. GAAP results to provide a more complete understanding of the results of our business and that Adjusted EBITDA is useful to our investors and other parties for these same reasons.

  Adjusted EBITDA is not a measure of operating performance computed in accordance with U.S. GAAP and should not be considered as a substitute for net income or other measures of profitability. Although Adjusted EBITDA and similar non-GAAP measures are used by investors and others in our industry, there are limitations to using these non-GAAP measures and they should not be considered in isolation or as a substitute to our U.S. GAAP results of operations. These limitations include (1) other companies in our industry may define Adjusted EBITDA differently than we do and, as a result, it may not be comparable to similar measures reported by other companies in our industry and (2) Adjusted EBITDA may exclude certain financial information that some may consider important in evaluating our financial performance. Adjusted EBITDA may not be indicative of historical operating results, and we do not intend for it to be predictive of future results of operations.

  The following table represents a reconciliation of net (loss) income, which is the most directly comparable U.S. GAAP measure, to Adjusted EBITDA for the periods presented:

	Predecessor	Diamond S Shipping III LLC and Diamond S Management LLC
(U.S. dollars in thousands)	April 1, 2011 to the Completion Date	For the Year Ended March 31, 2012(1)	For the Year Ended March 31, 2013	For the Nine Months Ended December 31, 2012	For the Nine Months Ended December 31, 2013
Reconciliation of net (loss) income to adjusted EBITDA
Net (loss) income	$(39,636)	$(11,101)	$11,036	$13,013	$2,268
Depreciation and amortization	30,487	22,598	45,241	33,863	35,545
Settlement expenses	28,000	—	—	—	—
Interest expense	12,757	19,374	33,403	25,458	23,465
Exchange loss	11,756	—	—	—	—
Extinguishment of debt	11,042	—	—	—	—
Fair value of acquired time charter amortization	—	4,977	10,305	7,360	4,925
Straight-line charter hire revenue	(22)	(1,119)	(918)	(1,252)	597
Other income	(12)	(18)	(58)	(44)	(30)
Adjusted EBITDA	$54,372	$34,711	$99,009	$78,398	$66,770

(4)
  Operating days are the number of days our vessels operate during a fiscal year or period. We include days that the vessel is in drydock in our operating days as we are incurring operating expenses while in drydock.
(5)
  Average TCE revenue per day is the average time charter equivalent (“TCE”) revenue which is equal to time charter and voyage revenue less voyage expenses, including bunkers and port charges, divided by total revenue days in the period. TCE is a standard measurement in the shipping industry to equate vessels that operate on voyage or spot charters with vessels operating on time charters. TCE revenue is a non-GAAP financial measure that excludes other non-cash adjustments, such as amortization of the fair value of the time charter contracts acquired in the Cido transaction.

  The following table represents a reconciliation of voyage revenue to TCE revenue for the periods presented:

	Predecessor	Diamond S Shipping III LLC and Diamond S Management LLC
(U.S. dollars in thousands, except for days and daily averages)	April 1, 2011 to the Completion Date	For the Year Ended March 31, 2012(1)	For the Year Ended March 31, 2013	For the Nine Months Ended December 31, 2012	For the Nine Months Ended December 31, 2013
Reconciliation of voyage revenue to TCE revenue
Voyage revenue	$87,863	$85,133	$170,706	$127,973	$132,084
Amortization of the fair value of time charter contracts	—	4,977	10,305	7,360	4,925
Adjustment for straight-line charter hire revenue	(22)	(1,119)	(918)	(1,252)	597
Voyage expenses(a)	(671)	(710)	(7,094)	(1,997)	(11,759)
TCE Revenue	87,170	88,281	172,999	$132,084	$125,847
Revenue Days(b)	5,416	5,491	10,777	8,222	8,070
Average TCE Revenue per Day	$16,095	$16,076	$16,052	$16,064	$15,596

(a)
  Excludes a total of $1.4 million for the nine months ended December 31, 2013 in off-hire bunkers.
(b)
  Revenue days represent the total number of days available for the vessels to earn revenue and are the total number of days our vessels were in our possession during a period, less the total number of off-hire days during the period including off-hire for major repairs, drydockings and special or intermediate surveys.
(6)
  Average daily vessel operating expenses are computed by dividing the vessel expenses by the total number of operating days of the fleet.

RISK FACTORS
Before making a decision to purchase our common shares, you should carefully consider the following risks, as well as the other information contained in this prospectus. Some of the following risks relate principally to the industry in which we operate and our business in general. Other risks relate principally to the securities market and ownership of our common shares. The occurrence of any of the events described in this section could significantly and negatively affect our business, financial condition, operating results or the trading price of our common shares.
RISKS RELATED TO OUR INDUSTRY
If the product tanker industry, which historically has been cyclical and volatile, does not continue to improve in the future, our earnings may be adversely affected.
The product tanker industry is cyclical and volatile in terms of charter rates and profitability, which may have future implications on our earnings. The product tanker industry is showing signs of recovery from a recent low point in its business cycle, but could relapse or cease to improve for a number of reasons.
A worsening of the current global economic conditions may adversely affect our ability to charter or re-charter our vessels or to sell them on the expiration or termination of their charters, and any renewal or replacement charters that we enter into may not be sufficient to allow us to operate our vessels profitably. Fluctuations in charter rates and vessel values result from changes in the supply and demand for tanker capacity and changes in the supply and demand for oil and oil products. The factors affecting the supply and demand for tankers are outside of our control, and the nature, timing and degree of changes in the petroleum industry conditions are unpredictable.
The factors that influence demand for tanker capacity include:
■
  supply and demand for energy resources and oil and petroleum products;
■
  regional availability of refining capacity and inventories;
■
  global and regional economic and political conditions, including armed conflicts, terrorist activities, and strikes;
■
  the distance oil and oil products are moved by sea;
■
  changes in seaborne and other transportation patterns;
■
  environmental and other legal and regulatory developments;
■
  weather and natural disasters;
■
  competition from alternative sources of energy; and
■
  international sanctions, embargoes, import and export restrictions, nationalizations and wars.
The factors that influence the supply of tanker capacity include:
■
  supply and demand for energy resources and oil and petroleum products;
■
  charter and spot market rates, including earnings from any spot market-related vessel pools we may join;
■
  technological innovations;
■
  availability and cost of capital;
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  the number of newbuild deliveries;
■
  the scrapping rate of older vessels;
■
  conversion of tankers to other uses;
■
  the number of vessels that are out of service;
■
  environmental concerns and regulations;
■
  port or canal congestion;
■
  cost and supply of labor; and
■
  currency exchange rate fluctuations.
Historically the tanker markets have been volatile as a result of the many conditions and factors that can affect the price, supply and demand for tanker capacity. The recent global economic downturn may further reduce demand for transportation of oil products and chemicals over longer distances. As of the date of this prospectus, 30 of our 33 MR product tankers operate on time charters, while the remaining three MR product tankers operate in the spot market. We will seek to employ a greater portion of our vessels in the spot market, including in spot market-related vessel pools, based on market conditions upon the expiration of their existing charters. If time charter or spot charter rates decline, we may be unable to achieve a level of charter hire sufficient for us to operate our vessels profitably.

Demand for shipping of refined petroleum products could be significantly affected by volatile oil and gas prices and the overall demand for oil and gas.
Oil and gas prices are volatile and are affected by numerous factors beyond our control, including the following:
■
  worldwide demand and global economic conditions;
■
  the cost of exploration, development, production, transportation and distribution of oil and gas;
■
  expectations regarding future energy prices for both oil and gas and other sources of energy;
■
  the level of worldwide refined petroleum production and exports;
■
  government laws and regulations, including environmental protection laws and regulations;
■
  local, national and international political conditions, including military and non-military conflicts;
■
  the weather and natural disasters; and
■
  the availability and cost of alternative energy sources.
Increases in tanker capacity beyond scrap rates may affect our prospects.
The tanker market is affected by a number of factors, such as supply and demand for seaborne transportation of energy resources, the rate by which existing tankers are laid up or scrapped, changes in technology and customer demands and the rate of newbuildings. If the capacity of new tankers delivered exceeds the capacity of tankers being scrapped and converted to non-trading tankers, tanker capacity will increase. According to Fearnleys, as of January 1, 2014, the orderbook for MR product tankers greater than 35,000 dwt, which extends to 2017, equaled approximately 23.2% of the overall fleet. If the supply of tanker capacity increases and the demand for tanker capacity decreases or does not increase correspondingly, charter rates could decline, which could have a material adverse effect on our results of operations.
The spot market is volatile, and any decrease in spot charter rates in the future may adversely affect our earnings.
As of the date of this prospectus, we operate a fleet of 33 MR product tankers. Of those, three are currently employed in the spot market. We will seek to employ a greater portion of our vessels in the spot market, including in spot market-related vessel pools, based on market conditions upon the expiration of their existing charters. Additionally, we may employ additional vessels that we may acquire in the future in the spot charter market or in spot market-related vessel pools. Although spot chartering is common in the tanker industry, the spot market may fluctuate significantly based upon tanker and oil supply and demand. The successful operation of our vessels in the competitive spot market depends upon, among other things, obtaining profitable spot charters and minimizing, to the extent possible, time spent waiting for charters and time spent traveling unladen to pick up cargo. The spot market is volatile and, in the past, there have been periods when spot rates have declined below the operating cost of vessels. If future spot charter rates decline, we may be unable to operate our vessels trading in the spot market profitably or meet our obligations, including payments on indebtedness. Furthermore, as charter rates for spot charters are fixed for a single voyage which may last up to several weeks, during periods in which spot charter rates are rising, we will generally experience delays in realizing the benefits from such rate increases.
Additionally, as of December 31, 2013, 20 of our time charter agreements have profit-sharing provisions that allow us to share in the charterer’s voyage profits when spot rates, on a time charter equivalent basis, are higher than the base charter rates and our charterers are able to earn voyage profits in excess of that base charter on an annual basis. Consequently, a decline in spot charter rates when we are receiving profit-sharing revenue could have a material adverse effect on our results of operations.
We cannot predict whether our charterers will, upon the expiration of their charters, re-charter our vessels on favorable terms or at all. If our charterers decide not to re-charter our vessels, we may not be able to re-charter them on terms similar to our current charters or at all. In the future, we may also employ our vessels on the spot charter market, which is subject to greater rate fluctuation than the time charter market. If we receive lower charter rates under replacement charters or are unable to re-charter all of our vessels currently under charter and receive lower rates on the spot market, our earnings may be adversely affected.
We will not be able to take advantage of favorable opportunities in the spot market for vessels employed on medium to long-term time charters.
Future spot market rates are uncertain, and we will not be able to take advantage of favorable opportunities in the spot market for our vessels on time charter. As of December 31, 2013, we employed 30 tankers under fixed-rate time charter agreements with an average remaining duration of approximately 2 years, or approximately 3.2 years if all extension options are exercised. Vessels committed to medium- and long-term time charters may not be available for spot charters during periods of increasing charter hire rates, when spot charters might be more profitable than our current or future time charter agreements, even those with profit-sharing provisions.
Charter rates in our industry can fluctuate substantially, and declines in charter rates or other market deterioration could cause us to incur impairment charges.
We review the carrying values of our vessels for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. Whenever certain indicators of potential impairment are present, such as projected undiscounted cash flows or vessel appraisals, we perform a test of recoverability of the carrying amount of the assets. The review for potential impairment indicators and projection of future cash flows related to the vessels is complex and requires us to make various estimates including future freight rates, residual values, future drydockings and operating costs, which are included in the analysis. All of these items have been historically volatile. We recognize an impairment charge if the carrying value is in excess of the estimated future undiscounted net operating cash flows. The impairment loss is measured based on the excess of the carrying amount over the fair market value of the asset.
We assess goodwill for impairment annually, or more frequently if impairment indicators arise. We are not required to calculate the fair value unless it is determined, based on a qualitative assessment, that it is more likely than not that the reporting unit’s fair value is less than its carrying amount. There are a number of events and circumstances for us to consider in conducting the qualitative assessment. If the qualitative assessment indicates the need for a formal impairment assessment, this is performed by comparing the estimated fair value of the reporting unit with its net book value. The Company derives the fair value of its reporting unit primarily based on discounted cash flow models. The process of evaluating the potential impairment of goodwill is highly subjective and requires significant judgment with respect to estimates of future cash flows expected to be generated and the appropriate discount rate to value these cash flows.
Although we believe that the assumptions used to evaluate potential impairment are reasonable and appropriate at the time they are made, such assumptions are highly subjective and likely to change, possibly materially, in the future. There can be no assurance as to how long charter rates and vessel values will remain at their current levels or whether they will improve by a significant degree. If charter rates were to remain at depressed levels, future assessments of vessel and goodwill impairments would be adversely affected. Any impairment charges incurred as a result of further declines in charter rates could negatively affect our business, financial condition, operating results or the trading price of our common shares.
The value of our vessels may fluctuate substantially, which could impact our ability to comply with the covenants in the MR Tanker Credit Facility (as defined in “Description of Indebtedness”) or future debt instruments and could cause us to incur a loss if we attempt to dispose of one or more of our vessels when ship values are depressed.
Values for ships can fluctuate substantially over time due to a number of factors, including:
■
  prevailing economic conditions in the energy markets;
■
  a substantial or extended decline in demand for refined products;
■
  the level of worldwide refined product production and exports;
■
  changes in the supply-demand balance of the global product tanker market;
■
  changes in prevailing charter hire rates;
■
  the physical condition of the ship;
■
  the vessel’s size, age, technical specifications, efficiency and operational flexibility;
■
  demand for refined product carriers; and
■
  the cost of retrofitting or modifying existing ships, as a result of technological advances in ship design or equipment, changes in applicable environmental or other regulations or standards, customer requirements or otherwise.
A decline in the market value of our vessels could cause us to breach covenants in the MR Tanker Credit Facility or future debt instruments into which we may enter. If we do breach such covenants and we are unable to remedy the breach, our lenders could accelerate our indebtedness and seek to foreclose on the vessels in our fleet securing those debt instruments or seek other similar remedies. In addition, if a charter contract expires or is terminated by the charterer, we may be unable to re-charter the affected vessel at an attractive rate and, rather than continue to incur maintenance and financing costs for that vessel, we may seek to dispose of the affected vessel. Any foreclosure on our vessels or any disposal by us of a vessel at a time when the value of our vessels is depressed could materially and adversely affect our business, financial condition, results of operations and cash flows.

The current state of the global financial markets and current economic conditions may adversely impact our ability to obtain additional financing on acceptable terms and otherwise negatively impact our business.
Global financial markets and economic conditions have been, and continue to be, volatile. In recent years, operating businesses in the global economy have faced tightening credit, weakening demand for goods and services, deteriorating international liquidity conditions, uncertain or rising interest rates, and declining markets. There has been a general decline in the willingness of banks and other financial institutions to extend credit, particularly in the shipping industry, due to the historically volatile asset values of vessels. As the shipping industry is highly dependent on the availability of credit to finance and expand operations, it has been negatively affected by this decline.
Also, as a result of concerns about the stability of financial markets generally and the solvency of counterparties specifically, the cost of obtaining money from the credit markets has increased as many lenders have increased interest rates, enacted tighter lending standards, refused to refinance existing debt at all or on terms similar to current debt and reduced, and in some cases ceased to provide, funding to borrowers. Due to these factors, additional financing may not be available if needed and to the extent required, on acceptable terms or at all. If additional financing is not available when needed, or is available only on unfavorable terms, we may be unable to expand or meet our obligations as they come due or we may be unable to execute our business plan, complete additional vessel acquisitions, such as our planned purchase of ten newbuild product tankers, or otherwise take advantage of business opportunities as they arise.
If economic conditions throughout the world do not improve, it will impede our operations.
Negative trends in the global economy that emerged in 2008 continue to adversely affect global economic conditions. In addition, the world economy continues to face a number of new challenges, including uncertainty related to the continuing discussions in the United States regarding the U.S. federal debt ceiling and mandatory reductions in federal spending, along with widespread skepticism about the implementation of any resulting agreements. These challenges also include continuing turmoil and hostilities in the Middle East, North Africa and other geographic areas and countries and continuing economic weakness in the European Union. There has historically been a strong link between the development of the world economy and demand for energy, including oil and refined products. An extended period of deterioration in the outlook for the world economy could reduce the overall demand for oil and refined products and for our services. Such changes could adversely affect our results of operations and cash flows.
The economies of the United States, the European Union and other parts of the world continue to experience relatively slow growth or remain in recession and exhibit weak economic trends. The credit markets in the United States and Europe have experienced significant contraction, de-leveraging and reduced liquidity, and the U.S. federal government and state governments and European authorities continue to implement a broad variety of governmental action and/or new regulation of the financial markets. Global financial markets and economic conditions have been, and continue to be, severely disrupted and volatile.
We face risks attendant to changes in economic environments, changes in interest rates and instability in the banking and securities markets around the world, among other factors. We cannot predict how long the current market conditions will last. However, these recent and developing economic and governmental factors, together with the concurrent decline in charter rates and vessel values, may have a material adverse effect on our results of operations and may cause the price of our common shares to decline.
Changes in fuel prices may adversely affect profits.
The cost of fuel, or bunkers, is a significant expense in our shipping operations for our vessels and changes in the price of fuel may adversely affect our profitability. Although the charterer is generally responsible for the cost and supply of fuel for our vessels employed on time charter, these fuel costs can affect the charter rates we are able to negotiate for our vessels. For our vessels in the spot market and under time charters with profit-sharing provisions, increases in fuel costs have a greater adverse impact on us. The price and supply of fuel is unpredictable and fluctuates based on events outside our control, including geopolitical developments, supply and demand for oil and gas, actions by the Organization of the Petroleum Exporting Countries, or OPEC, and other oil and gas producers, war and unrest in oil producing countries and regions, regional production patterns and environmental concerns. Further, fuel may become much more expensive in the future, which may reduce the profitability and the competitiveness of our business versus other forms of transportation, such as truck or rail.
We are subject to complex laws and regulations, including environmental laws and regulations that can adversely affect our business, results of operations, cash flows and financial condition.
Our operations are subject to numerous laws and regulations in the form of international conventions and treaties, national, state and local laws and national and international regulations in force in the jurisdictions in which our vessels operate or are registered, which can significantly affect the ownership and operation of our vessels. These requirements include, but are not limited to, the U.S. Oil Pollution Act, the requirements of the U.S. Coast Guard and the U.S. Environmental Protection Agency, the U.S. Comprehensive Environmental Response, Compensation and Liability Act, the U.S. Clean Air Act, the U.S. Clean Water Act, the U.S. Maritime Transportation Security Act, European Union regulations, the International Labour Organization Maritime Labour Convention and the regulations of the International Maritime Organization. Compliance with such laws and regulations, where applicable, may require installation of costly equipment or operational changes and may affect the resale value or useful lives of our vessels. We may also incur additional costs in order to comply with other existing and future regulatory obligations, including, but not limited to, costs relating to air emissions including greenhouse gases, the management of ballast waters, maintenance and inspection, development and implementation of emergency procedures and insurance coverage or other financial assurance of our ability to address pollution incidents.
These costs could have a material adverse effect on our business, results of operations, cash flows and financial condition. A failure to comply with applicable laws and regulations may result in administrative and civil penalties, criminal sanctions or the suspension or termination of our operations. Environmental laws often impose strict liability for remediation of spills and releases of oil and hazardous substances, which could subject us to liability without regard to whether we were negligent or at fault. Under the U.S. Oil Pollution Act, for example, owners, operators and bareboat charterers are jointly and severally strictly liable for the discharge of oil within the 200-nautical mile exclusive economic zone around the United States (unless the spill results solely from the act or omission of a third party, an act of God or an act of war). An oil spill could result in significant liability, including fines, penalties, criminal liability and remediation costs for natural resource damages under other international and U.S. federal, state and local laws, as well as third-party damages, including punitive damages, and could harm our reputation with current or potential charterers of our tankers. We are required to satisfy insurance and financial responsibility requirements for potential oil (including marine fuel) spills and other pollution incidents. Although we have arranged insurance to cover certain environmental risks, there can be no assurance that such insurance will be sufficient to cover all such risks or that any claims will not have a material adverse effect on our business, results of operations, cash flows and financial condition.
If we fail to comply with international safety regulations, we may be subject to increased liability, which may adversely affect our insurance coverage and may result in a denial of access to, or detention in, certain ports.
The operation of our vessels is affected by the requirements set forth in the ISM Code. The ISM Code requires the owner of the ship or any other organization or person such as the manager, or the bareboat charterer, who has assumed the responsibility for operation of the ship from the shipowner and who, on assuming such responsibility, has agreed to take over all duties and responsibility imposed by the ISM Code, to develop and maintain an extensive “Safety Management System” that includes the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe operation and describing procedures for dealing with emergencies. Our technical managers are responsible for complying with the provisions of the ISM Code and maintaining the relevant the certification for themselves and each of our vessels that are under their technical management. If we, our technical managers or our vessel crews fail to comply with the ISM Code, we may be subject to increased liability, our existing insurance may be invalidated or our affected vessels may experience a decrease in available insurance coverage. Such failure may result in a denial of access to, or detention in, certain ports.
If our vessels suffer damage due to the inherent operational risks of the tanker industry, we may experience unexpected drydocking costs and delays or total loss of our vessels, which may adversely affect our business and financial condition.
The operation of an ocean-going vessel carries inherent risks. Our vessels and their cargoes will be at risk of being damaged or lost because of maritime or non-maritime perils, such as marine disasters, bad weather and other acts of God, business interruptions caused by mechanical failures, grounding, fire, explosions and collisions, human error, war, terrorism, piracy and other circumstances or events. Changing economic, regulatory and political conditions in some countries, including political and military conflicts, have from time to time resulted in attacks on vessels, mining of waterways, piracy, terrorism, labor strikes and boycotts. These hazards may result in death or injury to persons, loss of revenues or property, the payment of ransoms, environmental damage, higher insurance rates, damage to our customer relationships, and market disruptions, delay or rerouting, which may also subject us to litigation. In addition, the operation of tankers has unique operational risks associated with the transportation of oil. An oil spill may cause significant environmental damage, and the associated costs could exceed the insurance coverage available to us. Compared to other types of vessels, tankers are exposed to a higher risk of damage and loss by fire, whether ignited by a terrorist attack, collision, or other cause, due to the high flammability and high volume of the oil transported in tankers.

If our vessels suffer damage, they may need to be repaired at a drydocking facility. The costs of drydock repairs are unpredictable and may be substantial. We may have to pay drydocking costs that our insurance does not cover in full. The loss of revenues while these vessels are being repaired and repositioned, as well as the actual cost of these repairs, may adversely affect our business and financial condition. In addition, space at drydocking facilities is sometimes limited and not all drydocking facilities are conveniently located. We may be unable to find space at a suitable drydocking facility or our vessels may be forced to travel to a drydocking facility that is not conveniently located to our vessels’ positions. The loss of earnings while these vessels are forced to wait for space or to travel to more distant drydocking facilities may adversely affect our business and financial condition. Further, the total loss of any of our vessels could harm our reputation as a safe and reliable vessel owner and operator. If we are unable to adequately maintain or safeguard our vessels, we may be unable to prevent any such damage, costs, or loss which could negatively impact our business, financial condition and results of operations.
We operate our vessels worldwide and as a result, our vessels are exposed to international risks that may reduce revenue or increase expenses.
The international shipping industry is an inherently risky business involving global operations. Our vessels and their cargoes will be at risk of being damaged or lost because of maritime or non-maritime perils, such as marine disasters, bad weather, acts of God, business interruptions caused by mechanical failures, grounding, fire, explosions, collisions, human error, war, terrorism, piracy and other circumstances or events. In addition, changing economic, regulatory and political conditions in some countries, including political and military conflicts, have from time to time resulted in attacks on vessels, mining of waterways, piracy, terrorism, labor strikes and boycotts. These sorts of events could interfere with shipping routes and result in market disruptions which may reduce our revenue or increase our expenses.
International shipping is subject to various security and customs inspection and related procedures in countries of origin and destination and trans-shipment points. Inspection procedures can result in the seizure of the cargo and/or our vessels, delays in the loading, offloading or delivery and the levying of customs duties, fines or other penalties against us. It is possible that changes to inspection procedures could impose additional financial and legal obligations on us. Furthermore, changes to inspection procedures could also impose additional costs and obligations on our customers and may, in certain cases, render the shipment of certain types of cargo uneconomical or impractical. Any such changes or developments may have a material adverse effect on our business, results of operations, cash flows and financial condition.
Acts of piracy on ocean-going vessels could adversely affect our business.
Acts of piracy have historically affected ocean-going vessels trading in regions of the world such as the South China Sea, the Indian Ocean and in the Gulf of Aden. Sea piracy incidents continue to occur, particularly in the Gulf of Aden off the coast of Somalia and increasingly in the Gulf of Guinea, with drybulk vessels and tankers particularly vulnerable to such attacks. If these piracy attacks result in regions in which our vessels are deployed being characterized as “war risk” zones by insurers or Joint War Committee “war and strikes” listed areas, premiums payable for such coverage could increase significantly and such insurance coverage may be more difficult to obtain. In addition, crew costs, including costs which may be incurred to the extent we employ onboard security guards, could increase in such circumstances. We may not be adequately insured to cover losses from these incidents, which could have a material adverse effect on us. In addition, detention hijacking as a result of an act of piracy against our vessels, or an increase in cost, or unavailability of insurance for our vessels, could have a material adverse impact on our business, results of operations, cash flows and financial condition and may result in loss of revenues, increased costs and decreased cash flows to our customers, which could impair their ability to make payments to us under our charters.
Political instability, terrorist or other attacks, war or international hostilities may affect the tanker industry, which may adversely affect our business.
We conduct most of our operations outside of the United States, and our business, results of operations, cash flows and financial condition may be adversely affected by the effects of political instability, terrorist or other attacks, war or international hostilities. Continuing conflicts and recent developments in the Middle East and North Africa, including in Egypt, Syria, Iran, Iraq and Libya, and the presence of the United States and other armed forces in Afghanistan may lead to additional acts of terrorism and armed conflict around the world, which may contribute to further world economic instability and uncertainty in global financial markets. As a result of the above, insurers have increased premiums and reduced or restricted coverage for losses caused by terrorist acts generally. Future terrorist attacks could result in increased volatility of the financial markets and negatively impact the U.S. and global economy. These uncertainties could also adversely affect our ability to obtain additional financing on terms acceptable to us or at all.

In the past, political instability has also resulted in attacks on vessels, such as the attack on the M/T Limburg, a very large crude carrier not related to us, in October 2002, mining of waterways and other efforts to disrupt international shipping, particularly in the Arabian Gulf region. Acts of terrorism and piracy have also affected vessels trading in regions such as the South China Sea and the Gulf of Aden off the coast of Somalia. Any of these occurrences could have a material adverse impact on our business, financial condition and results of operations.
If our vessels call on ports located in countries that are subject to sanctions and embargoes imposed by the U.S. and other governments, it could adversely affect our business, reputation and the market for our common shares.
From time to time, we have, or may in the future have, vessels call on ports located in countries subject to sanctions and embargoes imposed by the U.S. government and countries identified by the U.S. government as state sponsors of terrorism, such as Cuba, Iran, Sudan and Syria. Although these sanctions and embargoes may not prevent our vessels from making calls to ports in these countries, potential investors could view such port calls negatively, which could adversely affect our reputation, our ability to access U.S. capital markets and conduct our business, and could result in some investors deciding, or being required, to divest their interest, or not invest, in us. The determination by these investors not to invest in or to divest our common shares may adversely affect the price at which our common shares trade. Investor perception of the value of our common shares may be adversely affected by the consequences of war, the effects of terrorism, civil unrest and governmental actions in these and surrounding countries.
Although we believe we are, and have been, in compliance with applicable sanctions and embargo laws and regulations, and intend to maintain such compliance, there can be no assurance that we will be in compliance in the future, particularly as the scope of certain laws may be unclear or subject to changing interpretations. Moreover, our charterers may violate applicable sanctions and embargo laws and regulations as a result of actions that do not involve us or our vessels, and those violations could, in turn, negatively affect our reputation. Violations of sanctions and embargo laws can result in fines, exclusion from U.S. capital markets, exclusion from financial transactions subject to U.S. jurisdiction, and exclusion of that person’s vessels from U.S. ports for up to two years. Any such violations could negatively impact our business, reputation and the market for our common shares.
The smuggling of drugs or other contraband onto our vessels may lead to governmental claims against us.
We expect that our vessels will call in ports where smugglers attempt to hide drugs and other contraband on vessels, with or without the knowledge of crew members. To the extent our vessels are found with contraband, whether inside or attached to the hull of our vessel and whether with or without the knowledge of any of our crew, we may face governmental or other regulatory claims which could have an adverse effect on our business, results of operations, cash flows and financial condition.
Maritime claimants could arrest our vessels, which would have a negative effect on our cash flows.
Crew members, suppliers of goods and services to a vessel, shippers of cargo and other parties may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages. In many jurisdictions, a maritime lien holder may enforce its lien by arresting or attaching a vessel through foreclosure proceedings. The arrest or attachment of one or more of our vessels could interrupt our business or require us to pay large sums of money to have the arrest lifted, which would have a negative effect on our cash flows.
In addition, in some jurisdictions, such as South Africa, under the “sister ship” theory of liability, a claimant may arrest both the vessel which is subject to the claimant’s maritime lien and any “associated” vessel, which is any vessel owned or controlled by the same owner. Claimants could try to assert “sister ship” liability against one vessel in our fleet for claims relating to another of our ships or for claims against ships not owned by us but owned by DSS Holdings. In addition, port authorities may seek to detain our vessels in port, which could adversely affect our operating results or relationships with customers.

Governments could requisition our vessels during a period of war or emergency, which may negatively impact our business, financial condition and results of operations.
A government could requisition one or more of our vessels for title or hire. Requisition for title occurs when a government takes control of a vessel and becomes the owner. Also, a government could requisition our vessels for hire. Requisition for hire occurs when a government takes control of a vessel and effectively becomes the charterer at dictated charter rates. Generally, requisitions occur during a period of war or emergency. Government requisition of one or more of our vessels may negatively impact our business, financial condition and results of operations.
Technological innovation could reduce our charter hire income and the value of our vessels.
The charter hire rates and the value and operational life of a vessel are determined by a number of factors including the vessel’s efficiency, operational flexibility and useful life. Efficiency includes speed, fuel economy and the ability to load and discharge cargo quickly. Flexibility includes the ability to enter harbors, utilize related docking facilities and pass through canals and straits. The length of a vessel’s useful life is related to its original design and construction, its maintenance and the impact of the stress of operations. If new tankers are built that are more efficient or more flexible or have longer physical lives than our vessels, competition from these more technologically advanced vessels could adversely affect the amount of charter hire payments we receive for our vessels and the resale value of our vessels could significantly decrease, which would negatively impact our business, financial condition and results of operations.
If labor interruptions are not resolved in a timely manner, they could have a material adverse effect on our business, results of operations, cash flows and financial condition.
We, indirectly through our technical managers, employ masters, officers and crews to man our vessels. If not resolved in a timely and cost-effective manner, industrial action or other labor unrest could prevent or hinder our operations from being carried out as we expect and could have a material adverse effect on our business, results of operations, cash flows and financial condition.
RISKS RELATED TO OUR BUSINESS
We have a limited history of operations on which investors may assess our performance.
We acquired our MR product tankers in 2011. We have a limited performance record and operating history and, therefore, limited historical financial information upon which you can evaluate our operating performance or ability to implement and achieve our business strategy. We cannot assure you that we will be successful in implementing our business strategy.
The failure of our charterers to meet their obligations under our time charter agreements, on which we depend for a majority of our revenues, could cause us to suffer losses or otherwise adversely affect our business.
As of December 31, 2013, we employed 30 tankers under fixed-rate, long-term time charter agreements with an average remaining duration of approximately 2 years, or approximately 3.2 years if all extension options are exercised. When our existing time charter agreements expire and upon delivery of our vessels under construction or to be ordered, we may enter into new time charter agreements for periods of one year or longer. The ability and willingness of each of our counterparties to perform its obligations under a time charter agreement with us will depend on a number of factors that are beyond our control and may include, among other things, general economic conditions, the condition of the tanker shipping industry and the overall financial condition of the counterparties. Charterers are sensitive to the commodity markets and may be impacted by market forces affecting commodities. In addition, in depressed market conditions, charterers may seek to renegotiate their charters or default on their obligations under charters. Our customers may fail to pay charter hire or attempt to renegotiate charter rates.
When a counterparty fails to honor its obligations under agreements with us, it may be difficult to secure substitute employment for such vessel, and any new charter arrangements we secure in the spot market or on time charters may be at lower rates. In the future, if our charterers fail to meet their obligations to us or attempt to renegotiate our charter agreements, we could sustain significant losses, which could have a material adverse effect on our business, financial condition, results of operations and cash flows, as well as our compliance with the covenants in our MR Tanker Credit Facility.

Our charterers may terminate or default on their charters, which could adversely affect our results of operations and cash flow.
Our charters may terminate earlier than the dates indicated in this prospectus. For example, in March 2013, Overseas Shipholding Group, Inc. and its subsidiaries (collectively, “OSG”) rejected their charter obligations on seven of our vessels in connection with their bankruptcy filings. The vessels we redeployed on time charter obtained charter rates that were lower than the OSG-contracted rates, for shorter terms and did not contain profit-sharing provisions. In addition to counterparty risk, the terms of our charters vary as to which events or occurrences will cause a charter to terminate or give the charterer the option to terminate the charter, but these generally include, but are not limited to, a total or constructive loss of the relevant vessel, the off-hire of the relevant vessel for a certain period of time or an event of war or hostilities between certain countries. In addition, the ability of each of our charterers to perform its obligations under a charter will depend on a number of factors that are beyond our control. These factors may include general economic conditions, the condition of the tanker industry, the charter rates received for specific types of vessels, various operating expenses for the charterer and the overall financial condition of our charterers. The costs and delays associated with the default by a charterer under a charter of a vessel may be considerable and may adversely affect our business, results of operations, cash flows and financial condition.
We rely on a limited number of customers. The loss of a key customer could result in a significant loss of revenue in a given period.
We have derived, and believe that we will continue to derive, a significant portion of our revenues from a limited number of customers. GlencoreXstrata, Maersk, d’Amico International Shipping, Hyundai Merchant Marine and OSG each individually accounted for more than 10%, and together accounted for 94.9%, of our voyage revenue during the fiscal year ended March 31, 2013. GlencoreXstrata, Maersk, d’Amico International Shipping and OSG each individually accounted for more than 10%, and together accounted for 90.3%, of our voyage revenue from the Completion Date to March 31, 2012. OSG rejected seven of our charter agreements and returned the vessels to us for redeployment during March and early April of 2013. In the future, the loss of any significant customer or a substantial decline in the amount of services requested by a significant customer could have a material adverse effect on our business, financial condition and results of operations.
Additionally, oil and natural gas companies, refineries and energy companies have undergone significant consolidation and additional consolidation is possible. Consolidation results in fewer companies to charter or contract for our services. Merger activity may result in a budget for a combined company that is less than the combined budget of the companies before consolidation. Future consolidation of our customer base could reduce demand for our vessels and have a material adverse effect on our business, financial condition and cash flows.
We may be unable to make, or realize the expected benefits from, our intended acquisition of ten newbuild product tankers and the failure to successfully implement our growth strategy through this acquisition could adversely affect our business, financial condition and operating results.
We are implementing our growth strategy through the purchase of ten newbuild product tankers from a Korean shipyard that have contractual delivery dates between September 2014 and December 2015. These newbuild product tankers may not be profitable at or after the time of acquisition and may not generate cash flow sufficient to cover the cost of acquisition. Market conditions at the time of delivery may be such that charter rates are not favorable and the revenue generated by such vessels may not be sufficient to cover their purchase prices.
In addition, our acquisition and investment growth strategy exposes us to risks that could adversely affect our business, financial condition and operating results, including risks that we may:
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  fail to realize anticipated benefits of acquisitions, such as new customer relationships, cost savings or increased cash flow;
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  not be able to obtain charters at favorable rates or at all;
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  be unable to hire, train or retain qualified shore and seafaring personnel to manage and operate our growing business and fleet or engage a third-party technical manager to do the same;
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  not have adequate operating and financial systems in place as we implement our expansion plan;
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  decrease our liquidity through the use of a significant portion of available cash or borrowing capacity to finance acquisitions;
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  significantly increase our interest expense or financial leverage if we incur additional debt to finance acquisitions;
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  incur or assume unanticipated liabilities, losses or costs associated with the business or vessels acquired; or
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  incur other significant charges, such as impairment of goodwill or other intangible assets, asset devaluation or restructuring charges.

We do not currently have debt or other financing committed to fund a significant portion of our expansion fleet.
We do not currently have debt or other financing committed to fund a significant portion of our expansion fleet. If we are not able to borrow additional funds, raise other capital, generate sufficient cash flow from operations or utilize available cash on hand, we may not be able to acquire these newbuilding vessels, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. We cannot assure you that we will be able to enter into any sufficient credit facilities on desirable terms or at all. If for any reason we fail to make a payment when due, which may result in a default under our newbuilding contracts, or otherwise fail to take delivery of our expansion fleet, we would be prevented from realizing potential revenues from these vessels, we could also lose all or a portion of any yard payments paid by us, and we could be liable for penalties and damages under such contracts.
Delays in deliveries of any of our ten newbuild product tankers, or delivery of any of the vessels with significant defects, could harm our operating results and lead to the termination of any related charters that may be entered into prior to their delivery.
The delivery of any of the ten newbuild product tankers we have ordered could be delayed, which would delay our receipt of revenues under any future charters we enter into for the vessels. In addition, some types of charters we may enter into for these newbuildings, if our delivery of a vessel to the charterer is delayed, could require us to pay liquidated damages in amounts equal to or, under some charters, almost double the hire rate during the delay. For prolonged delays, the charterer may terminate the time charter, resulting in loss of revenues. The delivery of any newbuild with substantial defects could have similar consequences.
Our receipt of newbuildings could be delayed because of many factors, including:
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  quality or engineering problems;
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  changes in governmental regulations or maritime self-regulatory organization standards;
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  work stoppages or other labor disturbances at the shipyard;
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  bankruptcy or other financial crisis of the shipbuilder;
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  a backlog of orders at the shipyard;
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  political or economic disturbances in the locations where the vessels are being built;
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  weather interference or catastrophic event, such as a major earthquake or fire;
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  our requests for changes to the original vessel specifications;
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  shortages of, or delays in the receipt of necessary construction materials, such as steel;
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  our inability to finance the debt portion of the purchase price of the vessels; or
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  our inability to obtain requisite permits or approvals.
We do not carry delay of delivery insurance to cover any losses that are not covered by delay penalties in our construction contracts. As a result, if delivery of a vessel is materially delayed, it could adversely affect our business, financial condition and operating results.
We may have difficulty managing our planned growth properly.
One of our principal strategies is to continue to grow by expanding our operations and adding to our fleet. Our future growth will primarily depend upon a number of factors, some of which may not be within our control. These factors include our ability to:
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  identify suitable tankers and/or shipping companies for acquisitions at attractive prices;
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  obtain required financing for our existing and new operations;
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  identify businesses engaged in managing, operating or owning tankers for acquisitions or joint ventures;
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  integrate any acquired tankers or businesses successfully with our existing operations, including obtaining any approvals and qualifications necessary to operate vessels that we acquire;
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  hire, train and retain qualified personnel and crew to manage and operate our growing business and fleet;
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  identify additional new markets;
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  enhance our customer base; and
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  improve our operating, financial and accounting systems and controls.
Our failure to effectively identify, purchase, develop and integrate additional tankers or businesses could adversely affect our business, financial condition and results of operations. The number of employees that perform services for us and our current operating and financial systems may not be adequate as we implement our plan to expand the size of our fleet, and we may not be able to effectively hire more employees or adequately improve those systems. Finally, future acquisitions may require additional equity issuances or debt issuances (with amortization payments). If any such events occur, our financial condition may be adversely affected.
Growing any business by acquisition presents numerous risks, such as undisclosed liabilities and obligations, difficulty in obtaining additional qualified personnel and managing relationships with customers and suppliers and integrating newly acquired operations into existing infrastructures. The expansion of our fleet may impose significant additional responsibilities on our management and the management and staff of our technical managers and may necessitate that we, and they, increase the number of personnel. We cannot give any assurance that we will be successful in executing our growth plans or that we will not incur significant expenses and losses in connection with our future growth.
If we purchase and operate second-hand vessels, we will be exposed to increased operating costs which could adversely affect our earnings and, as our fleet ages, the risks associated with older vessels could adversely affect our ability to obtain profitable charters.
Our current business strategy includes additional future growth through the acquisition of second-hand vessels, newbuild resales as well as vessel orders from shipyards. While we typically inspect second-hand vessels prior to purchase, this does not provide us with the same knowledge about their condition that we would have had if these vessels had been built for and operated exclusively by us. Generally, we do not receive the benefit of warranties from the builders for the second-hand vessels that we acquire.
In general, the costs to maintain a vessel in good operating condition increase with the age of the vessel. Older vessels are typically less fuel efficient than more recently constructed vessels due to improvements in engine technology.
Governmental regulations, safety or other equipment standards related to the age of vessels may require expenditures for alterations, or the addition of new equipment, to our vessels and may restrict the type of activities in which the vessels may engage. As our vessels age, market conditions may not justify those expenditures or enable us to operate our vessels profitably during the remainder of their useful lives.
Any vessel modification projects we undertake could have significant cost overruns, delays or fail to achieve the intended results.
Market volatility and higher fuel prices, coupled with increased regulation and concern about the environmental impact of the international shipping industry, have led to an increased focus on fuel efficiency. Many shipbuilders have implemented vessel modification programs for their existing ships in an attempt to capture potential efficiency gains. We will consider making modifications to our fleet where we believe the efficient gains will result in a positive return for our shareholders. However, these types of projects are subject to risks of delay and cost overruns, resulting from shortages of equipment, unforeseen engineering problems, work stoppages, unanticipated cost increases, inability to obtain necessary certifications and approvals, shortages of materials or skilled labor, among other problems. In addition, any completed modification may not achieve the full expected benefits or could even compromise our fleet’s ability to operate at higher speeds, which is an important factor in generating additional revenue in an improving freight rate environment. The failure to successfully complete any modification project we undertake or any significant cost overruns or delays in any retrofitting projects could have a material adverse effect on our financial position and results of operations.
We may experience operational problems with vessels that reduce revenue and increase costs.
MR product tankers are complex vessels and their operation is technically challenging. Marine transportation operations are subject to mechanical risks and problems, in addition to challenges resulting from harsh weather conditions on the high seas. Operational problems may lead to loss of revenue or higher than anticipated operating expenses or require additional capital expenditures. Any of these results could adversely affect our business, financial condition and operating results.
If we are unable to operate our vessels profitably, we may be unsuccessful in competing in the highly competitive international tanker market, which would negatively affect our financial condition and our ability to expand our business.
The operation of tanker vessels and transportation of petroleum products is extremely competitive, in an industry that is capital intensive and highly fragmented. Competition arises primarily from other tanker owners, including major oil companies as well as independent tanker companies, some of whom have substantially greater resources than we do.

Competition for the transportation of oil and oil products can be intense and depends on price, location, size, age, condition and the acceptability of the tanker and its operators to the charterers. We may be unable to compete effectively with other tanker owners, including major oil companies as well as independent tanker companies.
Our market share may decrease in the future. We may not be able to compete profitably as we expand our business into new geographic regions or provide new services. New markets may require different skills, knowledge or strategies than we use in our current markets, and the competitors in those new markets may have greater financial strength and capital resources than we do.
Our growth depends on our ability to expand relationships with existing customers and obtain new customers, for which we will face substantial competition.
The process of obtaining new charters is highly competitive, generally involves an intensive screening process and competitive bids and often extends for several months. Contracts are awarded based upon a variety of factors, including:
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  the operator’s industry relationships, experience and reputation for customer service, quality operations and safety;
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  the operator’s construction management experience, including the ability to obtain on-time delivery of new vessels according to customer specifications;
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  the quality and age of the vessels;
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  the quality, experience and technical capability of the crew;
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  the operator’s willingness to accept operational risks pursuant to the charter, such as allowing termination of the charter for force majeure events; and
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  the competitiveness of the bid in terms of overall price.
Our ability to obtain new customers will depend upon a number of factors, including our ability to:
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  successfully manage our liquidity and obtain the necessary financing to fund our anticipated growth;
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  attract, hire, train and retain qualified personnel and technical managers to manage and operate our fleet;
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  identify and consummate desirable acquisitions, joint ventures or strategic alliances; and
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  identify and capitalize on opportunities in new markets.
We expect competition for providing transportation services from a number of experienced companies. As a result, we may be unable to expand our relationships with existing customers or to obtain new customers on a profitable basis, if at all, which would have a material adverse effect on our business, financial condition and operating results.
Our operating results are subject to seasonal fluctuations.
We operate our vessels in markets that have historically exhibited seasonal variations in demand and, as a result, in charter hire rates. The product tanker market is typically stronger in the winter months as a result of increased oil consumption in the northern hemisphere. In addition, unpredictable weather patterns in the fall and winter tend to disrupt vessel scheduling and supplies of certain petroleum products. The oil price volatility resulting from these factors has historically led to increased oil trading in the winter months. We could experience difficultly re-chartering our time charters that expire during the relatively weaker fiscal quarters ending June 30 and September 30 at similar rates or at all, which would adversely impact our business, financial condition and operating results.
Exchange rate fluctuations could adversely affect our revenues, financial condition and operating results.
We generate a substantial part of our revenues in U.S. dollars, but may incur costs in other currencies. The difference in currencies could in the future lead to fluctuations in our net income due to changes in the value of the U.S. dollar relative to other currencies. We have not hedged our exposure to exchange rate fluctuations, and as a result, our U.S. dollar denominated results of operations and financial condition could suffer as exchange rates fluctuate.
If we do not set aside funds and are unable to borrow or raise funds for vessel replacement, at the end of a vessel’s useful life our revenue will decline, which would adversely affect our business, results of operations and financial condition.
If we do not set aside funds and are either unable to borrow or raise funds for vessel replacement or can only do so at higher interest rates, we may be unable to replace some or all of the vessels in our current fleet upon the expiration of their remaining useful lives, which we expect to occur between 2032 to 2035, depending on the vessel. Our cash flows and income are dependent on the revenues earned by the chartering of our vessels. Higher interest rates would affect our financial condition even for vessels we are able to replace. If we are unable to replace the vessels in our fleet upon the expiration of their useful lives or can only do so at higher interest rates, our business, results of operations and financial condition would be adversely affected.
Our ability to obtain additional financing will depend on the performance of our business, our Manager and market conditions.
The actual or perceived credit quality of our business, our Manager and market conditions affecting the time charter, spot and credit markets may materially affect our ability to obtain the additional capital resources we will require to purchase additional vessels or may significantly increase the costs of obtaining such capital. Our inability to obtain additional financing at all or at a reasonable cost to us may materially affect our results of operation and our ability to implement our business strategy.
We are subject to certain risks with respect to our counterparties on contracts, and failure of such counterparties to meet their obligations could cause us to suffer losses or negatively impact our results of operations and cash flows.
We have entered into, and may enter in the future, various contracts. Such agreements subject us to counterparty risks. The ability of each of our counterparties to perform its obligations under a contract with us will depend on a number of factors that are beyond our control and may include, among other things, general economic conditions, the condition of the maritime and offshore industries, the overall financial condition of the counterparty, their compliance with the tax, environmental and other regulatory regimes they are subject to, charter rates received for specific types of vessels, and various expenses. As a result, our counterparties may seek to renegotiate the terms of their existing agreements or avoid their obligations under their contracts. Should a counterparty fail to honor its obligations under agreements with us, we could sustain significant losses which could have a material adverse effect on our business, financial condition, results of operations and cash flows.
Our insurance may not be adequate to cover our losses that may result from our operations due to the inherent operational risks of the tanker industry.
We carry insurance to protect us against most of the accident-related risks involved in the conduct of our business, including marine hull and machinery insurance, protection and indemnity insurance, which include pollution risks, crew insurance and war risk insurance. However, we may not be adequately insured to cover losses from our operational risks, which could have a material adverse effect on us. Additionally, our insurers may refuse to pay particular claims and our insurance may be voidable by the insurers if we take, or fail to take, certain action, such as failing to maintain certification of our vessels with applicable maritime regulatory organizations. Any significant uninsured or under-insured loss or liability could have a material adverse effect on our business, results of operations, cash flows and financial condition. In addition, we may not be able to obtain adequate insurance coverage at reasonable rates in the future during adverse insurance market conditions which could have a material adverse effect on our business, financial condition, results of operations and cash flows.
Changes in the insurance markets attributable to terrorist attacks, piracy or environmental disasters may also make certain types of insurance more difficult for us to obtain due to increased premiums or reduced or restricted coverage for losses caused by terrorist acts, piracy or environmental disasters generally.
Because we obtain some of our insurance through protection and indemnity associations, which result in significant expenses to us, we may be required to make additional premium payments.
We may be subject to increased premium payments, or calls, in amounts based on our claim records, the claim records of our Manager or technical managers, as well as the claim records of other members of the protection and indemnity associations through which we receive insurance coverage for tort liability, including pollution-related liability. Our protection and indemnity associations may not have sufficient resources to cover claims made against them. Our payment of these calls could result in significant expense to us, which could have a material adverse effect on our business, results of operations, cash flows and financial condition.
Changes in the insurance markets or increased risks to other members of our protection and indemnity associations attributable to terrorist attacks, piracy, environmental disasters or other maritime and non-maritime perils may cause increases to premiums and may make certain types of insurance more difficult for us to obtain due to increased premiums or reduced or restricted coverage.

Various tax rules may adversely impact our results of operations and financial position.
We may be subject to taxes in the United States and other jurisdictions in which we operate. If the Internal Revenue Service, or IRS, or other taxing authorities disagree with the positions we have taken on our tax returns, we could face additional tax liability, including interest and penalties. If material, payment of such additional amounts upon final adjudication of any disputes could have a material impact on our results of operations and financial position. In addition, complying with new tax rules, laws or regulations could impact our financial condition, and increases to federal or state statutory tax rates and other changes in tax laws, rules or regulations may increase our effective tax rate. Any increase in our effective tax rate could have a material impact on our financial results.
United States tax authorities could treat us as a “passive foreign investment company,” which could have adverse United States federal income tax consequences for U.S. shareholders.
A foreign corporation will be treated as a “passive foreign investment company,” or PFIC, for United States federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of “passive income” or (2) at least 50% of the average value of the corporation’s assets produce or are held for the production of those types of “passive income.” For purposes of these tests, “passive income” includes dividends, interest and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute “passive income.” United States shareholders of a PFIC are subject to a disadvantageous United States federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC.
Based on current and anticipated operations, we do not believe that we are currently a PFIC or will be treated as a PFIC with respect to any future taxable year. Our belief is based principally on the advice we have received that the gross income we derive from our time chartering activities should constitute services income, rather than rental income. Accordingly, we intend to take the position that such income does not constitute passive income, and the assets that we own and operate in connection with the production of such income, in particular, the vessels, should not constitute passive assets for purposes of determining whether we are a PFIC. We believe there is substantial legal authority supporting this position, consisting of case law distinguishing service contracts from leases and IRS pronouncements concerning the characterization of income derived from time charters and voyage charters as services income for other tax purposes. However, it should be noted that there is also authority that characterizes time charter income as rental income rather than services income for other tax purposes. Accordingly, no assurance can be given that the IRS or a court of law will accept this position, and there is a risk that the IRS or a court of law could determine that we are a PFIC. Moreover, no assurance can be given that we would not constitute a PFIC for any future taxable year if the nature or extent of our operations change.
If the IRS were to find that we are or have been a PFIC for any taxable year, our United States shareholders would face adverse United States federal income tax consequences and incur certain information reporting obligations. Under the PFIC rules, unless those shareholders make an election available under the United States Internal Revenue Code of 1986, as amended, or the Tax Code (which election could itself have adverse consequences for such shareholders), such shareholders would be subject to United States federal income tax at the then prevailing maximum rates on ordinary income plus interest, in respect of excess distributions and upon any gain from the disposition of their common shares, as if the excess distribution or gain had been recognized ratably over the shareholder’s holding period of the common shares.
We may have to pay tax on U.S.-source shipping income, which would reduce our earnings.
Under the Tax Code, a foreign corporation that recognizes income attributable to transportation that begins or ends (but that does not begin and end) in the United States, as we and our subsidiaries do, may be subject to United States federal income taxation under one of two alternative tax regimes unless that corporation qualifies for exemption from tax under Section 883 of the Tax Code and the regulations promulgated thereunder by the United States Department of the Treasury: the 4% gross basis tax or the net basis tax and branch tax. The imposition of any such taxation would have a negative effect on our business and would decrease our earnings available for distribution to our shareholders. For a more detailed discussion, see the section titled “Tax Considerations—United States Federal Income Taxation of Operating Income: In General.”
We and our subsidiaries believe that we will be able, immediately following the offering, to qualify for this statutory tax exemption for United States federal income tax return reporting purposes. However, there can be no assurance that we will be able to satisfy the requirements for qualification under Section 883 of the Tax Code immediately after the offering or in the future, as there are factual circumstances beyond our control that could cause us to fail to qualify for or otherwise lose the benefit of this tax exemption and thereby become subject to United States federal income tax on our U.S.-source shipping income. For example, we may not qualify for exemption under Section 883 of the Tax Code for a particular taxable year if shareholders with a five percent or greater interest in our common shares directly owned, in the aggregate, 50% or more of our outstanding common shares for more than half the days during the taxable year (the shares directly owned by such shareholders hereinafter referred to as the “Closely-Held Block of Shares”), and there does not exist sufficient direct or indirect shareholders with respect to the aforementioned Closely-Held Block of Shares that are qualified shareholders for purposes of Section 883 of the Tax Code to preclude direct or indirect shareholders with respect to the aforementioned Closely-Held Block of Shares that are nonqualified shareholders from directly or indirectly owning 50% or more of our common shares for more than half the number of days during such taxable year. Furthermore, even if qualified shareholders own, directly or indirectly, sufficient shares of the company for the foregoing purpose, we may still be unable to qualify for exemption under Section 883 of the Tax Code if we cannot satisfy certain substantiation requirements with regard to our qualified shareholders. Due to the factual nature of the issues involved, there can be no assurances with respect to the eligibility of us or any of our subsidiaries for the exemption under Section 883 of the Tax Code. For a more detailed discussion, see the section entitled “Tax Considerations—Exemption of Operating Income from United States Federal Income Taxation.”
We are dependent on our third-party technical managers and other agents for the commercial, technical and administrative management of our business, and their ability to hire and retain key personnel, and the failure of our third-party technical managers and other agents to satisfactorily perform their services may adversely affect our business.
Each of our vessel-owning subsidiaries employs an unrelated third-party technical manager. Our success will depend upon our technical managers’ ability to hire and retain key personnel. The underperformance by these firms could adversely affect our business prospects and financial condition. The loss of any of our technical managers’ services or failure by any of our technical managers to perform its obligations could materially and adversely affect the results of our operations. If any of our technical management agreements were to be terminated or if any of their terms were to be altered, our business could be adversely affected, as we may not be able to immediately replace such services. Even if replacement services were immediately available, the terms offered could be less favorable than those under our current technical management agreements. Depending on the agreement, each of our technical management agreements terminates one, two or three months after one party, or both, provides written notice of its intent to terminate the agreement.
There may be conflicts of interest between us and our Manager that may not be resolved in our favor.
In addition to managing our vessels, our Manager also manages ships on behalf of DSS Holdings. Furthermore, through our Manager, our executive officers are also executive officers of DSS Holdings with the same titles and positions. Conflicts of interest may arise between our Manager’s obligations to other parties, on the one hand, and us or our shareholders, on the other hand. As a result of these conflicts, our Manager may favor the interests of other parties over our interests or those of our shareholders. This could have a material adverse effect on our business, results of operations, cash flows and financial condition.
Our technical managers are privately held companies and there is little or no publicly available information about them.
The ability of our technical managers to provide technical management services will depend in part on its own financial strength. Circumstances beyond our control could impair any of our technical managers’ financial strength, and because they are privately held companies, information about the financial strength of any of our technical managers is not publicly available. As a result, we and our shareholders might have little advance warning of financial or other problems affecting any of our technical managers even though their financial or other problems could have a material adverse effect on us.

RISKS RELATED TO OUR INDEBTEDNESS
Servicing debt, which we may incur in the future, would limit funds available for other purposes and if we cannot service our debt, we may lose our vessels.
Borrowings under the MR Tanker Credit Facility, for which our subsidiary, Diamond S Shipping III LLC, is the parent guarantor, and any new credit facility or other debt financing instrument that we may enter into in the future (collectively, the “Diamond S Shipping Debt Instruments”) may require us to dedicate a part of our cash flow from operations to paying interest on the indebtedness in certain situations. These payments limit funds available for working capital, capital expenditures and other purposes, including further equity or debt financing in the future. Amounts borrowed under the Diamond S Shipping Debt Instruments bear interest at variable rates and are not completely hedged. Increases in prevailing rates could increase the amounts that we would have to pay to the lenders in certain situations, even though the outstanding principal amount remains the same, and our net income and cash flows would decrease. We expect our earnings and cash flow to vary from year to year due to the cyclical nature of the tanker industry. If we do not generate or reserve enough cash flow from operations to satisfy our debt obligations, we may have to undertake alternative financing plans, such as:
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  seeking to raise additional capital;
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  refinancing or restructuring our debt;
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  selling tankers; or
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  reducing or delaying capital investments.
However, these alternative financing plans, if necessary, may not be sufficient to allow us to meet our debt obligations. If we are unable to meet our debt obligations or if certain other events of default occur under the Diamond S Shipping Debt Instruments, the lenders could elect to declare that debt, together with accrued interest and fees, to be immediately due and payable and the lenders under the MR Tanker Credit Facility could proceed against the collateral vessels securing that debt even though the majority of the proceeds used to purchase the collateral vessels did not come from the MR Tanker Credit Facility.
The MR Tanker Credit Facility contains, and any new credit facility or other debt financing instrument is expected to contain, restrictive covenants which limit the amount of cash that Diamond S Shipping III LLC may use for other corporate activities, which could negatively affect our growth and cause our financial performance to suffer.
The MR Tanker Credit Facility imposes on Diamond S Shipping III LLC, and any new credit facility or other debt financing instrument that we may enter into in the future is expected to impose on us, operating and financial restrictions. These restrictions may limit our ability, or the ability of our subsidiaries party thereto to:
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  pay dividends, if there is an event of default under the MR Tanker Credit Facility or dividends payable in the applicable fiscal year exceed 50% of the consolidated EBITDA of Diamond S Shipping III LLC and its consolidated subsidiaries;
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  incur additional indebtedness, including the issuance of guarantees;
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  create liens on our assets;
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  change the flag or management of our vessels;
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  sell our vessels;
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  merge or consolidate with, or transfer all or substantially all our assets to, another person; or
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  enter into a new line of business.
Therefore, we may need to seek permission from the lenders in order to engage in some corporate actions. The lenders’ interests may be different from ours and we may not be able to obtain the lenders’ permission when needed. This may limit our ability to pay dividends to you if we determine to do so in the future, finance our future operations or capital requirements, make acquisitions or pursue business opportunities.
We cannot assure you that we will be able to enter into any new credit facility or other debt financing instrument or that if we do so that we will be able to borrow all or any of the amounts committed thereunder.
We cannot assure you that we will be successful in entering into any new credit facility or other debt financing instrument to refinance our existing indebtedness. In addition, even if we enter into any new credit facility or new debt financing instrument, borrowings under any new credit facility or debt financing instrument may be subject to customary conditions for our industry, including that we may only use the credit facility or debt financing instrument to finance the lower of 50% of the fair market value or 50% of the purchase price of a vessel or must maintain a certain market value ratio. Accordingly, we cannot assure you that we will be able to satisfy such conditions or be able to borrow all or any of the amounts committed under any new credit facility debt financing instrument. If we are not able to enter into a new credit facility or debt financing instrument or are unable to borrow the amounts committed thereunder, our ability to execute our growth strategy may be materially adversely affected.
Our interest rate swap agreements are subject to counterparty risks and may be insufficient to protect us against volatility in LIBOR rates and amounts due under the MR Tanker Credit Facility.
We have partially hedged against the floating interest rate risks under the MR Tanker Credit Facility by being party to interest rate swap agreements with financial institutions. Changes in the fair value of these derivative financial instruments that are not cash flow hedges are reported in income and, accordingly, could materially affect our reported income in any period. Moreover, in light of current economic uncertainty, we may be exposed to the risk that one or more counterparties to our interest rate swap agreements may be unable to perform its obligations thereunder. LIBOR rates have recently been volatile, with the spread between those rates and prime lending rates widening significantly at times. These conditions are the result of the recent disruptions in the international credit markets. Amounts borrowed under the MR Tanker Credit Facility, which we have partially hedged, bear interest at an annual rate of 3.0% above LIBOR. If one or more of the counterparties to our interest rate swap agreements fails to perform its obligations thereunder, or if we choose not to, or are unable to, enter into such swap agreements for future debt instruments, we may be exposed to increased interest rates and additional interest rate volatility, which could have a material adverse effect on our results of operations and financial condition.
RISKS RELATED TO THIS OFFERING AND OUR COMMON SHARES
There is no guarantee that an active and liquid public market for our common shares will develop.
Prior to this offering, there has not been a public market for our common shares. The initial public offering price will be determined in negotiations between the representatives of the underwriters and us and may not be indicative of prices that will prevail in the trading market. The tanker industry has been highly unpredictable and volatile, and the market for common shares in this industry may be equally volatile. A liquid trading market for our common shares may not develop.
In the absence of a public trading market:
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  you may not be able to liquidate your investment in our common shares;
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  you may not be able to resell your shares at or above the initial public offering price;
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  the market price of our common shares may experience more price volatility; and
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  there may be less efficiency in carrying out your purchase and sale orders.
The price of our common shares after this offering may be volatile.
The price of our common shares may fluctuate due to a variety of factors, including:
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  actual or anticipated fluctuations in our quarterly and annual results and those of other public companies in our industry;
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  mergers and strategic alliances in the product tanker industry;
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  market prices and conditions in the product tanker and oil industries;
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  changes in government regulation;
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  potential or actual military conflicts or acts of terrorism;
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  natural disasters affecting the supply chain or use of petroleum products;
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  the failure of securities analysts to publish research about us after this offering, or shortfalls in our operating results from levels forecast by securities analysts;
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  announcements concerning us or our competitors; and
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  the general state of the securities market.
As a result of these factors, investors in our common shares may not be able to resell their shares at or above the initial offering price. These broad market and industry factors may materially reduce the market price of our common shares, regardless of our operating performance.

Reports published by analysts, including projections in those reports that exceed our actual results, could adversely affect the price and trading volume of our common shares.
We currently expect that securities research analysts, including those affiliated with our underwriters, will establish and publish their own periodic projections for our business. These projections may vary widely and may not accurately predict the results we actually achieve. Our share price may decline if our actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on us downgrades our stock or publishes inaccurate or unfavorable research about our business, our share price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our share price or trading volume could decline. While we expect research analyst coverage, if no analysts commence coverage of us, the trading price and volume for our common shares could be adversely affected.
There may be circumstances in which the interests of our significant shareholders could be in conflict with your interests as a shareholder.
WL Ross, First Reserve and CarVal will own          %,          % and          %, respectively, of our outstanding common shares following the completion of this offering, assuming no exercise of the underwriters’ option to purchase additional shares. Circumstances may arise in which these shareholders may have an interest in pursuing or preventing acquisitions, divestitures or other transactions, including the issuance of additional shares or debt, that, in their judgment, could enhance their investment in us or another company in which they invest. Such transactions might adversely affect us or other holders of our common shares, including investors who purchase common shares in this offering. Further, holders of our common shares may have more difficulty in protecting their interests in connection with actions taken by our significant shareholders than they would as shareholders of a corporation incorporated in the United States.
In addition, our significant concentration of share ownership may adversely affect the trading price of our common shares because investors may perceive disadvantages in owning shares in companies with significant shareholders. See “Principal Shareholders” for a more detailed description of our share ownership.
We may issue additional common shares or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of our common shares.
We may issue additional common shares or other equity securities of equal or senior rank in the future in connection with, among other things, future vessel acquisitions, repayment of outstanding indebtedness or our equity incentive plan, without shareholder approval, in a number of circumstances.
Our issuance of additional common shares or other equity securities of equal or senior rank would have the following effects:
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  our existing shareholders’ proportionate ownership interest in us will decrease;
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  the amount of cash available per share, including for payment of dividends in the future, may decrease;
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  the relative voting strength of each previously outstanding common share may be diminished; and
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  the market price of our common shares may decline.
Future sales of shares may cause the market price of our common shares to decline.
Sales of substantial amounts of our common shares in the public market after this offering, or the perception that these sales may occur, could adversely affect the price of our common shares and impair our ability to raise capital through the sale of additional equity securities. Upon completion of this offering, we will have common shares outstanding. Of these outstanding shares, the common shares sold in this offering will be freely tradable, without restriction, in the public market unless purchased by our “affiliates,” as defined under Rule 144 of the Securities Act or by our employees, directors and other persons associated with us pursuant to the directed share program described in the “Underwriting” section of this prospectus. The remaining common shares will be “restricted securities,” as that term is defined in Rule 144 under the Securities Act, which will be freely tradable subject to the applicable holding period, volume, manner of sale and other limitations under Rule 144 or Rule 701 of the Securities Act. Upon completion of this offering, the restricted securities will be subject to a lock-up agreement with the underwriters, restricting the sale of such shares for 180 days after the date of this offering. This lock-up agreement is subject to a number of exceptions, however, and holders may be released from this agreement with the prior written consent of the underwriters’ representatives.
We will incur increased costs and obligations as a result of being a public company.
As a privately held company, we were not required to comply with certain corporate governance and financial reporting practices and policies required of a publicly traded company. As a publicly traded company, we will incur significant legal, accounting and other expenses that we were not required to incur in the recent past, particularly after we are no longer an “emerging growth company” as defined under the JOBS Act. In addition, new and changing laws, regulations and standards relating to corporate governance and public disclosure, including the Dodd Frank Wall Street Reform and Consumer Protection Act and the rules and regulations promulgated and to be promulgated thereunder, as well as under the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act, the JOBS Act, and the rules and regulations of the U.S. Securities and Exchange Commission, or the SEC, and the New York Stock Exchange, or the NYSE, have created uncertainty for public companies and increased our costs and the time that our board of directors and management must devote to complying with these rules and regulations. We expect these rules and regulations to increase our legal and financial compliance costs and lead to a diversion of management time and attention from revenue generating activities.
Furthermore, the need to establish the corporate infrastructure demanded of a public company may divert management’s attention from implementing our growth strategy, which could prevent us from improving our business, results of operations and financial condition. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a publicly traded company. However, the measures we take may not be sufficient to satisfy our obligations as a publicly traded company.
For as long as we remain an “emerging growth company” as defined in the JOBS Act, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” We may remain an “emerging growth company” for up to five years or until such earlier time that we have more than $1.0 billion in annual revenues, have more than $700.0 million in market value of our common shares held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three year period. Further, there is no guarantee that the exemptions available to us under the JOBS Act will result in significant savings. To the extent we choose not to use exemptions from various reporting requirements under the JOBS Act, we will incur additional compliance costs, which may impact earnings.
As an “emerging growth company,” we cannot be certain if the reduced disclosure requirements applicable to “emerging growth companies” will make our common shares less attractive to investors.
We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to obtain an assessment of the effectiveness of our internal controls over financial reporting from our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common shares less attractive because we will rely on these exemptions. If some investors find our common shares less attractive as a result, there may be a less active market for our common shares and our share price may be more volatile.
In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of these accounting standards until they would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this exemption and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.
Pursuant to the recently enacted JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 for so long as we are an “emerging growth company.”
Section 404 of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of our internal control over financial reporting, starting with the second annual report that we file with the SEC after the consummation of our initial public offering, and generally requires in the same report a report by our independent registered public accounting firm on the effectiveness of our internal control over financial reporting. However, under the recently enacted JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act until we are no longer an “emerging growth company.” We could be an “emerging growth company” for up to five years.
If we do not develop and implement all required accounting practices and policies, we may be unable to provide the financial information required of a U.S. publicly traded company in a timely and reliable manner.
Prior to this offering, we did not adopt all of the financial reporting and disclosure procedures and controls required of a U.S. publicly traded company because we were a privately held company. We expect that the implementation of all required accounting practices and policies and the hiring of additional financial staff will increase our operating costs and could require significant time and resources from our management and employees. If we fail to develop and maintain effective internal controls and procedures and disclosure procedures and controls, we may be unable to provide financial information and required SEC reports that a U.S. publicly traded company is required to provide in a timely and reliable fashion. Any such delays or deficiencies could penalize us, including by limiting our ability to obtain financing, either in the public capital markets or from private sources and hurt our reputation and could thereby impede our ability to implement our growth strategy. In addition, any such delays or deficiencies could result in our failure to meet the requirements for continued listing of our common shares on the NYSE.
Our internal control over financial reporting does not currently meet the standards required by Section 404 of the Sarbanes-Oxley Act of 2002, and failure to achieve and maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and share price.
As a privately held company, we have not been required to evaluate our internal control over financial reporting in a manner that meets the standards of publicly traded companies required by Section 404(a) of the Sarbanes-Oxley Act. We anticipate being required to meet these standards in the course of preparing our consolidated financial statements as of and for the year ended March 31, 2015, and our management will be required to report on the effectiveness of our internal control over financial reporting for such year. Additionally, once we are no longer an “emerging growth company,” our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting on an annual basis. The rules governing the standards that must be met for our management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation.
In connection with the implementation of the necessary procedures and practices related to internal control over financial reporting, we may identify deficiencies that we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, we may encounter problems or delays in completing the implementation of any requested improvements and receiving a favorable attestation in connection with the attestation provided by our independent registered public accounting firm. We will be unable to issue securities in the public markets through the use of a shelf registration statement if we are not in compliance with Section 404. Furthermore, failure to achieve and maintain an effective internal control environment could have a material adverse effect on our business and share price and could limit our ability to report our financial results accurately and timely.
You will experience immediate and substantial dilution of $          per common share.
The assumed initial public offering price of $          per common share, which represents the midpoint of the price range set forth on the cover of this prospectus, exceeds the pro forma net tangible book value per common share immediately after this offering. Based on an assumed initial public offering price of $          per common share, which represents the midpoint of the price range set forth on the cover of this prospectus, you will incur immediate and substantial dilution of $          per share. Please read “Dilution” for a more detailed description of the dilution that you will experience upon the completion of this offering.

Certain provisions of our amended and restated articles of incorporation, which we refer to as our articles of incorporation, and our bylaws may make it difficult for shareholders to change the composition of our board of directors and may discourage, delay or prevent a merger or acquisition that some shareholders may consider beneficial.
Certain provisions of our articles of incorporation and bylaws may have the effect of delaying or preventing changes in control if our board of directors determines that such changes in control are not in the best interests of the Company and our shareholders. The provisions in our articles of incorporation and bylaws include, among other things, those that:
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  provide for a classified board of directors with three-year staggered terms;
■
  authorize our board of directors to issue preferred shares and to determine the price and other terms, including preferences and voting rights, of those shares without shareholder approval;
■
  establish advance notice procedures for nominating directors or presenting matters at shareholder meetings;
■
  authorize the removal of directors only for cause and only upon the affirmative vote of the holders of at least 80% of the outstanding shares entitled to vote for those directors;
■
  allow only our board of directors to fill vacancies on our board of directors;
■
  limit the persons who may call special meetings of shareholders; and
■
  require a super-majority to amend certain provisions of our bylaws and our articles of incorporation.
While these provisions have the effect of encouraging persons seeking to acquire control of our company to negotiate with our board of directors, they could enable the board of directors to hinder or frustrate a transaction that some, or a majority, of the shareholders may believe to be in their best interests and, in that case, may prevent or discourage attempts to remove and replace incumbent directors.
These provisions may frustrate or prevent any attempts by our shareholders to replace or remove our current management by making it more difficult for shareholders to replace members of our board of directors, which is responsible for appointing the members of our management. For more information, see “Description of Our Capital Stock.”
We have no present intention to pay dividends and, even if we change that policy, we may be restricted from paying dividends on our common shares.
As a holding company, we will depend on our subsidiaries’ ability to pay distributions to us to pay cash dividends to holders of our common shares. We do not anticipate declaring or paying cash dividends to holders of our common shares in the near term. We currently intend to retain future earnings, if any, for use in the operation and expansion of our business. We may, however, adopt in the future a policy to make cash dividends. Our future dividend policy is within the discretion of our board of directors. However, any future payment of dividends may be restricted by the covenants contained in the MR Tanker Credit Facility. Any determination to pay or not pay cash dividends will also depend upon then-existing conditions, including our results of operations, financial condition, capital requirements, investment opportunities, statutory and contractual restrictions on our ability to pay dividends and other factors our board of directors may deem relevant. In addition, Marshall Islands law generally prohibits the payment of dividends other than from surplus (retained earnings and the excess of consideration received for the sale of shares above the par value of the shares), when a company is insolvent or if the payment of the dividend would render the company insolvent.
We are incorporated in the Republic of the Marshall Islands, which does not have a well-developed body of corporate or bankruptcy law and, as a result, shareholders may have fewer rights and protections under Marshall Islands law than under a typical jurisdiction in the United States.
Our corporate affairs are governed by our articles of incorporation and bylaws and by the Marshall Islands Business Corporations Act, or the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. However, there have been few judicial cases in the Republic of the Marshall Islands interpreting the BCA. The rights and fiduciary responsibilities of directors under the law of the Republic of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in certain U.S. jurisdictions. Shareholder rights may differ as well. While the BCA does specifically incorporate the non-statutory law, or judicial case law, of the State of Delaware and other states with substantially similar legislative provisions, our public shareholders may have more difficulty in protecting their interests in the face of actions by management, directors or significant shareholders than would shareholders of a corporation incorporated in a U.S. jurisdiction. Additionally, the Republic of the Marshall Islands does not have a legal provision for bankruptcy or a general statutory mechanism for insolvency proceedings. As such, in the event of a future insolvency or bankruptcy, our shareholders and creditors may experience delays in their ability to recover their claims after any such insolvency or bankruptcy.

It may be difficult to serve process on or enforce a U.S. judgment against us, our officers and our directors because we are a foreign corporation.
We are a corporation formed in the Republic of the Marshall Islands, and a substantial portion of our assets are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against us in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is substantial doubt that the courts of the Republic of the Marshall Islands or of the non-U.S. jurisdictions in which our offices are located would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. As a result, it may be difficult or impossible for you to bring an original action against us or against these individuals in a Marshall Islands court in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise because the Marshall Islands courts would not have subject matter jurisdiction to entertain such a suit.
Seward & Kissel, our counsel as to Marshall Islands law, has advised us that the Marshall Islands does not have treaties with the United States and many other countries providing for the reciprocal recognition and enforcement of judgments of courts. However, there would be no impediment for you to originate an action in the Marshall Islands based upon Marshall Islands law.

FORWARD-LOOKING STATEMENTS
Our disclosure and analysis in this prospectus pertaining to our operations, cash flows and financial position, including, in particular, the likelihood of our success in developing and expanding our business, include forward-looking statements. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “projects,” “forecasts,” “may,” “should” and similar expressions are forward-looking statements.
All statements in this prospectus that are not statements of either historical or current facts are forward-looking statements. Forward-looking statements include, but are not limited to, such matters as:
■
  our future operating or financial results;
■
  global and regional economic and political conditions, including piracy, acts of terrorism or environmental disasters;
■
  our business strategy and expected capital spending or operating expenses, including drydocking, insurance costs, crew, number of off-hire days and any future vessel acquisitions;
■
  competition in the product tanker industry;
■
  statements about shipping market trends, including charter rates and factors affecting supply and demand;
■
  our financial condition and liquidity, including our ability to obtain financing in the future to fund capital expenditures, acquisitions and other general corporate activities;
■
  our ability to enter into fixed-rate charters after our current charters expire and our ability to earn income in the spot market, including in spot market-related vessel pools; and
■
  our expectations of the availability of vessels to purchase in the future and the time it may take to construct new vessels, or vessels’ useful lives.
Many of these statements are based on our assumptions about factors that are beyond our ability to control or predict and are subject to risks and uncertainties that are described more fully under the “Risk Factors” section of this prospectus. Any of these factors or a combination of these factors could materially affect our future results of operations and the ultimate accuracy of the forward-looking statements. Factors that might cause future results to differ include, but are not limited to, the following:
■
  the cyclicality of the product tanker industry;
■
  charter values, counterparty risks and customer relations;
■
  changing political and governmental conditions affecting our industry and business;
■
  changes in economic and competitive conditions affecting our business, including market fluctuations in charter rates, charterers’ abilities to perform under existing time charters, and exchange rate fluctuations;
■
  applicable laws, regulations and taxes as well as changes in such laws and governmental regulations or actions taken by regulatory authorities;
■
  risks related to our recently formed company, its subsidiaries and our management;
■
  our fleet’s limited performance record, operating history and financial information;
■
  risks related to our growth strategy, including the delivery and deployment of our ten newbuild product tankers;
■
  our liquidity, level of indebtedness, operating expenses, capital expenditures and financing;
■
  potential liability from future litigation and potential costs due to environmental damage and vessel collisions;
■
  partial dependence on spot market rates, including earnings from any spot market-related vessel pools we may join;
■
  the length and number of off-hire periods and dependence on a third-party manager;
■
  the impact of electing to take advantage of certain exemptions applicable to emerging growth companies;
■
  risks related to war, terrorism and piracy; and
■
  other factors discussed under the “Risk Factors” section of this prospectus.
You should not place undue reliance on forward-looking statements contained in this prospectus, because they are statements about events that are not certain to occur as described or at all. All forward-looking statements in this prospectus are qualified in their entirety by the cautionary statements contained in this prospectus. These forward-looking statements are not guarantees of our future performance, and actual results and future developments may vary materially from those projected in the forward-looking statements.
Except to the extent required by applicable law or regulation, we undertake no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS
We estimate that the net proceeds to us from the issuance of new common shares in this offering will be approximately $          million after deducting underwriting discounts and commissions and estimated expenses payable to us, or approximately $          million if the underwriters exercise in full their right to purchase additional shares, based on an assumed offering price of $          per share, which represents the midpoint of the price range set forth on the cover of this prospectus. A $1.00 increase (decrease) in the assumed public offering price would increase (decrease) the net proceeds to us from this offering by approximately $          million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and the estimated offering expenses payable by us.
We intend to use the net proceeds from this offering to fund approximately $      million of the purchase price for ten newbuild product tankers being built by a Korean shipyard, with any remaining proceeds being used for additional acquisition costs and general corporate purposes. The acquisition of the contracts for the newbuildings are subject to customary closing conditions. Contractual delivery dates for the vessels range from September 2014 through December 2015. We currently expect to finance up to $      million under future credit facilities, less any amount we may choose to apply from our future cash flow from operations. Currently, we do not have any commitments to finance the debt portion of the purchase price. The actual amount of the equity portion and debt portion under our purchase obligations could be impacted by the availability of debt financing on favorable terms.

OUR DIVIDEND POLICY
Diamond S Shipping III paid dividends of $19,000,000 in November 2012 and $9,000,000 in February 2013 to DS Shipping I, the immediate parent of Diamond S Shipping III and a wholly-owned subsidiary of DSS Holdings prior to the IPO Reorganization, to be used by DSS Holdings and its subsidiaries for working capital.
Subsequent to this offering, we do not anticipate declaring or paying any cash dividends to holders of our common shares in the near term. We currently intend to retain future earnings, if any, for use in the operation and expansion of our business. We may, however, adopt in the future a policy to make cash dividends. Our future dividend policy is subject to the discretion of our board of directors. However, any future payment of dividends may be restricted by the covenants contained in the MR Tanker Credit Facility. Any determination to pay or not pay cash dividends will also depend upon then-existing conditions, including our results of operations, financial condition, capital requirements, investment opportunities, statutory and contractual restrictions on our ability to pay dividends and other factors our board of directors may deem relevant. In addition, Marshall Islands law generally prohibits the payment of dividends other than from surplus (retained earnings and the excess of consideration received for the sale of shares above the par value of the shares), when a company is insolvent or if the payment of the dividend would render the company insolvent.

CAPITALIZATION
The following table sets forth our cash and capitalization at December 31, 2013, as follows:
■
  on a historical basis for Diamond S Shipping III LLC and Diamond S Management LLC; and
■
  on an as adjusted basis, giving effect to the offering.
The adjustments that we have made for this offering include the issuance of          common shares in this offering at an assumed offering price of $          per share, which represents the midpoint of the expected range set forth on the cover of this prospectus.
This table is derived from, and should be read in conjunction with, the audited and unaudited combined financial statements, related notes and other financial information included elsewhere in this prospectus. You should also read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of December 31, 2013
(U.S. dollars in thousands)	Actual(1)	As Adjusted(2)
Cash and cash equivalents	$34,596	$
Debt:
Current portion of long-term debt	$62,918	$
Long-term debt	534,978
Total debt	597,896
Shareholders’ equity:
Common shares with no par value, actual – 500,000,000 shares authorized, 33,333,335 shares issued and outstanding; as adjusted – 500,000,000 shares authorized, shares issued and outstanding	584,413
Accumulated other comprehensive loss	(7,081)
Retained earnings	2,253
Additional paid-in capital	2,781
Total shareholders’ equity	582,366
Total capitalization	$1,180,262	$

(1)
  Assuming the IPO Reorganization had occurred as of December 31, 2013.
(2)
  Assuming the IPO Reorganization and this offering had occurred as of December 31, 2013. Calculated based on an assumed public offering price of $          per share, after deducting underwriting discounts and commissions and our estimated expenses. A $          increase or decrease in the assumed public offering price per share would increase or decrease our total capitalization approximately $          million, assuming the number of shares offered in this offering remains the same as set forth on the front cover of this prospectus supplement.

DILUTION
Dilution is the amount by which the offering price paid by the purchasers of our common shares in this offering will exceed the net tangible book value per common share after the offering. The net tangible book value is equal to the amount of our total tangible assets (total assets less intangible assets) less total liabilities. As adjusted to give effect to the IPO Reorganization, the pro forma net tangible book value as of December 31, 2013 would have been $519.7 million in total and $          per share.
As further adjusted to give effect to the sale of          common shares in this offering, after giving effect to the IPO Reorganization and after deducting underwriting discounts and estimated offering expenses, our pro forma net tangible book value as of                  would have been $          million, or $          per common share. This represents an immediate increase in net tangible book value of $          per share to the existing shareholder and an immediate dilution in net tangible book value of $          per share to new investors.
The following table illustrates the pro forma per share dilution and appreciation at December 31, 2013 (assuming the IPO Reorganization had occurred as of December 31, 2013):

Initial public offering price per share	$
Pro forma net tangible book value per share
Increase in net tangible book value attributable to new investors in this offering
Pro forma net tangible book value per share after giving effect to this offering	$
Dilution per share to new investors

The following table summarizes, on a pro forma basis as at          , giving effect to the IPO Reorganization and the sale of common shares in this offering, the differences between the number of common shares acquired from us, the total amount paid and the average price per share paid by the existing shareholders and the number of common shares acquired from us, the total amount paid and average price per share paid by you in this offering, based upon the initial public offering price of $          per share.

	Pro Forma Shares Outstanding		Total Consideration		Average Price Per Share
(U.S. dollars in thousands, except per share data)	Number	Percent	Amount	Percent
Existing shareholders		%	$	%	$
New investors		%	$	%	$
Total		%	$	%	$

SELECTED HISTORICAL FINANCIAL AND OTHER DATA
The following table sets forth combined financial data and other operating data of Diamond S Shipping III LLC and Diamond S Management LLC. The combined financial data and other operating data for the nine months ended December 31, 2013 includes results or information on the 30 vessel-owning companies purchased from Cido Tanker Holding Co., or Cido, and the three ships we acquired on December 12, 2013 in the CarVal Transaction. The combined financial data in the table as of and for the fiscal years ended March 31, 2013 and 2012 include the 30 vessel-owning companies purchased from Cido and are derived from our audited combined financial statements, included elsewhere in this prospectus, and have been prepared in accordance with U.S. GAAP. The combined financial statements in the table for the nine months ended December 31, 2012 and for the nine months ended December 31, 2013 are derived from our unaudited combined financial statements, included elsewhere in this prospectus, and have been prepared in accordance with U.S. GAAP. References to the “Predecessor” refer to the combined accounts of the 30 vessel-owning companies prior to our acquiring them. The combined financial data for the period from April 1, 2011 to the Completion Date, included elsewhere in this prospectus, are derived from the Predecessor’s financial accounting records and have been prepared in accordance with U.S. GAAP. The Cido transaction refers to our acquisition of the 30 vessel-owning companies from Cido, and the Completion Date refers to the dates at which the vessel-owning companies were acquired by us. Twenty-seven of the vessels were delivered on September 27, 2011, and the remaining three were delivered on October 13, 2011. Revenues and expenses for the vessel-owning companies acquired have been reflected in the Predecessor financial statements through September 27, 2011 (for the 27 vessels acquired on that date) and October 13, 2011 (for the three vessels acquired on that date), and subsequent to those dates in vessel-owning companies owned by Diamond S Shipping III LLC. The data set forth below should be read in conjunction with the audited and unaudited combined financial statements, related notes and other financial information included elsewhere in this prospectus.

	Predecessor	Diamond S Shipping III LLC and Diamond S Management LLC
(U.S. dollars in thousands, except share and per share data)	April 1, 2011 to the Completion Date	For the Year Ended March 31, 2012(1)	For the Year Ended March 31, 2013	For the Nine Months Ended December 31, 2012	For the Nine Months Ended December 31, 2013
INCOME STATEMENT DATA
Voyage revenue	$87,863	$85,133	$170,706	$127,973	$132,084
Service revenue	—	6,254	5,168	4,301	2,333
Total revenue	87,863	91,387	175,874	132,274	134,417
Operating expenses
Voyage expenses	671	710	7,094	1,997	13,198
Vessel expenses	30,735	32,074	67,431	49,654	50,374
Depreciation and amortization	30,487	22,598	45,241	33,863	35,545
Management fees	2,063	—	—	—	—
Settlement expenses	28,000	—	—	—	—
Acquisition costs	—	18,028	—	—	—
General and administrative expenses	—	9,722	11,727	8,333	9,597
Total operating expenses	91,956	83,132	131,493	93,847	108,714
Operating (loss)/income	(4,093)	8,255	44,381	38,427	25,703
Other (expense) income
Interest expense	(12,757)	(19,374)	(33,403)	(25,458)	(23,465)
Exchange loss, net	(11,756)	—	—	—	—
Loss on early extinguishment of debt	(11,042)	—	—	—	—
Other income	12	18	58	44	30
Total other expenses, net	(35,543)	(19,356)	(33,345)	(25,414)	(23,435)
Net (Loss) Income	$(39,636)	$(11,101)	$11,036	$13,013	$2,268
Pro Forma Net Earnings (Loss) Per Share(2)
Basic
Diluted
Pro Forma Weighted Average Shares Outstanding
Basic
Diluted

	Diamond S Shipping III LLC and Diamond S Management LLC
	As of March 31,		As of December 31, 2013
(U.S. dollars in thousands)	2012	2013
BALANCE SHEET DATA
Cash and cash equivalents	$49,514	$38,772	$34,596
Total current assets	59,905	57,303	50,268
Vessels—Net	1,064,463	1,019,933	1,068,543
Total assets	1,225,534	1,168,143	1,212,021
Current portion of long-term debt	59,938	62,173	62,918
Long-term debt	644,339	582,166	534,978
Total member’s equity	497,318	492,595	582,366

	Predecessor	Diamond S Shipping III LLC and Diamond S Management LLC
(U.S. dollars in thousands, except per day results)	April 1, 2011 to the Completion Date	For the Year Ended March 31, 2012(1)	For the Year Ended March 31, 2013	For the Nine Months Ended December 31, 2012	For the Nine Months Ended December 31, 2013
OTHER CASH FLOW DATA
Net cash (used in) provided by:
Operating activities	$(13,933)	$19,038	$66,544	$53,910	$35,180
Investing activities	11,558	(1,165,608)	(1,805)	(39)	39
Financing activities	—	1,195,719	(75,481)	(59,497)	(39,394)
Cash paid for drydocking	—	—	(1,877)	(272)	(10,932)
Adjusted EBITDA(3)	54,372	34,711	99,009	78,398	66,770
OTHER DATA
Average number of owned vessels	30	15.2	30	30	30.2
Operating days(4)	5,448	5,532	10,950	8,250	8,307
Average TCE revenue perday(5)	$16,095	$16,076	$16,052	$16,064	$15,596
Average daily vessel operating expenses(6)	$5,642	$5,798	$6,158	$6,019	$6,064

(1)
  For the period from April 1, 2011 to the Completion Date, the Company did not operate vessels. Twenty-seven vessels were acquired on September 27, 2011, and the remaining three vessels were acquired on October 13, 2011.
(2)
  Pro forma basic and diluted earnings (loss) per share assumes            million common shares were outstanding as of April 1, 2012. Prior to the IPO Reorganization, DS Shipping I was the sole member of Diamond S Shipping III LLC and held an undivided membership interest in Diamond S Shipping III LLC. For the periods presented, no basic earnings per share or diluted earnings per share can be calculated as DS Shipping I’s membership interest had not been partitioned into shares, units or any other metric. The IPO Reorganization is deemed to be a reorganization of entities under common control and historical weighted average shares outstanding have been retrospectively adjusted to reflect the impact of the IPO Reorganization.
(3)
  Adjusted EBITDA is a non-GAAP financial measure that we define as net (loss) income before interest income and expense, taxes, depreciation and amortization and certain other adjustments, such as fair value of time charter amortization and straight-line charter hire revenue, that we exclude because they are non-cash items, which we believe are not indicative of the ongoing performance of our core operations. Adjusted EBITDA is a key metric we use to evaluate business performance in comparison to budgets, forecasts, prior year financial results and other companies in the shipping industry, providing a measure that we believe reflects our core operating performance. We believe that Adjusted EBITDA supplements our U.S. GAAP results to provide a more complete understanding of the results of our business and that Adjusted EBITDA is useful to our investors and other parties for these same reasons.

  Adjusted EBITDA is not a measure of operating performance computed in accordance with U.S. GAAP and should not be considered as a substitute for net income or other measures of profitability. Although Adjusted EBITDA and similar non-GAAP measures are used by investors and others in our industry, there are limitations to using these non-GAAP measures and they should not be considered in isolation or as a substitute to our U.S. GAAP results of operations. These limitations include (1) other companies in our industry may define Adjusted EBITDA differently than we do and, as a result, it may not be comparable to similar measures reported by other companies in our industry and (2) Adjusted EBITDA may exclude certain financial information that some may consider important in evaluating our financial performance. Adjusted EBITDA may not be indicative of historical operating results, and we do not intend for it to be predictive of future results of operations.

  The following table represents a reconciliation of net (loss) income, which is the most directly comparable U.S. GAAP measure, to Adjusted EBITDA for the periods presented:

	Predecessor	Diamond S Shipping III LLC and Diamond S Management LLC
(U.S. dollars in thousands)	April 1, 2011 to the Completion Date	For the Year Ended March 31, 2012(1)	For the Year Ended March 31, 2013	For the Nine Months Ended December 31, 2012	For the Nine Months Ended December 31, 2013
Reconciliation of net (loss) income to adjusted EBITDA
Net (loss) income	$(39,636)	$(11,101)	$11,036	$13,013	$2,268
Depreciation and amortization	30,487	22,598	45,241	33,863	35,545
Settlement expenses	28,000	—	—	—	—
Interest expense	12,757	19,374	33,403	25,458	23,465
Exchange loss	11,756	—	—	—	—
Extinguishment of debt	11,042	—	—	—	—
Fair value of acquired time charter amortization	—	4,977	10,305	7,360	4,925
Straight-line charter hire revenue	(22)	(1,119)	(918)	(1,252)	597
Other income	(12)	(18)	(58)	(44)	(30)
Adjusted EBITDA	$54,372	$34,711	$99,009	$78,398	$66,770

(4)
  Operating days are the number of days our vessels operate during a fiscal year or period. We include days that the vessel is in drydock in our operating days as we are incurring operating expenses while in drydock.
(5)
  Average TCE revenue per day is the average time charter equivalent (“TCE”) revenue which is equal to time charter and voyage revenue less voyage expenses, including bunkers and port charges, divided by total revenue days in the period. TCE is a standard measurement in the shipping industry to equate vessels that operate on voyage or spot charters with vessels operating on time charters. TCE revenue is a non-GAAP financial measure that excludes other non-cash adjustments, such as amortization of the fair value of the time charter contracts acquired in the Cido transaction.

  The following table represents a reconciliation of voyage revenue to TCE revenue for the periods presented:

	Predecessor	Diamond S Shipping III LLC and Diamond S Management LLC
(U.S. dollars in thousands, except for days and daily averages)	April 1, 2011 to the Completion Date	For the Year Ended March 31, 2012(1)	For theYear Ended March 31, 2013	For the Nine Months Ended December 31, 2012	For the Nine Months Ended December 31, 2013
Reconciliation of voyage revenue to TCE revenue
Voyage revenue	$87,863	$85,133	$170,706	$127,973	$132,084
Amortization of the fair value of time charter contracts	—	4,977	10,305	7,360	4,925
Adjustment for straight-line charter hire revenue	(22)	(1,119)	(918)	(1,252)	597
Voyage expenses(a)	(671)	(710)	(7,094)	(1,997)	(11,759)
TCE Revenue	87,170	88,281	172,999	$132,084	$125,847
Revenue Days(b)	5,416	5,491	10,777	8,222	8,070
Average TCE Revenue per Day	$16,095	$16,076	$16,052	$16,064	$15,596

(a)
  Excludes a total of $1.4 million for the nine months ended December 31, 2013 in off-hire bunkers.
(b)
  Revenue days represent the total number of days available for the vessels to earn revenue and are the total number of days our vessels were in our possession during a period, less the total number of off-hire days during the period including off-hire for major repairs, drydockings and special or intermediate surveys.
(6)
  Average daily vessel operating expenses are computed by dividing the vessel expenses by the total number of operating days of the fleet.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
The following presentation of management’s discussion and analysis of results of operations and financial condition should be read in conjunction with our audited combined financial statements and accompanying notes, our unaudited condensed combined financial statements and accompanying notes, the audited combined financial statements of the 30 vessel-owning companies, which we refer to collectively as the Predecessor, purchased from Cido Tanker Holding Co., or Cido, and other financial information appearing elsewhere in this registration statement. This management’s discussion and analysis of results of operations only includes results or information on the three ships we acquired on December 12, 2013 in the CarVal Transaction since such date. You should also carefully read the following discussion in conjunction with “Risk Factors,” “Forward-Looking Statements,” “Selected Historical Financial and Other Data” and “The Product Tanker Industry.” Each of our unaudited combined financial statements for the nine months ended December 31, 2013 and 2012, our audited combined financial statements for the fiscal years ended March 31, 2013 and 2012 and the audited combined financial statements of the Predecessor for the period from April 1, 2011 to the Completion Date have been prepared in accordance with U.S. GAAP. The Cido transaction refers to our acquisition of the 30 vessel-owning companies from Cido, and the Completion Date refers to the dates at which the vessel-owning companies were acquired by us. This discussion and analysis covers periods prior to this offering and the IPO Reorganization. As a result, this discussion and analysis of historical periods does not reflect the impact that this offering and the IPO Reorganization will have on us. The financial statements provided herein are presented in U.S. dollars unless otherwise indicated.
Overview
We provide seaborne transportation of refined petroleum and other products in the international shipping markets. We are one of the largest owners and operators of medium range, or MR, product tankers in the world, according to Fearnley Consultants AS, or Fearnleys.
Our current fleet consists of 33 MR product tankers built at leading Korean and Japanese shipyards. All of our product tankers are on the water today, trading in the market and earning revenue. Thirty of our MR product tankers are under time charters with the remaining three operating in the spot market. Our time charters have attractive fixed base rates for the life of the charters, and 20 of our time charters provide for profit-sharing. The fixed base rates provide us with stable cash flow and limit our exposure to rate volatility while the profit-sharing provisions allow us to share in the charterer’s voyage profits when spot rates, on a time charter equivalent basis, are higher than the base charter rates and our charterers are able to earn voyage profits in excess of that base charter on an annual basis. We do business with large, well-established charterers such as GlencoreXstrata, Trafigura, Maersk, Tesoro, Shell and Stena Weco. As of December 31, 2013, the average remaining charter length of our current fleet was two years.
Formation of Diamond S Shipping Group, Inc.
In connection with this offering, we formed Diamond S Shipping Group, Inc., a company incorporated in the Republic of the Marshall Islands, to be the holder of Diamond S Shipping III LLC. Diamond S Shipping III LLC was formed in 2011 to purchase the shares of stock in 30 vessel-owning companies from Cido. We acquired 27 of the vessel-owning companies on September 27, 2011 and three additional vessel-owning companies on October 13, 2011 for a total cash consideration of $1,165.5 million. The Company funded the acquisition with a combination of cash from equity investors and debt from the MR Tanker Credit Facility (as defined in “Description of Indebtedness”). Our largest equity investors include WL Ross, First Reserve and CarVal.
Recent Developments
The CarVal Transaction
On December 12, 2013, we acquired three vessel-owning companies from CarVal, each of which holds one modern MR product tanker. Upon closing of the transaction, we issued an 18.33% equity interest to CarVal in exchange for the three vessel-owning companies based on an aggregate valuation of $83.7 million. The $83.7 million valuation represented the aggregate charter-free appraised value of the vessels of $81.4 million, which was agreed in October 2013, plus $2.3 million of cash and working capital held by the vessel-owning companies at closing. We estimate that the average basic charter-free market value exceeded the average carrying value of these vessels by $0.8 million, or $2.4 million in the aggregate, as of December 31, 2013. The three vessels are currently employed under time charter agreements through March 2014, June 2014 and August 2014, respectively, assuming the charterers do not exercise options they have to extend the time charter agreements for two of the vessels. Upon the expiration of these time charter agreements, we plan to operate these vessels in the spot market or in spot market-related vessel pools.

The Expansion Fleet
Following the completion of this offering, we intend to purchase ten newbuild product tankers from SPP, a Korean shipyard, for approximately $380.0 million. These vessels, which we refer to as our expansion fleet, have contractual delivery dates between September 2014 and December 2015. Upon delivery, we intend to employ these vessels on time charters or in the spot market, including in spot market-related vessel pools, based on market conditions. We expect to finance approximately $      million of the purchase price through the proceeds from this offering and up to $      million from borrowings under future credit facilities, less any amount we may choose to apply from our future cash flow from operations.
Revenue
We generate revenues by chartering our vessels to customers for the transportation of refined petroleum and other products under both time charters and other commercial arrangements that are based on voyage, or spot market, charters:
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  Time charter.   Revenues from time chartering vessels are based on a contract for the use of a vessel for a specific period of time at fixed rates. The vessel owner is responsible for providing the crew and paying operating costs while the charterer is responsible for fuel and other voyage costs. Time charters may also contain a profit-sharing agreement that allow us to share in the charterer’s voyage profits when spot rates, on a time charter equivalent basis, are higher than the base charter rates and our charterers are able to earn voyage profits in excess of that base charter on an annual basis. The Company recognizes the profit-sharing or contingent revenue only after meeting a determinable threshold set forth in the charter agreement. We currently operate thirty of our vessels on time charter with nine customers. Twenty of the thirty vessels have profit-sharing arrangements.
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  Voyage or spot market charter.   The voyage or spot market generally refers to the part of the tanker market where vessels are employed for a single voyage. The vessel earns income for each individual voyage, and the owner pays for bunkers and port charges. Spot market pricing, which can be volatile, is influenced by a number of factors, including the number of competing vessels, the number of cargoes available, oil pricing and arbitrage, worldwide events and weather. Idle time between voyages is possible depending on the availability of cargo and position of the vessel. Under a voyage or spot market charter contract, the vessel owner pays for both the voyage expenses (less specified amounts covered by the contract) and vessel expenses, and the revenues are recognized on a pro rata basis based on the relative transit time in each period. The period over which voyage revenues are recognized commences at the time the vessel departs from its last discharge port and ends at the time the discharge of cargo at the next discharge port is completed. The Company does not begin recognizing revenue until a charter has been agreed to by the customer and the Company, even if the vessel has discharged its cargo and is sailing to the anticipated load port on its next voyage. Nor does the Company recognize revenue when a vessel is off-hire. Estimated losses on voyages are provided for in full at the time such losses become evident. Three of our vessels currently operate on the spot market.
The table below illustrates the primary distinctions among these types of charters:

	Time Charter	Voyage or Spot Market Charter
Typical contract length	One year or more	Single voyage
Hire rate basis(1)	Daily	Varies
Voyage expenses(2)	Customer pays	We pay
Vessel operating expenses(2)	We pay	We pay

(1)
  “Hire Rate” refers to the basic payment from the charterer for the use of the vessel.
(2)
  Defined below in “—Other Financial and Operational Terms and Concepts.”
We expect to generate, as of the beginning of fiscal year 2014, future minimum revenue from our existing contracted time charters of approximately $458 million in aggregate through the life of the time charter agreements: $154 million, $150 million and $81 million in each of the fiscal years ending March 31, 2014, 2015 and 2016, respectively, and $73 million in the fiscal years thereafter. These amounts exclude options on certain time charters that charterers have to extend the term of the charter arrangement and any incremental revenue from profit-sharing.

The following table summarizes the percentage of contracted revenue days to total revenue days for our current fleet in each of the fiscal years ending March 31, 2014, 2015 and 2016, respectively, with the related average contracted charter rate in each of the respective periods:
Average Contracted Daily Time Charter Rates

Fiscal Year Ending	% of Available Days Contracted	Average Contracted Base Rate(1)
March 31, 2014	86%	$16,101
March 31, 2015	78%	$16,148
March 31, 2016	40%	$16,896

(1)
  Does not include potential incremental revenue from profit-sharing or the exercise of any extension options.
Thirty of our MR product tankers are under time charters with the remaining three operating in the spot market. Twenty of the thirty vessels under time charters have profit-sharing arrangements. For more information on our charters, please read “Business—Our Current Fleet” and “Business—Our Customers.”
Because our vessels have both time charters and voyage charters, we monitor our revenue by using Time Charter Equivalent (“TCE”), a standard measurement in the shipping industry. “TCE” revenue is equal to time charter and voyage revenue less voyage expenses, including bunkers and port charges, divided by total revenue days in the period. Revenue days are the total number of days our vessels were in our possession during a period, less the total number of off-hire days during the period, including off-hire for major repairs, drydockings, and special or intermediate surveys. Consequently, revenue days represent the total number of days available for the vessel to earn revenue. We use revenue days to explain changes in our net revenues between periods.
TCE revenue excludes other non-cash adjustments, such as the amortization of the differential between the stated time charter rate and the contracts’ fair value at the time the charter contracts were acquired in the Cido transaction. The fair value of the 30 time charter contracts was computed using a discounted cash flow model, which estimates the fair value of the contracts based on estimated future cash flows discounted to their present values using the companies’ estimated weighted average cost of capital. Management evaluates the amortization period on a periodic and annual basis by reviewing estimated future time charter rates and comparing such estimates to the option renewal rates in order to evaluate the probability of the charterer exercising the renewal.
Other Financial and Operational Terms and Concepts
We use a variety of financial and operational terms and concepts. These include the following:
Service Revenue—We, through our Manager, earn service revenue for providing commercial, technical and administrative services to the ten vessels owned by DSS Vessel LLC, an entity under common control of DSS Holdings. Per our management agreements, our service revenue is based on our actual administrative costs plus a margin of 2.5%. For the period from September 2011 to December 31, 2012, service revenue was calculated on a monthly basis and equaled 50% of our actual administrative costs plus a margin of 2.5%. Effective January 1, 2013, the terms of our management agreements were amended to change the management fee calculation to allocate expenses on a pro rata basis for the number of vessels under management. Since January 1, 2013, the service revenue has been calculated on a monthly basis (1) by taking our actual administrative costs times a fraction, the numerator of which is the ten vessels not owned by the Company and the denominator of which is the total number of vessels we manage plus (2) a 2.5% margin. We do not earn any additional fees based on the revenue of the vessels we manage, nor do we earn any success fee on the new vessels we acquire.
Voyage Expenses—When a vessel operates under a voyage charter contract, we incur expenses such as fuel (bunker) cost, port expenses, agent’s fees, canal dues and extra war risk insurance, as well as commissions, when the vessel travels from a loading port to a discharging port. Voyage expenses primarily include only those specific costs borne by the Company in connection with voyage charters that would otherwise have been borne by the charterer under time charter agreements. For vessels operating on time charter contracts, there are certain other non-specified voyage expenses, such as commissions, which are typically borne by the Company.
Vessel Operating Expenses—The vessel operating expenses we incur primarily consist of crew wages and associated costs, insurance premiums, lubricants and spare parts, and repair and maintenance costs. Vessel operating expenses exclude fuel and port charges, which are considered “voyage expenses.” For a time charter or voyage charter, the vessel owner pays vessel operating expenses.

Operating Days—Operating days are the number of days our vessels operate during the fiscal year. We include days that a vessel is in drydock in our operating days as we are incurring operating expenses while in drydock.
Average Daily Vessel Operating Expenses—Average daily vessel operating expenses are computed by dividing the vessel operating expenses by operating days.
Utilization—We calculate fleet utilization by dividing the number of our revenue days during a period by the number of our days available during the period. The shipping industry uses fleet utilization to measure a company’s efficiency in finding suitable employment for its vessels and minimizing the amount of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning.
Drydocking—We periodically drydock each of our owned vessels for inspection, repairs and maintenance and any modifications to comply with industry certification or governmental requirements. Generally, each vessel is drydocked every 30 to 60 months. We defer a substantial portion of the costs incurred during drydocking and amortize those costs on a straight-line basis from the completion of a drydocking to the estimated completion of the next drydocking.
Depreciation and amortization—Depreciation expense is based on charges related to the depreciation of historical costs of our fleet (less an estimated residual value) over the estimated useful lives of the vessels and charges relating to the depreciation of upgrades or renewals to the vessels, which are depreciated over the shorter of the vessel’s remaining useful life of the life of the renewal or upgrade.
Amortization expense is based on charges related to the amortization of drydocking expenditures over the estimated number of years to the next scheduled drydock.
Items You Should Consider When Evaluating Our Results
We face a number of risks associated with our business and industry and must overcome a variety of challenges to utilize our strengths and implement our business strategy. These risks include, among others, the highly cyclical tanker industry; partial dependence on spot market rates, including earnings from any spot market-related vessel pools we may join; fluctuating charter and asset values; changing economic, political and governmental conditions affecting our industry and business; material changes in applicable laws and regulations; full performance by counterparties, particularly charterers; acquisitions and dispositions; increased operating expenses; increased capital expenditures; taxes; maintaining customer relationships; maintaining sufficient liquidity; and financing availability and terms. See “Risk Factors.”
Results of Operations
We began our vessel operations on September 27, 2011 upon the acquisition of 27 vessel-owning companies from Cido with an additional three vessel-owning companies acquired from Cido on October 13, 2011. Our fiscal year ends on March 31. We have included (1) the financial information for the Predecessor for the period April 1, 2011 through the Completion Date and (2) our financial information for the year ended March 31, 2012, which includes the period we operated the vessels from the Completion Date to March 31, 2012, as well as for Diamond S Management LLC for the full fiscal year ended March 31, 2012, for comparative purposes to the fiscal year ended March 31, 2013. For the period from April 1, 2011 to the Completion Date, the Company had no vessel operations.
On December 12, 2013, CarVal contributed three vessel-owning subsidiaries to the Company in exchange for an equity interest. The three vessels are currently under time charter agreements that expire in 2014. Our financial information for the nine months ended December 31, 2013 includes the 19 days of operations for these three vessels.
Our historical financial performance and future prospects have been and will be significantly impacted by the increasing size of our fleet. We plan to further expand our fleet through the purchase of ten newbuild product tankers from a Korean shipyard that have contractual delivery dates between September 2014 and December 2015.
We, through our Manager, provide management services to 40 vessels, ten of which are owned by DSS Vessel LLC, an entity under common control of DSS Holdings. We recognize service revenue for services provided to the ten vessels owned by DSS Vessel LLC.
The charterer for eight of our vessels, Overseas Shipholding Group, Inc. and its subsidiaries (collectively, “OSG”), filed a voluntary petition for chapter 11 relief in the United States Bankruptcy Court for the District of Delaware in November 2012. As part of their bankruptcy, OSG rejected seven of our charter agreements and returned the vessels to us for redeployment during March and early April of 2013. Those vessels have been subsequently redeployed. The Company filed proofs of claim asserting rejection damages including for loss of profit-sharing revenue with respect to the charter agreements. We have agreed with OSG to settle the claims, subject to court approval. We have transferred our rights with respect to these claims to DSS Vessel LLC. Accordingly, we will not receive the proceeds of these claims.
Combined Statements of Operations for the Nine Months Ended December 31, 2013 and December 31, 2012
The following statements of operations compare the combined results from operations for the nine months ended December 31, 2013 with the results for the nine months ended December 31, 2012:

	For the Nine Months Ended December 31,		Increase (Decrease)	Percent Change
(U.S. dollars in thousands)	2013	2012
Voyage revenue	$132,084	$127,973	$4,111	3%
Service revenue	2,333	4,301	(1,968)	(46)%
Total revenue	134,417	132,274	2,143	2%
Operating expenses:
Voyage expenses	13,198	1,997	11,201	561%
Vessel expenses	50,374	49,654	720	1%
Depreciation and amortization expense	35,545	33,863	1,682	5%
General and administrative expenses	9,597	8,333	1,264	15%
Total operating expenses	108,714	93,847	14,867	16%
Operating Income	25,703	38,427	(12,724)	(33)%
Interest expense	(23,465)	(25,458)	(1,993)	(8)%
Other income	30	44	(14)	(32)%
Net Income	$2,268	$13,013	$(10,745)	(83)%

The following table compares the TCE Revenue and Other Data for the nine months ended December 31, 2013 with the nine months ended December 31, 2012:

	For the Nine Months Ended December 31,		Increase (Decrease)	Percent Change
(U.S. dollars in thousands, except per day results)	2013	2012
TCE Revenue:
Voyage revenue	$132,084	$127,973	$4,111	3%
Amortization of the fair value of time charter contracts	4,925	7,360	(2,435)	(33)%
Adjustment for straight-line revenue	597	(1,252)	1,849	148%
Voyage expenses(1)	(11,759)	(1,997)	9,762	489%
TCE revenue	$125,847	$132,084	$(6,237)	(5)%
Other Data:
Total revenue days	8,070	8,222	(152)	(2)%
Average TCE per day under time charter contacts	$16,011	$16,061	$(50)	0%
Average TCE per day spot charters	$13,098	$17,677	$(4,579)	(26)%
Average TCE per day	$15,596	$16,064	$(468)	(3)%

(1)
  Excludes a total of $1.4 million and zero dollars for the nine months ended December 31, 2013 and 2012, respectively, in off-hire bunkers.
Voyage Revenue.   Voyage revenue of $132.0 million for the nine months ended December 31, 2013, represents an increase of $4.1 million, or 3%, from $128.0 million for the nine months ended December 31, 2012. This increase is a result of higher voyage revenues associated with operating certain vessels on the spot market during the nine months ended December 31, 2013. As a result of OSG’s early rejection of seven vessels on time charter contracts, the Company initially redeployed six of these vessels on the spot market. The Company operated those six vessels, along with two vessels that came off of time charters prior to April 1, 2013, for a short period of time during the first three months of the 2014 fiscal year, until five of these vessels began operating on time charter. The Company operated a vessel on the spot market for 16 days during the nine months ended December 31, 2012. For the nine months ended December 31, 2013, the three vessels acquired in the CarVal Transaction attributed an additional $0.8 million of voyage revenue.
Service Revenue.   Service revenue of $2.3 million for the nine months ended December 31, 2013 decreased $2.0 million, or 46%, from $4.3 million for the nine months ended December 31, 2012. Decreases in service revenue during the nine months ended December 31, 2013 resulted from an amendment to our management agreements, effective January 1, 2013, pursuant to which we allocate actual administrative costs on a pro rata basis for the number of vessels under management. See “—Other Financial and Operational Terms and Concepts—Service Revenue.”
Voyage Expenses.   Voyage expenses for the nine months ended December 31, 2013 were $13.2 million, representing an increase of $11.2 million compared to voyage expenses of $2.0 million for the nine months ended December 31, 2012. Voyage expenses for the nine months ended December 31, 2012 primarily consisted of commissions related to time charter contracts, while voyage expenses for the nine months ended December 31, 2013 also included fuel, port and commission charges incurred for the vessels operating on the spot market as discussed above. As a result of OSG’s early rejection of seven vessels on time charter contracts, the Company initially redeployed six of these vessels on the spot market, along with two additional vessels previously redelivered from maturing time charters. The Company operated a vessel on the spot market for 16 days during the nine months ended December 31, 2012.
TCE Revenue.   TCE revenue of $125.8 million for the nine months ended December 31, 2013, represents a decrease of $6.2 million, or 5%, from $132.1 million for the nine months ended December 31, 2012. The decrease in TCE revenue primarily relates to OSG’s early rejection of seven vessels on time charter contracts and off-hire of 219 days as a result of drydocking 11 vessels. The Company operated six of the vessels rejected by OSG on the spot market. As a result of the redeployment of these vessels, the average TCE spot rates were $13,098 per day. For the nine months ended December 31, 2013, we operated vessels on the spot market for 1,214 days, compared to 16 days for the nine months ended December 31, 2012.
Vessel Expenses.   Vessel expenses for the nine months ended December 31, 2013 were $50.4 million, representing an increase of $0.7 million or 1% compared to vessel expenses of $49.7 million for the nine months ended December 31, 2012. Average daily vessel operating expenses increased $45 per day from an average of $6,019 per day for the nine months ended December 31, 2012 to $6,064 per day for the same period in 2013. The increase in average daily vessel operating expenses resulted primarily from the timing of purchases of stores and spares. While 11 vessels were drydocked during the nine months ended December 31, 2013, we used the opportunity to provide stores to the vessels in the shipyard.
The following table compares Certain Operating Data for the nine months ended December 31, 2013 with the nine months ended December 31, 2012:

	For the Nine Months Ended December 31,		Increase (Decrease)	Percent Change
Certain Operating Data:	2013	2012
Average number of owned vessels	30.2	30.0	0.2	1%
Total operating days	8,307	8,250	57	1%
Average daily vessel operating expenses	$6,064	$6,019	$45	1%
Utilization	97.1%	99.7%	—	(3)%

Depreciation and Amortization Expense.   Depreciation and amortization expense of $35.5 million for the nine months ended December 31, 2013 increased $1.7 million, or 5%, from $33.9 million for the nine months ended December 31, 2012. The increase was primarily the result of amortization related to drydocking, which was $1.4 million for the nine months ended December 31, 2013.
General and Administrative Expenses.   General and administrative expenses of $9.6 million for the nine months ended December 31, 2013 increased $1.3 million, or 15%, from $8.3 million for the nine months ended December 31, 2012. The increase in general and administrative expenses primarily relates to management services provided to the fleet of vessels we manage for DSS Holdings, which expanded by ten vessels in calendar year 2012.

Interest Expense.   Interest expense for the nine months ended December 31, 2013 was $23.5 million, representing a decrease of $2.0 million, or 8%, compared to $25.5 million for the nine months ended December 31, 2012, as described in further detail in the table below. The decrease was primarily the result of lower interest on the reduced outstanding debt balance stemming from repayments that resulted in a $60.0 million decrease in the average debt balance for the nine months ended December 31, 2013, compared to the nine months ended December 31, 2012. Amortization of deferred financing charges resulted from entering into the MR Tanker Credit Facility, which is included in total interest expense, was $3.8 million for the nine months ended December 31, 2013 and did not change materially compared to the same period in 2012.

	For the Nine Months Ended December 31,		Increase (Decrease)	Percent Change
(U.S. dollars in thousands, except per day results)	2013	2012
Interest Expense:
Interest expense	$19,689	$21,743	$(2,054)	(9)%
Amortization of deferred financing charges	3,776	3,716	60	1%
Total interest expense	$23,465	$25,458	$(1,993)	(8)%
Average debt balance for applicable period	$628,604	$688,585	$(59,981)	(9)%

Diamond S Shipping III LLC and Diamond S Management LLC Combined Results of Operations—For the year ended March 31, 2013
Combined Results
The following table sets forth our combined results of operations, both in dollars and as a percentage of total revenue, for the year ended March 31, 2013:

(U.S. dollars in thousands)	For the Year Ended March 31, 2013	Percentage of Total Revenue
Voyage revenue	$170,706	97%
Service revenue	5,168	3%
Total revenue	175,874	100%
Operating expenses:
Voyage expenses	7,094	4%
Vessel expenses	67,431	38%
Depreciation and amortization expense	45,241	26%
General and administrative expenses	11,727	7%
Total operating expenses	131,493	75%
Operating income	44,381	25%
Interest expense	(33,403)	(19)%
Other income	58	0%
Total other expenses, net	(33,345)	(19)%
Net income	$11,036	6%

The following sets forth TCE Revenue, both in dollars and as a percentage of total revenue, and Other Data for the year ended March 31, 2013:

(U.S. dollars in thousands, except per day results)	For the Year Ended March 31, 2013	Percentage of Total Revenue
TCE Revenue:
Voyage revenue	$170,706	97%
Amortization of the fair value of time charter contracts	10,305	6%
Adjustment for straight-line revenue	(918)	(1)%
Voyage expenses	(7,094)	(4)%
TCE revenue	$172,999	98%
Other Data:
Total revenue days	10,777
Average TCE per day under time charter contacts	$16,114
Average TCE per day spot charters	$13,359
Average TCE per day	$16,052

Voyage Revenue.   For the fiscal year ended March 31, 2013, voyage revenue was $170.7 million. Voyage revenue was earned on both spot charters and time charter contracts. We engaged in spot voyages during the fiscal year ended March 31, 2013 as a result of the redelivery of seven vessels from OSG, of which six were initially redeployed as spot charters, with three subsequently entering into time charter agreements. Voyage revenue includes $0.9 million related to straight-lining escalating contracted charter rates and a reduction of $10.3 million of amortization related to the charter contracts that were fair-valued as of the Completion Date.
Service Revenue.   Service revenue for the fiscal year ended March 31, 2013 was $5.2 million. For the period from January 1, 2013 through March 31, 2013, we allocated our actual administrative costs over the 40 vessels we managed. See “—Other Financial and Operational Terms and Concepts—Service Revenue” for further detail about the management services we provide and the calculation of our management fee charged.
Voyage Expenses.   For the fiscal year ended March 31, 2013, we incurred voyage expenses of $7.1 million. These voyage costs relate to fuel and port charges incurred on our vessels operating on the spot market, and commissions related to the spot charters and time charter contracts. We engaged in spot voyages during the fiscal year ended March 31, 2013 as a result of the redelivery of seven vessels from OSG, of which six were initially redeployed as spot charters, with three subsequently entering into time charters.
TCE Revenue.   TCE revenue of $173.0 million for the fiscal year ended March 31, 2013 represents average daily earnings of $16,052 for vessels both under time charter contracts and operating on the spot market for 10,777 revenue days, which represents utilization of 98.4%.
Vessel Expenses.   Vessel expenses for the fiscal year ended March 31, 2013 were $67.4 million. This represents an average daily cost of $6,158 to operate each vessel. Vessel expenses include crew wages and associated costs, the cost of insurance premiums, expenses relating to repairs and maintenance, lubricants and spare parts and other miscellaneous expenses.
The following table sets forth Certain Operating Data for the year ended March 31, 2013:

Certain Operating Data	For the Year Ended March 31, 2013
Average number of owned vessels	30
Total operating days	10,950
Average daily vessel operating expenses	$6,158
Utilization	98.4%

Depreciation and Amortization Expense.   Depreciation and amortization expense for the fiscal year ended March 31, 2013 was $45.2 million. This represents the depreciation of 30 vessels for the entire fiscal year over an estimated useful life of 25 years, from the date of initial delivery from the shipyard, on a straight-line basis to the vessel’s residual or scrap value. The rate used to calculate the residual value was $300 per lightweight ton.
General and Administrative Expenses.   General and administrative expenses for the fiscal year ended March 31, 2013 was $11.7 million. General and administrative expenses primarily consist of salaries, benefits, rent, professional fees and other expenses that relate to commercial, technical, financial and administrative services we provide.
Interest Expense.   Interest expense for the fiscal year ended March 31, 2013 was $33.4 million. Our interest expense is based upon the MR Tanker Credit Facility, which we entered into in connection with the Cido transaction. As of March 31, 2013, the balance of the MR Tanker Credit Facility was $644.3 million.
Diamond S Shipping III LLC and Diamond S Management LLC Combined Results of Operations—For the year ended March 31, 2012
Combined Results
The following table sets forth our combined results of operations, both in dollars and as a percentage of total revenue, for the year ended March 31, 2012:

(U.S. dollars in thousands)	For the Year Ended March 31, 2012	Percentage of Total Revenue
Voyage revenue	$85,133	93%
Service revenue	6,254	7%
Total revenue	91,387	100%
Operating expenses:
Voyage expenses	710	1%
Vessel expenses	32,074	35%
Depreciation and amortization expense	22,598	25%
Acquisition costs	18,028	20%
General and administrative expenses	9,722	11%
Total operating expenses	83,132	91%
Operating income	8,255	9%
Interest expense	(19,374)	(21)%
Other income	18	0%
Net loss	$(11,101)	(12)%

The following sets forth TCE Revenue, both in dollars and as a percentage of total revenue, and Other Data for the year ended March 31, 2012:

(U.S. dollars in thousands, except per day results)	For the Year Ended March 31, 2012	Percentage of Total Revenue
TCE Revenue:
Voyage revenue	$85,133	93%
Amortization of the fair value of time charter contracts	4,977	5%
Adjustment for straight-line revenue	(1,119)	(1)%
Voyage expenses	(710)	(1)%
TCE revenue	$88,281	97%
Other Data:
Total revenue days	5,491
Average TCE per day under time charter contacts	$16,076
Average TCE per day spot charters	$—
Average TCE per day	$16,076

Voyage Revenue.   For the fiscal year ended March 31, 2012, voyage revenue was $85.1 million. Voyage revenue was earned from the 30 vessels acquired in the Cido transaction for the period from the Completion Date to March 31, 2012. For the period from April 1, 2011 to the Completion Date, the Company did not operate vessels. Voyage revenue includes $1.1 million related to straight-lining escalating contracted charter rates and a reduction of $5.0 million of amortization related to the charter contracts that were fair-valued as of the Completion Date.
Service Revenue.   Service revenue for the fiscal year ended March 31, 2012 was $6.3 million. See “—Other Financial and Operational Terms and Concepts—Service Revenue” for further detail about the management services we provide and the calculation of our management fee charged.
Voyage Expenses.   For the fiscal year ended March 31, 2012, we incurred voyage expenses of $0.7 million for commissions related to the time charter contracts.
TCE Revenue.   TCE revenue of $88.3 million for the fiscal year ended March 31, 2012 represents average daily earnings of $16,076 under time charter contracts for 5,491 revenue days, which represents utilization of 99.3%.
Vessel Expenses.   Vessel expenses for the fiscal year ended March 31, 2012 were $32.1 million. This represents an average daily cost of $5,798 to operate each vessel. Vessel expenses include crew wages and associated costs, the cost of insurance premiums, expenses relating to repairs and maintenance, lubricants and spare parts and other miscellaneous expenses.
The following table sets forth Certain Operating Data for the fiscal year ended March 31, 2012:

Certain Operating Data	For the Year Ended March 31, 2012
Average number of owned vessels	15.2
Total operating days	5,532
Average daily vessel operating expenses	$5,798
Utilization	99.3%

Depreciation and Amortization Expense.   Depreciation and amortization expense for the fiscal year ended March 31, 2012 was $22.6 million. This represents the depreciation of vessels for 5,532 days over an estimated useful life of 25 years, from the date of initial delivery from the shipyard, on a straight-line basis to the vessel’s residual or scrap value. The rate used to calculate the residual value was $300 per lightweight ton.

Acquisition Costs.   For the fiscal year ended March 31, 2012, we incurred aggregate acquisition costs of $18.0 million in connection with the Cido transaction.
General and Administrative Expenses.   General and administrative expenses for the fiscal year ended March 31, 2012 was $9.7 million. General and administrative expenses primarily consist of salaries, benefits, rent, professional fees and other expenses that relate to commercial, technical, financial and administrative services we provide.
Interest Expense.   Interest expense for the fiscal year ended March 31, 2012 was $19.4 million. Our interest expense is based upon the MR Tanker Credit Facility, which we entered into in connection with the Cido transaction.
Predecessor Results of Operations—For the period from April 1, 2011 through the Completion Date
Combined Results
The following table sets forth the Predecessor’s combined results of operations, both in dollars and as a percentage of total revenue, for the period from April 1, 2011 through the Completion Date:

(U.S. dollars in thousands)	April 1, 2011 through Completion Date	Percentage of Total Revenue
Voyage revenue	$87,863	100%
Operating expenses:
Voyage expenses	671	1%
Vessel expenses	30,735	35%
Depreciation and amortization expense	30,487	35%
Settlement expense	28,000	32%
Management fee	2,063	2%
Total operating expenses	91,956	105%
Operating Loss	(4,093)	(5)%
Interest expense	(12,757)	(15)%
Exchange loss, net	(11,756)	(13)%
Loss on early extinguishment of debt	(11,042)	(13)%
Other income	12	0%
Net Loss	$(39,636)	(45)%

The following sets forth TCE Revenue, both in dollars and as a percentage of total revenue, and Other Data for the period from April 1, 2011 through the Completion Date:

(U.S. dollars in thousands, except per day results)	April 1, 2011 through Completion Date	Percentage of Total Revenue
TCE Revenue:
Voyage revenue	$87,863	100%
Adjustment for straight-line revenue	22	0%
Voyage expenses	671	1%
TCE revenue	$87,170	99%
Other Data:
Total revenue days	5,416
Average TCE per day under time charter contacts	$16,095
Average TCE per day spot charters	$—
Average TCE per day	$16,095

Voyage Revenue.   For the period from April 1, 2011 through the Completion Date, the Predecessor earned voyage revenue of $87.9 million. Voyage revenue was earned from 30 vessels that have daily contracted charter rates. The vessels were operating at 99.4% utilization.
Voyage Expenses.   For the period from April 1, 2011 through the Completion Date, the Predecessor incurred voyage expenses of $0.7 million for commissions related to the time charter contracts.
TCE Revenue.   TCE revenue of $87.2 million for the period from April 1, 2011 through the Completion Date represents average daily earnings of $16,095 under time charter contracts for 5,416 days.
Vessel Expenses.   Vessel expenses for the period from April 1, 2011 through the Completion Date were $30.7 million. This represents an average daily cost of $5,642 to operate each vessel. Vessel expenses include crew wages and associated costs, the cost of insurance premiums, expenses relating to repairs and maintenance, lubricants and spare parts and other miscellaneous expenses.
The following table sets forth Certain Operating Data for the period from April 1, 2011 through the Completion Date:

Certain Operating Data	April 1, 2011 through Completion Date
Average number of owned vessels	30
Total operating days	5,448
Average daily vessel operating expenses	$5,642
Utilization	99.4%

Depreciation and Amortization Expense.   Depreciation and amortization expense for the period from April 1, 2011 through the Completion Date was $30.5 million. This represents the depreciation of vessels for the calendar days that the 30 vessels were owned by the Predecessor.
Settlement Expense.   For the period from April 1, 2011 through the Completion Date, the Predecessor incurred costs of $28.0 million, which were paid to certain charter customers in connection with the Cido transaction.
Management Fee.   Management fee expenses for the period from April 1, 2011 through the Completion Date, was $2.1 million. The Predecessor allocated its corporate overhead costs evenly, through management agreements, across all vessel holding companies that were under the Predecessor’s control.
Interest Expense.   Interest expense for the period from April 1, 2011 through the Completion Date, was $12.8 million. Interest expense was based on debt obtained by the Predecessor’s parent entity, which was extinguished on the Completion Date.
Exchange Loss, Net.   For the period from April 1, 2011 through the Completion Date, the Predecessor incurred costs of $11.8 million in exchange losses on the Yen-denominated debt as a result of a decline in the relative value of the Yen during the period as the debt was extinguished at the Completion Date.
Loss on Early Extinguishment of Debt.   For the period from April 1, 2011 through the Completion Date, the Predecessor incurred costs of $11.0 million for early extinguishment of debt in connection with the Cido transaction.
Supplemental Discussion of Results of Operations for the Years Ended March 31, 2013 and March 31, 2012
Items Affecting Comparability of Our Financial Results
The historical results of operations for the period from April 1, 2011 to the Completion Date in 2011 are those of the Predecessor and may not be comparable to our past or future results. The historical combined financial statements of the Predecessor:
■
  are presented on a combined rather than consolidated basis. The principal difference between consolidated and combined financial statements is that the combined financial statements do not reflect a controlling financial interest among the combined entities; and
■
  reflect the operation of our assets with different business strategies and as part of a larger business rather than as stand-alone businesses as we presently operate them.

Vessel expenses prior to the Completion Date may not be directly comparable to our current vessel expenses. Although we retained the technical management contracts of the Predecessor, we manage our expenses under different business strategies.
Depreciation and amortization expense prior to the Completion Date was computed based on Cido’s assumptions for the useful life of the vessels and salvage values. After the Completion Date, we reassessed the depreciation and amortization expense to reflect our assumptions for the useful life of the vessels and salvage values. See “—Critical Accounting Policies” for a more detailed discussion.
In connection with the Cido transaction, we incurred transaction expenses of $18.0 million, which were included in our operating expenses upon completion of the acquisitions.
In connection with the Cido transaction, the Predecessor incurred costs of $28.0 million to certain charter customers, which are included in the Predecessor’s historical financials as “settlement expenses.”
Management fee expenses prior to the Completion Date were allocated expenses from the Predecessor’s parent entity. Our Manager is included in our combined results. Accordingly, we recognize general and administrative expenses that are incurred by our Manager for providing commercial, technical and administrative services to vessels under common control of DSS Holdings, the ultimate parent. Additionally, we earn service revenue for managing vessels that are under common control, but are not owned by Diamond S Shipping III LLC. This service revenue is based on our actual general and administrative costs. See “Other Financial and Operational Terms and Concepts—Service Revenue” for further detail about the management services we provide and the calculation of our management fee charged.
Interest prior to the Completion Date was based on debt obtained by the Predecessor’s parent entity. In connection with the Cido transaction, DSS Vessel II, LLC, our indirectly wholly-owned subsidiary, entered into the MR Tanker Credit Facility to finance the acquisitions, and as a result, the interest expense differs from the period prior to the Completion Date.
In connection with the Cido transaction, the Predecessor incurred costs for early extinguishment of debt of $11.0 million and exchange losses on the extinguishment of debt of $11.8 million, which are included in the Predecessor’s historical financial statements.
The following tables set forth our results of operations as reported in our combined financial statements in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). U.S. GAAP requires that we separately present our results for the periods from April 1, 2011 to the Completion Date (the “Predecessor period”) and from  April 1, 2011 to March 31, 2012 (the “Successor period”). Management believes reviewing our operating results for the fiscal year ended March 31, 2012 by combining the results of the Predecessor and Successor periods is more useful in identifying trends in, or reaching conclusions regarding, our overall operating performance. Accordingly, in addition to presenting our results of operations as reported in our combined financial statements and the Predecessor’s combined financial statements in accordance with U.S. GAAP, the table below presents the non-GAAP combined results for the fiscal year ended March 31, 2012, which we also use to compute the percentage change to the fiscal year ended March 31, 2013, as we believe this presentation provides the most meaningful basis for comparison of our results. In addition, we believe a full year of operations is most meaningful in order to take into account all of the expenses that each vessel in our fleet will incur over a full year of operations. The combined operating results may not reflect the actual results we would have achieved had we owned the 30 vessel-owning companies purchased from Cido for the entire fiscal year ended March 31, 2012, and may not reflect our future results of operations. In addition to the combined financial results as discussed above for the fiscal year ended March 31, 2012, we have also presented time charter equivalent and vessel operating expenses for the Predecessor period, the Successor period and the fiscal year ended March 31, 2013 on a per day basis for additional analysis of historical operating data, which we believe are the most relevant operating data for comparative purposes when comparing the periods included herein.

The following statements of operations compare the combined results from operations for the fiscal year ended March 31, 2013 with the combined results for the fiscal year ended March 31, 2012.

	Diamond S Shipping III LLC and Diamond S Management LLC
(U.S. dollars in thousands)	For the Year Ended March 31, 2013	For the Year Ended March 31, 2012	Predecessor April 1 to Completion Date	Combined For the Year Ended March 31, 2012	Increase (Decrease)	Percent Change
Voyage revenue	$170,706	$85,133	$87,863	$172,996	$(2,290)	(1)%
Service revenue	5,168	6,254	—	6,254	(1,086)	(17)%
Total revenue	175,874	91,387	87,863	179,250	(3,376)	(2)%
Operating expenses:
Voyage expenses	7,094	710	671	1,381	5,713	414%
Vessel expenses	67,431	32,074	30,735	62,809	4,622	7%
Depreciation and amortization expense	45,241	22,598	30,487	53,085	(7,844)	(15)%
Acquisition costs	—	18,028	—	18,028	(18,028)	—
General and administrative expenses	11,727	9,722	—	9,722	2,005	21%
Settlement expense	—	—	28,000	28,000	(28,000)	—
Management fee	—	—	2,063	2,063	(2,063)	—
Total operating expenses	131,493	83,132	91,956	175,088	(43,595)	(25)%
Operating income (loss)	44,381	8,255	(4,093)	4,162	40,219	966%
Interest expense	(33,403)	(19,374)	(12,757)	(32,131)	1,272	4%
Exchange loss, net	—	—	(11,756)	(11,756)	(11,756)	—
Loss on early extinguishment of debt	—	—	(11,042)	(11,042)	(11,042)	—
Other income	58	18	12	30	(28)	(93)%
Net income (loss)	$11,036	$(11,101)	$(39,636)	$(50,737)	$61,773	(122)%

The following table compares the TCE Revenue and Other Data for the fiscal year ended March 31, 2013 with the combined results of the fiscal year ended March 31, 2012:

	Diamond S Shipping III LLC and Diamond S Management LLC
(U.S. dollars in thousands, except per day results)	For the Year Ended March 31, 2013	For the Year Ended March 31, 2012	Predecessor April 1 to Completion Date	Combined For the Year Ended March 31, 2012	Increase (Decrease)	Percent Change
TCE Revenue:
Voyage revenue	$170,706	$85,133	$87,863	$172,996	$(2,290)	(1)%
Amortization of the fair value of time charter contracts	10,305	4,977	—	4,977	5,328	107%
Adjustment for straight-line revenue	(918)	(1,119)	(22)	(1,141)	(223)	(20)%
Voyage expenses	(7,094)	(710)	(671)	(1,381)	5,713	414%
TCE revenue	$172,999	$88,281	$87,170	$175,451	$(2,452)	(1)%
Other Data:
Total revenue days	10,777	5,491	5,416	10,907	(130)	(1)%
Average TCE per day under time charter contracts	$16,114	$16,076	$16,095	$16,086	$(34)	0%
Average TCE per day spot charters	$13,359	$—	$—	$—	$13,359	—
Average TCE per day	$16,052	$16,076	$16,095	$16,086	$(34)	0%

Voyage Revenue.   For the fiscal year ended March 31, 2013, voyage revenue decreased $2.3 million or 1% in comparison to the combined voyage revenue for the fiscal year ended March 31, 2012. We engaged in spot voyages during the fiscal year ended March 31, 2013 as a result of the redelivery of seven vessels from OSG, of which six were initially redeployed as spot charters, with three subsequently entering into time charters.
Service Revenue.   Service revenue of $5.2 million for the fiscal year ended March 31, 2013 decreased $1.1 million or 17% from $6.3 million for the fiscal year ended March 31, 2012. Decreases in service revenue for the fiscal year ended March 31, 2013 resulted from an amendment to our management agreements, effective January 1, 2013, pursuant to which we allocate actual administrative costs on a pro rata basis for the number of vessels under management. See ‘‘—Other Financial and Operational Terms and Concepts—Service Revenue’’ for further detail about the management services we provide and the calculation of our management fee charged.
Voyage Expenses.   For the fiscal year ended March 31, 2013, voyage expenses increased $5.7 million or 414% in comparison to the combined voyage expenses for the fiscal year ended March 31, 2012. These voyage costs relate to fuel and port charges incurred on our vessels operating on the spot market, and commissions related to the spot charters and time charter contracts. We engaged in spot voyages during the fiscal year ended March 31, 2013 as a result of the redelivery of seven vessels from OSG, of which six were initially redeployed as spot charters, with three subsequently entering into time charters.
TCE Revenue.   TCE revenue of $173.0 million for the fiscal year ended March 31, 2013 decreased $2.5 million from $175.5 million or 1% in comparison to the combined TCE revenue for the fiscal year ended March 31, 2012. The net decrease of $2.5 million primarily resulted from 133 fewer revenue days for seven vessels that were off-hire for drydock in the 2013 fiscal year. The Company did not record any profit-sharing during this period. On a per day basis, TCE revenue was comparable for both the Predecessor period and Successor period, as well as for the fiscal year ended March 31, 2013 and the combined fiscal year ended March 31, 2012.
Vessel Expenses.   Vessel expenses for the fiscal year ended March 31, 2013 were $67.4 million, representing an increase of $4.6 million or 7% compared to the combined vessel expenses of $62.8 million for the fiscal year ended March 31, 2012. Average daily vessel operating expenses increased $438 per day from an average of $5,720 per day in fiscal year 2012 to $6,158 per day in fiscal year 2013. The increase in average daily vessel operating expenses in fiscal year 2013 resulted from increased spending in various areas to ensure the vessels are operating to the Company’s operating standards. These areas of increased expenses included manning levels, spare parts, inventory and periodic environmental audits and owner audits.
The following table compares the Certain Operating Data for the fiscal year ended March 31, 2013 with the combined results of fiscal year ended March 31, 2012:

Certain Operating Data	For the Year Ended March 31, 2013	For the Year Ended March 31, 2012	Predecessor April 1 to Completion Date	Combined For the Year Ended March 31, 2012
Average number of owned vessels	30	15.2	30	30
Operating days	10,950	5,532	5,448	10,980
Average daily vessel operating expenses	$6,158	$5,798	$5,642	$5,720
Utilization	98.4%	99.3%	99.4%	99.3%

Depreciation and Amortization Expense.   Depreciation and amortization expense for the fiscal year ended March 31, 2013 was $45.2 million, representing a decrease of $7.8 million or 15% compared to a combined $53.1 million expense for the combined fiscal year ended March 31, 2012. The decrease is primarily related to a reduction of the depreciable basis as the vessels were valued at their fair value at the time of the Cido transaction. Prior to the Cido transaction, they were valued at the Predecessor’s historical cost.
Acquisition Costs.   For the fiscal year ended March 31, 2012, during the Successor period, we incurred aggregate acquisition costs of $18.0 million in connection with the Cido transaction. We incurred no acquisition costs for the fiscal year ended March 31, 2013.
General and Administrative Expenses.   General and administrative expenses of $11.7 million for the fiscal year ended March 31, 2013 increased $2.0 million or 21% from $9.7 million for the fiscal year ended March 31, 2012. The increase in general and administrative expenses primarily relates to management services provided to the fleet of vessels we manage for DSS Holdings, which expanded as a result of the Cido transaction.

Settlement Expense.   For the fiscal year ended March 31, 2012, the Predecessor incurred costs of $28.0 million, which were paid to certain charter customers in connection with the Cido transaction.
Management Fee.    For the fiscal year ended March 31, 2012, the Predecessor incurred management fee costs of $2.1 million, whereby the Predecessor allocated its corporate overhead costs evenly, through management agreements, across all vessels.
Interest Expense.   Interest expense for the fiscal year ended March 31, 2013 was $33.4 million, an increase of $1.3 million or 4% compared to the combined $32.1 million expense for the combined fiscal year ended March 31, 2012.  Interest expense of the Predecessor prior to the Completion Date was an expense based on debt obtained by the Predecessor’s parent entity. Our interest expense is based upon the MR Tanker Credit Facility, which DSS Vessel II, LLC, our indirectly wholly-owned subsidiary, entered into in connection with the Cido transaction. As of March 31, 2013, the balance of the MR Tanker Credit Facility was $644.3 million.
Exchange Loss, Net.   For the fiscal year ended March 31, 2012, during the Predecessor period, the Predecessor incurred costs of $11.8 million in exchange losses on the Yen-denominated debt as a result of a decline in the relative value of the Yen during the period as the debt was extinguished at the Completion Date. There were no exchange gains or losses for the Successor period or the fiscal year ended March 31, 2013 as the Company’s debt is denominated in U.S. dollars.
Loss on Early Extinguishment of Debt.   For the fiscal year ended March 31, 2012, during the Predecessor period, the Predecessor incurred costs of $11.0 million for early extinguishment of debt in connection with the sale the Cido transaction. There was no extinguishment of debt during the Successor period or the fiscal year ended March 31, 2013.
Liquidity and Capital Resources
Liquidity
Our primary source of funds for our short-term and long-term liquidity needs is the cash flows generated from our vessel operations. We charter 30 of our vessels on time charters (20 of the time charter agreements include profit-sharing), and the remaining three vessels operate in the spot market. Time charters provide contracted revenue that reduces the volatility (rates can fluctuate from month to month) and seasonality (rates are generally stronger in the first and fourth calendar quarters of each year) experienced by vessels that operate in the spot market. We believe these cash flows from operations and borrowings under new credit facilities that we expect to enter into in connection with the purchase of our ten newbuild product tankers will be sufficient to meet our existing liquidity needs for the next 12 months.
As of December 31, 2013, our cash balance was $34.6 million, which is a decrease of $4.2 million from our cash balance of $38.8 million as of March 31, 2013.
The MR Tanker Credit Facility requires Diamond S Shipping III LLC and its consolidated subsidiaries to comply with a number of covenants, including financial covenants related to liquidity, debt to capitalization, and collateral maintenance; delivery of quarterly and annual financial statements and annual projections; maintaining adequate insurance; compliance with laws; maintenance of flag and class of the initial vessels; restrictions on consolidations, mergers or sales of assets; limitations on additional indebtedness; prohibitions on paying dividends and other customary covenants.
We expect to finance approximately            of the $380.0 million purchase price for the ten newbuild product tankers with the proceeds from this offering and the remainder from borrowings under new credit facilities and from our future cash flow from operations. Under the payment schedule for the newbuilds $62.6 million, $146.6 million and $170.8 million are due in each of the fiscal years ending March 31, 2014, 2015 and 2016, respectively. We have not yet negotiated any new credit facilities to finance the remaining cost of the newbuilds.
Cash Flow Analysis
The following table sets forth cash flow data for the periods indicated therein:

	Diamond S Shipping III LLC and Diamond S Management LLC				Predecessor
	For the Nine Months Ended December 31,		For the Year Ended March 31,		April 1 to Completion Date
(U.S. dollars in thousands)	2013	2012	2013	2012
Cash provided by (used in) operating activities	$35,180	$53,910	$66,544	$19,038	$(13,933)
Cash provided by (used in) investing activities	39	(39)	(1,805)	(1,165,608)	11,558
Cash (used in) provided by financing activities	(39,394)	(59,497)	(75,481)	1,195,719	—

Diamond S Shipping III LLC and Diamond S Management LLC—For the nine months ended December 31, 2013 compared to the nine months ended December 31, 2012
Cash provided by operating activities
Cash provided by operating activities was $35.2 million for the nine months ended December 31, 2013 as compared to $53.9 million for the nine months ended December 31, 2012. The change in cash provided by operating activities was primarily due to a $10.7 million decrease in net income and a $10.7 million increase in cash paid for drydocking costs during the nine months ended December 31, 2013. The decrease in net income is primarily due to lower TCE revenue as a result of the OSG vessels returned from time charter, and drydock amortization expenses. The Company’s first drydock occurred in December 2012.
Cash provided by (used in) investing activities
Cash provided by investing activities was $39 thousand for the nine months ended December 31, 2013 as compared to $39 thousand of cash used in the nine months ended December 31, 2012. For the nine months ended December 31, 2013, $1.3 million of cash was provided when the Manager’s direct parent repaid a contribution to its subsidiary that the Manager made on its direct parent’s behalf. For the nine months ended December 31, 2013, $1.3 million in cash was paid for equipment capitalized on existing vessels and office property, compared to $39 thousand in cash paid for office property during the nine months ended December 31, 2012.
Cash used in financing activities
Cash used in financing activities was $39.4 million for the nine months ended December 31, 2013 as compared to $59.5 million for the nine months ended December 31, 2012. During the nine months ended December 31, 2013 and 2012, cash payments of $46.4 million and $45.0 million, respectively, in each of the periods were for principal payments on the MR Tanker Credit Facility. In addition, during the nine months ended December 31, 2013, $2.2 million of member contributions were provided due to the CarVal Transaction, which also included contributing three vessel-owning subsidiaries to the Company. During the nine months ended December 31, 2012, we paid a $19.0 million dividend to DS Shipping I, the sole member of Diamond S Shipping III, to be used by DSS Holdings and its subsidiaries for working capital. In addition, during the nine months ended December 31, 2012, the Manager received $7.0 million on behalf of its direct parent, which the Manager contributed to a subsidiary of its direct parent subsequent to December 31, 2012, offset by a $2.5 million contribution to a subsidiary of the Manager’s direct parent as the Manager was holding cash on its direct parent’s behalf.
Diamond S Shipping III LLC and Diamond S Management LLC—For the year ended March 31, 2013
Cash provided by operating activities
Cash provided by operating activities was $66.5 million for the fiscal year ended March 31, 2013. Net income, after adding back non-cash items, was a $73.2 million inflow. The $6.6 million outflow in operating assets and liabilities was primarily related to a $3.8 million and $3.0 million increase in Due from charterers and Bunker inventory, respectively. These increases primarily pertained to operating certain vessels on the spot market, where the Company is responsible for bunkers and voyage costs, but is paid charter hire in arrears.
Cash used in investing activities
Cash used in investing activities was $1.8 million for the fiscal year ended March 31, 2013. Cash of $1.3 million was used when the Manager paid a contribution to its direct parent’s subsidiary on its behalf. In addition, cash of $0.5 million was paid for equipment capitalized on existing vessels and office property.
Cash used in financing activities
Cash used in financing activities was $75.5 million for the fiscal year ended March 31, 2013. During the year ended March 31, 2013, the Company (1) paid $59.9 million in principal payments on the MR Tanker Credit Facility, (2) paid $28.0 million in dividends from excess cash, (3) paid a $2.5 million contribution to a subsidiary of the Manager’s direct parent as the Manager was holding cash on its direct parent’s behalf and (4) received $15.0 million in member contributions in March 2013, increasing working capital during the period, which was primarily used for the seven vessels that were redelivered by OSG, of which six were initially redeployed as spot charters, with three subsequently entering into time charters.

Diamond S Shipping III LLC and Diamond S Management LLC—For the year ended March 31, 2012
Cash provided by operating activities
Cash provided by operating activities was $19.0 million for the year ended March 31, 2012. The net loss of $11.1 million for the year ended March 31, 2012 included acquisition costs of $18.0 million. Non-cash items related to vessel depreciation of $22.5 million and $5.0 million of amortization related to the charter contracts that were fair-valued as of the Completion Date.
Cash used in investing activities
Cash used in investing activities was $1,165.6 million for the year ended March 31, 2012. The $1,165.6 million represents the cash paid for the Cido transaction with the remainder related to office property additions.
Cash provided by financing activities
Cash provided by financing activities was $1,195.7 million for the fiscal year ended March 31, 2012. During this period, the Company received $512.7 million in cash from member contributions and $719.3 million from the MR Tanker Credit Facility to finance the acquisition of the vessels in the Cido transaction. Cash received was offset with payments of $23.8 million in deferred financing costs relating to the MR Tanker Credit Facility and $15.0 million in principal payments on the credit facility. In addition, during the fiscal year ended March 31, 2012, the Manager received $2.5 million on behalf of its direct parent, which the Manager contributed to a subsidiary of its direct parent subsequent to March 31, 2012.
Predecessor—For the period from April 1, 2011 to the Completion Date
Cash used in operating activities
Cash used in operating activities was $14.0 million for the period from April 1, 2011 to the Completion Date. Net loss, after adding back non-cash items, was a $42.3 million inflow. The $56.3 million outflow in operating assets and liabilities was primarily related to $51.7 million of cash paid to the former owner to settle certain intercompany balances at the Completion Date.
Cash provided by investing activities
Cash used in investing activities was $11.6 million for the period from April 1, 2011 to the Completion Date. The $11.6 million represents the decrease in the restricted cash amounts previously required for the Predecessor’s debt facility, which was extinguished prior to the Completion Date.
Cash used in financing activities
For the period from April 1, 2011 to the Completion Date, the Predecessor had cash payments of $962.8 million on its debt facilities in conjunction with the Cido transaction, which were offset by cash receipts of $962.8 million from the former owner to make the repayments to the banks prior to the Completion Date.
Our Credit Facility
On July 29, 2011, DSS Vessel II, LLC, our indirectly wholly-owned subsidiary, entered into a $719.3 million five-year senior secured term loan facility to be used to finance the Cido transaction. The MR Tanker Credit Facility reductions are based on a 12 year straight-line amortization schedule payable on a quarterly basis, increasing by $0.7 million per quarter beginning with the amortization payment that was due on September 30, 2013, as described below. A final payment of $440.6 million is due on July 29, 2016, the maturity date. On September 26, 2011, $647.3 million was funded to purchase 27 companies and the remaining $71.9 million was funded on October 12, 2011 to purchase the remaining three companies. The MR Tanker Credit Facility is collateralized by the 30 vessels that are individually owned by the 30 companies acquired in the Cido transaction.
As a result of the seven charter agreements that were rejected by OSG, on May 2, 2013, DSS Vessel II, LLC executed an amendment to the MR Tanker Credit Facility whereby it agreed to increase each quarterly principal repayment amount by $0.7 million beginning with the quarter ended September 30, 2013 through maturity in June 2016.
Interest on each tranche is paid quarterly and bears interest at the London Interbank Offered Rate (“LIBOR”) for a three month interest period, plus the Applicable Margin. The Applicable Margin was 2.75% until November 1, 2011, at which time, pursuant to an amendment entered into on December 16, 2011, effective as of November 1, 2011, the Applicable Margin increased to 3.00%. The first principal payment was paid six months from the first funding, on March 26, 2012. We have entered into interest rate swap agreements for the initial notional amount of $539.4 million at a fixed interest rate of 1.345% to hedge our exposure under the MR Tanker Credit Facility. Both the MR Tanker Credit Facility and the interest rate swap agreements have a maturity date of July 29, 2016.

The MR Tanker Credit Facility contains restrictive covenants and other non-financial restrictions. The agreement includes restrictions and financial covenants including, among other things, Diamond S Shipping III LLC’s ability to incur indebtedness, limitations on dividends, minimum cash balance, collateral maintenance, net debt to EBITDA ratio and other customary restrictions. Diamond S Shipping III LLC would not be permitted under the MR Tanker Credit Facility to declare or pay dividends if an event of default existed at the time of payment or would be caused thereby. The dividends payable in any fiscal year cannot exceed 50% of Diamond S Shipping III LLC’s consolidated EBITDA, as defined in the MR Tanker Credit Facility. However, Diamond S Shipping III LLC is permitted to dividend up to $2.0 million during any 12 month period to the Company solely for the payment of taxes, corporate overhead and operating expenses. Diamond S Shipping III LLC was in compliance with its financial covenants as of March 31, 2013 and December 31, 2013.
The financial covenants include maintaining:
■
  a total debt to capitalization ratio of not more than 65%;
■
  a ratio of EBITDA to gross interest expense measured on a trailing twelve month basis of not less than 2.50 to 1.00;
■
  minimum liquidity per each vessel pledged as security for the obligations under the MR Tanker Credit Facility in the amount of at least $750 thousand; and
■
  a minimum value ratio such that the fair market value of the vessels that are pledged to secure the term loan is not less than 125% (or, beginning September 30, 2014 and thereafter, 130%) of the aggregate outstanding principal balance of the term loans.
The MR Tanker Credit Facility contains customary events of default, including nonpayment of principal or interest, breach of covenants or the material inaccuracy of representations, default under other material indebtedness, bankruptcy and change of control of Diamond S Shipping III LLC. Upon the occurrence of an event of default, all amounts owing under the MR Tanker Credit Facility may be declared immediately due and payable.
Capital Expenditures
Drydock
During the fiscal year ended March 31, 2013, seven vessels completed their drydocks and incurred $4.3 million in aggregate drydock cost. The payment schedules of these expenses vary based on the shipyard in which the drydocks occur. During the fiscal years ending March 31, 2014 and 2015, we expect to drydock 13 and 10 vessels, respectively, at costs ranging from $0.8 million to $1.0 million per vessel, which will vary based on location of the shipyard and further assessment of requirements once the ship is in drydock, and excluding any costs associated with our vessel fuel efficiency modification program. We do not have any scheduled drydocks for the fiscal year ended March 31, 2016.
Dividends
We do not anticipate declaring or paying any cash dividends to holders of our common shares in the near term. We currently intend to retain future earnings, if any, for use in the operation and expansion of our business. We may, however, adopt in the future a policy to make cash dividends.
Contractual Obligations
The following table sets forth our expected contractual obligations as of March 31, 2013:

(U.S. dollars in thousands)	Total	Less than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Principal payments	$644,339	$62,173	$125,836	$456,330	$0
Interest costs, excluding swap obligation	58,216	19,446	33,802	4,967	0
Swap obligations	18,878	6,362	10,941	1,575	0
Total	$721,433	$87,981	$170,579	$462,872	$0

Off-Balance Sheet Arrangements
We do not have any off-balance sheet arrangements as of December 31, 2013.
JOBS Act
In April 2012, the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, was enacted. Section 107 of the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this extended transition period, and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies.
Quantitative and Qualitative Disclosures About Market Risk
Interest Rate Risk
We are exposed to the impact of interest rate changes primarily through our floating-rate borrowings that require us to make interest payments based on LIBOR. Significant increases in interest rates could adversely affect operating margins, results of operations and our ability to service debt. We use interest rate swaps to reduce our exposure to market risk from changes in interest rates. The principal objective of these contracts is to minimize the risks and costs associated with our floating-rate debt.
We are exposed to the risk of credit loss in the event of non-performance by the counterparties to the interest rate swap agreements. In order to minimize counterparty risk, we only enter into derivative transactions with counterparties that are rated A- or better by Standard & Poor’s Financial Services LLC or A3 or better by Moody’s Investors Service, Inc. at the time of the transactions. In addition, to the extent possible and practical, interest rate swaps are entered into with different counterparties to reduce concentration risk.
From time to time, we consider entering into interest rate swap agreements to modify our exposure to interest rate movements and to manage our interest expense. As of December 31, 2013, 77% of our debt was fixed and 23% was variable. Based on our December 31, 2013 outstanding variable rate debt balance, a one percentage point increase in annual LIBOR interest rates would increase our annual interest expense by approximately $1.28 million, excluding the effects of capitalization of interest.
Inflation
Inflation has only a moderate effect on our expenses given current economic conditions. In the event that significant global inflationary pressures appear, these pressures would increase our operating, voyage, general and administrative, and financing costs.
Interest Rate Swap Agreements
Our long-term debt consists of the MR Tanker Credit Facility, which bears interest at a variable rate equal to LIBOR plus an applicable margin of 3.0%. As one of our risk management objectives is to mitigate the risk of changes in cash flows attributable to changes in the designated LIBOR for the MR Tanker Credit Facility, we have entered into interest rate swap agreements for the initial notional amount of $539.4 million at a fixed interest rate of 1.345% to hedge our exposure under the MR Tanker Credit Facility. Both the MR Tanker Credit Facility and the interest rate swap agreements have a maturity date of July 29, 2016. Changes in the cash flows of the interest rate swap agreements are expected to offset exactly the changes in cash flows attributable to fluctuations in the LIBOR based interest payments on the MR Tanker Credit Facility. The net effect of these interest rate swap agreements is to convert the LIBOR component variable interest rate on loans having an initial principal balance of $539.4 million under the MR Tanker Credit Facility to a fixed rate of 1.345%. As of December 31, 2013, the notional amount of the swaps was $449.5 million.
Critical Accounting Policies
The process of preparing our financial statements in conformity with generally accepted accounting principles requires the use of estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses. These estimates and judgments are based on historical experience, future expectations and other factors and assumptions we believe to be reasonable under the circumstances. The most significant estimates and judgments are reviewed on an ongoing basis and are revised when necessary. However, because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such differences could be material. Accounting estimates and assumptions discussed in this section are those that we consider to be the most critical to an understanding of our financial statements because they inherently involve significant judgments and uncertainties.
Revenue Recognition
Revenues are generated from both time charters and voyage charters.
Revenues from the time chartering of vessels are recognized on a straight-line basis over the period specified in each charter agreement during which the service is performed. The difference between the charter hire received and the amounts contractually due pursuant to the underlying charter hire agreements are included in Other noncurrent assets in the combined balance sheets.

When the time charter contains a profit-sharing agreement, the Company recognizes the profit-sharing or contingent revenue only after meeting a determinable threshold, which is outlined in the time charter agreement. Amounts receivable arising from profit-sharing arrangements are accrued based on the actual results of the voyages recorded as of the reporting date once the threshold is met.
Under a voyage charter agreement, the revenues are recognized on a pro rata basis based on the relative transit time in each period. The period over which voyage revenues are recognized commences at the time the vessel departs from its last discharge port and ends at the time the discharge of cargo at the next discharge port is completed. The Company does not begin recognizing revenue until a charter has been agreed to by the customer and the Company, even if the vessel has discharged its cargo and is sailing to the anticipated load port on its next voyage. The Company does not recognize revenue when a vessel is off-hire. Estimated losses on voyages are provided for in full at the time such losses become evident.
Time Charter Contracts Acquired
During the year ended March 31, 2012, we acquired 30 MR product tankers from Cido, of which 28 had existing above-market charters and two had below-market charters at the time of the acquisitions. When a vessel is acquired with an existing time charter, we allocate the component of the purchase price related to time charter contracts based on the differential between the stated time charter rate and the contracts’ fair value at the time of the acquisition, and then amortize this differential in conjunction with the length of the contracts. Fair value is computed using a discounted cash flow model, which estimates the fair value of the contracts based on estimated future cash flows discounted to their present values using the Company’s estimated weighted average cost of capital. The model compares the contractual amounts to be received in accordance with the terms of the charter contract, including estimates for profit-sharing, where applicable, and management’s estimate of future cash receipts based on its estimate of the future charter rates in the spot market related to the vessel, measured over periods equal to the remaining term of the charter, including option periods to extend the time charter contract. Option periods would be included if it is probable that they would be exercised by the charterer, given the estimated charter rate in that period. The amortization period is evaluated on a periodic and annual basis by reviewing estimated future time charter rates and comparing such estimates to the option renewal rates in order to evaluate the probability of the charterer exercising the renewal.
For the 28 above-market time charters acquired, as of the acquisition dates, we recorded an asset in the amount of $39.1 million based on the present value of the difference between the contractual amounts to be paid and our estimation of the fair market charter rate at the date of acquisition. For the two below-market time charters acquired, we recorded a liability in the amount of $0.4 million based on the present value of the difference between the contractual amounts to be paid and our estimation of the fair market charter rate at the date of acquisition.
As of March 31, 2013, based on the average of analysts’ estimates of future spot earnings, measured over periods equal to the remaining term of the applicable time charter contract, management believes that it is probable that the renewal options will be exercised by the charterers, and, as such, the Company is amortizing the time charter contracts’ assets and liabilities, as applicable, through the option renewal periods.
Goodwill
The Company follows the provisions of ASC 350-20-35, “Intangibles-Goodwill and Other.” The Company allocates the cost of acquired companies to the identifiable tangible and intangible assets and liabilities acquired, with the remaining amount being classified as goodwill. The allocation of the purchase price of acquired companies requires management to make significant estimates and assumptions, including estimates of future cash flows expected to be generated by the acquired assets and the appropriate discount rate to value these cash flows.
The Company assesses the goodwill for impairment annually, or more frequently if impairment indicators arise. We are not required to calculate the fair value unless it is determined, based on a qualitative assessment, that it is more likely than not that the reporting unit’s fair value is less than its carrying amount. There are a number of events and circumstances for us to consider in conducting the qualitative assessment. If the qualitative assessment indicates the need for a formal impairment assessment, this is performed by comparing the estimated fair value of the reporting unit with its net book value. The Company derives the fair value of its reporting unit primarily based on discounted cash flow models. The process of evaluating the potential impairment of goodwill is highly subjective and requires significant judgment with respect to estimates of future cash flows expected to be generated and the appropriate discount rate to value these cash flows.

The discounted cash flow model incorporates revenue assumptions based on actual existing contracts and historical utilization rates for vessels not under contract. For the historic rates, we use the trailing 10-year industry average rates for our vessels’ class, recognizing that the transportation of petroleum products and crude oil is cyclical in nature and is subject to wide fluctuation in rates, as management believes the use of a 10-year average is the best measure of future rates over the remaining useful life of our fleet. Also for this purpose, we use a utilization rate based on our historic average.
We expect to incur the following costs over the remaining useful lives of the vessels in our fleet:
■
  vessel operating costs based on historic and budgeted costs adjusted for inflation;
■
  drydocking costs based on historic costs adjusted for inflation; and
■
  general and administrative costs adjusted for inflation.
The more significant factors which could impact management’s assumptions regarding voyage revenues, drydocking costs and management fee expenses include, without limitation: (1) loss or reduction in business from our significant customers; (2) changes in demand; (3) material decline in rates in the tanker market; (4) changes in production of or demand for petroleum products and oil, generally or in particular regions; (5) greater than anticipated levels of tanker new building orders or lower than anticipated rates of tanker scrapping; (6) changes in rules and regulations applicable to the tanker industry, including, without limitation, legislation adopted by international organizations such as the International Maritime Organization, or IMO, and the European Union or by individual countries; (7) actions taken by regulatory authorities; and (8) increases in costs, including, without limitation: crew wages, insurance, provisions, repairs and maintenance.
The goodwill of $44.2 million on the combined balance sheet at March 31, 2013 relates to the Cido transaction. The annual goodwill impairment testing was performed as of March 31, 2013, and the goodwill carrying amount as of March 31, 2013 was determined to be appropriate and reasonable. Management has concluded that there have been no triggering events since the latest annual impairment test date, March 31, 2013, that would have required an interim test for goodwill impairment as of December 31, 2013.
Vessels and Depreciation
We record the value of our vessels at their cost, which includes acquisition costs directly attributable to the vessel and expenditures incurred to prepare the vessel for its initial voyage, less accumulated depreciation. We depreciate our vessels on a straight-line basis, over their estimated useful lives, from the date of initial delivery from the shipyard. We estimate our vessels’ useful lives to be 25 years, which is based on historical scrapping rates.
Depreciation is based on cost less the estimated residual scrap value. Management estimates the scrap value of its vessels to be $300 per lightweight ton, which is based on the 10-year average scrap value of steel.
The carrying value of each of our vessels does not represent the fair market value of such vessel or the amount we could obtain if we were to sell any of our vessels, which could be more or less. Under U.S. GAAP, we would not record a loss if the fair market value of a vessel (excluding its charter) is below our carrying value unless and until we determine to sell that vessel or the vessel is impaired as discussed below under “Impairment of Long-Lived Assets.”
Pursuant to our bank credit facilities, we regularly submit to the lenders valuations of our vessels on an individual charter free basis in order to evidence our compliance with the collateral maintenance covenants. Such a valuation is not necessarily the same as the amount any vessel may bring upon sale, which may be more or less, and should not be relied upon as such.
At December 31, 2013 and March 31, 2013, the basic charter-free market valuations of all of our vessels for covenant compliance purposes under our bank credit facilities as of the most recent compliance testing date were lower than their carrying values at December 31, 2013 and March 31, 2013, respectively.
Impairment of Long-Lived Assets
The Company follows Accounting Standards Codification (“ASC”) Subtopic 360-10-05, “Accounting for the Impairment or Disposal of Long-lived Assets,” which requires that long-lived assets and certain identifiable intangibles held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. The Company evaluates the carrying amounts and periods over which long-lived assets are depreciated to determine if events have occurred that would require modification to the carrying values or their useful lives. In evaluating useful lives and carrying values of long-lived assets, management reviews certain indicators of potential impairment, such as undiscounted projected cash flows, appraisals, business plans and overall market conditions. An impairment charge is recognized if the carrying value is in excess of the estimated future undiscounted net operating cash flows. The impairment loss is measured based on the excess of the carrying amount over the fair market value of the asset. Various factors, including forecasted future charter rates, estimated scrap values, future drydocking and operating costs are included in the analysis.
In developing estimates of future undiscounted cash flows, we make assumptions and estimates about the vessels’ future performance, with the significant assumptions being related to charter rates, fleet utilization, vessels’ operating expenses, vessels’ capital expenditures and drydocking requirements, vessels’ residual value and the estimated remaining useful life of each vessel. The assumptions used to develop estimates of future undiscounted cash flows are based on historical trends. Specifically, we utilize the rates currently in effect for the duration of their current time charters, without assuming additional profit-sharing. For periods of time where our vessels are not fixed on time charters, we utilize an estimated daily time charter equivalent for our vessels’ unfixed days based on the most recent ten year historical one-year time charter average.
Although management believes that the assumptions used to evaluate potential impairment are reasonable and appropriate at the time they were made, such assumptions are highly subjective and likely to change, possibly materially, in the future. There can be no assurance as to how long charter rates and vessel values will remain at their current low levels or whether they will improve by a significant degree. If charter rates were to remain at depressed levels, future assessments of vessel impairment would be adversely affected.
In recent years, the market values of vessels have experienced particular volatility, with substantial declines in many of the charter-free market value, or basic market value, of various vessel classes. As a result, the market value of our vessels may have declined below their carrying values, even though we did not impair their carrying values under our impairment accounting policy. This is due to our belief that future undiscounted cash flows expected to be earned by such vessels over their operating lives would exceed such vessels’ carrying amounts.
Our estimates of basic market value assume that our vessels are all in good and seaworthy condition without need for repair and, if inspected, would be certified in class without notations of any kind. Our estimates are based on the estimated market values for our vessels that we have received from independent ship brokers, reports by industry analysts and data providers that focus on our industry and related dynamics affecting vessel values and news and industry reports of similar vessel sales. Vessel values are highly volatile and as such, our estimates may not be indicative of the current or future market value of our vessels or prices that we could achieve if we were to sell them.
The table set forth below indicates the carrying value of each of our owned vessels as of December 31, 2013 and March 31, 2013. At these balance sheet dates, the Company was not holding any of the vessels listed in the table below as held for sale. We believe that the future undiscounted cash flows expected to be earned by those vessels, which have experienced a decline in charter-free market value below such vessels’ carrying values, over their operating lives would exceed their carrying values as of March 31, 2013, and accordingly, have not recorded an impairment charge.

The following table summarizes key information about our MR product tankers and their associated carrying values as of December 31, 2013:

				Carrying Value at
	Year Built	Year Acquired	DWT	December 31, 2013	March 31, 2013
High Jupiter	2008	2011	51,603	$32,202,188	$33,298,032
Atlantic Aquarius	2008	2011	47,128	32,130,248	33,242,132
Pacific Jewel	2009	2011	48,012	32,991,453	34,069,610
Alpine Madeleine	2008	2011	47,128	32,153,931	33,249,698
Alpine Magic	2009	2011	47,128	33,896,529	35,003,873
Alpine Maya	2010	2011	51,500	35,009,312	36,122,197
Alpine Melina	2010	2011	51,483	35,016,092	36,127,128
Atlantic Frontier	2007	2011	47,128	30,337,767	31,421,045
Atlantic Grace	2008	2011	47,128	32,155,919	33,303,737
Atlantic Star	2008	2011	47,128	32,106,954	33,243,736
Atlantic Polaris	2009	2011	47,128	33,818,230	34,952,957
Atlantic Muse	2009	2011	51,498	33,824,450	34,960,907
Atlantic Leo	2008	2011	47,128	32,150,176	33,250,612
Atlantic Lily	2008	2011	47,128	32,158,749	33,261,790
Atlantic Pisces	2009	2011	47,128	33,868,979	34,986,920
Atlantic Mirage	2009	2011	51,476	33,888,038	35,003,699
High Mercury	2008	2011	51,501	32,184,717	33,265,485
Alpine Mystery	2009	2011	47,128	33,893,954	35,009,434
Atlantic Olive	2008	2011	47,128	32,458,490	33,261,843
High Saturn	2008	2011	51,527	32,143,734	33,269,703
Atlantic Rose	2008	2011	47,128	32,180,146	33,270,281
Atlantic Titan	2008	2011	47,128	32,210,209	33,287,073
Adriatic Wave	2009	2011	51,549	33,893,704	35,008,623
Alpine Mathilde	2008	2011	47,128	32,123,741	33,255,502
Aegean Wave	2009	2011	51,510	33,898,381	35,007,954
Atlantic Gemini	2008	2011	47,128	32,154,155	33,311,683
High Mars	2008	2011	51,542	32,193,349	33,273,140
Alpine Moment	2009	2011	47,128	33,813,687	34,942,545
Alpine Minute	2009	2011	47,128	33,892,003	34,954,064
Alpine Mia	2008	2011	47,128	32,223,093	33,317,931
Atlantic Breeze	2007	2013	47,128	27,038,680	—
Citron	2007	2013	46,968	26,255,077	—
Citrus	2008	2013	46,934	28,277,034	—
Total: 33 Vessels			1,599,663	$1,068,543,169	$1,019,933,334

As of December 31, 2013 and March 31, 2013, the carrying value of 30 of our vessels exceeded their basic charter-free market value. We estimate that the average carrying value of these vessels exceeded their average basic charter-free market value by $2.7 million as of December 31, 2013 and $6.9 million as of March 31, 2013, or $81.0 million in the aggregate as of December 31, 2013 and $207.5 million in the aggregate as of March 31, 2013.
As of December 31, 2013, the basic charter-free market value exceeded the carrying value of the three vessels we acquired from CarVal on December 12, 2013. We estimate that the average basic charter-free market value exceeded the average carrying value of these vessels by $0.8 million, or $2.4 million in the aggregate, as of December 31, 2013.

An impairment test was performed as of March 31, 2013, and the carrying values of the vessels as of March 31, 2013 were not impaired. Management has concluded that there have been no triggering events since the latest impairment test date, March 31, 2013, that would have required an interim impairment test as of December 31, 2013.
Of the inputs that the Company uses for its impairment test, future time charter rates are the most significant and most volatile. Based on the sensitivity analysis performed by the Company, as of March 31, 2013, we would impair our vessels if the ten-year historical one-year time charter averages decline by more than 42.0%.
Deferred Drydocking Costs and Amortization
The Company uses the deferral method of accounting for drydocking costs. Under the deferral method, drydocking costs are deferred and amortized on a straight-line basis over the useful life of the drydock, which is estimated to be approximately 30 to 60 months. Management uses judgment when estimating the period between drydocks performed, which can result in adjustments to the estimated amortization of drydock expense if drydocks occur earlier or later than originally estimated. We update our estimate of a vessel’s next scheduled drydock as necessary. If the vessel is disposed of before the next drydock, the remaining balance in deferred drydock is written-off as a component of the gain or loss upon disposal of vessels. The Company defers the costs associated with drydocking as they occur and amortize these costs on a straight-line basis over the period between drydocking. Deferred drydocking costs include actual costs incurred at the drydock yard, cost of travel, lodging and subsistence of the Company’s personnel sent to the drydocking site to supervise, and the cost of hiring a third party to oversee the drydocking. Expenditures for normal maintenance and repairs, whether incurred as part of the drydock or not, are expensed as incurred. If the vessel is drydocked earlier than originally anticipated, any remaining deferred drydock costs that have not been amortized are expensed at the beginning of the next drydock.
Recent Accounting Pronouncements
On April 1, 2013, we adopted the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Update No. 2011-11, “Disclosures about Offsetting Assets and Liabilities” (“ASU 2011-11”) and Accounting Standards Update No. 2013-01, “Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities” (“ASU 2013-01”). ASU 2013-01 amends ASU 2011-11 to clarify that the scope applies to derivatives, repurchase and reverse repurchase agreements, and securities borrowing and lending transactions that are either offset in accordance with Section 210-20-45 or Section 815-10-45 or subject to master netting or similar arrangements. Other types of financial assets and liabilities subject to master netting or similar arrangements are not subject to the disclosure requirements in ASU 2011-11. The adoption of ASU 2011-11 and ASU 2013-01 requires additional disclosures related to offsetting assets and liabilities. Other than these additional disclosure requirements, the adoption of these changes had no impact on our financial position or results of operations.
On April 1, 2013, we adopted the FASB’s Accounting Standards Update No. 2013-02, “Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income” (“ASU 2013-02”). ASU 2013-02 requires an entity to report the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in net income if the amount being reclassified is required to be reclassified in its entirety to net income. For other amounts that are not required to be reclassified in their entirety to net income in the same reporting period, an entity is required to cross-reference other disclosures that provide additional detail about those amounts. These requirements are to be applied to each component of accumulated other comprehensive income. Other than the additional disclosure requirements, the adoption of these changes had no impact on our financial position or results of operations.
Controls and Procedures
Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with U.S. GAAP. We are currently in the process of reviewing, documenting and testing our internal control over financial reporting.
We have not performed an evaluation of our internal control over financial reporting, such as required by Section 404 of the Sarbanes-Oxley Act, nor have we engaged an independent registered accounting firm to perform an audit of our internal control over financial reporting as of any balance sheet date or for any period reported in our financial statements. Presently, we are not an accelerated filer, as such term is defined by Rule 12b-2 of the Securities Exchange Act of 1934, as amended, and, therefore, our management is not presently required to perform an annual assessment of the effectiveness of our internal control over financial reporting. This requirement will first apply to our Annual Report on Form 10-K for the year ending March 31, 2015. Our independent registered public accounting firm will first be required to attest to the effectiveness of our internal control over financial reporting for our Annual Report on Form 10-K for the first year we are no longer an “emerging growth company.”

THE PRODUCT TANKER INDUSTRY
All of the information and data presented in this section has been provided by Fearnley Consultants AS, or Fearnleys. Fearnleys has advised that the statistical and graphical information contained herein is drawn from its databases and other published and private industry sources. Such sources include data from the U.S. Energy Information Administration, or EIA, the Joint Oil Data Initiative, or JODI, and BP’s 2013 Statistical Review of World Energy. We believe that the information provided by Fearnleys is accurate in all material respects. In connection therewith, Fearnleys has advised that certain information in Fearnleys’ database is derived from estimates or subjective judgments; the information in the databases of other shipping data collection agencies may differ from the information in Fearnleys’ database; and while Fearnleys has taken reasonable care in the compilation of the statistical and graphical information and believes it to be accurate and correct, data compilation is subject to limited audit and validation procedures. Although data are taken from the most recently available published sources, these sources do revise figures and forecasts from time to time.
Overview
The seaborne transportation industry is fundamental to international trade, with ocean-going vessels representing the most efficient and often the only means of transporting large volumes of basic commodities and finished products.
Oil is the world economy’s most important source of energy and is, therefore, critical to economic growth. Its value is driven by the demand for petroleum products. The oil products tanker industry plays a vital link in the global energy supply chain.
While crude oil tankers transport crude oil from points of production to points of consumption, product tankers can carry both crude oil and refined petroleum products worldwide. Product tankers are able to carry dirty petroleum products, such as fuel oil and vacuum gas oil, and clean petroleum products, such as gas oil, gasoline, jet fuel, kerosene and naphtha. Clean Petroleum Products (“CPP”) are the middle and light ends of the oil refining process, and Dirty Petroleum Products (“DPP”) are at the bottom end of the refining process as illustrated in the chart below:
Flow chart of the Basic Oil Refining Process

The majority of these crude oil derivatives are used as fuel for heat and power generation. Gasoline and diesel are the most widely used transportation fuels for cars and trucks. Jet fuel is a critical fuel for the aviation industry, and heating oil is one of the most common fuels for home heating. Naphtha is a primary feedstock for the production of plastics, which are used to manufacture a wide range of consumer products for the home, industry and electronics.
In addition to the volume of oil cargo, tanker demand is affected by the distance required to transport oil from oil-producing locations to oil-consuming (or refining) destinations. Tanker demand can be expressed in “ton-miles,” which is commonly defined as the unit of freight that is equivalent to the amount of oil transported in tankers and the distance over which that oil is transported.

Unlike the transportation of large volumes of crude oil, which is typically transported from a few centers of oil production to many regions of consumption, the transportation of clean petroleum products involves multiple areas of production and consumption. The seaborne movement of clean petroleum products between regions addresses demand and supply imbalances for such products caused by the lack of resources or refining capacity in consuming countries. Differences in price between refining centers can also result in “arbitrage” trade, which can further amplify the seaborne movements of petroleum products.
The three general categories of petroleum products have unique transportation requirements and hence require their own type of tanker. Crude tankers carry crude oil and DPP, product tankers carry crude oil, CPP and DPP, and gas tankers carry petroleum gases. Gas tankers include liquefied petroleum gas carriers, or LPG carriers, and liquefied natural gas carriers, or LNG carriers.
Generally speaking, the complexity of the type of tanker involved in seaborne transportation increases with the degree of specification of the refined product. LPG and LNG carriers are only used for shipping petroleum gases and are among the most technically advanced ships. Crude tankers are the least complex and generally only transport crude oil and fuel oil. Product tankers fall in between these two categories and can be used to transport both clean and dirty petroleum products, as well as crude oil, which provides the product tanker fleet with increased cargo flexibility and makes them well suited for a multitude of trading routes. There are different sizes of product tankers trading in the market, including larger product tankers, which are known as long-range tankers (or LRs), and the smaller and more flexible ships are known as medium-range tankers (or MRs). Tankers used to carry refined oil products are generally smaller than crude tankers, reflecting smaller trading lots and the need to load and discharge at smaller ports.
Due to the high specification requirements of the products involved in the CPP trade, sophisticated tankers are required. Product tankers typically have cargo handling systems that are designed to transport, load and discharge multiple products simultaneously. They have coated cargo tanks that assist in tank cleaning between voyages involving different cargoes and protect the steel from corrosive cargoes. Product carriers also have heating coils/exchangers for certain grades of cargoes while a large number of modern MRs have IMO-classifications that allow them to trade in specialty cargoes.
Customers of the oil product tanker industry include fully integrated oil companies (oil majors), smaller oil companies (refiners), oil traders, large oil distributors, governments and government agencies and storage facility operators.
Seaborne Trade of Refined Products
The demand for seaborne transportation of refined products is driven not only by the demand for refined products in different consuming regions, but also by the location and nature of the supply of refined products. Local and regional refining capacity relative to the demand by refined product type, the regional differences in refining margins, as well as pricing differentials between regions can all impact not only the amount of cargo transported in product tankers but, just as importantly, the distance over which that cargo is transported.
Historically, because of their pivotal role in economic growth, refineries were located close to the points of end use. Refineries were built in the industrialized West to fuel economic development and, as a result, tankers were primarily used for the shipment of crude oil feedstock to those refineries that lacked a domestic supply source. Transportation demand for refined petroleum products emerged during the latter part of the 20th century. Few new refineries were being built in the U.S. and Europe due to stricter environmental regulations. Economic growth in the West continued, and demand for petroleum products was not being met by domestic refining capacity. Increased consumer spending and stagnant refinery growth in developed countries increased the demand for refined product transportation.

Key trade flows historically included the following:
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  the supply of gasoline to the U.S. from refineries in Europe and the Caribbean, following the significant population growth and strengthening of the U.S. economy since the 1970s;
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  a wide range of volumes being transported on inter-European and Mediterranean product trades, which benefited from increased European economic integration;
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  imports of naphtha, a key input for the plastics industry, from refineries in the Middle East and India to Japan, and eventually South Korea, Taiwan and China, following the emergence of Asia as the world’s manufacturing hub; and
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  an inter-Asian trade of refined products similar to that seen in Europe as South Korea, Taiwan, China and Southeast Asian nations, such as Singapore, began to develop and build refineries themselves and exported many of the surplus products (gasoil in particular) not required for their domestic economies.
Historical Key Seaborne CPP Trade Flows

Source: Fearnleys
Over the past ten years, the clean petroleum products seaborne trade has grown at an average rate of 4.6%, or more than double the 1.8% average growth rate of the crude oil trade. Demand for petroleum products is linked to economic development and consumer spending. Demand cycles have tended to move broadly in line with developments in the global economy, with demand for oil products exhibiting particularly strong growth between 2003 and 2008 and then slowing considerably in the period immediately after the onset of the global economic downturn in late 2008. Demand has recovered gradually over recent years, and the recovery in world economic growth, coupled with a number of recent trends and fundamental changes in global trading patterns, suggest an increase in seaborne trade and ton-mile development going forward. As the economies of developing countries, particularly in South America, Asia and Africa, continue to grow, they will require more refined petroleum as it represents the driving force behind power generation, development of raw materials, transportation, infrastructure development and as a fuel for product distribution.

Seaborne Trade of Clean Petroleum Products in Ton-Miles

Source: Fearnleys
Trading patterns of product tankers have continued to develop and expand and are impacted by a number of economic and technical factors, including refinery locations and configurations, regional oil product demand mix and the political environment. Local refineries do not always match the market demand structure of their adjacent markets, and consumption patterns across countries can differ based on the relative level of economic development.
Current Key Seaborne Trades in CPP

Source: Fearnleys

Key recent factors supporting the continued increase in the demand for seaborne refined product transportation include:
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  favorable refinery dynamics;
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  changes in trading patterns increasing transportation distances;
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  storage and arbitrage plays;
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  more extensive triangulation trades and backhaul cargoes; and
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  flexible trading in specialty cargoes.
Favorable Refinery Dynamics
Refinery capacity is increasingly shifting from the developed to the developing world. Larger and more efficient refineries are being built in geographic locations that are generally longer distances from the principal areas of refined product consumption. As a result, more vessels are required to transport refined products over greater distances.
Regions such as the Middle East, India and parts of Asia have been increasing their refinery capacity while at the same time many first generation refineries in Europe, Australia and on the U.S. East Coast were no longer competitive and closed.
Changes in Refining Capacity by Region

Source: BP
Many of the trends seen in the global refinery landscape will likely continue for some time. The closing of older inefficient refineries in the Western Hemisphere is expected to continue. Building of new, large-scale refineries closer to the crude source rather than the demand centers will increase. The map below outlines new refinery projects that are under construction or where engineering is currently underway. Refineries that are currently under construction or have engineering underway are considered highly likely to be completed.

New Expected Refinery Capacity
(through 2018 in thousands of barrels/day)

Source: Fearnleys
Many of these projects have a clear advantage in that they are located close to a cheap source of crude oil and to low cost natural gas to fuel the refineries, have lower labor costs, and are being built with the latest technology, which allows them the flexibility to optimize their output range.
The refined products coming out of many of these refineries, for example, the products from Reliance’s Jamnagar refinery in India, are exported to markets in both the East and West and support further ton-mile generation and product tanker demand.
First Half of 2013 Exports from Jamnagar on CPP Tankers > 50,000 dwt by Destination

Source: Fearnleys

The following outlines some of the key refinery trends by region.
United States
Crude oil production in the United States increased by 790,000 barrels per day, or bpd, between 2011 and 2012, the largest increase in annual output since the beginning of U.S. commercial crude oil production in 1859, according to the EIA. Most of the U.S. production growth has come from drilling in tight rock formations located in North Dakota (including the Bakken formation) and Texas (including formations in the Permian Basin and the Eagle Ford formation in the Western Gulf Basin), driven by the use of horizontal drilling in conjunction with multi-stage hydraulic fracturing. The EIA expects U.S. crude oil production to continue to rise over the next two years, according to its most recent Short-Term Energy Outlook published in September 2013. This has reduced U.S. seaborne crude and refined product import demand, but is resulting in greater oil product volumes becoming available for export from the U.S. Gulf Coast. The table below illustrates the historical development of U.S. imports and exports of petroleum products.
U.S. Annual Petroleum Product Imports and Exports

Year	Product Exports (million barrels)	Product Imports (million barrels)	Net Exports (million barrels)	Total Product Imports and Exports (million barrels)
2001	330.5	836.8	(506.2)	1,167.3
2002	331.3	799.9	(468.5)	1,131.2
2003	348.8	849.8	(501.0)	1,198.6
2004	357.2	1,007.3	(650.1)	1,364.5
2005	391.8	1,172.9	(781.1)	1,564.7
2006	446.8	1,178.8	(732.0)	1,625.6
2007	487.3	1,153.7	(666.4)	1,641.0
2008	611.9	1,045.8	(433.8)	1,657.7
2009	672.1	906.6	(234.5)	1,578.8
2010	783.6	876.4	(92.7)	1,660.0
2011	981.7	845.9	135.8	1,827.7
2012	1,030.1	697.2	332.9	1,727.2
2013E	1,070.1	700.9	370.1	1,771.8

Source: EIA

Over the last few years, refineries on the U.S. Gulf Coast have been expanding capacity to take advantage of the strong growth in U.S. oil and gas production. The U.S. Gulf Coast refinery system consistently produces petroleum products in excess of local requirements. Many refineries on the U.S. Gulf Coast have upgraded their existing units to process both heavier crude oils and maximize diesel production, creating opportunities for exports and supporting profit margins.
Refinery closures in the U.S. over the past few years have primarily been on the eastern seaboard. These refineries were primarily dependent on lighter, more expensive crude oils and were focused on gasoline production. In an environment of rising crude oil costs and decreasing demand for gasoline domestically, this put pressure on profit margins and several refineries closed.
Meanwhile, refiners in the Midwestern United States have seen their margins improve as they have had access to a new cheaper domestic shale oil and Canadian crude oil combined with a low cost natural gas to help power the refineries. In addition, tax incentives, such as those included in the Energy Policy Act of 2005, have allowed refiners to expense 50% of qualified investments in refinery assets if they entered into binding construction projects prior to January 1, 2010 and were placed in service by January 1, 2014. This gave U.S. refiners an incentive to upgrade their units to become more competitive.
Domestic crude and petroleum product distribution could also have a substantial impact on future refining. In the past few years, we have witnessed a buildup of crude oil inventory at Cushing, Oklahoma. This inventory buildup has been alleviated by the improving transportation infrastructure (rail, road and pipeline), which allows U.S. Gulf Coast refiners to more easily access cheaper synthetic Canadian crude oil as well as domestic crude oil. This is expected to further bolster the already unprecedented increase in U.S. exports of diesel and, to a growing extent, gasoline, as outlined in the diagram below:
U.S. Exports of Gasoline and Diesel

600
500
400
300
200
100
Million Barrels
1980
1982
1984
1986
1988
1990
1992
1994
1996
1998
2000
2002
2004
2006
2008
2010
2012

Source: EIA
Another factor supporting domestic U.S. refining will be the dramatic decrease in the level of sulphur content permitted in marine bunker fuel in U.S. coastal waters. The North American Emission Control Area (ECA), under the International Convention for the Prevention of Pollution from ships (MARPOL), came into effect on August 1, 2012. As of that date, vessels entering U.S. coastal waters must not burn fuel oil with more than 1% sulphur content by mass. Beginning January 1, 2015, this sulphur percentage drops to 0.1%. As a result, ships will switch from consuming conventional fuel oil to marine gasoil/diesel (or invest in exhaust scrubbing technology). This new sulphur content legislation will benefit diesel producing refineries along the U.S. Gulf Coast but may limit continued growth in diesel exports as marginal refineries are unable to comply with the new legislation.

Europe
Northern European refiners face similar challenges regarding ECAs. The Baltic and North Sea became ECAs in 2010 and will similarly impose a 0.1% sulphur content bunker fuel restriction as of January 1, 2015. Europe is already experiencing a diesel shortage, and as a result will likely need to import even more. The relatively few European refineries that have invested in desulphurization and hydrocracking units (to maximize low sulphur diesel production) will likely survive, but those refiners that have not upgraded will see tremendous pressure from lower cost refineries in the Middle East and Asia. Increased long haul volumes from the Middle East and Asia should increase product tanker demand.
Middle East Gulf
The majority of mega-refineries are being built in the Middle East. With an additional 1.6 million bpd of refining capacity expected in Saudi Arabia alone by the end of the decade, Saudi Arabia, the world’s largest crude oil supplier, is diversifying and aiming to become the world’s largest refined petroleum product provider. Saudi Arabia will be in a unique position to offer the most competitive pricing for their downstream products as they control the costs of refining and crude oil. As a result, CPP exports are expected to rise.
South America
Despite Brazil’s vast reserves of crude oil, Brazil is a heavy importer of diesel, gasoil, naphtha and jet fuel. Demand for CPP in South America is generally expected to rise in line with growth in GDP and consumer spending. The past decade has already seen strong growth in gasoil and diesel imports to major markets in South America, including Peru, Ecuador, Colombia and Chile.
South American Imports of Gasoil and Diesel

Source: Joint Oil Data Initiative
Africa
Africa is another continent with growing oil product demand but few new refinery projects to supply that growth. The number of large product tankers to discharge in ports in Africa has grown significantly over the past five years, as indicated in the chart below. This trend is also expected to continue not only as a result of regional economic growth but also because the continent will likely become a major consumer of gasoline and diesel of lesser quality that cannot be sold in developed nations with stricter emissions regulations. In the first half of 2013, discharges to African ports continued their upward trend, with 215 laden voyages towards the continent, a 21% increase over the same period last year.

LR2/LR1s Discharging in Africa

Source: Fearnleys
Asia
Asia, and China in particular, is supporting its economic growth with continued investments in refining capacity. As opposed to the Middle East, Asia is emerging as a refining hub that is close to the end user rather than close to a source of crude oil. Demand in Asia comes both from a growing middle class as well as a strong manufacturing sector. However, the growth in new refining capacity will begin to taper off (and decrease in the case of Japan), with excess volumes increasingly sourced from international and regional markets.
Changes in Trading Patterns Increasing Transportation Distances
The emergence of modern export refineries, like Reliance’s Jamnagar refinery in western India, has created a new source of supply to meet emerging market demand as older refineries are closing. Although a relatively new trend, refined products are being traded in the Far East, Southeast Asia, East Africa, the Middle East, the Red Sea, Europe, North America, South America and the Caribbean. These new refineries are essentially worldwide suppliers of CPP and have resulted in significant ton-mile demand growth for the product tanker fleet.
Another example of an increase in ton-mile demand is the export of ultra low sulfur diesel (ULSD) from the U.S. Gulf Coast in recent years. The U.S. is exporting large volumes of ULSD to Central America, South America and Europe.
Storage Development and Arbitrage
Another important new trend impacting the transportation of CPP is the growth in storage and arbitrage opportunities. This has grown as more nations adopt fuel requirements and the refining technology that produces fuels with similar specifications. As a result, oil majors, trading houses and financial institutions are better able to more actively trade these cargos internationally and take advantage of price differentials and arbitrage opportunities. Storage tanks are not only being built in connection with new refineries and pipeline infrastructure, they are also being built in logistically strategic areas. Industry players can thus buy oil products on international markets, store them, and wait to re-sell them at higher prices elsewhere. This adds a further layer of flexibility to regular arbitrage trading and is a source of additional ton-mile demand. The international nature of jet fuel has made it a global commodity. High specification gasoline and low sulfur diesels are being introduced on a global scale and will further strengthen seaborne trade as product is moved to where traders and oil majors are able to maximize profits.

More Extensive Triangulation Trades and Backhaul Cargoes
MRs, especially those trading in Asia, have a unique ability to find backhaul cargoes or engage in triangulation trades. Freight rates are offered on a roundtrip basis, meaning the ship loads a cargo, delivers it to the required destination, and then returns empty to the point of origin. By picking up a cargo on its way back, which is known as the backhaul, the vessel is able to increase its earnings. Triangulation works in much the same way except that an additional destination and cargo are added to the original voyage.
In Asia, MRs have been able to multiply their average earnings per day by employing creative triangulation trading. For example, a vessel may be fixed with a naphtha cargo from Singapore to Japan, then take the short ballast voyage over to South Korea where the ship will pick up a gasoil cargo for discharge in Hong Kong. From South China the ship can be booked with a gasoline or diesel cargo back to Singapore. The growth in diesel exports and recently gasoline exports from the U.S. has increased the opportunities for backhauls and triangulation trades in the Atlantic as well.
Examples of MR Triangulation Trades

Asia	Western (Atlantic) Hemisphere

Another example of triangulation trade for an MR in the Atlantic can involve a gasoline cargo fixed from Rotterdam to New York. After leaving New York, the ship could then take a ballast voyage to the U.S. Gulf Coast, where it could pick up a diesel cargo for West Africa discharge before ballasting back to Europe.
Flexible Trading in Specialty Cargoes
MRs can be complex in their design. They are often built to carry multiple grades of cargoes and have tank coatings to both protect the steel and enable the vessel to easily carry and clean up from its previous cargo. Most modern MRs are also equipped with chemical carrying capacity (IMO class), providing added flexibility to trade in the vegetable oil and some easy chemical trades.
The largest vegetable oils moved globally include palm oil, which is shipped from Southeast Asia to Europe, the Middle East Gulf, India and Asia, and soybean oil, which is exported primarily from Argentina and Brazil to the Far East, the Middle East Gulf and Europe. Easy chemicals refer to chemicals that are normally shipped in larger lot sizes and can be carried aboard IMO-classed product carriers. Examples of easy chemicals include caustic soda, urea ammonium nitrate (UAN), and methyl tertiary butyl ether (MTBE). These cargoes are loaded and discharged worldwide. Vegetable oils and easy chemicals are strong ton-mile providers for the IMO-classed MR fleet.
Product Tanker Supply
Fundamental changes in the supply and demand of refined petroleum products have had, and will continue to have, an impact on tanker shipping. Historically, long haul seaborne trade was primarily for crude oil tankers with refined products trading regionally on smaller ships. As refined products began to be transported on longer hauls and volumes grew, the size of product tankers increased as well. Today, the product tanker fleet can be broken down into the following size segments based on their trading characteristics:
Product Tanker Fleet Overview
(as of January 1, 2014)

Type or Segment	Size (dwt)	Fleet Size (No. of tankers)	Fleet Size (mm dwt)	Average Age
Coastal/Short Haul	3,000-27,000	3,000	24.738	14.5
Handysize	27,000-34,999	145	4.579	15.3
MR	35,000-54,999	1,605	72.751	9.0
LR1	60,000-79,999	316	23.115	7.3
LR2	80,000-120,000	194	21.157	7.8

Source: Fearnleys
Historically, medium-range tankers, or MRs, were those tankers trading in the Atlantic basin or from the Caribbean to the U.S. East Coast while handysize ships tended to trade regionally in inter-European and inter-Asian trades. Long-range tankers, or LRs, were focused on the naphtha trade from the Middle East to Asia.
Larger MRs (those exceeding 45,000 dwt) typically take on the 37,000 ton gasoline and 38,000 ton diesel cargoes in the Atlantic basin while the smaller MRs (those less than 45,000 dwt) are taking over for handysizes in the inter-Asian and inter-European trades with lot sizes in the 30,000 to 35,000 ton range. LRs still make the majority of long haul trades as they offer economies of scale in the cost of transportation.
Product Tanker Typical Lot Sizes and Key Trade Areas

Type or Segment	Size (dwt)	Typical Lot Size (mts)	Current Key Trade Areas
MR	35,000-54,999	30,000-38,000
Europe to U.S. and U.S. to Europe
Europe to W. Africa
U.S. to South and Central America
Trade within Europe
Trade within Asia
Middle East Gulf and/or West Coast India to Far East
Trade within Middle East Gulf and/or West Coast India

LR1	60,000-79,999	55,000-60,000	Middle East Gulf and West Coast India to Far East Europe to U.S. Europe to West Africa U.S. to South America
LR2	80,000-120,000	75,000-80,000	Middle East Gulf and/or West Coast India to Far East Middle East Gulf and/or West Coast India to United Kingdom and/or Continental Europe range (“UKC”) Europe to Far East

MR
MRs are the workhorse of the product tanker fleet. Their popularity has been driven by their flexibility to access smaller ports and the growth in regional trade. This class of tanker has also seen the largest changes in size and specification. The oldest MRs are now referred to as handysize ships and have seen their dwt grow from 27,000 dwt to the 52,000 dwt ships on order today. Most ordering activity has been for 52,000 dwt ships as the “building-up” premise has also taken hold for MRs. This class of product tanker has also seen the most ordering activity in the tanker segment, with orders placed for approximately 250 ships in 2013 alone.
The MR has generally been an entry point into tanker shipping. Owners of other ship types looking to diversify into tanker shipping continue to look to the MR segment as it offers the most flexibility as well as liquidity in the sheer size of the fleet. Most modern MRs are equipped with chemical carrying capacity, which increases the ship’s trading flexibility. Since vegetable and soft oils were reclassified as a chemical cargo in 2007, many MRs upon delivery from yards in the Far East have taken palm oil from Southeast Asia to Europe or the United States. This offers an excellent positioning cargo for the new vessel. Some MRs engage in vegetable oil or DPP trades almost exclusively while some of the larger MRs are able to combine trading vegetable oils and CPP on a worldwide basis. However, this requires strategic planning to comply with previous cargo requirements for vegetable oils and strong operational expertise in tank cleaning to avoid cargo contamination.
The largest MRs have traded primarily in the Atlantic while the smaller MRs (those less than 45,000 dwt) have remained more regionally focused, in inter-Europe, Asia and Middle East trades.
First Half of 2013 MR (>50,000 dwt) Exports by Load Area

Source: Fearnleys
LR1
LR1s are similar in dimension to old Panamax-sized tankers between 60,000 dwt and 80,000 dwt. Modern LR1s are almost exclusively about 75,000 dwt with very similar dimensions, which is unique to the LR1 size segment, particularly when compared to the wide size variations seen in the MR size segment and to a lesser degree the LR2 segment. There is a very limited orderbook in this size segment, suggesting that owners are either building up to the next size segment (LR2s) or feel that the smaller MRs are a more attractive investment. However, the LR1 fleet is still sizeable and relatively young.
Whereas LR2s have historically traded east of Suez, LR1s have had a strong presence in the West, typically trading between the Caribbean and the United States. LR1s were ideally suited to this trade as they were able to traverse the Panama Canal (hence the name “Panamax”) and were shallow enough to enter U.S. ports.

1995 LR1 Exports by Load Area	First Half of 2013 LR1 Exports by Load Area

ASIA
18%
EUROPE
24%
MEG-India
26%
AFRICA
5%
AMERICAS
27%

Source: Fearnleys
However, as a result of the fundamental shift in trading patterns, more LR1s now trade globally. In 2012, there were approximately as many exports on LR1s from the Middle East and India as there were from ports in the Americas, and the exports on LR1s from Europe were about the same as those from Asia.
LR1s and MRs will continue to have an advantage over LR2s in the United States, South America and West Africa as many ports in these areas restrict the maximum dimensions of ships permitted to enter, often based on the vessel’s draft, length, width (beam) and deadweight.
LR2
LR2s are the largest of the long-range tankers, varying in size from approximately 80,000 dwt to 120,000 dwt, similar in size to an Aframax size crude oil tanker. LR2s have the ability to trade in both CPP and DPP. Many LR2s compete directly with Aframaxes for dirty petroleum product cargoes. On the other hand, Aframaxes cannot compete with LR2s for clean cargoes as Aframaxes do not have the requisite coated tanks. Because of their large size, LR2s have historically traded on routes between the Middle East and Asia.
However, as indicated by the graphs below, the changes in trading patterns for CPP and the increasing inclusion of DPP cargoes have resulted in an increased number of LR2s trading out of Europe and Asia. For example, in 1995 only 5% of exports on LR2s originated from Europe. In 2012, that number increased to 24%. This suggests that the long-haul CPP trade is no longer solely a Middle East to Asia trade but is increasingly shifting to a global trade.

1995 LR2 Exports by Load Area	First Half of 2013 LR2 Exports by Load Area

Source: Fearnleys
Current Product Tanker Fleet
The product tanker fleet has grown significantly over the past decade. Product demand is driving most of the growth, but other factors include changes in ownership structure, regulations, technology and operating requirements.

Historical Deliveries and Scrapping by Year of the MR, LR1 and LR2 Fleet (as of January 1, 2014)

Product Tanker Deliveries (LHS)
Scrapping/Anticipated Scrapping (LHS)
Cumulative Fleet Growth (RHS)
No. Vessels
No. Vessels
300
250
200
150
100
50
0
(50)
(100)
(150)
3000
2500
2000
1500
1000
500
0
(500)
(1000)
(1500)
1970
1972
1974
1976
1978
1980
1982
1984
1986
1988
1990
1992
1994
1996
1998
2000
2002
2004
2006
2008
2010
2012
2014E
2016E

Source: Fearnleys. Future scrapping assumed at 25 years of age.

Two major peaks in product tanker ordering occurred prior to the delivery boom of the 2000s. The first occurred with the spike in global energy prices during the oil embargo of 1973 and the second with the 1979 energy crisis. Deliveries as a percentage of the existing fleet jumped to 9.4% and 9.5% in 1976 and 1982, respectively. However, the recessions that followed, especially the 1973 to 1975 recession, prompted considerable scrapping, with the product tanker fleet losing on average 10.0% of its fleet yearly during the 1975 to 1978 period.
The growth seen in the product tanker fleet starting in 2003, with deliveries representing almost 12% of the existing fleet and averaging 13% yearly until 2010, can be linked to several factors, including economic growth globally and in Asia particularly, strong U.S. gasoline imports, rising oil prices and low interest rates. Scrapping during this period was for the most part consistent with the natural phasing out of older tonnage and the removal of single hull vessels. Scrapping accelerated in 2009 and 2010 following the financial crisis but has since stabilized. The average age for vessels scrapped between 2001 and 2012 was 27 years for MRs, 26 years for LR1s and 24 years for LR2s.
Product Tanker Orderbook
Newbuilding demand is affected by current vessel and current and anticipated charter market conditions. The orderbook includes the number of known confirmed shipbuilding contracts and is indicative of how global vessel supply will develop in the next few years. As of January 1, 2014, the MR product tanker orderbook was 372 ships or 17.9 million dwt.
Product Tanker Orderbook
(as of January 1, 2014)

Type or Segment	Fleet Size (No. of tankers)	Fleet Size (mm dwt)	On Order (No. of tankers)	On Order (mm dwt)	Orderbook as a % of the No. of Existing Vessels
Coastal/Short Haul	3,000	24.738	206	1.711	6.9%
Handysize	145	4.579	5	0.159	3.5%
MR	1,605	72.751	372	17.91	23.2%
LR1	316	23.115	12	0.889	3.8%
LR2	194	21.157	61	6.968	31.4%

Source: Fearnleys
The orderbook for MR product tankers greater than 35,000 dwt as a percentage of the overall fleet has declined from a peak of approximately 50% of the fleet during 2007 and 2008 to approximately 23.2% as of January 1, 2014.
Historical MR Orderbook as a Percentage of the Existing Fleet

Source: Fearnleys

Major Shipyards Currently Building Product Tankers >35,000 dwt
(as of January 1, 2014)

Yard	Country	Total Product Tanker Orderbook	2014 Delivery	2015 Delivery	2016 Delivery	2017 Delivery
Hyundai Mipo	South Korea	156	49	64	34	9
SPP	South Korea	65	34	26	5	—
Guangzhou	China	49	19	19	11	—
STX Jinhae	South Korea	42	17	22	3	—
Hyundai Vinashin	Vietnam	18	5	10	3	—
Sungdong	South Korea	25	—	16	9	—
Daewoo	South Korea	13	3	9	1	—
Hyundai Samho	South Korea	11	9	2	—	—
Dae Sun	South Korea	8	6	2	—	—

Source: Fearnleys
While delays, or slippage, of delivery from yards is a normal event in shipbuilding, more delays have occurred over the past few years. Of the 457 LRs and MRs delivered between January  1, 2010 and January 1, 2014, deliveries for 88 were delayed by an average of more than 11 months. More than 20% of all MR deliveries between January 1, 2010 and January 1, 2014 were delayed by an average of 11.8 months. The majority of the delays can be attributed to poor market conditions, with owners and yards agreeing to the postponement. With market conditions set to improve, slippage is expected to return to more normal levels.
Year-On-Year Fleet Growth for Product Tankers

Source: Fearnleys
We expect the entire MR fleet (including handy size) to grow by an average of 4% annually between 2014 and 2016.

Product Tanker Rates and Asset Values
The most common types of employment structures for owners to employ their vessels are:
■
  Spot market—The vessel earns income for each individual voyage and the owner pays for bunkers and port charges. Earnings are dependent on prevailing market conditions, which can be highly volatile. Idle time between voyages is possible depending on the availability of cargo and position of the vessel.
■
  Contract of affreightment—Contracts of affreightment are agreements by vessel owners to carry quantities of a specific cargo on a particular route or routes over a given period of time using ships chosen by the vessel owners within specified restrictions. Contracts of affreightment function as a long-term series of spot charters except that the owner is not required to use a specific vessel to transport the cargo but instead may use any vessel in its fleet.
■
  Time charter—A time charter is a contract for the hire of a vessel for a certain period of time, with the vessel owner being responsible for providing the crew and paying operating costs, while the charterer is responsible for fuel and other voyage costs. A time charter is comparable to an operating lease. Sometimes charters also have profit-sharing arrangements, the details of which vary from charter to charter.
■
  Bareboat charter—The ship owner charters the vessel to another company (the charterer) for a pre-agreed period and daily rate. The charterer is responsible for operating the vessel and for payment of the charter rates irrespective of the condition of the vessel. A bareboat charter is comparable to a finance or capital lease.
■
  Pool employment—The vessel is pooled with a fleet of similar vessels, brought together by their owners in order to exploit efficiencies and benefit from a profit-sharing mechanism. The operator of the pool sources different cargo shipment contracts and directs the vessels in an efficient way to service these contractual obligations. Pools can benefit from profit and loss sharing and minimize idle time through coordination of vessel movements. However, vessels sailing in a pool are exposed to adverse market conditions.
As previously described, MRs can increase earnings as a result of their ability to triangulate or find backhaul cargoes. As a result, published freight rates can often be misleading, especially in Asia. Between 2009 and 2013, freight rates on the staple Singapore to Japan route averaged between $1 thousand and $6 thousand per day on a time charter equivalent basis; however, MR product tankers earned daily returns closer to one-year time charter rates because of backhauls and triangulation trades.
MR Yearly Average Freight Rates and One-Year Time Charter Rates

	Average Time Charter Equivalent (USD/day)			Average One-Year Time Charter (USD/day)
Year	Caribbean/ USG-U.S. East Coast	UKC/ U.S. East Coast	Singapore/ Japan
2001	$21,900	$17,600	$19,400	$18,900
2002	9,900	9,500	9,800	13,300
2003	15,300	16,000	15,100	14,700
2004	21,500	22,500	18,900	18,900
2005	23,100	23,500	21,300	26,200
2006	20,800	21,000	16,600	27,000
2007	20,700	22,000	14,000	26,000
2008	17,200	23,000	13,400	23,500
2009	4,000	6,500	1,700	13,800
2010	5,100	8,400	2,900	12,500
2011	7,200	7,900	2,600	13,200
2012	7,600	7,200	3,000	13,300
2013	11,700	9,000	5,700	14,100

Source: Fearnleys
Backhaul and triangulation trades should become more prevalent in MR and LR segments with countries adopting similar fuel specifications, increased exports from new and existing refineries and transportation of refined products related to storage and arbitrage plays.

MR Period Market Rates vs. MR Asset Values

	MR Rates (USD/day)	MR Asset Values (USD in millions)
Year	1-Year Time Charter	Newbuild Values	5-Year Old Values	10-Year Old Values
2001	$18,900	$28	$27	$—
2002	13,300	26	24	—
2003	14,700	29	26	—
2004	18,900	35	34	27
2005	26,200	42	44	35
2006	27,000	45	47	37
2007	26,000	49	49	39
2008	23,500	50	51	40
2009	13,800	40	30	24
2010	12,500	36	28	22
2011	13,200	36	28	19
2012	13,300	34	24	16
2013	14,100	34	24	16
Current Feb. 2014	14,750	39	29	19
5-Year Average (2008−2013)	$15,100	$38	$31	$23
10-Year Average (2008−2013)	18,500	39	35	27.5

Source: Fearnleys
Since 2009 growth in product seaborne trade has been positive while fleet expansion has tapered off. Second-hand prices are highly influenced by the spot and time charter market as well as newbuild prices. Freight rates continued to improve in 2013 and prices of both newbuild and second-hand MR tankers have recently increased reflecting the increased demand for tonnage as well as expectations regarding the future rate environment. As the product tanker market continues to recover, demand for second-hand tonnage will continue to rise lifting second-hand and newbuild prices higher.
In general terms, time charter rates are less volatile than spot rates because they are fixed for a longer period of time. In the spot market, rates reflect the immediate underlying conditions in vessel supply and demand and are thus prone to greater volatility.
Seasonal trends also affect world oil consumption and consequently product tanker demand and freight rates. While trends in consumption vary seasonally, peaks in tanker demand often precede seasonal consumption peaks as refiners and suppliers anticipate consumer demand. Seasonal peaks in oil demand can be broadly classified into two categories: increased demand preceding Northern Hemisphere winters, as heating oil consumption increases, and increased demand for gasoline preceding the summer driving season in the United States.
The following charts illustrate historical spot and time charter rates for various vessel classes through February 5, 2014:
Spot and Time Charter Rates for MRs

Source: Fearnleys
Spot and Time Charter Rates for LR1s

Source: Fearnleys
Spot and Time Charter Rates for LR2s

75K CPP, MEG/FEAST
1-Year TC LR2
USD/Day
90,000
80,000
70,000
60,000
50,000
40,000
30,000
20,000
10,000
0
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014 YTD

Source: Fearnleys
Newbuilding and Second-hand Prices
As newbuilding prices are currently around 10-year lows, we expect ordering to increase for post-2015 delivery. Interest for building new product tankers has also increased recently on the back of new “eco” designs that claim fairly substantial fuel savings. Although debt and equity finance has become more prevalent in the shipping industry, traditional bank financing has become more difficult to obtain. As a result, new ordering similar to the period from 2004 to 2008 is unlikely.

Historical Newbuild and Second-hand Prices for MRs

Source: Fearnleys. YTD as of February 1, 2014.
The sale and purchase market for second-hand vessels was fairly tepid during 2013 despite prices for the first half of 2013 being at 10-year lows. The current price of a 5-year-old MR is approximately $20 million less than what the same ship would have cost five years ago. However, second-hand prices are highly influenced by the spot and time charter markets, so any recovery in the product tanker market will result in a rise in demand for second-hand tonnage.
Product Tanker Fleet Ownership
The product tanker industry is capital intensive and highly fragmented. Product tankers are a large, global asset class, with a significant number of small- and medium-sized active owner groups. The MR segment is highly fragmented and has the largest and most diverse set of owners. As of January 1, 2014, there were over 300 active owners of MR product tankers, with over 85% of those owners operating fewer than 10 vessels, and only a handful of owners operating 10 or more LR1s and LR2s. Stringent customer standards favor larger, experienced operators with modern fleets and the ability to comply with increasingly rigorous and comprehensive environmental and regulatory requirements.
10 Largest Group Owners of Existing Product Tankers
(as of January 1, 2014)

MR >45,000 dwt		LR1		LR2
Owner	No. of Vessels	Owner	No. of Vessels	Owner	No. of Vessels
Torm	39	BW Group	16	AP Moller Maersk	13
Diamond S Shipping	33	China Shipping	13	Jebsen	10
Sovcomflot	26	Mitsui OSK	12	Hin Leong/Ocean Tankers	9
China Changjiang	22	Prime Marine	12	Torm	9
Mitsui OSK	20	Tsakos	9	Cardiff Marine	9
OSG	18	Sovcomflot	9	Chandris	6
China Shipping	16	Jacob E/Hansa	9	Sovcomflot	6
Formosa	16	Schoeller/Salamon	8	Kuwait Petroleum	5
Hin Leong/Ocean Tankers	16	Gulf Energy	8	Active Shipping	4
d’Amico	15	Enterprises Shipping	8	Government of India – SCI	4
Scorpio	15			Nippon Yusen Kaisha	4
Cido Shipping	15			Arab Maritime Petroleum	4
				Teekay	4
				Marine Management	4
				Bottiglieri di Navigazione	4
				European Navigation	4

10 Largest Group Owners of Product Tankers on Order
(as of January 1, 2014)

MR >45,000 dwt		LR1		LR2
Owner	No. of Vessels	Owner	No. of Vessels	Owner	No. of Vessels
Sinokor	32	Transpetro/Petrobras	6	Navig8	18
Scorpio	24	Tankers Inc	2	Scorpio	12
Metrostar	10	Nakata Gumi	2	Frontline	6
Wilmar/Raffles	10	Livanos	1	Eastern Mediterranean	4
Stena	10	Mitsui OSK	1	Kyklades	4
Oman Shipping	10			Teekay	4
BP	9			Prime Marine	4
Frontline	8			Latsco	3
Trafigura	8			Frontline 2012	2
d’Amico	8			Unknown Owner	2
Livanos	8

BUSINESS
Our Company
We provide seaborne transportation of refined petroleum and other products in the international shipping markets. We are one of the largest owners and operators of MR product tankers in the world, according to Fearnleys. We employ a chartering strategy for the majority of our fleet which positions us to benefit from a freight rate recovery while maintaining an attractive base level of cash flow regardless of market conditions due to the fixed monthly revenue we receive from our time charter agreements.
Our current fleet consists of 33 MR product tankers built at leading Korean and Japanese shipyards. All of our product tankers in our current fleet are on the water today, trading in the market and earning revenue. Thirty of our MR product tankers are under time charters with the remaining three operating in the spot market. Our time charters have attractive fixed base rates for the life of the charters, and 20 of our time charters provide for profit-sharing. The fixed base rates provide us with stable cash flow and limit our exposure to rate volatility while the profit-sharing provisions allow us to share in the charterer’s voyage profits when spot rates, on a time charter equivalent basis, are higher than the base charter rates and our charterers are able to earn voyage profits in excess of that base charter on an annual basis. We do business with large, well-established charterers such as GlencoreXstrata, Trafigura, Maersk, Tesoro, Shell and Stena Weco. As of December 31, 2013, the average remaining charter length of our current fleet was two years.
We believe that there are significant growth opportunities to pursue in the current market environment, as asset values remain significantly below their historical averages and the product tanker market remains highly fragmented. As part of our growth strategy, we recently acquired three additional tankers from CarVal, an investment arm of Cargill, Incorporated. We plan to further expand our fleet, in part from the proceeds of this offering, through the purchase of ten newbuild product tankers from a Korean shipyard that have contractual delivery dates between September 2014 and December 2015. We intend to continue making modifications to our current fleet that we believe have the potential to make our vessels as fuel efficient as the eco-ships currently being delivered. We believe we can effect these modifications without compromising our fleet’s ability to operate at higher speeds, which is an important factor in generating additional revenue in an improving freight rate environment. As the majority of our current fleet is employed under time charters, we will consider installing any new technologies when the vessels trade in the spot market, are re-contracted or undergo scheduled drydocking.
Our management team strives to maintain high standards of performance, cost-efficient operations, reliability and safety in all of our operations. Chief Executive Officer Craig Stevenson, Jr. leads our management team and has over 40 years of experience in the shipping industry. Based on his previous experience as Chairman and Chief Executive Officer of OMI from 1998 through 2007, Mr. Stevenson and his team have developed strong relationships with charterers, financing sources, shipyards and other shipping industry participants. We intend to leverage the experience, reputation and relationships of our management team to pursue growth in the product tanker sector. Upon completion of this offering, our shareholders will include affiliates of WL Ross, First Reserve and CarVal, an investment arm of Cargill, Incorporated.
For the year ended March 31, 2013 and the nine months ended December 31, 2013, we generated total revenue of $175.9 million and $134.4 million, respectively. Net income for the year ended March 31, 2013 and the nine months ended December 31, 2013 was $11.0 million and $2.3 million, respectively.
Market Opportunity
We believe that the following product tanker industry trends create attractive opportunities for us to successfully grow our fleet, based on information provided by Fearnleys.
Demand for seaborne transportation of refined products is increasing.
■
  Growing demand for oil products.   Demand for product tankers is strengthening, given the recovery in global economic activity and industrial production, which continues to rely heavily upon oil and refined petroleum product consumption. Consumption in developing countries has been increasing due to growing demand for power generation, transportation and the development of infrastructure and raw materials.
■
  Growing distance between the locations of refineries and consumption creates longer transportation distances.   Aggregate seaborne transportation distances are increasing as larger and more efficient refineries are being built in geographic locations that are generally longer distances from the primary areas of refined product consumption. The complexity of the product tanker market with increasingly standardized cargo specifications and global price differentials has led to the development of an active trading market, which further bolsters ton-mile demand.

■
  Increasing U.S. refined product exports driven by production of U.S. shale oil deposits.   The significant development of shale oil deposits in North America has resulted in a greater availability of crude feedstock particularly to refineries in the U.S. Gulf Coast, leading to a material increase in U.S. refined product exports.
The growth in the supply of ships that transport refined products has slowed.
■
  Decreasing orderbook for MR tankers.   According to Fearnleys, the orderbook for MR product tankers greater than 35,000 dwt as a percentage of the overall fleet has declined from a peak of approximately 50% of the fleet during 2007 and 2008 to approximately 23.2% as of January 1, 2014. The supply growth (net of scrapping) for the entire MR fleet (including handysize) is estimated to be around 4% per annum over the next few years.
The product tanker market presents growth opportunities.
■
  Historically low vessel prices.   Prices for second-hand vessels, newbuild and new orders for product tankers remain below historical averages.
■
  Market fragmentation.   The product tanker industry is capital intensive and highly fragmented with significant opportunities for consolidation. More than 85% of the over 300 actively trading MR product tanker owners own fewer than 10 vessels.
■
  Focus on quality.   Stringent customer standards favor larger, experienced operators with modern fleets and the ability to comply with increasingly rigorous and comprehensive environmental and regulatory requirements.

Our Current Fleet
The following table summarizes key information about our MR product tankers and their associated charters as of December 31, 2013:

Vessel	Year Built	Shipyard	Capacity (DWT)	Employment Time/Spot	Charter Firm End(1)	Profit- Sharing(2)
Atlantic Lily	2008	Hyundai Mipo	47,128	Time	August 2015(3)	✓
Atlantic Olive	2008	Hyundai Mipo	47,128	Time	August 2015(3)	✓
Atlantic Rose	2008	Hyundai Mipo	47,128	Time	December 2015(3)	✓
Atlantic Titan	2008	Hyundai Mipo	47,128	Time	December 2015(3)	✓
High Jupiter	2008	STX	51,603	Time	October 2015(3)	✓
High Mars	2008	STX	51,542	Time	April 2015(3)	✓
High Mercury	2008	STX	51,501	Time	July 2015(3)	✓
High Saturn	2008	STX	51,527	Time	April 2015(3)	✓
Alpine Madeleine	2008	Hyundai Mipo	47,128	Time	July 2015(3)	✓
Alpine Magic	2009	Hyundai Mipo	47,128	Time	September 2016	✓
Alpine Mathilde	2008	Hyundai Mipo	47,128	Time	April 2015(3)	✓
Alpine Maya	2010	STX	51,500	Time	March 2017	✓
Alpine Melina	2010	STX	51,483	Time	March 2017	✓
Alpine Mia	2008	Hyundai Mipo	47,128	Time	December 2015	✓
Alpine Minute	2009	Hyundai Mipo	47,128	Time	March 2016	✓
Alpine Moment	2009	Hyundai Mipo	47,128	Time	January 2016	✓
Alpine Mystery	2009	Hyundai Mipo	47,128	Time	September 2016	✓
Atlantic Mirage	2009	STX	51,476	Time	July 2019	✓
Atlantic Muse	2009	STX	51,498	Time	February 2019	✓
Pacific Jewel	2009	Iwagi Zosen	48,012	Time	July 2019	✓
Atlantic Star	2008	Hyundai Mipo	47,128	Time	March 2015(3)
Atlantic Aquarius	2008	Hyundai Mipo	47,128	Time	July 2014
Atlantic Grace	2008	Hyundai Mipo	47,128	Time	March 2015
Adriatic Wave	2009	STX	51,549	Time	May 2015
Aegean Wave	2009	STX	51,510	Time	May 2015
Atlantic Gemini	2008	Hyundai Mipo	47,128	Time	May 2015
Atlantic Pisces	2009	Hyundai Mipo	47,128	Time	May 2015
Atlantic Breeze	2007	Hyundai Mipo	47,128	Time	March 2014
Citron	2007	Hyundai Mipo	46,934	Time	June 2014(3)
Citrus	2008	Hyundai Mipo	46,968	Time	August 2014(3)
Atlantic Frontier	2007	Hyundai Mipo	47,128	Spot
Atlantic Leo	2008	Hyundai Mipo	47,128	Spot
Atlantic Polaris	2009	Hyundai Mipo	47,128	Spot
Total: 33 Vessels			1,599,663

(1)
  If our charterers exercise all of their extension options, the average remaining time charter length as of December 31, 2013 would be 3.2 years, during which period of time the average charter rate would be $16,231 per day.
(2)
  Profit-sharing refers to a contractual arrangement contained in some of our charters to receive a pre-determined percentage of the charterer’s voyage profits in excess of the contractual base charter rate when the charterer’s voyage profits exceed the amount the charterer pays to us as the contractual base charter rate. This is calculated on an annual basis. The percentage we are entitled to receive under these profit-sharing provisions varies from charter to charter, from 40% to 50%. While there is no assurance that any charterer will realize charter rates that will produce sufficient profits during an annual period to trigger a profit-sharing provision, if any such charterer does so, we are entitled to receive the applicable percentage of its voyage profits beyond the base charter rate.

  Charterers can earn voyage profits in excess of the base charter rate when spot rates, on a time charter equivalent basis, exceed the base charter rate and the charterer’s expenses. However, no charterer is under any contractual obligation to maximize its revenue or the spot rates it receives.
(3)
  The time charter contract includes an extension option that may be exercised by the charterer.

The Expansion Fleet
Following the completion of this offering, we intend to purchase ten newbuild product tankers from SPP, a Korean shipyard. These vessels have contractual delivery dates between September 2014 and December 2015. Upon delivery, we intend to employ these vessels on time charters or in the spot market, including in spot market-related vessel pools, based on market conditions.

Vessel Hull No.	Contractual Delivery Date	Capacity (DWT)	Yard
S5130	September 2014	50,300	SPP
S5131	November 2014	50,300	SPP
S5132	February 2015	50,300	SPP
S5133	April 2015	50,300	SPP
S5134	June 2015	50,300	SPP
S5135	August 2015	50,300	SPP
S1177	September 2015	50,300	SPP
S1178	November 2015	50,300	SPP
S1183	December 2015	50,300	SPP
S1184	December 2015	50,300	SPP
Total: 10 Vessels		503,000

The following table summarizes the percentage of contracted revenue days to total revenue days for our current fleet in each of the fiscal years ending March 31, 2014, 2015 and 2016, respectively, with the related average contracted charter rate in each of the respective periods:
Average Contracted Daily Time Charter Rates

Fiscal Year Ended	% of Available Days Contracted	Average Contracted Base Rate Per Day(1)
March 31, 2014	86%	$16,101
March 31, 2015	78%	$16,148
March 31, 2016	40%	$16,896

(1)
  Does not include potential incremental revenue from profit-sharing or the exercise of any extension options.
Our Competitive Strengths
We believe that we possess a number of competitive strengths in our industry, including:
Significant operating experience and established track record.   Our Chief Executive Officer, Craig Stevenson, Jr., has over 40 years of experience in the shipping industry and previously served as the Chief Executive Officer of OMI, a NYSE-listed tanker company, from 1998 through 2007. Mr. Stevenson was also previously the non-executive Chairman and subsequently a board member of Ship Finance International, a NYSE-listed diversified shipping company, until September 2009. Our Chief Operating Officer, Sanjay Sukhrani, has over 30 years of experience in the industry. He was previously the Vice President/General Manager of Gemini Tankers, part of Teekay, was the Vice President of Operations at OMI and sailed for 17 years, including 5 years as a Master. Our Chief Financial Officer, Florence Ioannou, has over 24 years of experience working for a number of shipping companies, and was part of OMI’s financial management team for 18 years. Our Senior Vice President of Commercial Operations, Michael Fogarty, has over 23 years of experience in the shipping industry, and was previously responsible for chartering large fleets of both product and crude tankers at Gemini Tankers as well as at OMI.
Attractive fleet employment.   We believe our current fleet is well positioned to capitalize on improving rates during a product tanker market recovery while also preserving a stable base of cash flow in any market conditions. Thirty of our MR product tankers are under time charters with three operating in the spot market. Our time charters have attractive fixed base rates for the life of the charters, and 20 of our time charters provide for profit-sharing. The fixed base rates provide us with stable cash flow and limit our exposure to rate volatility while the profit-sharing provisions allow us to share in the charterer’s voyage profits when spot rates, on a time charter equivalent basis, are higher than the base charter rates and our charterers are able to earn voyage profits in excess of that base charter on an annual basis. We expect to generate, as of the beginning of fiscal year 2014, future minimum revenue from our existing contracted time charters of approximately $458 million in aggregate through the life of the time charter agreements: $154 million, $150 million and $81 million in each of the fiscal years ending March 31, 2014, 2015 and 2016, respectively, and $73 million in the fiscal years thereafter. These amounts exclude options on certain time charters that charterers have to extend the term of the charter arrangement and any incremental revenue from profit-sharing. We expect to employ the additional tankers we acquire, including the ones in our expansion fleet, in similar ways to benefit from improving rate environments while maintaining a base of stable cash flows.
Large, modern, high-quality fleet.   According to Fearnleys, we are one of the largest owners and operators of MR product tankers in the world. Our current fleet consists of modern, homogeneous product tankers built at leading shipyards in Korea and Japan. The average age of our current fleet was 4.6 years as of December 31, 2013, compared to the industry average of 9.0 years for MR tankers greater than 35,000 dwt, according to Fearnleys. In addition, we plan to further expand our fleet through the purchase of ten newbuild product tankers from a Korean shipyard that have contractual delivery dates between September 2014 and December 2015. We believe that our vessels provide our customers with high-quality and reliable transportation at competitive operating costs. Owning a modern fleet reduces off-hire time and maintenance, operating and drydocking costs and helps to improve safety and environmental performance.
Established relationships with leading charterers.   We have developed long-standing relationships with a number of leading tanker charterers, including international oil companies, oil traders, refiners and large vessel operators, which we believe will benefit us in the future as we continue to grow our business. We strive to maintain high standards of performance, cost-efficient operations, reliability and safety in all of our operations and to develop and maintain long-term relationships with our customers. We have signed charter party agreements with large global commodity trading companies such as GlencoreXstrata and Trafigura, one of the largest oil and gas shipping companies in the world, Maersk, an independent refiner and marketer of petroleum products, Tesoro, and Shell, a large oil major. We believe that our fleet is modern and of a high quality and that these characteristics, along with our management team’s experience in this industry, will allow us to continue to charter our vessels to leading counterparties.
Focus on service, health, safety and environmental excellence.   Our focus on performance management has allowed us to achieve a high fleet availability of 99.7% over our entire fleet since we acquired our vessels through December 31, 2013, excluding time out of service for mandatory special surveys. We believe we have an excellent vessel safety record and are committed to providing our customers with a high level of customer service and support.
Competitive cost structure.   We believe that as a result of the profile of our fleet, our large and experienced technical managers, and the hands-on approach of our management team, we have one of the lowest operating costs per vessel in the industry. Our fleet is currently managed by six leading third-party technical managers under the close supervision of our team. Our technical managers collectively manage in excess of 490 tankers, including our vessels. Our collaborative approach, which aggregates the experience and scale of our combined operations, creates a platform that delivers operational excellence at a very competitive cost.
Our Business Strategy
Acquisitions that maximize shareholders returns.   We believe that there are significant growth opportunities to pursue in the current environment, as asset values remain significantly below historical averages and the product tanker market remains highly fragmented. As part of our growth strategy, we recently acquired three additional tankers from CarVal. We plan to further expand our fleet through the purchase of ten newbuild product tankers from a Korean shipyard that have contractual delivery dates between September 2014 and December 2015.
Optimize the operating efficiency of our fleet.   Our goal is to optimize the operating efficiency of our fleet throughout the business cycle. As our ships complete their time charter contracts or undergo scheduled drydocking, or as we acquire new ships, we will consider making modifications to upgrade our fleet with the most recent fuel saving measures. We will consider proven, cost-effective technologies that would improve our return on investment and maintain our fleet’s operational flexibility. We believe that with these modifications we can potentially make our fleet as fuel efficient as the eco-ships currently being delivered without compromising our fleet’s ability to operate at higher speeds, which is an important factor in generating additional revenue in an improving freight market.

We believe that fuel efficiency and emissions reductions are core values that the market and our customers require, and we are committed to these objectives. We have evaluated and installed a variety of technologies and equipment on our fleet and will continue to evaluate other modifications and technology enhancements, including:
■
  fitting devices that reduce main engine fuel consumption without reducing available power and speed;
■
  fitting devices that improve fuel combustion and therefore fuel consumption for auxiliary equipment;
■
  efficient electrical power generation and usage;
■
  minimizing hull and propeller frictional losses;
■
  systems that allow for optimized routing; and
■
  systems that allow for improved maintenance, performance monitoring and management.
As part of our strategy, we will also continue to implement a competitive cost structure, engage consistently with our customers and shipyards to identify and select ships at attractive prices and operate a fleet management system that monitors and efficiently improves operational performance while keeping costs competitive.
Actively manage our exposure to the time and spot charter markets.   Consistent with the track record of our management team, we will continue to pursue a strategy of mixing short- and long-term employment for our vessels to capture upside opportunities in the spot market while limiting our downside risk with fixed-rate time charters. We will seek to employ a greater portion of our vessels in the spot market based on market conditions upon the expiration of their existing charters. In addition, we intend to consider opportunities to participate in vessel pools with reputable operators of spot tonnage, seeking to create industry-leading operators which we believe will allow us to commercially consolidate the industry. We will continue to charter a portion of our vessels under fixed-rate period charters with creditworthy and respected counterparties. We believe this strategy will allow us to capture increased profits, while benefiting from the stable cash flows and high utilization rates associated with long-term time charters.
Our Manager
Our Manager provides us with commercial, technical and administrative services. Commercial services primarily involve business development, vessel chartering and service delivery. Technical services primarily include vessel operation, maintenance and crewing services for the vessels in our fleet. Administrative services primarily include office, accounting, legal and insurance services. From time to time, we, through our Manager, will employ agents to provide these services. Prior to the IPO Reorganization, our Manager was a subsidiary of DSS Holdings and managed our vessels and vessels that DSS Holdings owns through other subsidiaries. Following the IPO Reorganization, our Manager will internally manage our vessels and will receive revenue for managing other vessels beneficially owned by DSS Holdings.
We, through our Manager, earn service revenue for providing commercial, technical and administrative services. Our service revenue is based on our actual administrative costs plus a margin of 2.5%. For the period from September 2, 2011 to December 31, 2012, service revenue was calculated on a monthly basis and equaled 50% of our actual administrative costs plus a margin of 2.5%. During this period, all of the vessels we managed were owned by Diamond S Shipping III LLC and DSS Vessel LLC, entities that were under common control of DSS Holdings. Effective January 1, 2013, these terms were amended to change the management fee calculation to allocate expenses on a pro rata basis for the number of vessels under management. Since January 1, 2013, the service revenue has been calculated on a monthly basis (1) by taking our actual administrative costs times a fraction, the numerator of which is the number of vessels not owned by the Company and the denominator of which is the total number of vessels we manage (including vessels owned by affiliates of the Company) plus (2) a 2.5% margin. For the year ended March 31, 2013, service revenue of approximately $5.2 million were earned for management services provided. As of December 31, 2013, we allocate our actual administrative costs over the 40 vessels we managed for DSS Holdings. Decreases in service revenue of 46% during the nine months ended December 31, 2013 resulted primarily from this change in the calculation of the management fee charge. For the nine months ended December 31, 2013, service revenue of approximately $2.3 million were earned by the Company for services provided. We do not earn any additional fees based on the revenue of the vessels we manage, nor do we earn any success fee on the new vessels we acquire.
We, through our Manager, also provide services to DSS Vessel LLC, an entity under common control with us prior to the IPO Reorganization. DSS Vessel LLC has a fleet of eight crude oil vessels and two LR2 vessels.
Each of our vessel-owning subsidiaries also employs an unrelated third-party technical manager. We currently employ six large and experienced unrelated third-party technical managers, which primarily provide vessel operation, maintenance and crewing services. We pay our technical managers directly for their services. We closely supervise all third-party agents.

Condensed Corporate Structure
Diamond S Shipping Group, Inc., a corporation formed on July 31, 2013 under the laws of the Republic of the Marshall Islands, owns Diamond S Shipping III LLC and its subsidiaries as well as Diamond S Management LL, our Manager. Diamond S Shipping III LLC was formed in 2011 to purchase the shares of stock in 30 vessel-owning companies from Cido. We acquired 27 of the vessel-owning companies on September 27, 2011 and three additional vessel-owning companies on October 13, 2011 for a total cash consideration of $1,165.5 million. On December 12, 2013, we issued an 18.33% equity interest to CarVal in exchange for three additional vessel-owning companies, bringing our current fleet to 33 vessels. Immediately prior to the completion of this offering, we will complete the IPO Reorganization and DSS Holdings will distribute all of the outstanding common shares of Diamond S Shipping Group, Inc. to its existing shareholders. DSS Holdings and its subsidiaries will be eliminated from our corporate structure. The following chart reflects our condensed corporate structure after this offering, including upon acquisition of the newbuilds.

We currently maintain our principal executive offices at c/o Diamond S Management LLC, 33 Benedict Place, Greenwich, CT 06830. Our telephone at this address is (203) 413-2000.

Our Shareholders
Our largest shareholders include WL Ross, First Reserve and CarVal. WL Ross is an investment management company for a series of funds and has sponsored private equity funds, co-investment vehicles and hedge funds which have invested in the railcar, steel, textile, coal, automotive, financial and other industries in the U.S., Ireland, UK, France, Germany, China, Japan, Korea, Vietnam, India, Brazil and Bermuda. First Reserve is a premier global energy-focused private equity and infrastructure investment firm. For over 30 years, First Reserve has been focused on making investments exclusively across the energy spectrum. CarVal is an investment arm of Cargill, Incorporated, an international provider of food and agricultural products with extensive experience in chartering, trading, logistics and industry operations.
Upon completion of this offering and assuming no exercise of the underwriters’ option to purchase additional shares, WL Ross will own approximately       %, First Reserve will own approximately       % and CarVal will own approximately   % of us. Please see “Principal Shareholders” for a more detailed description of our share ownership following this offering.
Our Dividend Policy
We do not anticipate declaring or paying any cash dividends to holders of our common shares in the near term. We currently intend to retain future earnings, if any, for use in the operation and expansion of our business. We may, however, adopt in the future a policy to pay cash dividends. Please see “Our Dividend Policy” earlier in this document for additional information regarding our dividend policy.
Our Indebtedness
We acquired our first 30 MR product tankers from Cido in 2011. To finance the acquisition of the 30 MR product tankers, our wholly-owned subsidiary, DSS Vessel II, LLC, entered into a $719.3 million Senior Secured Term Loan Credit Facility on July 29, 2011 with Nordea Bank Finland PLC, New York Branch, as Administrative Agent and Security Agent, DNB NOR Bank ASA and Nordea Bank Finland PLC, New York Branch as Mandated Lead Arrangers, DNB NOR Markets Inc. and Nordea Bank Finland PLC, New York Branch as Bookrunners and a syndicate of lenders, which was subsequently amended as of December 16, 2011, May 1, 2013 and December 12, 2013, and which we refer to as the MR Tanker Credit Facility or the $719 Facility. As of December 31, 2013, there was $597.9 million outstanding under the MR Tanker Credit Facility.
Employees
Through our Manager, we currently employ a staff of 29 employees, four of whom act as our executive officers.
Our Customers
Our customers include national, regional and international companies and our fleet is employed through a mixture of time charters, time charters with profit arrangements and spot charters, including in spot market-related vessel pools. We believe that developing strong relationships with the end users of our services allow us to better satisfy their needs with appropriate and capable vessels. A prospective charterer’s financial condition, creditworthiness and reliability track record are important factors in negotiating our vessels’ employment.
Below is a brief description of our key current customers:
■
  GlencoreXstrata is one of the world’s largest global diversified natural resource companies and a major producer and marketer of more than 90 commodities. It has a strong footprint in both established and emerging regions for natural resources. They are referred to as an “oil trader” within the tanker industry.
■
  Trafigura is a leading international commodities trading and logistics company. It provides a range of services including storing, blending, transporting, risk management and finance commodity holdings. They are also referred to as an “oil trader” within the tanker industry.
■
  Maersk is one of the largest shipping and oil and gas companies in the world.
■
  Tesoro is an independent refiner and marketer of petroleum products.
■
  d’Amico International Shipping operates in international maritime transport, mainly transporting refined petroleum products. They provide sea transport on a worldwide scale to the major petroleum and trading companies.
■
  Hyundai Merchant Marine is an integrated logistics company.
■
  Shell, a subsidiary of Royal Dutch Shell plc, is a large oil major.

■
  Stena Weco is a joint venture focused on MR tankers between Stena Bulk, a large privately held tanker shipping company, and Weco, which is part of the privately owned shipping group Dannebrog.
We have derived, and believe that we will continue to derive, a significant portion of our revenues from a limited number of customers. GlencoreXstrata, Maersk, d’Amico International Shipping, Hyundai Merchant Marine and OSG each individually accounted for more than 10%, and together accounted for 94.9%, of our voyage revenue during the fiscal year ended March 31, 2013. GlencoreXstrata, Maersk, d’Amico International Shipping and OSG each individually accounted for more than 10%, and together accounted for 90.3%, of our voyage revenue from the Completion Date to March 31, 2012. OSG rejected seven of our charter agreements and returned the vessels to us for redeployment during March and early April of 2013. Those vessels have been subsequently redeployed. OSG continues to charter one of our vessels.
Competition
We operate in markets that are highly competitive and based primarily on supply and demand. We compete for charters on the basis of price, vessel location, size, age and condition of the vessel, as well as on our reputation and that of our Manager. We compete primarily with other independent tanker vessel owners and with major oil companies that own and operate their own vessels. Our competitors may have more resources than us and may operate vessels that are newer, and therefore more attractive to charterers, than our vessels. Ownership of tanker vessels is highly fragmented and is divided among publicly listed companies, state-controlled owners and private shipowners.
Seasonality
We operate our vessels in markets that have historically exhibited seasonal variations in demand and, as a result, in charter hire rates. The product tanker market is typically stronger in the winter months as a result of increased oil consumption in the northern hemisphere. In addition, unpredictable weather patterns in the fall and winter tend to disrupt vessel scheduling and supplies of certain petroleum products. The oil price volatility resulting from these factors has historically led to increased oil trading in the winter months. We could experience difficultly re-chartering our time charters that expire during the relatively weaker fiscal quarters ending June 30 and September 30 at similar rates or at all, which would adversely impact our business, financial condition and operating results.
Properties
We own no property other than our vessels. We, through our Manager, lease office space at 33 Benedict Place, Greenwich, Connecticut 06830. The lease, which we took over through an assignment executed on May 16, 2013, commenced on October 29, 2011, and continues for an initial term of seven years with an option to renew for an additional five-year term. The total rent per year under the lease is $456 thousand for years one through three, $477.375 thousand for years four and five and $498.75 thousand for years six and seven.
Environmental and Other Regulations
Government laws and regulations significantly affect the ownership and operation of our vessels. We are subject to various international conventions, national, state and local laws and regulations in force in the countries in which our vessels may operate or are registered. Compliance with such laws, regulations and other requirements entails significant expense, including vessel modification and implementation costs.
A variety of government, quasi-governmental and private organizations subject our vessels to both scheduled and unscheduled inspections. These organizations include the local port authorities, national authorities, harbor masters or equivalent entities, classification societies, relevant flag state (country of registry), labor organizations (including, but not limited to, the International Transport Workers’ Federation), and charterers, particularly terminal operators and oil companies. Some of these entities require us to obtain permits, licenses, certificates and approvals for the operation of our vessels. Our failure to maintain necessary permits, licenses, certificates or approvals could require us to incur substantial costs or temporarily suspend operation of one or more of the vessels in our fleet, or lead to the invalidation or reduction of our insurance coverage.
We believe that the heightened levels of environmental and quality concerns among insurance underwriters, financial institutions, regulators and charterers have led to greater inspection and safety requirements on all vessels and may accelerate the scrapping of older vessels throughout the industry. Increasing environmental concerns have created a demand for tankers that conform to stricter environmental standards and those standards are set to increase in stringency in the short to medium term. We are required to maintain operating standards for all of our vessels that emphasize operational safety, quality maintenance, continuous training of our officers and crews and compliance with applicable local, national and international environmental laws and regulations. We believe that the operation of our vessels is in substantial compliance with applicable environmental laws and regulations and that our vessels have all material permits, licenses, certificates or other authorizations necessary for the conduct of our operations; however, because such laws and regulations are frequently changed and may impose increasingly stricter requirements, we cannot predict the ultimate cost of complying with these requirements, or the impact of these requirements on the resale value or useful lives of our vessels. In addition, a future serious marine incident that results in significant oil pollution, release of hazardous substances, loss of life or otherwise causes significant adverse environmental impact, such as the 2010 Deepwater Horizon oil spill in the Gulf of Mexico, could result in additional legislation or regulation that could negatively affect our profitability.
We are operating in compliance with several International Standards Organization, or ISO, standards. Our technical managers have received the ISO 9001 and ISO 14001 certifications (quality management systems) for all of our vessels. In addition, six of our vessels maintain ISO 18001 certifications.
International Maritime Organization
The International Maritime Organization, or the IMO, is the United Nations agency for maritime safety and the prevention of pollution by ships. The IMO has adopted several international conventions that regulate the international shipping industry, including but not limited to the International Convention on Civil Liability for Oil Pollution Damage of 1969, generally referred to as CLC, the International Convention on Civil Liability for Bunker Oil Pollution Damage, and the International Convention for the Prevention of Pollution from Ships of 1973, or the MARPOL Convention. The MARPOL Convention is broken into six Annexes, each of which establishes environmental standards relating to different sources of pollution: Annex I relates to oil leakage or spilling; Annexes II and III relate to harmful substances carried, in bulk, in liquid or packaged form, respectively; Annexes IV and V relate to sewage and garbage management, respectively; and Annex VI, adopted by the IMO in September of 1997, relates to air emissions.
Air Emissions
In September of 1997, the IMO adopted Annex VI to MARPOL to address air pollution from vessels. Effective May 2005, Annex VI sets limits on nitrogen oxide emissions from ships whose diesel engines were constructed (or underwent major conversions) on or after January 1, 2000. It also prohibits “deliberate emissions” of “ozone depleting substances,” defined to include certain halons and chlorofluorocarbons. “Deliberate emissions” are not limited to times when the ship is at sea; they can for example include discharges occurring in the course of the ship’s repair and maintenance. Emissions of “volatile organic compounds” from certain tankers, and the shipboard incineration (from incinerators installed after January 1, 2000) of certain substances (such as polychlorinated biphenyls (PCBs)) are also prohibited. Annex VI also includes a global cap on the sulfur content of fuel oil (see below).
The IMO’s Maritime Environment Protection Committee, or MEPC, adopted amendments to Annex VI on October 10, 2008, which entered into force on July 1, 2010. The amended Annex VI seeks to further reduce air pollution from vessels by, among other things, implementing a progressive reduction of the amount of sulfur contained in any fuel oil used on board ships. As of January 1, 2012, the amended Annex VI requires that fuel oil contain no more than 3.5% sulfur. By January 1, 2020, sulfur content must not exceed 0.5%, subject to a feasibility review to be completed no later than 2018.
The certification requirements for Annex VI depend on the size of the vessel and time of periodical classification survey. Ships weighing more than 400 gross tons and engaged in international voyages involving countries that have ratified the conventions, or ships flying the flag of those countries, are required to have an International Air Pollution Certificate, or an IAPP Certificate. Annex VI came into force in the United States on January 8, 2009. As of the current date, all our ships have been issued with IAPP Certificates.
Sulfur content standards are even stricter within certain Emission Control Areas (or ECAs). As of July 1, 2010, ships operating within an ECA were not permitted to use fuel with sulfur content in excess of 1.0% (from 1.5%), which will be further reduced to 0.1% on January 1, 2015. Amended Annex VI establishes procedures for designating new ECAs. Currently, the Baltic Sea, the North Sea and certain coastal areas of North America have been so designated. The United States Caribbean Sea will be designated as an ECA, effective January 1, 2014. If other ECAs are approved by the IMO or other new or more stringent requirements relating to emissions from marine diesel engines or port operations by vessels are adopted by the EPA or the states where we operate, compliance with these regulations could entail significant capital expenditures or otherwise increase the costs of our operations.
Amended Annex VI also establishes new tiers of stringent nitrogen oxide emissions standards for new marine engines, depending on their date of installation. The EPA promulgated equivalent (and in some senses stricter) emissions standards in late 2009. As a result of these designations or similar future designations, we may be required to incur additional operating or other costs.

As of January 1, 2013, MARPOL made mandatory certain measures relating to energy efficiency for new ships. It makes the Energy Efficiency Design Index (EEDI) apply to all new ships, and the Ship Energy Efficiency Management Plan (SEEMP) apply to all ships.
Safety Management System Requirements
The IMO also adopted the International Convention for the Safety of Life at Sea, or SOLAS, and the International Convention on Load Lines, or LL, which impose a variety of standards that regulate the design and operational features of ships. The IMO periodically revises the SOLAS and LL standards. The Convention on Limitation of Liability for Maritime Claims (LLMC) was recently amended and the amendments are expected to go into effect on June 8, 2015. The amendments alter the limits of liability for a loss of life or personal injury claim and a property claim against ship owners.
Our operations are also subject to environmental standards and requirements contained in the ISM Code, promulgated by the IMO under Chapter IX of SOLAS. The ISM Code requires the owner of a vessel, or any person who has taken responsibility for operation of a vessel, to develop an extensive safety management system that includes, among other things, the adoption of a safety and environmental protection policy setting forth instructions and procedures for operating its vessels safely and describing procedures for responding to emergencies. We rely upon the safety management system that has been developed for our vessels for compliance with the ISM Code.
The ISM Code requires that vessel operators also obtain a safety management certificate for each vessel they operate. This certificate evidences compliance by a vessel’s management with code requirements for a safety management system. No vessel can obtain a certificate unless its manager has been awarded a document of compliance, issued by each flag state, under the ISM Code. Our technical managers have obtained documents of compliance for their offices and safety management certificates for all of our vessels for which the certificates are required by the ISM Code. These documents of compliance and safety management certificates are renewed as required.
Noncompliance with the ISM Code and other IMO regulations may subject the shipowner or bareboat charterer to increased liability, may lead to decreases in, or invalidation of, available insurance coverage for affected vessels and may result in the denial of access to, or detention in, some ports. The U.S. Coast Guard and European Union authorities have indicated that vessels not in compliance with the ISM Code by the applicable deadlines will be prohibited from trading in U.S. and European Union ports, as the case may be.
Pollution Control and Liability Requirements
IMO has negotiated international conventions that impose liability for pollution in international waters and the territorial waters of the signatory nations to such conventions. For example, many countries have ratified and follow the liability plan adopted by the IMO and set out in the International Convention on Civil Liability for Oil Pollution Damage of 1969, as amended by different Protocol in 1976, 1984, and 1992, and amended in 2000, or the CLC. Under the CLC and depending on whether the country in which the damage results is a party to the 1992 Protocol to the CLC, a vessel’s registered owner is strictly liable, subject to certain affirmative defenses, for pollution damage caused in the territorial waters of a contracting state by discharge of persistent oil. The 1992 Protocol changed certain limits on liability, expressed using the International Monetary Fund currency unit of Special Drawing Rights. The limits on liability have since been amended so that compensation limits on liability were raised. The right to limit liability is forfeited under the CLC where the spill is caused by the shipowner’s actual fault and under the 1992 Protocol where the spill is caused by the shipowner’s intentional or reckless act or omission where the shipowner knew pollution damage would probably result. The CLC requires ships covered by it to maintain insurance covering the liability of the owner in a sum equivalent to an owner’s liability for a single incident. We believe that our protection and indemnity insurance will cover the liability under the plan adopted by the IMO.
The IMO adopted the International Convention on Civil Liability for Bunker Oil Pollution Damage, or the Bunker Convention, to impose strict liability on shipowners for pollution damage, including the cost of preventative measures, in jurisdictional waters of ratifying states caused by discharges of bunkers. The Bunker Convention, which became effective on November 21, 2008, requires registered owners of ships over 1,000 gross tons to maintain insurance or other financial security for pollution damage in an amount equal to the limits of liability under the applicable national or international limitation regime (but not exceeding the amount calculated in accordance with the Convention on Limitation of Liability for Maritime Claims of 1976, as amended). With respect to non-ratifying states, liability for spills or releases of oil carried as fuel in ship’s bunkers typically is determined by the national or other domestic laws in the jurisdiction where the events or damages occur.
P&I Clubs in the International Group issue the required Bunkers Convention “Blue Cards” to provide evidence that there is in place insurance meeting the liability requirements. All of our vessels have received “Blue Cards” from their P&I Club and are in possession of a CLC State-issued certificate attesting that the required insurance coverage is in force.

In addition, the IMO adopted an International Convention for the Control and Management of Ships’ Ballast Water and Sediments, or the BWM Convention, in February 2004. The BWM Convention’s implementing regulations call for a phased introduction of mandatory ballast water exchange requirements to be replaced in time with mandatory concentration limits. The BWM Convention will not become effective until 12 months after it has been adopted by 30 states, the combined merchant fleets of which represent not less than 35% of the gross tonnage of the world’s merchant shipping. To date, there has not been sufficient adoption of this standard for it to take force. However, Panama may adopt this standard in the relatively near future, which would be sufficient for it to take force. Upon entry into force of the BWM Convention, mid-ocean ballast exchange would be mandatory. Vessels would be required to be equipped with a ballast water treatment system that meets mandatory concentration limits not later than the first intermediate or renewal survey, whichever occurs first, after the anniversary date of delivery of the vessel in 2014, for vessels with ballast water capacity of 1500-5000 cubic meters, or after such date in 2016, for vessels with ballast water capacity of greater than 5000 cubic meters. If mid-ocean ballast exchange or ballast water treatment requirements become mandatory, the cost of compliance could increase for ocean carriers. Although we do not believe that the costs of compliance with a mandatory mid-ocean ballast exchange would be material, it is difficult to predict the overall impact of such a requirement on our operations.
In 2001, the IMO adopted the International Convention on the Control of Harmful Anti-fouling Systems on Ships, or the “Anti-fouling Convention.” The Anti-fouling Convention, which entered into force on September 17, 2008, prohibits the use of organotin compound coatings to prevent the attachment of mollusks and other sea life to the hulls of vessels after September 1, 2003. Vessels of over 400 gross tons engaged in international voyages must obtain an International Anti-fouling System Certificate and undergo a survey before the vessel is put into service or when the anti-fouling systems are altered or replaced. Our vessels are in compliance with the Anti-fouling Convention.
IMO regulations also require owners and operators of vessels to adopt shipboard marine pollution emergency plans and/or shipboard marine pollution emergency plans for noxious liquid substances in accordance with the guidelines developed by the IMO.
The IMO continues to review and introduce new regulations. It is impossible to predict what additional regulations, if any, may be passed by the IMO and what effect, if any, such regulations might have on our operations.
U.S. Regulations
The U.S. Oil Pollution Act of 1990, or OPA, established an extensive regulatory and liability regime for the protection and cleanup of the environment from oil spills. OPA affects all “owners and operators” whose vessels trade in the United States, its territories and possessions or whose vessels operate in U.S. waters, which includes the U.S. territorial sea and its 200 nautical mile exclusive economic zone. The United States has also enacted the Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, which applies to the discharge of hazardous substances other than oil, whether on land or at sea. OPA and CERCLA both define “owner and operator” in the case of a vessel as any person owning, operating or chartering by demise, the vessel. Accordingly, both OPA and CERCLA impact our operations.
Under OPA, vessel owners and operators are “responsible parties” and are jointly, severally and strictly liable (unless the spill results solely from the act or omission of a third party, an act of God or an act of war) for all containment and clean-up costs and other damages arising from discharges or threatened discharges of oil from their vessels. OPA defines these other damages broadly to include:
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  injury to, destruction or loss of, or loss of use of, natural resources and related assessment costs;
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  injury to, or economic losses resulting from, the destruction of real and personal property;
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  net loss of taxes, royalties, rents, fees or net profit revenues resulting from injury, destruction or loss of real or personal property, or natural resources;
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  loss of subsistence use of natural resources that are injured, destroyed or lost;
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  lost profits or impairment of earning capacity due to injury, destruction or loss of, or loss of use of, real or personal property or natural resources; and
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  net cost of increased or additional public services necessitated by removal activities following a discharge of oil, such as protection from fire, safety or health hazards.
OPA contains statutory caps on liability and damages; such caps do not apply to direct cleanup costs. Effective July 31, 2009, the U.S. Coast Guard adjusted the limits of OPA liability to the greater of $2 thousand per gross ton or $17.088 million for any double-hull tanker that is over 3,000 gross tons (subject to periodic adjustment for inflation), and our fleet is entirely composed of vessels of this size class. These limits of liability do not apply if an incident was proximately caused by the violation of an applicable U.S. federal safety, construction or operating regulation by a responsible party (or its agent, employee or a person acting pursuant to a contractual relationship), or a responsible party’s gross negligence or willful misconduct. The limitation on liability similarly does not apply if the responsible party fails or refuses to (1) report the incident where the responsibility party knows or has reason to know of the incident; (2) reasonably cooperate and assist as requested in connection with oil removal activities; or (3) without sufficient cause, comply with an order issued under the Federal Water Pollution Act (Section 311(c), (e)) or the Intervention on the High Seas Act.
CERCLA contains a similar liability regime whereby owners and operators of vessels are liable for cleanup, removal and remedial costs, as well as damage for injury to, or destruction or loss of, natural resources, including the reasonable costs associated with assessing same, and health assessments or health effects studies. There is no liability if the discharge of a hazardous substance results solely from the act or omission of a third party, an act of God or an act of war. Liability under CERCLA is limited to the greater of $300 per gross ton or $5 million for vessels carrying a hazardous substance as cargo and the greater of $300 per gross ton or $500 thousand for any other vessel. These limits do not apply (rendering the responsible person liable for the total cost of response and damages) if the release or threat of release of a hazardous substance resulted from willful misconduct or negligence, or the primary cause of the release was a violation of applicable safety, construction or operating standards or regulations. The limitation on liability also does not apply if the responsible person fails or refused to provide all reasonable cooperation and assistance as requested in connection with response activities where the vessel is subject to OPA.
OPA and CERCLA both require owners and operators of vessels to establish and maintain with the U.S. Coast Guard evidence of financial responsibility sufficient to meet the maximum amount of liability to which the particular responsible person may be subject. Under the regulations, evidence of financial responsibility may be demonstrated by insurance, surety bond, self-insurance or guaranty. An owner or operator of more than one vessel is required to demonstrate evidence of financial responsibility for the entire fleet in an amount equal to the financial responsibility requirement of the vessel having the greatest maximum liability under OPA. Each of our shipowning subsidiaries that has vessels trading in U.S. waters has applied for, and obtained from the U.S. Coast Guard National Pollution Funds Center, three-year certificates of financial responsibility, or COFRs, supported by guarantees, which we purchased from an insurance based provider. We believe that we will be able to continue to obtain the requisite guarantees and that we will continue to be granted COFRs from the U.S. Coast Guard for each of our vessels that is required to have one.
OPA permits individual states to impose their own liability regimes with regard to oil pollution incidents occurring within their boundaries, provided they accept, at a minimum, the levels of liability established under OPA. Some states have enacted legislation providing for unlimited liability for discharge of pollutants within their waters, however, in some cases, states which have enacted this type of legislation have not yet issued implementing regulations defining tanker owners’ responsibilities under these laws.
The 2010 Deepwater Horizon oil spill in the Gulf of Mexico may also result in additional regulatory initiatives or statutes, including the raising of liability caps under OPA. For example, on August 15, 2012, the U.S. Bureau of Safety and Environmental Enforcement (BSEE) issued a final drilling safety rule for offshore oil and gas operations that strengthens the requirements for safety equipment, well control systems, and blowout prevention practices. Compliance with any new requirements of OPA may substantially impact our cost of operations or require us to incur additional expenses to comply with any new regulatory initiatives or statutes.
Through our P&I Club membership, we expect to maintain pollution liability coverage insurance in the amount of $1 billion per incident for each of our vessels. If the damages from a catastrophic spill were to exceed our insurance coverage, it could have a material adverse effect on our business, financial condition, results of operations and cash flows.
The U.S. Clean Water Act, or CWA, prohibits the discharge of oil, hazardous substances and ballast water in U.S. navigable waters unless authorized by a duly-issued permit or exemption, and imposes strict liability in the form of penalties for any unauthorized discharges. The CWA also imposes substantial liability for the costs of removal, remediation and damages and complements the remedies available under OPA and CERCLA. Furthermore, many U.S. states that border a navigable waterway have enacted environmental pollution laws that impose strict liability on a person for removal costs and damages resulting from a discharge of oil or a release of a hazardous substance. These laws may be more stringent than U.S. federal law.
The EPA regulates ballast water discharges and other discharges incidental to the normal operation of certain vessels within U.S. waters under the Vessel General Permit for Discharges Incidental to the Normal Operation of Vessels, or VGP. EPA regulations require vessels 79 feet in length or longer (other than commercial fishing and recreational vessels) to comply with the VGP authorizing ballast water and bilge water discharges and other discharges incidental to the operation of vessels. The Vessel General Permit imposes technology and water-quality based effluent limits for certain types of discharges and establishes specific inspection, monitoring, recordkeeping and reporting requirements to ensure the effluent limits are met. Effective December 19, 2013, the EPA adopted new VGP that includes numeric effluent limits for ballast water expressed as the maximum concentration of living organisms in ballast water, as opposed to the prior “Best Management Practices” requirements. For a vessel to be covered by the new VGP, the owner must submit a notice of intent, or NOI, at least seven days before discharging into U.S. waters. The new VGP also imposes a variety of changes for non-ballast water discharges, including more stringent BMPs for discharges of oil-to-sea interfaces, in an effort to reduce the toxicity of oil leaked into U.S. waters. The EPA has adopted a staggered implementation schedule that requires vessels built before December 1, 2013 to meet the ballast water effluent limitations by the first drydocking after January 1, 2014 or January 1, 2016, depending on the vessel size. Vessels that are constructed after December 1, 2013, are subject to the ballast water numeric effluent limitations upon delivery.
The U.S. Clean Air Act of 1970, as amended, requires the EPA to promulgate standards applicable to emissions of volatile organic compounds and other air contaminants. Our vessels are subject to vapor control and recovery requirements for certain cargoes when loading, unloading, ballasting, cleaning and conducting other operations in regulated port areas and emission standards for so-called Category 3 marine diesel engines operating in U.S. waters. The marine diesel engine emission standards are currently limited to new engines beginning with the 2004 model year. On April 30, 2010, the EPA promulgated final emission standards for Category 3 marine diesel engines equivalent to those adopted in the amendments to Annex VI to MARPOL. The emission standards apply in two stages: near-term standards for newly-built engines will apply from 2011 and long-term standards requiring an 80% reduction in nitrogen dioxides will apply from 2016. In May 2013, the EPA issued a proposed amendment to its marine diesel engine requirements that would temporarily allow marine equipment manufacturers to use allowances if a compliant marine engine is not available. Future compliance with these standards may cause us to incur costs to install control equipment on our vessels.
U.S. Coast Guard regulations adopted under the U.S. National Invasive Species Act, or NISA, impose mandatory ballast water management practices for all vessels equipped with ballast water tanks entering or operating in U.S. waters. In June 2012, the U.S. Coast Guard implemented revised regulations on ballast water management by establishing standards on the allowable concentration of living organisms in ballast water discharged from ships into U.S. waters. The revised ballast water standards are consistent with those adopted by the IMO in 2004.
Compliance with the EPA and the U.S. Coast Guard regulations could require the installation of equipment on our vessels to treat ballast water before it is discharged or the implementation of other port facility disposal arrangements or procedures at potentially substantial cost, or may otherwise restrict our vessels from entering U.S. waters.
The United States has passed certain sanctions and embargoes on identified state sponsors of terrorism, such as Cuba, Iran, Sudan and Syria. Sanctions and embargo laws and regulations imposed by different countries vary in their application, as they do not all apply to the same covered persons or proscribe the same activities, and such sanctions and embargo laws and regulations may be amended or strengthened over time. In 2010, the United States enacted the Comprehensive Iran Sanctions Accountability and Divestment Act, or CISADA. Among other things, CISADA limits the ability of companies to do business or trade with Iran when such activities relate to the investment, supply or export of refined petroleum or petroleum products.
In 2012, President Obama signed Executive Order 13608, which prohibits foreign persons from violating, attempting to violate or causing a violation of any sanctions in effect against Iran. It likewise prohibits facilitating any deceptive transactions for or on behalf of any person subject to U.S. sanctions. Any persons found to be in violation of Executive Order 13608 will be deemed a foreign sanctions evader and will be banned from all contacts with the United States, including conducting business in U.S. dollars. In 2012, President Obama also signed into law the Iran Threat Reduction and Syria Human Rights Act of 2012, which, among other things, strengthens existing sanctions regarding the provision of goods, services, infrastructure or technology to Iran’s petroleum or petrochemical sector and potentially imposes sanctions on persons who are controlling beneficial owners of, or otherwise own, operate, control or insure a vessel that was used to transport crude oil from Iran to another country. Potential sanctions include fines, exclusion from U.S. capital markets, exclusion from financial transactions subject to U.S. jurisdiction, and exclusion of that person’s vessels from U.S. ports for up to two years.
European Union Regulations
In October 2009, European Union Directive 2009/123/EC (amending Directive 2005/35/EC) imposed criminal sanctions for illicit ship-source discharges of polluting substances, including minor discharges, if committed with intent, recklessly or with serious negligence and the discharges individually or in the aggregate result in deterioration of the quality of water. Aiding and abetting the discharge of a polluting substance may also lead to criminal penalties. Member states were required to enact laws or regulations to comply with the directive by the end of 2010. Criminal liability for pollution may result in substantial penalties or fines and increased civil liability claims.

The European Union Directive 2005/33/EC (amending Directive 1999/32/EC) introduced parallel requirements in the European Union to those of Annex VI to MARPOL in respect of the sulfur content of marine fuels for main and auxiliary engines. As of January 1, 2010, ships at berth in member state ports are not permitted to use fuel with sulfur contents in excess of 0.1%.
Greenhouse Gas Regulation
Currently, the emissions of greenhouse gases from international shipping are not subject to the Kyoto Protocol to the United Nations Framework Convention on Climate Change, which entered into force in 2005 and pursuant to which adopting countries have been required to implement national programs to reduce greenhouse gas emissions. On January 1, 2013, two new sets of mandatory requirements to address greenhouse gas emissions from ships which were adopted by MEPC in July 2011, entered into force. Currently operating ships are required to develop Ship Energy Efficiency Management Plans, and minimum energy efficiency levels per capacity mile will apply to new ships. These requirements could cause us to incur additional compliance costs. The IMO is also planning to implement market-based mechanisms to reduce greenhouse gas emissions from ships at an upcoming MEPC session. The European Union has indicated that it intends to propose an expansion of the existing European Union emissions trading scheme to include emissions of greenhouse gases from marine vessels, and in January 2012 the European Commission launched a public consultation on possible measures to reduce greenhouse gas emissions from ships, including, for example, monitoring, reporting and verification requirements as a potential first step. In the United States, the EPA has issued a finding that greenhouse gases endanger the public health and safety and has adopted regulations to limit greenhouse gas emissions from certain mobile sources and large stationary sources. Although the mobile source emissions regulations do not apply to greenhouse gas emissions from vessels, such regulation of vessels is foreseeable, and the EPA has in recent years received petitions from the California Attorney General and various environmental groups seeking such regulation. Any passage of climate control legislation or other regulatory initiatives by the IMO, European Union, the United States or other countries where we operate, or any treaty adopted at the international level to succeed the Kyoto Protocol, that restrict emissions of greenhouse gases could require us to make significant financial expenditures which we cannot predict with certainty at this time. Even in the absence of climate control legislation, our business may be indirectly affected to the extent that climate change may result in sea level changes or more intense weather events.
International Labour Organization
The International Labour Organization (ILO) is a specialized agency of the UN with headquarters in Geneva, Switzerland. The ILO has adopted the Maritime Labor Convention 2006 (MLC 2006). A Maritime Labor Certificate and a Declaration of Maritime Labor Compliance will be required to ensure compliance with the MLC 2006 for all ships above 500 gross tons in international trade. The MLC 2006 came into force on August 20, 2013. We have procedures in place to ensure full compliance with MLC 2006.
Vessel Security Regulations
Since the terrorist attacks of September 11, 2001, there have been a variety of initiatives intended to enhance vessel security. On November 25, 2002, the U.S. Maritime Transportation Security Act of 2002, or the MTSA, came into effect. To implement certain portions of the MTSA, in July 2003, the U.S. Coast Guard issued regulations requiring the implementation of certain security requirements aboard vessels operating in waters subject to the jurisdiction of the United States. The regulations also impose requirements on certain ports and facilities, some of which are regulated by the EPA.
Similarly, in December 2002, amendments to SOLAS created a new chapter of the convention dealing specifically with maritime security. The new Chapter V became effective in July 2004 and imposes various detailed security obligations on vessels and port authorities, and mandates compliance with the International Ship and Port Facility Security Code, or the ISPS Code. The ISPS Code is designed to enhance the security of ports and ships against terrorism. Amendments to SOLAS Chapter VII, made mandatory in 2004, apply to vessels transporting dangerous goods and require those vessels be in compliance with the International Maritime Dangerous Goods Code (“IMDG Code”).
To trade internationally, a vessel must attain an International Ship Security Certificate, or ISSC, from a recognized security organization approved by the vessel’s flag state. Among the various requirements are:
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  on-board installation of automatic identification systems to provide a means for the automatic transmission of safety-related information from among similarly equipped ships and shore stations, including information on a ship’s identity, position, course, speed and navigational status;

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  on-board installation of ship security alert systems, which do not sound on the vessel but only alert the authorities on shore;
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  the development of vessel security plans;
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  ship identification number to be permanently marked on a vessel’s hull;
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  a continuous synopsis record kept onboard showing a vessel’s history, including the name of the ship, the state whose flag the ship is entitled to fly, the date on which the ship was registered with that state, the ship’s identification number, the port at which the ship is registered and the name of the registered owner(s) and their registered address;
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  compliance with flag state security requirements; and
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  ships operating without a valid certificate may be detained at port until it obtains an ISSC, or it may be expelled from port, or refused entry at port.
The U.S. Coast Guard regulations, intended to align with international maritime security standards, exempt from MTSA vessel security measures non-U.S. vessels provided that such vessels have on board a valid ISSC that attests to the vessel’s compliance with SOLAS security requirements and the ISPS Code. We have implemented the various security measures addressed by MTSA, SOLAS and the ISPS Code, and our fleet is in compliance with applicable security requirements.
Inspection by Classification Societies
Every seagoing vessel must be “classed” by a classification society. The classification society certifies that the vessel is “in class,” signifying that the vessel has been built and maintained in accordance with the rules of the classification society and complies with applicable rules and regulations of the vessel’s country of registry and the international conventions of which that country is a member. In addition, where surveys are required by international conventions and corresponding laws and ordinances of a flag state, the classification society will undertake them on application or by official order, acting on behalf of the authorities concerned.
The classification society also undertakes on request other surveys and checks that are required by regulations and requirements of the flag state. These surveys are subject to agreements made in each individual case and/or to the regulations of the country concerned.
For maintenance of the class, regular and extraordinary surveys of hull, machinery, including the electrical plant, and any special equipment classed are required to be performed as follows:
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  Annual Surveys.   For seagoing ships, annual surveys are conducted for the hull and the machinery, including the electrical plant, and where applicable for special equipment classed, within three months before or after each anniversary date of the date of commencement of the class period indicated in the certificate.
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  Intermediate Surveys.   Extended annual surveys are referred to as intermediate surveys and typically are conducted two and one-half years after commissioning and each class renewal. Intermediate surveys are to be carried out at or between the occasion of the second or third annual survey.
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  Class Renewal Surveys.   Class renewal surveys, also known as special surveys, are carried out for the ship’s hull, machinery, including the electrical plant, and for any special equipment classed, at the intervals indicated by the character of classification for the hull. At the special survey, the vessel is thoroughly examined, including audio-gauging to determine the thickness of the steel structures. Should the thickness be found to be less than class requirements, the classification society would prescribe steel renewals. The classification society may grant a one-year grace period for completion of the special survey. Substantial amounts of money may have to be spent for steel renewals to pass a special survey if the vessel experiences excessive wear and tear. In lieu of the special survey every four or five years, depending on whether a grace period was granted, a vessel owner has the option of arranging with the classification society for the vessel’s hull or machinery to be on a continuous survey cycle, in which every part of the vessel would be surveyed within a five-year cycle.
At an owner’s application, the surveys required for class renewal may be split according to an agreed schedule to extend over the entire period of class. This process is referred to as continuous class renewal.
All areas subject to survey as defined by the classification society are required to be surveyed at least once per class period, unless shorter intervals between surveys are prescribed elsewhere. The period between two subsequent surveys of each area must not exceed five years.
Most vessels are also drydocked every 30 to 36 months for inspection of the underwater parts and for repairs related to inspections. If any defects are found, the classification surveyor will issue a “recommendation” which must be rectified by the ship owner within prescribed time limits.

Most insurance underwriters make it a condition for insurance coverage that a vessel be certified as “in-class” by a classification society which is a member of the International Association of Classification Societies (IACS). In 2012, the IACS issued draft harmonized Common Structure Rules that align with IMO goal standards, and it expects them to be adopted in late 2013. All our vessels are certified as being “in-class” either by the American Bureau of Shipping or Korea Register of Shipping. All new and second-hand vessels that we purchase must be certified prior to their delivery under our standard purchase contracts and memoranda of agreement. If the vessel is not certified on the scheduled date of closing, we have no obligation to take delivery of the vessel.
In addition to the classification inspections, many of our customers regularly inspect our vessels as a precondition to chartering them for voyages. We believe that our product tankers are well-maintained, high-quality vessels and that this provides us with a competitive advantage in the current environment of increasing regulation and customer emphasis on quality.
Efficiency Trends in the Shipping Industry
Market volatility and higher fuel prices, coupled with increased regulation and concern about the environmental impact of the international shipping industry, have led to an increased focus on fuel efficiency. Many companies have achieved significant efficiency gains through a process called “slow steaming.” These gains are realized by running vessels at substantially less than maximum speed and result in lower fuel costs.
Shipbuilders and operators have also studied a number of potential design innovations to increase the efficiency of tanker vessels. Many shipbuilders have incorporated some of these changes into their designs and are marketing these ships as “eco-ships.” Alternatively, some operators, such as Maersk, have implemented vessel modification programs for their existing ships in an attempt to capture potential efficiency gains. We will consider making modifications to our current fleet that we believe would make our vessels as fuel efficient as the eco-ships currently being delivered. We believe we can effect these modifications without compromising our fleet’s ability to operate at higher speeds, which is an important factor in generating additional revenue in an improving freight rate environment. As the majority of our current fleet is employed under time charters, we will consider installing any new technologies when the vessels either trade in the spot market or are re-contracted.
Risk of Loss and Liability Insurance
General
The operation of any cargo vessel includes risks such as mechanical failure, human error, collision, property loss, cargo loss or damage and business interruption due to political circumstances in foreign countries, hostilities, labor strikes and acts of God. In addition, there is always an inherent possibility of marine disaster, including oil spills and other environmental mishaps, and the liabilities arising from owning and operating vessels in international trade. OPA, which in certain circumstances imposes virtually unlimited liability upon owners, operators and demise charterers of any vessel trading in the United States exclusive economic zone for certain oil pollution accidents in the United States, has made liability insurance more expensive for vessel owners and operators trading in the U.S. market. While we believe that our present insurance coverage is adequate, not all risks can be insured against, and there can be no guarantee that any specific claim will be paid, or that we will always be able to obtain adequate insurance coverage at reasonable rates.
Marine and War Risks Insurance
We have in force marine and war risks insurance for all of our vessels. Our marine hull and machinery insurance covers risks of particular average and actual or constructive total loss from collision, fire, grounding, engine breakdown and other insured named perils up to an agreed amount per vessel. Our war risks insurance covers the risks of particular average and actual or constructive total loss from confiscation, seizure, capture, vandalism, malicious acts, terrorism, piracy and other war-related named perils. We have also arranged coverage for increased value for each vessel. Under this increased value coverage, in the event of total loss of a vessel, we will be able to recover amounts in excess of those recoverable under the hull and machinery policy in order to compensate for additional costs associated with replacement of the loss of the vessel. Each vessel is covered up to at least its fair market value at the time of the insurance attachment and subject to a fixed deductible per each single accident or occurrence, but excluding actual or constructive total loss.
Protection and Indemnity Insurance
Protection and indemnity insurance is provided by mutual protection and indemnity associations, or P&I Associations, and covers our third-party liabilities in connection with our shipping activities. This includes third-party liability and other related expenses resulting from injury or death of crew, passengers and other third parties, loss or damage to cargo, claims arising from collisions with other vessels, damage to other third-party property, pollution arising from oil or other substances, and salvage, towing and other related costs, including wreck removal. Protection and indemnity insurance is a form of mutual indemnity insurance, extended by mutual protection and indemnity associations, or “clubs.”
As a member of P&I Associations that are members of the International Group of P&I Clubs, or the International Group, we carry protection and indemnity insurance coverage for pollution with a standalone limit of cover of $1.0 billion per vessel per incident. The P&I Associations that comprise the International Group insure approximately 90% of the world’s ocean-going tonnage and have entered into a pooling agreement to reinsure each association’s liabilities. Although the P&I Associations compete with each other for business, they have found it beneficial to pool their larger risks under the auspices of the International Group. This pooling is regulated by a contractual agreement, which defines the risks that are to be pooled and exactly how these risks are to be shared by the participating P&I Associations. We are subject to calls payable to the associations based on its claim records as well as the claim records of all other members of the individual associations and members of the pool of P&I Associations comprising the International Group.
Legal Proceedings
We are not currently a party to any lawsuit that, if adversely determined, would have a material adverse effect on our financial position, results of operations or liquidity. As such, we do not believe that pending legal proceedings, taken as a whole, should have any significant impact on our financial statements. From time to time in the future we may be subject to legal proceedings and claims in the ordinary course of business, principally personal injury and property casualty claims. While we expect that these claims would be covered by our existing insurance policies, those claims, even if lacking merit, could result in the expenditure of significant financial and managerial resources. We have not been involved in any legal proceedings which may have, or have had, a significant effect on our financial position, results of operations or liquidity, nor are we aware of any proceedings that are pending or threatened which may have a significant effect on our financial position, results of operations or liquidity.
Exchange Controls
Under Marshall Islands law, there are currently no restrictions on the export or import of capital, including foreign exchange controls or restrictions that affect the remittance of dividends, interest or other payments to non-resident holders of our common shares.

MANAGEMENT
Directors and Executive Officers
Set forth below are the names, ages and positions of our directors and executive officers. Our board of directors is elected annually, and each director elected holds office for a one-year term or until his successor has been duly elected and qualified, except in the event of his death, resignation, removal or the earlier termination of his term of office.
Our executive officers will each be involved in other business activities with DSS Holdings, which will result in their spending less than 100% of their time managing our business. The actual allocation of time could vary significantly from time to time depending on various circumstances and needs of the businesses, such as their relative levels of strategic activities, but the performance of their duties will be subject to the ongoing oversight of our board of directors.

Name	Age	Position
Wilbur L. Ross, Jr.	76	Non-Executive Chairman and Director
Craig Stevenson, Jr.	60	Chief Executive Officer, President and Director
Sanjay Sukhrani	52	Chief Operating Officer
Florence Ioannou	49	Chief Financial Officer
Michael G. Fogarty	46	Senior Vice President-Commercial
Ranjit S. Ahluwalia	38	Director
Edward T. Bialas	34	Director
Bruce A. Chan	41	Director
Marianna Fassinotti	34	Director
Wendy L. Teramoto	39	Director

Biographical information for each of our directors and executive officers is set forth below.
Wilbur L. Ross, Jr., Non-Executive Chairman and Director
Wilbur L. Ross, Jr. has served as our Non-Executive Chairman of the board of directors since inception and has served as Non-Executive Chairman of the board of directors of DSS Holdings since September 2011. Mr. Ross has been the Chairman and Chief Executive Officer of WL Ross, a private equity firm, since 2000. Mr. Ross is currently a member of the board of directors of ArcelorMittal, a steel and mining company; Exco Resources Inc., a natural oil and gas company; International Textile Group, Inc., a global, diversified textile provider; Air Lease Corporation, an aircraft leasing company; Assured Guaranty Ltd., a holding company that provides credit protection products to the United States and international public finance, infrastructure and structured finance markets; The Governor and Company of the Bank of Ireland, a commercial bank operation in Ireland; BankUnited, Inc., a savings and loan holding company; Navigator Holdings Ltd., a provider of international seaborne liquified natural gas transportation services; Sun Bancorp, a bank holding company; Talmer Bancorp, a bank holding company; and Ocwen Financial Corporation, a holding company that is engaged in the servicing and origination of mortgage loans. Mr. Ross formerly served as a member of the board of directors of International Coal Group from April 2005 to June 2011; Montpelier Re Holdings Ltd., a reinsurance company, from 2006 to March 2010; The Greenbrier Companies, a supplier of transportation equipment and services to the railroad industry from June 2009 to January 2013; Plascar Participacoes SA, a manufacturer of automotive interiors, from March 2008 to January 2014; and Syms Corp., a retail store operator, from 2000 through 2007. Mr. Ross was Executive Managing Director of Rothschild Inc. for 24 years before acquiring that firm’s private equity partnerships in 2000. Mr. Ross holds an A.B. from Yale University and an M.B.A., with distinction, from Harvard University. Through the course of Mr. Ross’ career, he has served as a principal financial adviser to, investor in, and director of various companies across the globe operating in diverse industries, and he has assisted in restructuring more than $300 billion of corporate liabilities. Mr. Ross has keen business acumen as well as significant experience in finance and knowledge of the capital markets that provides the board of directors with invaluable transactional and financial assistance and insight. Mr. Ross also represents our largest shareholder.
Craig Stevenson, Jr., Chief Executive Officer, President and Director
Craig Stevenson, Jr. has served as our Chief Executive Officer, President and as a member of our board of directors since inception and has served as Chief Executive Officer, President and as a member of the board of directors of DSS Holdings since it was founded in 2007. Mr. Stevenson was formerly the Chairman of the Board and Chief Executive Officer of OMI.

Mr. Stevenson joined OMI in 1993 as Senior Vice President-Commercial and became Chief Executive Officer in 1998. In 2007, Mr. Stevenson oversaw the sale of OMI. In October 2007, following the sale, Mr. Stevenson founded DSS Holdings. Mr. Stevenson was non-executive Chairman and subsequently a board member of Ship Finance International, a NYSE-listed diversified shipping company, until September 2009. He is currently non-executive Chairman of Intermarine, one of the largest project cargo carriers in the world, and a Director of the American Bureau of Shipping, the second largest classification society. Mr. Stevenson attended Lamar University, where he graduated with a degree in Business Administration. As our Chief Executive Officer and President, Mr. Stevenson provides the board of directors with knowledge of the daily affairs of the Company and with essential experience, insight and expertise in the shipping industry.
Sanjay Sukhrani, Chief Operating Officer
Sanjay Sukhrani has served as our Chief Operating Officer since inception and has served as Vice President-Operations of DSS Holdings since March 2009. Prior to joining our Company, Mr. Sukhrani was Vice President/General Manager of Gemini Tankers, part of Teekay, presently the largest pool operator of Suezmax tankers, from May 2007 to March 2009. Mr. Sukhrani was Head of Operations of OMI from September 2001 to May 2007 and served as a Vice President of OMI from the third quarter of 2004 through May 2007. Mr. Sukhrani has sailed for 17 years on tankers, bulk carriers and container vessels, including five years as a Master. Mr. Sukhrani graduated from New York University’s Stern School of Business and holds a master’s degree in business administration.
Florence Ioannou, Chief Financial Officer
Florence Ioannou has served as our Chief Financial Officer since inception and has served as Chief Financial Officer of DSS Holdings since August 2010. Immediately prior to joining DSS Holdings, Ms. Ioannou was a consultant to various shipping companies, including Teekay and Ridgebury Tankers Ltd. Ms. Ioannou was a part of OMI’s Financial Management Team for 18 years, from July 1989 to December 2007 and consulted until June 2008, during which time she served in a variety of managerial roles in financial reporting and accounting, implemented several key projects related to SOX compliance and internal audit and control processes, and managed investor relations and SEC compliance. Ms. Ioannou started her career at Coopers & Lybrand, where she worked from January 1986 to June 1989. Ms. Ioannou is a CPA and attended the State University of Oneonta, New York, where she graduated with a degree in Business Economics.
Michael G. Fogarty, Senior Vice President-Commercial
Michael G. Fogarty has served as our Senior Vice President-Commercial since inception and has served as Senior Vice President-Commercial of DSS Holdings since June 2011. Prior to joining our Company, Mr. Fogarty was a Chartering Manager at Gemini Tankers from 2004 to 2011. Prior to his tenure at Gemini Tankers, Mr. Fogarty was responsible for chartering crude and product tankers at OMI from 1996 to 2004 and was in the Operations Department at OMI from 1993 to 1996. Mr. Fogarty also worked in operations at American Trading and Transportation from 1991 to 1993. From 1989 to 1991, Mr. Fogarty sailed on oil tankers and articulated tug boats and oil tank barges. Mr. Fogarty is a graduate of the State University of New York Maritime College (Fort Schuyler), where he obtained his Maritime Business Degree and Mates license in 1989. Mr. Fogarty also has a master’s degree in business administration from Adelphi University.
Ranjit S. Ahluwalia, Director
Ranjit S. Ahluwalia has served as a member of our board of directors and as a member of the board of directors of DSS Holdings since December 2013. Mr. Ahluwalia is a managing director for CarVal and has been with CarVal since April 2012. Mr. Ahluwalia is responsible for managing Corporate Securities investments in North America and manages investments in distressed assets, high-yield assets and equities. Prior to joining CarVal, Mr. Ahluwalia worked at King Street Capital from 2008 until 2012 where he was a senior analyst focused on distressed and high-yield credit in a variety of sectors. He also worked as a senior analyst at Silver Point Capital from 2002 until 2008. Mr. Ahluwalia received his B.A. in economics from Duke University. Mr. Ahluwalia brings expertise in investment management and analyzing financial issues to the board of directors.
Edward T. Bialas, Director
Edward T. Bialas has served as a member of our board of directors since inception and has served as a member of the board of directors of DSS Holdings since July 2009. Mr. Bialas joined First Reserve in 2003 as an Associate and returned as a Vice President in 2007 after earning his M.B.A. He has been a Director of First Reserve since 2011. Before joining First Reserve, Mr. Bialas was an analyst at UBS Investment Bank in the Financial Sponsors Group from 2001 to 2003. Mr. Bialas holds an A.B. from Dartmouth College and an M.B.A. from Harvard Business School. Mr. Bialas brings his experience in the equipment, manufacturing and services sector and expertise in deal origination and structuring, due diligence, execution and monitoring to the board of directors.

Bruce A. Chan, Director
Bruce A. Chan has served as a member of our board of directors since February 2014. Mr. Chan has been Chief Executive Officer of Teekay Tankers Ltd. since April 2011 and has tendered his resignation effective June 2014. Mr Chan joined Teekay in 1995 and was appointed President, Teekay Tanker Services (TTS) in April 2008. As Chief Executive Officer of Teekay Tankers Ltd. and President of TTS, Mr. Chan led a global network of commercial offices in Asia, Europe and North America, with the responsibility of marketing Teekay’s fleet of conventional tankers. Mr. Chan also served as a member of Teekay’s Senior Leadership Team, serving as Executive Vice President of Corporate Resources, responsible for Human Resources, Corporate Communications & Marketing, Corporate Services and Information Technology. Mr. Chan also previously served as Director, Strategic Development at TTS. Prior to joining Teekay, he was a Chartered Accountant with Ernst & Young. Mr. Chan also holds an M.B.A. from Edinburgh Business School, a B.A. from Simon Fraser University and is a Chartered Financial Analyst. Mr. Chan provides the board of directors with extensive management experience in the shipping industry as well as accounting and financial expertise.
Marianna Fassinotti, Director
Marianna Fassinotti has served as a member of our board of directors since inception and has served as a member of the board of directors of DSS Holdings since May 2011. Ms. Fassinotti is a Managing Director and Portfolio Manager and has been with Siguler Guff since April 2009. She is responsible for investment strategy development and implementation, investment sourcing and selection, terms and conditions negotiations, and portfolio monitoring and risk management. She also has principal responsibility for managing general partner relationships for Siguler Guff’s Distressed Opportunities Funds. Ms. Fassinotti is also a member of the Investment Committees for the Distressed Opportunities Funds and represents Siguler Guff on a number of underlying fund advisory boards. Prior to joining Siguler Guff, Ms. Fassinotti was an Associate Director in UBS Investment Bank’s Global Distressed Debt and Special Situations Group from 2007 to 2009, where she was involved in all aspects of the investment process. Ms. Fassinotti executed new investments, monitored performing credits, and led restructurings. Before joining UBS, Ms. Fassinotti worked as a Research Associate at Lehman Brothers, where she was responsible for coverage of the non-agency and hybrid ARM mortgage sectors. Ms. Fassinotti earned a B.A. in Government, magna cum laude, from Harvard College and an M.B.A. from the Tuck School of Business at Dartmouth College, where she was an Edward Tuck Scholar. Ms. Fassinotti brings expertise in investment strategies and selection and monitoring to the board of directors.
Wendy L. Teramoto, Director
Wendy L. Teramoto has served as a member of our board of directors since inception and has served as a member of the board of directors of DSS Holdings since September 2011. Ms. Teramoto is a Managing Director at WL Ross and has been with WL Ross in various capacities since 2000. Ms. Teramoto is also a director of Greenbrier Companies, a supplier of transportation equipment and services to the railroad industry. Ms. Teramoto was previously a director of International Coal Group, Inc., a NYSE-listed company, from 2004 to 2011, at which point it was acquired by Arch Coal, Inc. Prior to joining WL Ross, Ms. Teramoto worked at Rothschild Inc., an investment banking firm. Ms. Teramoto holds a B.S. in Accounting from the University of Colorado at Boulder. Ms. Teramoto brings expertise in analyzing financial issues and experience with manufacturing and other heavy industry companies to the board of directors.
Board Composition
We are managed under the direction of our board of directors. Our board of directors consists of seven directors, six of whom are not, and have never been, our employees. Six of our directors, Mr. Ross, Mr. Ahluwalia, Mr. Bialas, Ms. Fassinotti, Ms. Teramoto and Mr. Chan, qualify as independent for NYSE standards. There are no family relationships between any of our directors and senior management.
In accordance with our articles of incorporation, our board of directors is divided into the following three classes with staggered three-year terms:
Class II, whose initial term will expire at the annual meeting of shareholders to be held in calendar 2015;
Class III, whose initial term will expire at the annual meeting of shareholders to be held in calendar 2016; and
Class I, whose initial term will expire at the annual meeting of shareholders to be held in calendar 2017.
Our Class I directors are Mr. Ross, Mr. Bialas and Mr. Stevenson, our Class II directors are Mr. Ahluwalia and Ms. Fassinotti, and our Class III directors are Ms. Teramoto and Mr. Chan.

At each annual meeting of shareholders, the successors to directors whose terms then expire will be elected from the time of election and qualification until the third annual meeting following election. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control. Our Class I directors were re-elected at our annual meeting held in calendar 2014.
Board Committees
Our board of directors has an audit committee, a compensation committee and a nominating and corporate governance committee. Each committee consists of at least three directors. The NYSE transition rules provide that a minority of the members of each committee are exempt from independence requirements for one year from the date of effectiveness of the registration statement. We intend to cause each of our committees to be comprised of only directors that qualify as independent under NYSE and SEC rules within one year from the date of our original listing. Our board of directors has adopted, effective upon the consummation of this offering, written charters under which our committees will operate. Copies of the charters, which satisfy the applicable NYSE and SEC standards, will be available on our website.
Audit Committee.   The audit committee is comprised of at least three directors. Membership of the audit committee includes Mr. Ahluwalia, Mr. Chan and Ms. Fassinotti. The audit committee oversees our accounting and financial reporting processes and the audits of our financial statements. The functions and responsibilities of the audit committee will include:
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  reviewing with our independent auditors its plans for, and the scope of, its annual audit and other examinations;
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  reviewing the audited annual financial statements and quarterly financial information with management and our independent auditors;
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  reviewing all public releases from the Company that contain earnings and other financial information;
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  ensuring an anonymous and independent avenue for confidential submission of concerns regarding questionable accounting or auditing matters and addressing any submission raised by our employees regarding questionable accounting or auditing matters;
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  establishing procedures for the confidential receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters;
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  annually reviewing and reassessing the adequacy of the audit committee charter;
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  identifying and recommending to the shareholders the appointment, retention, compensation, oversight and termination of the services of our independent auditors, reviewing any disagreements between management and the auditors regarding financial reporting and reviewing the scope of the annual audit and establishing the fees to perform the annual audit;
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  establishing policies and procedures for the review and pre-approval by the audit committee of permissible non-audit services to be performed by our independent auditors;
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  reviewing (a) our internal control systems and significant changes in internal controls, (b) our internal audit procedures and (c) our disclosure controls and procedures, and management reports thereon;
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  evaluating management’s implementation of mandated changes to accounting and reporting requirements, as outlined by our independent auditors, or other recommendations made by our independent auditors;
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  reviewing matters related to our corporate compliance activities; and
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  considering possible conflicts of interest of members of our board of directors and management and making recommendations to prevent, minimize or eliminate such conflicts of interest.
In addition, provided that no member of the Audit Committee has a material interest in such transaction, the Audit Committee will be responsible for reviewing transactions that we may enter into with DSS Holdings that our board believes may present potential conflicts of interests between us and DSS Holdings. The Audit Committee will also conduct appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis and will approve all such transactions.
Our independent auditors report directly to the audit committee. Each member of the audit committee has the ability to read and understand fundamental financial statements. Our board has determined that Mr. Chan and Ms. Fassinotti satisfy the SEC requirements relating to independence of audit committee members. Our board has determined that Mr. Chan meets the requirements of an ‘‘audit committee financial expert’’ as defined by the rules of the SEC.
We will provide for appropriate funding, as determined by the audit committee, for payment of compensation to our independent auditors, any independent counsel or other firms or persons engaged by the audit committee and for administrative expenses of the audit committee incurred in carrying out its duties.

Compensation Committee.   The compensation committee will be comprised of at least three directors. Membership of the compensation committee will include Ms. Teramoto (Chair), Mr. Ahluwalia and Mr. Bialas. The compensation committee will establish, administer and review our policies, programs and procedures for compensating our executive officers and directors. The functions and responsibilities of the compensation committee will include:
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  establishing compensation philosophy and policies applicable to our key officers, including our Chief Executive Officer;
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  approving annual bonus, if any, and long-term equity incentive plans;
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  approving performance measures, goals and objectives under performance-based incentive plans for our key officers;
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  establishing guidelines for long-term equity grants and monitoring equity ownership and dilution;
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  approving appointments, terminations, employment agreements, consulting agreements, severance arrangements, change in control arrangements and related compensation and benefit packages;
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  reviewing and recommending compensation for members of our board of directors;
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  overseeing regulatory compliance with respect to compensation matters, including policies on structuring compensation programs to preserve tax deductibility; and
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  annually reviewing and reassessing the adequacy of the compensation committee charter.
Nominating and Corporate Governance Committee.   The nominating and corporate governance committee will be comprised of at least three directors. Membership of the nominating and corporate governance committee will include Ms. Fassinotti (Chair), Ms. Teramoto, and Mr. Chan. The functions and responsibilities of the nominating and corporate governance committee will include:
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  reviewing, and making recommendations regarding the composition and appropriate size of our board of directors;
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  monitoring and making recommendations with respect to the purpose, structure and operations of the various committees of our board of directors and the qualifications and criteria for membership on each committee of our board of directors;
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  making recommendations regarding changes in the composition of the committees of our board of directors;
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  reviewing and reporting to our board of directors on a periodic basis regarding matters of corporate governance and corporate responsibility and sustainability;
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  identifying individuals qualified to become members of our board of directors and recommending candidates to our board of directors to fill new or vacant positions; and
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  annually reviewing and reassessing the adequacy of the nominating and corporate governance committee charter.
Compensation Committee Interlocks and Insider Participation
No interlocking relationship exists between our board of directors or compensation committee and the board of directors or compensation committee of any other entity, nor has any interlocking relationship existed in the past.
Board of Directors Role in Risk Oversight
After careful consideration, our board of directors has determined that risk oversight is a function best served by the entire board of directors. Certain elements of risk oversight related to financial risks, including internal controls and potential conflicts of interest, usually are reviewed initially by the audit committee. Similarly, risks posed by our compensation practices are initially reviewed by the compensation committee and risks associated with the independence of the board of directors are initially reviewed by the nominating and corporate governance committee. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, to facilitate oversight of risk by the entire board of directors, each committee regularly reports about such risks to the entire board of directors. Senior management may also report directly to the board of directors regarding risk management. The board of directors and senior management regularly engage in discussions regarding material risks we face so that all members of the board of directors understand the risks associated with the business and our strategy and that the board of directors and management agree on the appropriate level of our risk.
Code of Business Conduct and Ethics
All of our employees, including our executive officers, and directors are required to comply with our Code of Business Conduct and Ethics. The purpose of these corporate policies is to ensure to the greatest possible extent that our business is conducted in a consistently legal and ethical manner.

The text of the Code of Business Conduct and Ethics will be available on our website (www.diamondsshipping.com) by clicking on ‘‘Investor Relations’’ and then ‘‘Corporate Governance,’’ and will be available in print. We will also post on our website any amendment to, or waiver from, a provision of our policies as required by law. In addition, the board of directors has adopted certain Corporate Governance Guidelines. These principles were adopted by the board of directors to best ensure that the board of directors adequately performs its function as the overseer of management and to help ensure that the interests of the board of directors and management align with the interests of the stockholders. The text of the Guidelines will be available on our website (www.diamondsshipping.com) by clicking on ‘‘Investor Relations’’ and then ‘‘Corporate Governance’’ and will be available in print.
Director Compensation
We have not paid any compensation to our directors or accrued any obligations with respect to performance incentives or retirement benefits for the directors prior to this offering.
Upon the completion of this offering, we will compensate our non-executive directors with an annual cash retainer of $50 thousand, plus an annual equity grant equal to $50 thousand, as well as reimbursement for travel or other expenses incurred in connection with their service. The chairs of the audit committee, the compensation committee and the nominating and corporate governance committee will each receive an additional annual retainer of $10 thousand. No additional fees will be paid for board or committee meetings attended. Directors will be permitted to elect to have their annual retainers paid in shares of the Company. Directors who are also members of management will receive no additional pay for serving as directors.

EXECUTIVE COMPENSATION
Fiscal 2013 Summary Compensation Table
The following table presents information regarding the compensation awarded to, earned by, or paid in the fiscal year ending March 31, 2013 to Craig Stevenson, Jr., our Chief Executive Officer, Sanjay Sukhrani, our Chief Operating Officer, and Michael G. Fogarty, our Senior Vice President-Commercial. Throughout this prospectus, these officers are referred to as our named executive officers. As an emerging growth company, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies” as such term is defined in the rules promulgated under the Securities Act.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)		All Other Compensation ($)(3)	Total ($)
Craig Stevenson, Jr. Chief Executive Officer	2013	950,000	475,000	$475,000	(2)	19,750	1,919,750
Sanjay Sukhrani Chief Operating Officer	2013	450,000	225,000	—		15,375	690,375
Michael G. Fogarty Senior Vice President – Commercial	2013	400,000	200,000	—		15,333	615,333

(1)
  Cash bonuses have historically been earned on a calendar year basis to our named executive officers. The amounts shown in the table represent cash bonuses earned for calendar year 2012 and paid in fiscal 2013 by our Manager to the named executive officers. Bonuses to the named executive officers earned for calendar year 2013 were: Mr. Stevenson, $760,000, Mr. Sukhrani, $180,000, and Mr. Fogarty, $160,000.
(2)
  Amount represents the aggregate grant-date fair value of service units granted by DSS Holdings to Mr. Stevenson on December 31, 2012, calculated in accordance with ASC Topic 718. Such grant-date fair value does not take into account any estimated forfeitures related to service-vesting conditions. The assumptions used in calculating the grant-date fair value of the incentive units reported in this column are set forth in “Note 14 (Unit Compensation)” in the notes to the audited combined financial statement for the fiscal years ended March 31, 2013 and 2012 included elsewhere in this prospectus
(3)
  Represents the matching contribution made by our Manager to each executive’s 401(k) plan account, which contributions are made on the same terms and conditions as offered to all employees of our Manager.
Narrative to Summary Compensation Table
The cash incentive bonus plan is a discretionary bonus plan, with amounts earned prior to the IPO Reorganization determined by DSS Holdings’ board at the close of calendar year 2012 based on performance in calendar year 2012. Upon completion of the offering, we expect that a new equity program will be implemented.
Equity Incentive Plan
We have adopted an equity incentive plan, which we refer to as the 2014 Equity Plan, under which our directors, officers, employees, consultants and our service providers are eligible to receive equity-linked rights, including incentive and non-qualified share options, share appreciation rights, restricted shares, restricted share units and unrestricted common shares. We have reserved a total of 4 million common shares for issuance under the plan, subject to adjustment for changes in capitalization as provided in the plan. It is not expected that any additional common shares will be reserved for issuance under our equity incentive plan prior to the fourth anniversary of the completion of this offering. The plan is administered by our compensation committee. We have not developed parameters pursuant to which future grants will be made under the 2014 Equity Plan as of the date of this prospectus. We do expect, however, in connection with the IPO Reorganization and effective upon completion of this offering, to convert a portion of the unit incentive plan awards granted by our former parent, DSS Holdings, to certain employees of our Manager into performance restricted shares of the Company. See “—Outstanding Equity Awards at Fiscal 2013 Year-End.”
Under the terms of the plan, equity awards under the plan will have an exercise price equal to the fair market value of a common share on the date of grant, unless otherwise determined by our compensation committee, but in no event will the exercise price be less than the fair market value of a common share on the date of grant. Awards under the plan will be exercisable at times and under conditions as determined by our compensation committee, but in no event will they be exercisable later than ten years from the date of grant.

The compensation committee may grant equity and awards subject to vesting, forfeiture and other terms and conditions as determined by the plan administrator. Following the vesting of a restricted share unit, the award recipient will be paid an amount equal to the number of vested restricted share units multiplied by the fair market value of a common share on the date of vesting, which payment may be paid in the form of cash or common shares or a combination of both, as determined by the plan administrator. Our compensation committee may grant dividend equivalents with respect to grants of restricted share units. Adjustments may be made to outstanding awards in the event of a corporate transaction or change in capitalization or other extraordinary event. Our compensation committee may provide, in the event of a “change of control” (as defined in the 2014 Equity Plan), that awards then outstanding will become fully vested and exercisable in full.
Each non-executive director will be entitled to receive an annual grant of restricted share units equivalent to $50,000 on the date of grant. The grant of restricted share units is expected to be made annually simultaneously with annual equity awards to our executive officers, vesting on the first anniversary of the date of grant. Our Board of Directors adopted the Diamond S Shipping Group, Inc. Director Equity Plan, pursuant to which our non-executive directors may elect to have all or any portion of their annual cash retainer (excluding committee fees and other compensation) paid in our common shares based on the value of a share on the date the cash amount would have been paid.
Employment Agreements
Our Manager and each of the named executive officers is a party to an employment agreement that sets forth each individual’s base salary level, incentive bonus opportunity and eligibility for severance benefits. We are not a party to the employment agreements, although after the offering our board of directors will have the power, under the employment agreements, to establish the performance goals and review actual performance for purposes of determining cash incentive compensation.
Each of the employment agreements with the named executive officers is subject to termination at any time by our Manager or on 60 days prior written notice by the named executive officer. If the named executive officer terminates his employment for “employee cause” (generally, a substantial reduction in his responsibilities or a material breach of his employment agreement), if our Manager terminates the named executive officer’s employment without “employer cause” or if termination is due to death or permanent disability, then such named executive officer would be entitled to the following severance payments, subject to signing a release of claims and compliance with continuing obligations:
■
  continued payment of base salary for 12 months;
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  a lump sum payment of the portion of the annual cash bonus earned for service prior to termination by such named executive officer for the year of termination, if any, as determined by the board of directors in good faith;
■
  a lump sum payment of any annual cash bonus earned for the calendar year preceding the termination date that remains unpaid; and
■
  up to 12 months of payments for premiums for continued health coverage.
In addition, each of the named executive officers is subject to non-solicitation and non-competition restrictions that extend for one year following the termination of employment.

Outstanding Equity Awards at Fiscal 2013 Year-End
The following table presents information regarding outstanding equity based awards held as of March 31, 2013 by our named executive officers in DSS Holdings, our former parent company.

	Stock Awards
Name	Unit Incentive Plan Awards: Number of Unearned Service Units (#)		Unit Incentive Plan Awards: Market Value of Service Units That Have Not Vested ($)(4)	Unit Incentive Plan Awards: Number of Unearned Performance Units (#)		Unit Incentive Plan Awards: Market Value of Performance Units That Have Not Vested ($)(8)
Mr. Stevenson	12.00	(1)	277,452	240.00	(5)	2,549,040
Mr. Sukhrani	4.20	(2)	97,108	84.00	(6)	892,164
Mr. Fogarty	8.00	(3)	184,968	48.00	(7)	509,808

(1)
  This service unit award was granted on January 2, 2009 under the Exempted Limited Partnership Agreement of DSS Holdings dated October 1, 2007, or the Holdings Agreement. Mr. Stevenson had vested in 48.0 of the 60.0 service units originally granted as of March 31, 2013, with vesting occurring in annual increments of 20%. The remaining unvested service units vested on January 2, 2014.
(2)
  This service unit award was granted on March 9, 2009 under the Holdings Agreement. Mr. Sukhrani had vested in 16.8 of the 21.0 service units originally granted as of March 31, 2013, with vesting occurring in annual increments of 20%. The remaining unvested service units will vest on March 9, 2014, subject to his continued service.
(3)
  This service unit award was granted on September 27, 2011 under the Amended and Restated Exempted Limited Partnership Agreement of DSS Holdings dated July 29, 2011, or the Amended Holdings Agreement. Mr. Fogarty had vested in 4.0 of the 12.0 service units originally granted as of March 31, 2013, with vesting occurring in annual increments over 3 years. Mr. Fogarty vested 4.0 additional units on  September 27, 2013. The remaining unvested service units will vest as to 4.0 units on September 27, 2014, subject to his continued service.
(4)
  The market value of these service units is based on an estimated fair market value of a service unit of $23,121, as of December 31, 2012 as determined by an internally developed model, which was independently audited.
(5)
  Represents a performance unit award of 240.00 performance units that was granted on January 2, 2009 under the Holdings Agreement, which will become 100% vested upon the consummation of an initial purchase and sale of the interests and units in DSS Holdings.
(6)
  This performance unit award was granted on March 9, 2009 under the Holdings Agreement. This award will become 100% vested upon the consummation of an initial purchase and sale of the interests and units in DSS Holdings.
(7)
  This performance unit award was granted on September 27, 2011 under the Amended Holdings Agreement. This award will become 100% vested upon the consummation of an initial purchase and sale of the interests and units in DSS Holdings.
(8)
  The market value of these performance units is based on an estimated fair market value of a performance unit of $10,621, as of December 31, 2012 as determined by an internally developed model, which was independently audited.

PRINCIPAL SHAREHOLDERS
The following table sets forth information as of the date of this prospectus and after giving effect to the IPO Reorganization of Diamond S Shipping and the anticipated beneficial ownership percentages immediately following this offering by each person or group who is known by us to own beneficially more than 5% of the outstanding common shares, each of our named execute officers, each of our directors as of the completion of this offering and all of our executive officers and directors as a group. All of our shareholders, including the shareholders listed in this table, are entitled to one vote for each common share held. The Company has approximately 34 shareholders of record as of the date of this prospectus.
Beneficial ownership is determined in accordance with SEC rules. In computing percentage ownership of each person, common shares subject to options held by that person that are currently exercisable or convertible, or exercisable or convertible within 60 days of the date of this prospectus, are deemed to be beneficially owned by that person. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise indicated, the persons named in the table below have sole voting and investment power with respect to all common shares held by them.
The percentage of beneficial ownership upon consummation of this offering is based on      common shares outstanding immediately after this offering, or      assuming the underwriters’ option to purchase additional shares is exercised in full, which number is calculated after giving effect to the issuance and sale of      common shares in this offering, or      shares if the underwriter’s option to purchase additional shares is exercised in full.
The table below does not reflect any common shares that our employees, directors and other persons associated with us may purchase in this offering, including through the directed share program, as described in the “Underwriting” section of this prospectus.

	Shares Beneficially Owned Prior to Offering		Shares Beneficially Owned After Offering Assuming No Exercise of Option to Purchase Additional Shares		Shares Beneficially Owned After Offering Assuming Exercise in Full of Option to Purchase Additional Shares
Name and Address of Beneficial Owner(1)	Number	Percentage	Number	Percentage	Number	Percentage
5% Shareholders:
WL Ross Group, L.P.(2)	10,745,997	32.2%
First Reserve Management, L.P.(3)	9,056,102	27.2%
CarVal Investors, LLC(4)	6,110,141	18.3%
Chengdong Investment Corporation(5)	2,865,599	8.6%
Siguler Guff Advisers, LLC(6)	2,148,393	6.4%
Executive Officers and Directors:
Wilbur L. Ross, Jr.	10,745,997	32.2%
Craig Stevenson, Jr.(7)	230,218	*
Sanjay Sukhrani	18,442	*
Florence Ioannou	8,382	*
Michael G. Fogarty	11,177	*
Ranjit Ahluwalia	—	—
Edward T. Bialas	—	—
Bruce A. Chan	—	—
Marianna Fassinotti	—	—
Wendy Teramoto	—	—
All board of director members and executive officers as a group (10 persons)	11,014,216	33.0%

*
  Represents beneficial ownership of less than 1% of our outstanding common shares.
(1)
  Unless otherwise indicated, the address for each holder is c/o Diamond S Management LLC, 33 Benedict Place, Greenwich CT 06830.

(2)
  Represents 6,292,598 common shares held directly by WLR Recovery Fund IV DSS AIV, L.P., 1,439,217 common shares held directly by WLR Recovery Fund V DSS AIV, L.P., 2,149,200 common shares held directly by WLR Select Co-Investment, L.P., 828,158 common shares held directly by WLR/GS Master Co-Investment, L.P., 23,306 common shares held directly by WLR IV Parallel ESC, L.P. and 13,518 common shares held directly by WLR V Parallel ESC, L.P. (collectively, the “WLR Investors”). WLR Recovery Associates V DSS AIV GP, Ltd. is the general partner of WLR Recovery Associates V DSS AIV, L.P., which in turn is the general partner of WLR Recovery Fund V DSS AIV, L.P. WLR Recovery Associates IV DSS AIV GP, Ltd. is the general partner of WLR Recovery Associates IV DSS AIV, L.P., which in turn is the general partner of WLR Recovery Fund IV DSS AIV, L.P. WLR Select Associates DSS GP, Ltd. is the general partner of WLR Select Associates DSS, L.P., which in turn is the general partner of WLR Select Co-Investment, L.P. EL Vedado, LLC is the general partner of WL Ross Group, L.P., which in turn is the managing member of WLR Master Co-Investment GP, LLC, which in turn is the general partner of WLR/GS Master Co-Investment, L.P. Invesco Private Capital, Inc. is the managing member of Invesco WLR IV Associates LLC, which in turn is the general partner of WLR IV Parallel ESC, L.P. Invesco Private Capital, Inc. is also the managing member of Invesco WLR V Associates LLC, which in turn is the general partner of WLR V Parallel ESC, L.P. Wilbur L. Ross, Jr. is the chairman and chief executive officer of WLR, the chairman and president of Invesco Private Capital, Inc., the managing member of EL Vedado, LLC, and a director and shareholder of WLR Recovery Associates IV DSS AIV GP, Ltd. and WLR Recovery Associates V DSS AIV GP, Ltd. Mr. Ross is a member of the investment committee of each WLR Investors’ general partner, which has investment and voting control over the shares held or controlled by each of the WLR Investors. Mr. Ross is also a member of our Board. Mr. Ross disclaims beneficial ownership of all of the common shares held or controlled by each of the WLR Investors. With the exception of Mr. Ross, whose address is 328 El Vedado Road, Palm Beach, Florida 33401, the address of each of the entities and persons identified in this note is c/o WL Ross & Co. LLC, 1166 Avenue of the Americas, New York, NY 10036. WL Ross & Co. LLC serves as the investment manager to the funds that hold these shares.
(3)
  Represents 8,896,394 common shares held directly by First Reserve Fund XII, L.P. and 159,708 common shares held directly by FR XII-A Parallel Vehicle, L.P. (together, the “First Reserve Investors”). First Reserve GP XII Limited (“XII Limited”) is the general partner of First Reserve GP XII, L.P. (“XII GP”), which in turn is the general partner of each First Reserve Investor. William E. Macaulay is the Chairman and CEO of XII Limited, and has the right to appoint a majority of the Board of Directors of XII Limited. By virtue of Mr. Macaulay’s right to appoint a majority of the directors of XII Limited, Mr. Macaulay may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose of or direct the disposition of) the First Reserve Investor shares, and therefore, Mr. Macaulay may be deemed to be a beneficial owner of the First Reserve Investor shares. XII Limited, XII GP and Mr. Macaulay disclaim beneficial ownership of all of the common shares held or controlled by each First Reserve Investor. The address of each of the entities identified in this note is c/o First Reserve, One Lafayette Place, Greenwich, CT 06830.
(4)
  Represents 4,280,605 common shares held directly by CVI CVF II Lux Master S.à r.l., 85,603 common shares held directly by CVI AA Lux Master S.à r.l., 165,822 common shares held directly by CVI CHVF Lux Master S.à r.l., 1,379,227 common shares held directly by CVIC Lux Master S.à r.l. and 198,884 common shares held directly by CVIC II Lux Master S.à r.l. (each a “CarVal Fund” and collectively, the “CarVal Funds”). CarVal Investors, LLC (the “Investment Manager”) serves as the investment manager to each of the CarVal Funds. The Investment Manager exercises its investment and voting authority over the common shares held by each of the CarVal Funds through its investment committee. As of the date of this prospectus, the members of the Investment Manager’s investment committee are John Brice, David Fry, Pete Vorbrich, James Ganley, Jody Gunderson, Lucas Detor, Gerardo Bernaldez, Joe Graf, Seth Cohen and Matt Bogart. The Investment Manager and each of the members of its investment committee disclaims beneficial ownership of all of the common shares held by each of the CarVal Funds. The address of each of the entities identified in this note is c/o CarVal Investors, LLC, 9320 Excelsior Boulevard, 7th Floor, Hopkins, MN 55343.
(5)
  Chengdong Investment Corporation (“Chengdong”) is a wholly-owned subsidiary of CIC International Co., Ltd. (“CIC International”), which in turn is controlled by China Investment Corporation (“CIC”), a wholly state-owned company incorporated under the Company Law of the People’s Republic of China. By virtue of CIC being the parent of CIC International, which is the parent of Chengdong, CIC may be deemed to share beneficial ownership of the shares held by Chengdong. The address of each of the entities identified in this note is c/o China Investment Corporation, Special Investments Department, New Poly Plaza, No. 1 Chaoyangmen Beidajie, Dongcheng, Beijing 100010 China.
(6)
  Represents 460,370 common shares held directly by Maycomb Holdings II, LLC, 1,074,196 common shares held directly by Maycomb Holdings III, LLC and 613,827 common shares held directly by Maycomb Holdings IV, LLC (together, the “Siguler Guff Investors”). Siguler Guff Advisers, LLC (“SGA”) has investment authority over: Siguler Guff DOF II GP, LLC, Siguler Guff DOF III GP, LLC and Siguler Guff DOF IV GP, LLC. Siguler Guff DOF II GP is the managing member of Maycomb Holdings II, LLC. Siguler Guff DOF III GP, LLC is the managing member of Maycomb Holdings III, LLC. Siguler Guff DOF IV GP, LLC is the managing member of Maycomb Holdings IV, LLC. SGA is controlled through the voting partners of its parent holding company (“Principals”): George W. Siguler, Andrew J. Guff, Donald P. Spencer and Ken Burns. SGA and its Principals share voting and investment power over the shares held of record by the Siguler Guff Investors. Siguler Guff DOF II GP, LLC, Siguler Guff DOF III GP, LLC and Siguler Guff DOF IV GP, LLC, SGA and the Principals each disclaim beneficial ownership of the shares except to the extent of their pecuniary interest, direct or indirect, or their ownership interests in the Siguler Guff Investors. The address of the entities identified in this note is c/o Siguler Guff Advisers, LLC, 825 Third Avenue, 10th Floor, New York, NY 10022.
(7)
  Represents 230,218 common shares held directly by Pecos Shipping LLC (‘‘Pecos’’). Craig Stevenson, Jr. has sole voting and investment power over the shares held of record by Pecos. Mr. Stevenson disclaims beneficial ownership of all of the common shares held or controlled by Pecos. The address for Pecos is c/o Diamond S Management LLC, 33 Benedict Place, Greenwich, CT 06830.

RELATED PARTY TRANSACTIONS
Equity Issuances to Directors, Executive Officers and 5% Shareholders
Other than in connection with the IPO Reorganization, we did not issue any common shares during the past two fiscal years to our directors, executive officers or holders of more than 5% of our capital shares.
Our Relationship with DSS Holdings and its Affiliates
Our Shareholders
Our largest shareholders include WL Ross, First Reserve and CarVal. WL Ross is an investment management company for a series of funds and has sponsored private equity funds, co-investment vehicles and hedge funds which have invested in the shipping, railcar, steel, textile, coal, automotive, financial and other industries in the U.S., Ireland, UK, France, Germany, China, Japan, Korea, Vietnam, India, Brazil and Bermuda. First Reserve is a premier global energy-focused private equity and infrastructure investment firm. For over 30 years, First Reserve has been focused on making investments exclusively across the energy spectrum. CarVal is an investment arm of Cargill, Incorporated, an international provider of food and agricultural products with extensive experience in chartering, trading, logistics and industry operations.
Upon completion of this offering and assuming no exercise of the underwriters’ option to purchase additional shares, WL Ross will own approximately    %, First Reserve will own approximately    %, and CarVal will own approximately    % of us.
Manager Services
We, through our Manager, earn service revenue for providing commercial, technical and administrative services pursuant to a Ship Management Agreement to the vessels owned by DSS Vessel LLC, an entity under common control of DSS Holdings. There are currently 10 vessels under management pursuant to this agreement. Our service revenue under this agreement is based on our actual administrative costs plus a margin of 2.5%. For the period from September 2011 to December 31, 2012, service revenue was calculated on a monthly basis and equaled 50% of our actual administrative costs plus a margin of 2.5%. Effective January 1, 2013, the terms of our management agreements were amended to change the management fee calculation to allocate expenses on a pro rata basis for the number of vessels under management. Since January 1, 2013, the service revenue has been calculated on a monthly basis (1) by taking our actual administrative costs times a fraction, the numerator of which is the number of vessels not owned by the Company and the denominator of which is the total number of vessels we manage (including vessels that we own) plus (2) a 2.5% margin. We do not earn any additional fees based on the revenue of the vessels we manage, nor do we earn any success fee for new vessels acquired. Either party may terminate this agreement prior to the end of its term if, among other items, (1) there is a material breach of a material term of the agreement by the other party, (2) in the event of the bankruptcy or insolvency of the other party, (3) upon a change of control of DSS Vessel LLC, or (4) the disposition of a vessel.
We currently employ six large and experienced unrelated third-party technical managers, which primarily provide vessel operation, maintenance and crewing services for the vessels in our current fleet. We pay our technical managers directly for their services. We closely supervise all third-party agents and remain responsible for the performance management of our fleet.
Registration Rights Agreement
We plan to enter into a registration rights agreement with certain of our existing shareholders based on their current rights as investors in DSS Holdings pursuant to which we expect to grant them the right to require us to register their common shares under the Securities Act. We expect these demand registration rights to be subject to certain timing and other restrictions. Four different shareholders are each expected to be entitled to three separate demands. In addition, the shareholders are expected to have the ability to exercise certain piggyback registration rights in connection with any demand registration under this agreement or any registered offerings by the Company. Immediately after this offering, the shareholders party to this agreement will own a total of 32,932,152 common shares entitled to these registration rights.
Amounts Due to/from Affiliates
Included in our current assets as amounts due from affiliates on our Combined Balance Sheet as of December 31, 2013 are the following:
■
  $0.1 million owed from DS Shipping I for interest and fees paid on a line of credit;

■
  $3.8 million owed from DSS Vessel LLC, an entity under common control with us prior to the IPO Reorganization and a subsidiary of Diamond S Shipping II LLC, primarily for our performance of commercial management, administrative support service, technical, safety, quality, crewing, marine operations and related services in connection with the operation of its vessels; and
■
  $237 thousand due from other affiliated entities under common control, as they are wholly-owned by DSS Holdings, for our payment of operating expenses on their behalf.
Included in our current liabilities as amounts due to affiliates on our Consolidated Balance Sheet as of December 31, 2013 are the following:
■
  $1.4 million owed to Diamond S Management LLC (Delaware). This amount reflects $625 thousand owed to Diamond S Management LLC (Delaware) for cash we are holding on its behalf, $692 thousand in aggregate principal amount, all of which is still outstanding, owed to Diamond S Management LLC (Delaware) for its payment of operating expenses on our behalf, which amount is due under a promissory note, and $39 thousand owed in interest in connection with the promissory note. The promissory note accrues interest at the applicable federal rate as published by the IRS. The interest rate for the current fiscal year is 2.70% and the interest rate for the fiscal year ended March 31, 2013 was 3.04%.
■
  $5.2 million owed to DSS Cooperative U.A. This amount reflects $6.0 million owed to DSS Cooperative U.A. for cash we are holding on its behalf and $0.8 owed to us for our payment of operating expenses on its behalf.
Employment of Craig Stevenson III
Craig Stevenson III, the son of Craig Stevenson, Jr., our Chief Executive Officer, is employed as the Vice President-Business Development. Craig Stevenson III received total compensation of approximately $327 thousand and $360 thousand in each of the fiscal years ended March 31, 2013 and 2012, respectively.
Review, Approval or Ratification of Transactions with Related Parties
We have adopted a related party transactions policy under which our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of the Company’s voting securities, and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related party transaction with us without the approval of the audit committee. Prior to entering into any transaction involving a related party, the responsible officer or director must notify the Chair of the Audit Committee. After reviewing the terms of the proposed transaction, the Chair of the Audit Committee will either:
■
  approve the transaction if it is to be entered into in the ordinary course of the Company’s business, is for an aggregate amount of $120 thousand or less, does not involve a shareholder beneficially owning in excess of 5% of the Company’s voting securities (or its controlled affiliates) or a member of such a shareholder’s immediate family, and is on terms comparable to those that could reasonably be expected to be obtained in arm’s length dealings with an unrelated third party;
■
  disallow the transaction if it is not in the best interests of the Company;
■
  recommend that the full audit committee review the transaction in advance; or
■
  conditionally approve the transaction, subject to ratification by the full audit committee.
The Audit Committee will conduct appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis and will approve all such transactions. See “Management—Board Committees.”

SHARES ELIGIBLE FOR FUTURE SALE
Upon completion of this offering, we will have      common shares outstanding, or      common shares if the underwriters’ option to purchase additional shares is exercised in full. This includes      shares that we are selling in our initial public offering, which shares may be resold in the public market immediately following our initial public offering. Of these shares, only the      shares sold in this offering, or      if the underwriters’ option to purchase additional shares is exercised in full, will be freely transferable in the United States without restriction under the Securities Act, except for any shares acquired by one of our “affiliates” as defined in Rule 144 under the Securities Act or by our employees, directors and other persons associated with us pursuant to the directed share program described in the “Underwriting” section of this prospectus. Immediately after the closing of this offering, the existing shareholders, directors and executive officers of our company will continue to own     % of our common shares, or     % of our common shares if the underwriters’ option to purchase additional shares is exercised in full, which were acquired in private transactions not involving a public offering, and these shares will therefore be treated as “restricted securities” for purposes of Rule 144. Certain of the restricted securities held by our existing shareholders, directors, and executive officers will be subject to the underwriters’ lock-up agreement, as described below. Restricted securities may not be resold except in compliance with the registration requirements of the Securities Act or under an exemption from those registration requirements, such as the exemptions provided by Rule 144, Regulation S and other exemptions under the Securities Act.
In general, under Rule 144 as currently in effect, a person or persons who is an affiliate, or whose shares are aggregated and who owns shares that were acquired from the issuer or an affiliate at least six months ago, would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (1) 1% of our then outstanding common shares, which would be approximately      common shares immediately after this offering (     assuming the underwriters’ option to purchase additional shares is exercised in full), or (2) an amount equal to the average weekly reported volume of trading in our common shares on all national securities exchanges and/or reported through the automated quotation system of registered securities associations during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC. Sales in reliance on Rule 144 are also subject to other requirements regarding the manner of sale, notice and availability of current public information about us.
In general, under Rule 701 of the Securities Act, any of our employees, consultants or advisors who purchases common shares from us in connection with a compensatory stock or option plan or other written agreement is eligible to resell those shares 90 days after the effective date of the offering in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.
A person or persons whose shares are aggregated, and who is not deemed to have been one of our affiliates at any time during the 90 days immediately preceding the sale, may sell restricted securities in reliance on Rule 144(b)(1) without regard to the limitations described above, subject to our compliance with Exchange Act reporting obligations for at least three months before the sale, and provided that six months have expired since the date on which the same restricted securities were acquired from us or one of our affiliates, and provided further that such sales comply with the public information provision of Rule 144 (until the securities have been held for one year). As defined in Rule 144, an “affiliate” of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, that same issuer.
We, our officers and executive directors and certain of our shareholders have agreed, subject to specified exceptions, not to directly or indirectly:
■
  sell, offer, contract or grant any option to sell (including any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-l(h) under the Securities Exchange Act of 1934, as amended, or
■
  otherwise dispose of any common shares, options or warrants to acquire common shares, or securities exchangeable or exercisable for or convertible into common shares currently or hereafter owned either of record or beneficially, or
■
  publicly announce an intention to do any of the foregoing for a period of 180 days after the date of this prospectus without the prior written consent of the representatives.
This restriction terminates after the close of trading of the common shares on and including the 180th day after the date of this prospectus.
The representatives may, in their sole discretion and at any time or from time to time before the termination of the 180-day period release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the underwriters and any of our shareholders who will execute a lock-up agreement, providing consent to the sale of shares prior to the expiration of the lock-up period.

As a result of these lock-up agreements and rules of the Securities Act, the restricted shares will be available for sale in the public market, subject to certain volume and other restrictions, as mentioned above, as follows:

Date	Number of Shares Eligible for Sale(1)	Comment
Date of prospectus		Share not locked up and eligible for sale freely or under Rule 144
180 days from date of prospectus(2)		Lock-up released; shares eligible for sale under Rule 144

(1)
  Excludes an aggregate of      restricted common shares that we expect to issue to our executive officers and      restricted common shares that we expect to issue to our independence directors pursuant to our equity incentive plan following the closing of this offering.
(2)
  Assumes that the lock-up period will not be extended or waived in accordance with the terms of the lock-up agreement and that the underwriters do not exercise their option to purchase additional shares.
Prior to this offering, there has been no public market for our common shares, and no prediction can be made as to the effect, if any, that future sales or the availability of common shares for sale will have on the market price of our common shares prevailing from time to time. Nevertheless, sales of substantial amounts of our common shares in the public market, including common shares issued upon the exercise of options that may be granted under any employee share option or employee share award plan of ours, or the perception that those sales may occur, could adversely affect prevailing market prices for our common shares.

DESCRIPTION OF OUR CAPITAL STOCK
The following is a description of the material terms of our articles of incorporation and bylaws that will be in effect immediately prior to the consummation of this offering. Please see our articles of incorporation and bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part.
Purpose
Our purpose, as stated in our articles of incorporation, is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Business Corporations Act of the Marshall Islands, or the BCA. Our articles of incorporation and bylaws do not impose any limitations on the ownership rights of our shareholders.
Authorized Capital Stock
Under our articles of incorporation our authorized capital stock consists of 500 million common shares, no par value per share, of which 33,333,335 shares are issued and outstanding, and 10 million preferred shares, no par value per share, none of which are issued and outstanding.
Common Shares
Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preferred shares, holders of common shares are entitled to receive ratably all dividends, if any, declared by our board of directors out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred shares having liquidation preferences, if any, the holders of our common shares are entitled to receive pro rata our remaining assets available for distribution. Holders of common shares do not have conversion, redemption or pre-emptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of common shares are subject to the rights of the holders of any preferred shares, which we may issue in the future.
Preferred Shares
Our board of directors has authority, without any further vote or action by our shareholders, to issue up to 10 million blank check preferred shares.
Registrar and Transfer Agent
The registrar and transfer agent for our common shares is Continental Stock Transfer & Trust Company.
Listing
We have applied to have our common shares approved for quotation on the NYSE under the symbol “DSG.”
Number of Directors; Election of Directors
Our articles of incorporation require our board of directors to consist of no fewer than three nor more than 15 members. Upon the completion of this offering, our board of directors will consist of seven members.
Our directors are elected by a plurality of the votes cast by shareholders entitled to vote. Directors are elected annually on a staggered basis, and each will serve for a three-year term and until a successor has been duly elected and qualified, except in the event of death, resignation, removal, or the earlier termination of the term of office. Our articles of incorporation prohibit cumulative voting in the election of directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.
Shareholder Matters
Under our bylaws, annual meetings of shareholders will be held at a time and place selected by our board of directors or, in the absence of a designation by our board of directors, the chairman of our board of directors, our Chief Executive Officer or our Secretary. The meetings may be held in or outside of the Republic of the Marshall Islands. Our articles of incorporation and our bylaws provide that any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders.

Our board of directors may set a record date between 15 and 60 days before the date of any meeting to determine the shareholders that will be eligible to receive notice and vote at the meeting. One or more shareholders representing at least a majority of the total voting rights of our total issued and outstanding shares present in person or by proxy at a shareholder meeting will constitute a quorum for the purposes of the meeting.
Our articles of incorporation and bylaws, at any time after the earlier of the date that (i) WLR, First Reserve and CarVal and their respective affiliates or any combination thereof (the “Sponsors”) on a combined basis no longer own more than 30% of our common shares or (ii) the Sponsors declare that a Trigger Date (as defined in our articles of incorporation and our bylaws) has occurred, provide that:
•
  shareholders seeking to present proposals before a meeting of shareholders or to nominate candidates for election as directors at a meeting of shareholders must provide notice in writing in a timely manner, and also specify requirements as to the form and content of a shareholder’s notice (prior to such time, the Sponsors may propose business to be conducted and nominate directors for election at annual meetings without giving advance notice prior to the distribution of proxy materials, if any);
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  any director may be removed from office by our shareholders only for cause by the affirmative vote of the holders of at least 80% of the outstanding shares of our capital stock entitled to vote (prior to such time, directors may be removed with or without cause by the affirmative vote of the holders of a majority of our capital stock entitled to vote);
•
  our bylaws may only be amended by the affirmative vote of the holders of at least 80% of the outstanding shares of our capital stock entitled to vote (prior to such time, our bylaws may be amended by the affirmative vote of the holders of a majority of our capital stock entitled to vote); and
•
  special meetings of our shareholders may only be called by the chairman of our board of directors, our Chief Executive Officer or our Secretary at the written request of a majority of the number of directors that we would have if there were no vacancies on our board of directors (prior to such time, a special meeting may also be called at the request of shareholders holding 25% of the outstanding shares of our capital stock entitled to vote).
Dissenters’ Rights of Appraisal and Payment
Under the BCA, our shareholders have the right to dissent from various corporate actions, including any merger or consolidation and the sale of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares. In the event of any further amendment of our articles of incorporation, a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in the high court of the Republic of the Marshall Islands or in any appropriate court in any jurisdiction in which our shares are primarily traded on a local or national securities exchange.
Shareholders’ Derivative Actions
Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of common shares both at the time the derivative action is commenced and at the time of the transaction to which the action relates.
Limitations on Liability And Indemnification of Officers And Directors
The BCA authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties. Our articles of incorporation include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by law.
Additionally, our articles of incorporation provide that we must indemnify our directors and officers to the fullest extent authorized by law. We are also expressly authorized to advance certain expenses, including attorney’s fees and disbursements and court costs, to our directors and officers and to carry directors’ and officers’ insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and this insurance are useful to attract and retain qualified directors and executive officers.
The limitation of liability and indemnification provisions in our articles of incorporation may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.
Anti-Takeover Effect of Certain Provisions of Our Articles of Incorporation and Bylaws
Several provisions of our articles of incorporation and bylaws, which are summarized herein, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized herein, could also discourage, delay or prevent (1) the merger or acquisition of us by means of a tender offer, a proxy contest or otherwise that a shareholder may consider in its best interest and (2) the removal of incumbent officers and directors.
Blank Check Preferred Shares
Under the terms of our articles of incorporation, our board of directors has authority, without any further vote or action by our shareholders, to issue up to 10 million blank check preferred shares. Our board of directors may issue preferred shares on terms calculated to discourage, delay or prevent a change of control of us or the removal of our management.
Advance Notice Requirements for Shareholder Proposals and Director Nominations
Our bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a shareholder’s notice must be received at our principal executive offices not fewer than 90 days nor more than 120 days prior to the one year anniversary of the immediately preceding annual meeting of shareholders. Our bylaws also specify requirements as to the form and content of a shareholder’s notice. These provisions may impede shareholders’ ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.
Classified Board of Directors
As described above, our articles of incorporation provide for the division of our board of directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered three year terms. Accordingly, approximately one-third of our board of directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of us. It could also delay shareholders who do not agree with the policies of our board of directors from removing a majority of our board of directors for two years.

DESCRIPTION OF INDEBTEDNESS
MR Tanker Credit Facility
DSS Vessel II, LLC, our indirectly wholly-owned subsidiary, entered into a $719.3 million Senior Secured Term Loan Credit Facility with Nordea Bank Finland PLC, New York Branch, as Administrative Agent and Security Agent, DNB NOR Bank ASA and Nordea Bank Finland PLC, New York Branch as Mandated Lead Arrangers, DNB NOR Markets Inc. and Nordea Bank Finland PLC, New York Branch as Bookrunners and a syndicate of lenders on July 29, 2011, which was subsequently amended as of December 16, 2011, May 1, 2013 and December 12, 2013 (as so amended, the “MR Tanker Credit Facility” or the “$719 Facility”). As of December 31, 2013, the outstanding total principal balance of the term loan under the MR Tanker Credit Facility was $597.9 million. The term loan under MR Tanker Credit Facility bears interest at a variable rate equal to LIBOR plus an applicable margin of 3.0%. Quarterly principal payments of $15.0 million commenced on March 26, 2012, while a step up to $15.7 million for quarterly principal payments commenced on September 30, 2013, and all unpaid amounts owing under the MR Tanker Credit Facility will be due and payable on July 29, 2016. In addition, prepayments of all or part of the term loan are required upon the sale of any mortgaged vessel, the breach of the minimum value ratio covenant (described in further detail below) or the cancellation of charter contracts. The obligations of DSS Vessel II, LLC under the MR Tanker Credit Facility are guaranteed by its subsidiaries and by its immediate parent, Diamond S Shipping III LLC, and are secured by (1) liens in certain deposit accounts of DSS Vessel II, LLC, (2) pledges of the equity interests issued by DSS Vessel II, LLC and its subsidiaries, (3) first priority mortgages on the vessels owned by such subsidiaries, and (4) assignments of certain contractual rights (including management agreements, insurance policies and charter contracts and the earnings due thereunder) of DSS Vessel II, LLC and its subsidiaries.
The MR Tanker Credit Facility contains covenants limiting the ability of Diamond S Shipping III LLC, DSS Vessel II, LLC and its subsidiaries to:
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  incur additional debt including (in the case of DSS Vessel II, LLC and its subsidiaries) through the issuance of guarantees;
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  grant liens;
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  dispose of assets (including vessels) outside of the ordinary course of business;
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  enter into transactions with affiliates;
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  amend constitutive documents of DSS Vessel II, LLC and its subsidiaries or certain charter contracts;
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  change senior management; and
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  make loans and other investments.
The MR Tanker Credit Facility restricts Diamond S Shipping III LLC from paying dividends or making other distributions in respect of its equity interests unless (1) no event of default has occurred or would result from such dividend or distribution and (2) dividends payable in any fiscal year do not exceed 50% of the consolidated EBITDA of Diamond S Shipping III LLC and its consolidated subsidiaries for such fiscal year. However, Diamond S Shipping III LLC is permitted to dividend up to $2.0 million during any 12 month period to the Company solely for the payment of taxes, corporate overhead and operating expenses.
Under the MR Tanker Credit Facility, Diamond S Shipping III LLC and its consolidated subsidiaries are subject to the following financial covenants:
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  maintenance of a total debt to capitalization ratio of not more than 65%;
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  maintenance of a ratio of EBITDA to gross interest expense measured on a trailing twelve month basis of not less than 2.50 to 1.00;
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  maintenance of minimum liquidity per each vessel pledged as security for the obligations under the MR Tanker Credit Facility in the amount of at least $750 thousand; and
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  maintenance of a minimum value ratio such that the fair market value of the vessels that are pledged to secure the term loan is not less than 125% (or, beginning September 30, 2014 and thereafter, 130%) of the aggregate outstanding principal balance of the term loans.
The MR Tanker Credit Facility contains customary events of default, including nonpayment of principal or interest, breach of covenants or the material inaccuracy of representations, default under other material indebtedness, bankruptcy and change of control of Diamond S Shipping III LLC. Upon the occurrence of an event of default, all amounts owing under the MR Tanker Credit Facility may be declared immediately due and payable.

MARSHALL ISLANDS COMPANY CONSIDERATIONS
Our corporate affairs are governed by our articles of incorporation and bylaws and by the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. While the BCA also provides that it is to be interpreted according to the laws of the State of Delaware and other states with substantially similar legislative provisions, there have been few, if any, court cases interpreting the BCA in the Republic of the Marshall Islands and we cannot predict whether Marshall Islands courts would reach the same conclusions as courts in the United States. Thus, you may have more difficulty in protecting your interests in the face of actions by the management, directors or significant shareholders than would shareholders of a corporation incorporated in a U.S. jurisdiction which has developed a substantial body of case law. The following table provides a comparison between the statutory provisions of the BCA and the Delaware General Corporation Law relating to shareholders’ rights.

Marshall Islands	Delaware
Shareholder Meetings
Held at a time and place as designated in the bylaws.	May be held at such time or place as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the board of directors.
Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the articles of incorporation or by the bylaws.	Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.
May be held within or without the Marshall Islands.	May be held within or without Delaware.
Notice:	Notice:

Whenever shareholders are required to take any action at a meeting, written notice of the meeting shall be given which shall state the place, date and hour of the meeting and, unless it is an annual meeting, indicate that it is being issued by or at the direction of the person calling the meeting.

Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communications, if any.

A copy of the notice of any meeting shall be given personally or sent by mail not less than 15 nor more than 60 days before the meeting.	Written notice of any meeting shall be given not less than 10 nor more than 60 days before the date of the meeting.
Shareholders’ Voting Rights
Any action required to be taken by a meeting of shareholders may be taken without meeting if consent is in writing and is signed by all the shareholders entitled to vote.
Any action required to be taken at a meeting of shareholders may be taken without a meeting if a consent for such action is in writing and is signed by shareholders having not fewer than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Any person authorized to vote may authorize another person or persons to act for him by proxy.	Any person authorized to vote may authorize another person or persons to act for him or her by proxy.

Unless otherwise provided in the articles of incorporation, a majority of shares entitled to vote constitutes a quorum. In no event shall a quorum consist of fewer than one-third of the shares entitled to vote at a meeting.

For stock corporations, the certificate of incorporation or bylaws may specify the number of shares required to constitute a quorum but in no event shall a quorum consist of less than one-third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares entitled to vote shall constitute a quorum.

The articles of incorporation may provide for cumulative voting in the election of directors.	The certificate of incorporation may provide for cumulative voting in the election of directors.

Any two or more domestic corporations may merge into a single corporation if approved by the board and if authorized by a majority vote of the holders of outstanding shares at a shareholder meeting.
Any two or more corporations existing under the laws of the state may merge into a single corporation pursuant to a board resolution and upon the majority vote by shareholders of each constituent corporation at an annual or special meeting.

Any sale, lease, exchange or other disposition of all or substantially all the assets of a corporation, if not made in the corporation’s usual or regular course of business, once approved by the board, shall be authorized by the affirmative vote of two-thirds of the shares of those entitled to vote at a shareholder meeting.

Every corporation may at any meeting of the board sell, lease or exchange all or substantially all of its property and assets as its board of directors deems expedient and for the best interests of the corporation when so authorized by a resolution adopted by the holders of a majority of the outstanding stock of the corporation entitled to vote.

Any domestic corporation owning at least 90% of the outstanding shares of each class of another domestic corporation may merge such other corporation into itself without the authorization of the shareholders of any corporation.

Any corporation owning at least 90% of the outstanding shares of each class of another corporation may merge the other corporation into itself and assume all of its obligations without the vote or consent of shareholders; however, in case the parent corporation is not the surviving corporation, the proposed merger shall be approved by a majority of the outstanding stock of the parent corporation entitled to vote at a duly called shareholder meeting.

Any mortgage, pledge of or creation of a security interest in all or any part of the corporate property may be authorized without the vote or consent of the shareholders, unless otherwise provided for in the articles of incorporation.

Any mortgage or pledge of a corporation’s property and assets may be authorized without the vote or consent of shareholders, except to the extent that the certificate of incorporation otherwise provides.

Directors
The board of directors must consist of at least one member.	The board of directors must consist of at least one member.
The number of board members may be changed by an amendment to the bylaws, by the shareholders, or by action of the board under the specific provisions of a bylaw.
The number of board members shall be fixed by, or in a manner provided by, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by an amendment to the certificate of incorporation.

If the board is authorized to change the number of directors, it can only do so by a majority of the entire board and so long as no decrease in the number shall shorten the term of any incumbent director.
If the number of directors is fixed by the certificate of incorporation, a change in the number shall be made only by an amendment of the certificate
Removal
Any or all of the directors may be removed for cause by vote of the shareholders.	Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote unless the certificate of incorporation otherwise provides.
If the articles of incorporation or the bylaws so provide, any or all of the directors may be removed without cause by vote of the shareholders.	In the case of a classified board, shareholders may affect removal of any or all directors only for cause.

TAX CONSIDERATIONS
The following is a discussion of the material Marshall Islands and United States federal income tax considerations relevant to an investment decision by a United States Holder and a Non-United States Holder, each as defined below, with respect to the common shares. This discussion does not purport to deal with the tax consequences of owning our common shares to all categories of investors, some of which, such as financial institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, insurance companies, persons holding our common shares as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, traders in securities that have elected the mark-to-market method of accounting for their securities, persons liable for alternative minimum tax, persons who are investors in partnerships or other pass-through entities for United States federal income tax purposes, dealers in securities or currencies, United States expatriates, investors that own, actually or under applicable constructive ownership rules, 10% or more of our common shares and United States Holders whose functional currency is not the United States dollar, may be subject to special rules. This discussion deals only with holders who purchase common shares in connection with this offering and hold the common shares as a capital asset (generally, assets held for investment purposes).
YOU ARE ENCOURAGED TO CONSULT YOUR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF COMMON SHARES IN YOUR PARTICULAR SITUATION INCLUDING THE APPLICABILITY OF ANY U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX LAW AND ANY PROPOSED CHANGES IN APPLICABLE LAW.
Marshall Islands Tax Considerations
In the opinion of Seward & Kissel LLP, our special tax counsel, the following are the material Marshall Islands tax consequences of our activities to us and of our common shares to our shareholders. We are incorporated in the Marshall Islands. Under current Marshall Islands law, we are not subject to tax on income or capital gains, and no Marshall Islands withholding tax will be imposed upon payments of dividends by us to our shareholders.
United States Federal Income Tax Considerations
In the opinion of Seward & Kissel LLP, our special tax counsel, the following are the material United States federal income tax consequences to us of our activities and to United States Holders and Non-United States Holders, each as defined below, of the ownership and disposition of the common shares. This discussion does not address any aspect of United States federal non-income tax laws, such as United States federal estate and gift tax laws, or state, local or non-United States tax laws, and does not purport to be a comprehensive description of all of the United States tax considerations that may be relevant to a particular person’s decision to acquire the common shares. The following discussion of United States federal income tax matters is based on the Internal Revenue Code of 1986, as amended (the “Tax Code”), judicial decisions, administrative pronouncements, and existing and proposed regulations issued by the United States Department of the Treasury, or the Treasury Regulations, all of which are subject to change, and to differing interpretations, possibly with retroactive effect. The discussion below is based, in part, on the description of our business as described in this prospectus and assumes that we conduct our business as described herein. References in the following discussion to the “Company,” “we,” “our” and “us” are to Diamond S Shipping Group, Inc. and its subsidiaries on a consolidated basis.
United States Federal Income Taxation of Operating Income: In General
Unless exempt from U.S. federal income taxation under the rules of Section 883 of the Tax Code, (“Section 883”), as discussed below, a foreign corporation that recognizes income attributable to transportation that begins or ends (or begins and ends) in the United States is subject to United States federal income taxation on all or a portion of such income.
For this purpose, gross income attributable to transportation, which we refer to as “shipping income,” includes income from the use, hiring or leasing of a vessel to transport cargo, or the performance of services directly related to the use of a vessel to transport cargo, and therefore includes bareboat, voyage and time charter income.
Shipping income attributable to transportation exclusively between non-United States ports will be considered to be 100% derived from sources entirely outside the United States. Shipping income derived from sources outside the United States will not be subject to any United States federal income tax.
Shipping income attributable to transportation exclusively between United States ports is considered to be 100% derived from United States sources. However, we are not permitted by United States law to engage in transportation that produces 100% U.S.-source shipping income.

If the benefits of Section 883 are unavailable, our gross income attributable to transportation that begins or ends in the United States, to the extent treated as derived from sources within the United States, and to the extent not considered to be “effectively connected” with the conduct of a United States trade or business as discussed below, would be subject to a 4% tax imposed by Section 887 of the Tax Code on a gross basis, without the benefit of deductions. For this purpose, 50% of shipping income that is attributable to transportation that begins or ends in the United States is treated as derived from sources within the United States, which we refer to as “U.S.-source shipping income.”
To the extent the benefits of the exemption from tax under Section 883 are unavailable and our U.S.-source shipping income is considered to be “effectively connected” with the conduct of a United States trade or business, any such “effectively connected” U.S.-source shipping income, net of applicable deductions, would be subject to the United States federal corporate income tax currently imposed at rates of up to 35%. In addition, we would generally be subject to the 30% “branch profits” tax on earnings effectively connected with the conduct of such trade or business, as determined after allowance for certain adjustments, and on certain interest paid or deemed paid that is attributable to the conduct of our United States trade or business.
Our U.S.-source shipping income would be considered “effectively connected” with the conduct of a United States trade or business only if:
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  we have, or are considered to have, a fixed place of business in the United States involved in the earning of shipping income; and
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  substantially all of our U.S.-source shipping income is attributable to regularly scheduled transportation, such as the operation of a vessel that follows a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States (or, in the case of income from the leasing (i.e., bareboat chartering) of a vessel, is attributable to a fixed place of business in the United States).
We do not intend to have, or permit circumstances that would result in having, any vessel sailing to or from the United States on a regularly scheduled basis, nor do we intend to derive income from bareboat chartering a vessel. Based on the foregoing and on the expected mode of our shipping operations and other activities, it is anticipated that none of our U.S.-source shipping income will be “effectively connected” with the conduct of a United States trade or business. However, no assurances can be provided that the IRS will not challenge our treatment of our charters and assert that we have engaged in bareboat chartering that could result in “effectively connected” income.
United States Taxation of Gain on Sale of Vessels
If, as we expect to be the case, we qualify for exemption from tax under Section 883 in respect of the shipping income derived from the international operation of our vessels, then gain from the sale of any such vessels should likewise be exempt from tax under Section 883. If, however, our shipping income from such vessels does not for whatever reason qualify for exemption under Section 883 and assuming that any decision on a vessel sale is made from and attributable to our United States office, as we believe likely to be the case as we are currently structured, then any gain derived from the sale of any such vessel will likely be treated as derived from United States sources and subject to United States federal income tax as “effectively connected” income (determined under rules different from those discussed above) under the above described net income tax regime.
Exemption of Operating Income from United States Federal Income Taxation
Under Section 883 and the Treasury Regulations thereunder, a foreign corporation will be exempt from United States federal income taxation of its U.S.-source shipping income if:
(1)
  it is organized in a “qualified foreign country” that grants an “equivalent exemption” from tax to corporations organized in the United States in respect of each category of shipping income for which exemption is being claimed under Section 883; and
(2)
  one of the following tests is met:
(a)
  more than 50% of the value of its shares is beneficially owned, directly or indirectly, by “qualified shareholders,” which as defined includes individuals who are “residents” of a qualified foreign country, to which we refer as the “50% Ownership Test”; or
(b)
  it is a “controlled foreign corporation” within the meaning of Section 957 of the Tax Code, or CFC, and satisfies certain other requirements as described below, to which, collectively, we refer as the “CFC Test”; or
(c)
  its shares are “primarily and regularly traded on an established securities market” in a qualified foreign country or in the United States, to which we refer as the “Publicly-Traded Test.”
In addition, Treasury Regulations require a foreign corporation to satisfy detailed substantiation and reporting requirements as a condition to obtaining the exemption.

Each of the Republic of the Marshall Islands, Liberia and the Republic of Panama, the jurisdictions where we and our vessel-owning subsidiaries are incorporated, has been officially recognized by the United States Internal Revenue Service, or the IRS, as a qualified foreign country that grants the requisite “equivalent exemption” from tax in respect of each category of shipping income we earn and currently expect to earn in the future. Therefore, we will be exempt from United States federal income taxation with respect to our U.S.-source shipping income if we satisfy either the 50% Ownership Test, the CFC Test, or the Publicly-Traded Test.
50% Ownership Test
We do not expect to qualify for exemption from tax under Section 883 by satisfying the 50% Ownership Test.
CFC Test
We do not intend to rely on the CFC Test to qualify for exemption from tax under Section 883.
Publicly-Traded Test
The Treasury Regulations under Section 883 provide, in pertinent part, that shares of a foreign corporation will be considered to be “primarily traded” on an established securities market in a country if the number of shares of each class of stock that are traded during any taxable year on all established securities markets in that country exceeds the number of shares in each such class that are traded during that year on established securities markets in any other single country. We expect that the Company’s common shares, which constitute its sole class of issued and outstanding stock will, after this offering, be “primarily traded” on the New York Stock Exchange, or the NYSE.
Under the Treasury Regulations, our common shares will be considered to be “regularly traded” on an established securities market if one or more classes of our shares representing more than 50% of our outstanding stock, by both total combined voting power of all classes of stock entitled to vote and total value, are listed on such market, to which we refer as the “listing threshold.” Since, after this offering, all of our common shares will be listed on the NYSE, we expect to satisfy the listing threshold.
The Treasury Regulations also require that with respect to each class of stock relied upon to meet the listing threshold, (1) such class of stock is traded on the market, other than in minimal quantities, on at least 60 days during the taxable year or one-sixth of the days in a short taxable year, which we refer to as the “trading frequency test”, and (2) the aggregate number of shares of such class of stock traded on such market during the taxable year must be at least 10% of the average number of shares of such class of stock outstanding during such year or as appropriately adjusted in the case of a short taxable year, which we refer to as the “trading volume” test. We anticipate that we will satisfy the trading frequency and trading volume tests. Even if this were not the case, the Treasury Regulations provide that the trading frequency and trading volume tests will be deemed satisfied if, as is expected to be the case with our common shares, such class of shares is traded on an established securities market in the United States and such shares are regularly quoted by dealers making a market in such shares.
Notwithstanding the foregoing, the Treasury Regulations provide, in pertinent part, that a class of shares will not be considered to be “regularly traded” on an established securities market for any taxable year in which 50% or more of the vote and value of the outstanding shares of such class are owned, actually or constructively under specified share attribution rules, on more than half the days during the taxable year by persons who each own 5% or more of the vote and value of such class of outstanding stock, to which we refer as the “5% Override Rule.” We refer to the shares owned by such 5% shareholders as the “Closely-Held Block of Shares.”
For purposes of being able to determine the persons who actually or constructively own 5% or more of the vote and value of our common shares, or “5% Shareholders,” the Treasury Regulations permit us to rely on those persons that are identified on Schedule 13G and Schedule 13D filings with the United States Securities and Exchange Commission, as owning 5% or more of our common shares. The Treasury Regulations further provide that an investment company which is registered under the Investment Company Act of 1940, as amended, will not be treated as a 5% Shareholder for such purposes.
For the 2014 taxable year, we expect that 5% Shareholders will own collectively more than 50% of our common shares on more than half of the days during the taxable year. We anticipate that our common shares will thus be subject to the 5% Override Rule unless we can establish that among the 5% Shareholders owning the Closely-Held Block of Shares, sufficient shares are owned, directly or indirectly, by a qualified shareholder(s) for purposes of Section 883 to preclude “non-qualified shareholders” from owning, directly or indirectly 50% or more of the value of such class of our shares through the Closely-Held Block of Shares for more than half the number of days during the taxable year. In order to establish this, sufficient direct or indirect shareholders of the Closely-Held Block of Shares would have to provide us with certain information in order to substantiate their identity as “qualified shareholders.” At least one of the holders of our common shares as of immediately after this offering has agreed to provide such information pursuant to an ownership statement, and we anticipate that this holder will be treated as a qualified shareholder and will own a sufficient percentage of our common shares immediately after this offering, assuming the underwriters do not exercise their option to purchase additional shares, to preclude non-qualified shareholders from owning, directly or indirectly, 50% or more of the value of such class of our shares through the Closely-Held Block of Shares for more than half the number of days during the taxable year. Based upon this ownership statement, we believe that we will be able, immediately following the offering, to establish that there are sufficient qualified shareholders among the direct and indirect shareholders of the Closely-Held Block of Shares in order to qualify for the benefits of Section 883. However, it cannot be assured that, immediately after the offering or in the future, we will be able to satisfy the requirements for qualification under Section 883, as there are factual circumstances and events beyond our control, including without limitation changes in qualified shareholder status, the identity of other holders or our shares immediately after this offering or in the future, and acquisitions or dispositions of our shares by holders in the future, that could leave us unable to satisfy the requirements of Section 883.
United States Federal Income Taxation of United States Holders
As used herein, the term “United States Holder” means a holder that for United States federal income tax purposes is a beneficial owner of common shares and is an individual United States citizen or resident, a corporation (or other entity taxable as a corporation) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia, an estate the income of which is subject to United States federal income taxation regardless of its source, or a trust if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.
If a partnership (or other entity treated as a partnership for United States federal income tax purposes) holds the common shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding the common shares, you are encouraged to consult your tax advisor.
Distributions
Subject to the discussion of passive foreign investment companies below, any distributions of cash or property made by us with respect to our common shares to a United States Holder will generally constitute dividends to the extent of our current or accumulated earnings and profits, as determined under United States federal income tax principles. Distributions in excess of such earnings and profits will be treated first as a nontaxable return of capital to the extent of the United States Holder’s tax basis in its common shares and thereafter as capital gain. Because we are not a United States corporation, United States Holders that are corporations will not be entitled to claim a dividends received deduction with respect to any distributions they receive from us. Dividends paid with respect to our common shares will generally be treated as foreign source dividend income and will generally constitute “passive category income” for purposes of computing allowable foreign tax credits for United States foreign tax credit purposes.
Subject to certain applicable limitations, including a holding period requirement, dividends paid on our common shares to certain non-corporate United States Holders will generally be treated as “qualified dividend income” that is taxable to such United States Holders at preferential tax rates provided that (1) the common shares are readily tradable on an established securities market in the United States (such as the NYSE, on which our common shares will be traded); (2) we are not a passive foreign investment company for the taxable year during which the dividend is paid or the immediately preceding taxable year (which, as discussed below, we do not believe that we are or will be for any future taxable years); and (3) such United States Holders have owned such common shares for more than 60 days in the 121-day period beginning 60 days before the date on which the common shares become ex-dividend.
There is no assurance that any dividends paid on our common shares will be eligible for these preferential rates in the hands of such non-corporate United States Holders, although, as described above, we expect such dividends to be so eligible provided an eligible non-corporate United States Holder meets the holding period and other generally applicable limitations. Any dividends paid by us which are not eligible for these preferential rates will be taxed as ordinary income to a non-corporate United States Holder. Certain United States Holders who are individuals, estates or trusts are required to pay a 3.8% Medicare surtax on all or part of that holder’s “net investment income”, which includes, among other items, dividends on our shares, subject to certain limitations and exceptions. Prospective investors are encouraged to consult their own tax advisors regarding the effect, if any, of this surtax on their ownership and disposition of our shares.
Sale, Exchange or Other Disposition of Common Shares
A United States Holder generally will recognize taxable gain or loss upon a sale, exchange or other disposition of our common shares in an amount equal to the difference between the amount realized by the United States Holder from such sale, exchange or other disposition and the United States Holder’s tax basis in such shares, assuming we do not constitute a passive foreign investment company for any taxable year. Such gain or loss will be capital gain or loss and will be treated as long-term capital gain or loss if the United States Holder’s holding period is greater than one year at the time of the sale, exchange or other disposition. Such capital gain or loss will generally be treated as U.S.-source income or loss, as applicable, for United States foreign tax credit purposes. Long-term capital gains of certain non-corporate United States Holders are currently eligible for reduced rates of taxation. Certain United States Holders who are individuals, estates or trusts are required to pay a 3.8% Medicare surtax on all or part of that holder’s “net investment income”, which includes, among other items, capital gains from the sale or other taxable disposition of our shares, subject to certain limitations and exceptions. Prospective investors are encouraged to consult their own tax advisors regarding the effect, if any, of this surtax on their ownership and disposition of our shares. A United States Holder’s ability to deduct capital losses is subject to certain limitations.
Passive Foreign Investment Company Status and Significant Tax Consequences
Generally, a non-United States corporation will be classified as a passive foreign investment company (a “PFIC”) for any taxable year if at least 75% of its gross income consists of passive income (such as dividends, interest, rents, royalties or gains on the disposition of certain minority interests), or at least 50% of the average value of its assets consists of assets that produce, or are held for the production of, passive income. For purposes of determining whether we are a PFIC, cash will be treated as an asset which is held for the production of passive income. In addition, we will be treated as earning and owning our proportionate share of the income and assets, respectively, of any of our subsidiary corporations in which we own at least 25% of the value of the subsidiary’s stock. Income earned, or deemed earned, by us in connection with the performance of services would not constitute passive income. By contrast, rental income would generally constitute “passive income” unless we were treated under specific rules as deriving our rental income in the conduct of a trade or business.
We currently believe that we are not a PFIC for U.S. federal income tax purposes and we do not expect to become a PFIC in the foreseeable future. However, this conclusion is a factual determination that must be made annually based on the income, assets and operations of the company and thus may be subject to change. Because this is a factual determination, no assurance can be provided that we will not be treated as a PFIC currently or in the future.
Our belief that we should not be treated as a PFIC is based on our current and anticipated operations and advice we have received that the gross income we derive from our time chartering activities should constitute services income, rather than rental income. Accordingly, we intend to take the position that such income does not constitute passive income, and the assets that we own and operate in connection with the production of such income, in particular, the vessels, should not constitute passive assets for purposes of determining whether we are a PFIC. We believe there is substantial legal authority supporting this position, consisting of case law distinguishing service contracts from leases and IRS pronouncements concerning the characterization of income derived from time charters as services income for other tax purposes. However, there is also authority which characterizes time charter income as rental income rather than services income for other tax purposes. Accordingly, no assurance can be given that the IRS or a court of law will accept our position, and there is a risk that the IRS or a court of law could determine that we are a PFIC. In addition, although we intend to conduct our affairs in a manner to avoid being classified as a PFIC with respect to any taxable year, we cannot assure you that the nature of our operations will not change in the future.
If we were characterized as a PFIC for any taxable year, you would suffer adverse tax consequences. These consequences may include having gains realized on the disposition of common shares treated as ordinary income rather than capital gains, and being subject to punitive interest charges on certain dividends and on the proceeds of the sale or other disposition of our common shares. Furthermore, dividends paid by a PFIC would not be “qualified dividend income” (as discussed above) and would be taxed at the higher rates applicable to other items of ordinary income. These consequences may be somewhat ameliorated for a United States Holder by making one of the elections available to a shareholder in a PFIC including a “qualified electing fund” election (the “QEF election”) or a “mark-to-market” election. The Company intends to provide the information necessary for a United States Holder to make and maintain a QEF election. A United States Holder should consult his tax advisors regarding the potential application of the PFIC rules to him, including the availability and desirability of making any elections under the PFIC rules (including the ability to make a QEF election on a protective basis).
United States Federal Income Taxation of Non-United States Holders
As used herein, the term “Non-United States Holder” means a holder that, for United States federal income tax purposes, is a beneficial owner of common shares (other than a partnership) that is not a United States Holder.
If a partnership (or other entity treated as a partnership for United States federal income tax purposes) holds our common shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding our common shares, you are encouraged to consult your tax advisor.

Dividends on Common Shares and Gain From the Sale, Exchange or Other Disposition of Common Shares
Subject to the discussion below under “Backup Withholding and Information Reporting”, a Non-United States Holder generally will not be subject to United States federal income or withholding tax on dividends received from us with respect to our common shares, or on gain realized upon the sale, exchange or other taxable disposition of our common shares unless such dividends or gain are effectively connected with the Non-United States Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains in the United States). If the dividends or gain are effectively connected with the Non-United States Holder’s trade or business in the United States, the Non-United States Holder will generally be subject to regular United States federal income tax in the same manner as discussed in the previous section relating to the taxation of United States Holders. In addition, in the case of a corporate Non-United States Holder, its earnings and profits that are attributable to the effectively connected income, subject to certain adjustments, may be subject to an additional United States branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable United States income tax treaty.
Backup Withholding and Information Reporting
In general, dividend payments, or other taxable distributions, and the payment of the gross proceeds on a sale of our common shares, made within the United States to a non-corporate United States Holder will be subject to information reporting. Such payments or distributions may also be subject to backup withholding (currently at a 28% rate) if the non-corporate United States Holder:
■
  fails to provide an accurate taxpayer identification number;
■
  is notified by the IRS that it has failed to report all interest or dividends required to be shown on its U.S. federal income tax returns; or
■
  in certain circumstances, fails to comply with applicable certification requirements.
Non-United States Holders may be required to establish their exemption from information reporting and backup withholding with respect to dividends payments or other taxable distributions on our common shares by certifying their status on IRS Form W-8BEN, W-8ECI or W-8IMY, as applicable. If a Non-United States Holder sells our common shares to or through a United States office of a broker, the payment of the proceeds is subject to both United States backup withholding and information reporting unless the Non-United States Holder certifies that it is a non-United States person, under penalties of perjury, or it otherwise establishes an exemption. If a Non-United States Holder sells our common shares through a non-United States office of a non-United States broker and the sales proceeds are paid outside the United States, then information reporting and backup withholding generally will not apply to that payment. However, United States information reporting requirements, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if a Non-United States Holder sells our common shares through a non-United States office of a broker that is a United States person or has some other contacts with the United States specified in applicable Treasury Regulations. Such information reporting requirements will not apply, however, if the broker has documentary evidence in its records that the Non-United States Holder is not a United States person and certain other conditions are met, or the Non-United States Holder otherwise establishes an exemption.
Backup withholding is not an additional tax. Rather, a refund may generally be obtained of any amounts withheld under backup withholding rules that exceed the taxpayer’s United States federal income tax liability by filing a timely refund claim with the IRS.
Individuals who are United States Holders (and to the extent specified in applicable Treasury Regulations, Non-United States Holders and certain United States entities) who hold “specified foreign financial assets” (as defined in Section 6038D of the Tax Code) are required to file IRS Form 8938 with information relating such assets for each taxable year in which the aggregate value of all such assets exceeds $75 thousand at any time during the taxable year or $50 thousand on the last day of the taxable year (or such higher dollar amount as prescribed by applicable Treasury Regulations). Specified foreign financial assets would include, among other assets, our common shares, unless the common shares are held in an account maintained with a financial institution. The account itself may be reportable if it is maintained with a foreign financial institution. Substantial penalties apply to any failure to timely file IRS Form 8938, unless the failure is shown to be due to reasonable cause and not due to willful neglect. Additionally, in the event an individual United States Holder (and to the extent specified in applicable Treasury Regulations, a Non-United States Holder or a United States entity) that is required to file IRS Form 8938 does not file such form, the statute of limitations on the assessment and collection of United States federal income taxes of such holder for the related tax year may not close until three years after the date that the required information is filed. United States Holders (including United States entities) and Non-United States Holders are encouraged to consult their own tax advisors regarding their reporting obligations in respect of our common shares.

UNDERWRITING
Subject to the terms and conditions set forth in the underwriting agreement, dated            , 2014, among us, Jefferies LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as the representatives of the underwriters named below and the joint book-running managers of this offering, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the respective number of common shares shown opposite its name below:

Underwriter	Number of Common Shares
Jefferies LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Total

The underwriting agreement provides that the obligations of the several underwriters are subject to certain conditions precedent such as the receipt by the underwriters of officers’ certificates and legal opinions and approval of certain legal matters by their counsel. The underwriting agreement provides that the underwriters will purchase all of the common shares if any of them are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated. We have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.
The underwriters have advised us that, following the completion of this offering, they currently intend to make a market in the common shares as permitted by applicable laws and regulations. However, the underwriters are not obligated to do so, and the underwriters may discontinue any market-making activities at any time without notice in their sole discretion. Accordingly, no assurance can be given as to the liquidity of the trading market for the common shares, that you will be able to sell any of the common shares held by you at a particular time or that the prices that you receive when you sell will be favorable.
The underwriters are offering the common shares subject to their acceptance of the common shares from us and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. In addition, the underwriters have advised us that they do not intend to confirm sales to any account over which they exercise discretionary authority.
Commission and Expenses
The underwriters have advised us that they propose to offer the common shares to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers, which may include the underwriters, at that price less a concession not in excess of $      per common share. The underwriters may allow, and certain dealers may reallow, a discount from the concession not in excess of $      per common share to certain brokers and dealers. After the offering, the initial public offering price, concession and reallowance to dealers may be reduced by the representatives. No such reduction will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.
The following table shows the public offering price, the underwriting discounts and commissions that we are to pay the underwriters and the proceeds, before expenses, to us in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional common shares.

	Per Common Share		Total
	Without Option to Purchase Additional Common Shares	With Option to Purchase Additional Common Shares	Without Option to Purchase Additional Common Shares	With Option to Purchase Additional Common Shares
Public offering price	$	$	$	$
Underwriting discounts and commissions paid by us	$	$	$	$
Proceeds to us, before expenses	$	$	$	$

We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $     .
We have agreed to reimburse the underwriters for certain out-of-pocket expenses of the underwriters payable by us, in an aggregate amount not to exceed $       thousand.
Determination of Offering Price
Prior to this offering, there has not been a public market for our common shares. Consequently, the initial public offering price for our common shares will be determined by negotiations between us and the representatives. Among the factors to be considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the underwriters believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.
We offer no assurances that the initial public offering price will correspond to the price at which the common shares will trade in the public market subsequent to the offering or that an active trading market for the common shares will develop and continue after the offering.
Listing
We have applied to have our common shares listed on the NYSE under the trading symbol “DSG”.
Option to Purchase Additional Common Shares
We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of       common shares from us at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. If the underwriters exercise this option, each underwriter will be obligated, subject to specified conditions, to purchase a number of additional common shares proportionate to that underwriter’s initial purchase commitment as indicated in the table above. This option may be exercised only if the underwriters sell more common shares than the total number set forth on the cover page of this prospectus.
No Sales of Similar Securities
We, our officers and executive directors and certain of our shareholders have agreed, subject to specified exceptions, not to directly or indirectly:
■
  sell, offer, contract or grant any option to sell (including any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-l(h) under the Securities Exchange Act of 1934, as amended, or
■
  otherwise dispose of any common shares, options or warrants to acquire common shares, or securities exchangeable or exercisable for or convertible into common shares currently or hereafter owned either of record or beneficially, or
■
  publicly announce an intention to do any of the foregoing for a period of 180 days after the date of this prospectus without the prior written consent of the representatives.
This restriction terminates after the close of trading of the common shares on and including the 180th day after the date of this prospectus.
The representatives may, in their sole discretion and at any time or from time to time before the termination of the 180-day period release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the underwriters and any of our shareholders who will execute a lock-up agreement, providing consent to the sale of common shares prior to the expiration of the lock-up period.
Stabilization
The underwriters have advised us that they, pursuant to Regulation M under the Securities Exchange Act of 1934, as amended, may engage in short sale transactions, stabilizing transactions, syndicate covering transactions or the imposition of penalty bids in connection with this offering. These activities may have the effect of stabilizing or maintaining the market price of the common shares at a level above that which might otherwise prevail in the open market. Establishing short sales positions may involve either “covered” short sales or “naked” short sales.

“Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional common shares in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional common shares or purchasing common shares in the open market. In determining the source of common shares to close out the covered short position, the underwriters will consider, among other things, the price of common shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional common shares.
“Naked” short sales are sales in excess of the option to purchase additional common shares. The underwriters must close out any naked short position by purchasing common shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common shares in the open market after pricing that could adversely affect investors who purchase in this offering.
A stabilizing bid is a bid for the purchase of common shares on behalf of the underwriters for the purpose of fixing or maintaining the price of the common shares. A syndicate covering transaction is the bid for or the purchase of common shares on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. Similar to other purchase transactions, the underwriter’s purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in the market price of our common shares. As a result, the price of our common shares may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the common shares originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.
Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common shares. The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.
Electronic Distribution
A prospectus in electronic format may be made available by e-mail or through online services maintained by one or more of the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of common shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ web sites and any information contained in any other web site maintained by any of the underwriters is not part of this prospectus, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.
Directed Share Program
At our request, the underwriters have reserved for sale at the initial public offering price up to 5% of the common shares for sale in this offering for our employees, directors and other persons associated with us who have expressed an interest in purchasing shares in the offering. The number of common shares available for sale to the general public in the offering will be reduced to the extent these persons purchase the directed shares in the program. Any directed shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus. Except for certain participants who have entered into lock-up agreements as contemplated above, each person buying shares through the directed share program has agreed that, for a period of 180 days from and including the date of this prospectus, he or she will not, without the prior written consent of the representatives, dispose of or hedge any common shares or any securities convertible into or exchangeable for common shares with respect to shares purchased in the program. For those participants who have entered into lock-up agreements as contemplated above, the lock-up agreements contemplated therein shall govern with respect to their purchases of common shares in the program. The representatives in their sole discretion may release any of the securities subject to these lock-up agreements at any time. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with sales of the directed shares.
Other Activities and Relationships
The underwriter and certain of its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriter and certain of its affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses.
In the ordinary course of their various business activities, the underwriter and certain of its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the underwriters or their respective affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The underwriters and their respective affiliates may hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the common shares offered hereby. Any such short positions could adversely affect future trading prices of the common shares offered hereby. The underwriters and certain of their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Notice to Prospective Investors in the European Economic Area
In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), no offer of shares may be made to the public in that Relevant Member State other than:
a.
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;
b.
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or
c.
  in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.
Each person in a Relevant Member State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.
The Company, the representatives and their respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.
This prospectus has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.
For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom
In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.
Notice to Prospective Investors in Switzerland
The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.
Notice to Prospective Investors in the Dubai International Financial Centre
This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.
Notice to Prospective Investors in Australia
No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.
Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.
The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.
This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.
Notice to Prospective Investors in Hong Kong
The common shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the common shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to common shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.
This prospectus has not been registered with the Registrar of Companies in Hong Kong. Accordingly, this prospectus may not be issued, circulated or distributed in Hong Kong, and the common shares may not be offered for subscription to members of the public in Hong Kong. Each person acquiring the common shares will be required, and is deemed by the acquisition of the common shares, to confirm that he or she is aware of the restriction on offers of the common shares described in this prospectus and the relevant offering documents and that he or she is not acquiring, and has not been offered any common shares in circumstances that contravene any such restrictions.
Notice to Prospective Investors in Japan
The common shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.
Notice to Prospective Investors in Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of common shares may not be circulated or distributed, nor may the common shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the common shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
a.
  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or
b.
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the common shares pursuant to an offer made under Section 275 of the SFA except:
a.
  to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;
b.
  where no consideration is or will be given for the transfer;
c.
  where the transfer is by operation of law;

d.
  as specified in Section 276(7) of the SFA; or
e.
  as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.
LEGAL MATTERS
We are being represented by Jones Day with respect to certain legal matters as to U.S. federal securities and New York State law. The underwriters are being represented by Shearman & Sterling LLP with respect to certain legal matters as to U.S. federal securities and New York State law. The validity of the common shares and certain legal matters as to Marshall Islands law will be passed upon for us by Seward & Kissel LLP and for the underwriters by Watson, Farley & Williams LLP. Jones Day may rely upon Seward & Kissel LLP with respect to matters governed by Marshall Islands law. Shearman & Sterling LLP may rely upon Watson, Farley & Williams LLP with respect to matters governed by Marshall Islands law.
EXPERTS
The combined financial statements of Diamond S Shipping III LLC and subsidiaries and Diamond S Management LLC for the fiscal years ended March 31, 2013 and 2012 included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
The combined financial statements for the period from April 1, 2011 to the Completion Date included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The sections in this prospectus titled “Prospectus Summary—Market Opportunity,” “The Product Tanker Industry” and “Business—Market Opportunity” have been reviewed by Fearnleys, which has confirmed to us that such sections accurately describe the international tanker market, subject to the availability and reliability of the data supporting the statistical information presented in this prospectus.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to our common shares offered hereby. This prospectus which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Some items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the common shares offered hereby, we refer you to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus as to the contents of any contract, agreement or any other document are summaries of the material terms of this contract, agreement or other document. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement, reference is made to the exhibits for a more complete description of the matter involved. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549, and copies of these materials may be obtained from those offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facility. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of the SEC’s website is www.sec.gov.
Upon completion of this offering, we will be required and we intend to file periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. To comply with these requirements, we will file periodic reports, proxy statements and other information with the SEC. In addition, we intend to make available on or through our internet website, www.diamondsshipping.com, our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

ENFORCEABILITY OF CIVIL LIABILITIES
We are a Marshall Islands company, and we expect that substantially all of our assets and those of our subsidiaries will be located outside of the United States. As a result, you should not assume that courts in the countries in which we are incorporated or where our assets are located (1) would enforce judgments of U.S. courts obtained in actions against us based upon the civil liability provisions of applicable U.S. federal and state securities laws or (2) would enforce liabilities against us based upon these laws. As a result, it may be difficult or impossible for you to bring an original action against us or against these individuals in a Marshall Islands court in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise because the Marshall Islands courts would not have subject matter jurisdiction to entertain such a suit.
Seward & Kissel, our counsel as to Marshall Islands law, has advised us that the Marshall Islands does not have treaties with the United States and many other countries providing for the reciprocal recognition and enforcement of judgments of courts. However, there would be no impediment for you to originate an action in the Marshall Islands based upon Marshall Islands law.

GLOSSARY OF SHIPPING TERMS
The following are definitions of certain terms that are commonly used in the shipping industry.
Actively trading.   Vessels that have been delivered and are earning revenue.
Aframax tanker.   A tanker ranging in size from 85,000 dwt to 120,000 dwt.
Annual survey.   The inspection of a vessel pursuant to international conventions, by a classification society surveyor, on behalf of the flag state, that takes place every year.
Ballast.   A voyage during which the vessel is not laden with cargo.
Bareboat charter.   A charter of a vessel under which the vessel owner is usually paid a fixed daily or monthly rate for a certain period of time during which the charterer is responsible for the ship operating expenses and voyage expenses of the vessel and for the management of the vessel. In this case, all voyage related costs, including vessel fuel, or bunkers, and port dues as well as all vessel operating costs, such as day-to-day operations, maintenance, crewing and insurance are paid by the charterer. A bareboat charter is also known as a “demise charter” or a “time charter by demise” and involves the use of a vessel usually over longer periods of time ranging over several years. The owner of the vessel receives monthly charter hire payments on a per day basis and is responsible only for the payment of capital costs related to the vessel.
Bunkers.   Fuel oil used to operate a vessel’s engines, generators and boilers.
CERCLA.   Comprehensive Environmental Response, Compensation and Liability Act.
Charter.   The hiring of a vessel, or use of its carrying capacity, for either (1) a specified period of time or (2) to carry a cargo for a fixed fee from a loading port to a discharging port. The contract for a charter is called a charterparty.
Charterer.   The party that hires a vessel pursuant to a charter.
Charter hire.   Money paid to the vessel owner by a charterer for the use of a vessel under a time charter or bareboat charter. Such payments are usually made during the course of the charter every 15 or 30 days in advance or in arrears by multiplying the daily charter rate times the number of days and, under a time charter only, subtracting any time the vessel was deemed to be off-hire. Under a bareboat charter such payments are usually made monthly and are calculated on a 360 or 365 day calendar year basis.
Charter rate.   The amount of money agreed between the charterer and the vessel owner accrued on a daily or monthly basis that is used to calculate the vessel’s charter hire.
Classification society.   An independent society that certifies that a vessel has been built and maintained according to the society’s rules for that type of vessel and complies with the applicable rules and regulations of the country in which the vessel is registered, as well as the international conventions which that country has ratified. A vessel that receives its certification is referred to as being “in class” as of the date of issuance.
Clean petroleum products.   Liquid products refined from crude oil, whose color is less than or equal to 2.5 on the National Petroleum Association scale. Clean products include naphtha, jet fuel, gasoline and diesel/gasoil.
COFR.   Three-year certificates of financial responsibility sufficient to meet potential liabilities under OPA and CERCLA, which owners and operators of vessels must establish and maintain with the U.S. Coast Guard.
Deadweight ton or “dwt.”   A unit of a vessel’s capacity for cargo, fuel oil, stores and crew, measured in metric tons of 1,000 kilograms. A vessel’s dwt or total deadweight is the total weight necessary to submerge the vessel to its maximum permitted draft.
Dirty petroleum products.   Liquid products refined from crude oil, whose color is greater than 2.5 on the National Petroleum Association scale. Dirty products usually require heating during a voyage, because their viscosity or waxiness makes discharge difficult at ambient temperatures.
Double-hull.   Hull construction design in which a vessel has an inner and outer side and bottom separated by void space, usually 2 meters in width.
Draft.   Vertical distance between the waterline and the bottom of the vessel’s keel.

Drydocking.   The removal of a vessel from the water for inspection and/or repair of those parts of a vessel which are below the water line. During drydockings, which are required to be carried out periodically, certain mandatory classification society inspections are carried out and relevant certifications issued. Drydockings are generally required once every 30 to 60 months.
Flag state.   The country where the vessel is registered.
Gross ton.   A unit of weight equal to 2,240 pounds.
Handysize tanker.   A tanker ranging in size from 10,000 dwt to 25,000 dwt.
Hull.   Shell or body of a vessel.
IMO.   International Maritime Organization, a United Nations agency that issues international regulations and standards for seaborne transportation.
ISM Code.   International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention, which, among other things, requires vessel owners to obtain a safety management certification for each vessel they manage.
ISPS Code.   International Security Code for Ports and Ships, which enacts measures to detect and prevent security threats to vessels and ports.
Intermediate survey.   The inspection of a vessel by a classification society surveyor which takes place between two and three years before and after each special survey for such vessel pursuant to the rules of international conventions and classification societies.
MARPOL.   The International Convention for the Prevention of Pollution from Ships.
Metric ton.   A unit of weight equal to 1,000 kilograms.
MR product tankers.   A vessel ranging from 25,000 dwt to 59,999 dwt and classed for petroleum or IMO 3 cargoes (e.g. vegetable oils, caustic soda or liquid fertilizer).
Newbuild or newbuilding.   A new vessel under construction or just completed.
Off-hire.   The period a vessel is unable to perform the services for which it is required under a time charter. Off-hire periods typically include days spent undergoing repairs and drydocking, whether or not scheduled.
OPA.   Oil Pollution Act of 1990 of the United States, as amended.
Panamax tanker.   A tanker ranging in size from 55,000 dwt to 85,000 dwt. The term is derived from the maximum length, breadth and draft capable of passing fully loaded through the Panama Canal.
Period charter.   A period charter is an industry term referring to both time and bareboat charters. These charters are referred to as period charters or period market charters due to use of the vessel by the charterer over a specific period of time.
Product tanker.   A tanker designed for the carriage of refined petroleum products whose cargo tanks are usually coated with epoxy-based paint to facilitate the cleaning of the tanker between the carriage of different cargoes and to prevent product contamination and hull corrosion. A product tanker typically has multiple cargo tanks capable of handling different cargoes simultaneously. The vessel may have equipment designed for the loading and unloading of cargoes with a high viscosity.
Protection and indemnity (or P&I) insurance.   Insurance obtained through mutual associations (called “Clubs”) formed by vessel owners to provide liability insurance protection against a large financial loss by one member by contribution towards that loss by all members. To a great extent, the risks are reinsured.
Refined petroleum products.   Refined crude oil products, such as fuel oils, gasoline and jet fuel.
Scrapping.   The disposal of old or damaged vessel tonnage by way of sale as scrap metal.
Sister ship.   Vessels of the same type and specification.
SOLAS.   The International Convention for the Safety of Life at Sea 1974, as amended, adopted under the auspices of the IMO.

Special survey.   An extensive inspection of a vessel by classification society surveyors that must be completed within five years. Special surveys require a vessel to be drydocked.
Spot charter.   A spot charter refers to both voyage and trip time charters. These charters are referred to as spot charters due to their short-term duration, consisting mostly of a single voyage between one load port and one discharge port.
Spot market.   The market for the immediate chartering of a vessel, usually for single voyages.
Suezmax tanker.   Tanker ranging in size from 120,000 dwt to 200,000 dwt. The term is derived from the maximum length, breadth and draft capable of passing fully loaded through the Suez Canal.
Tanker.   Vessel designed for the carriage of liquid cargoes in bulk with cargo space consisting of many tanks. Tankers carry a variety of products including crude oil, refined petroleum products, liquid chemicals and liquid gas.
Time charter.   A time charter is a contract under which a charterer pays a fixed daily hire rate on a semi-monthly or monthly basis for a fixed period of time for use of the vessel. Subject to any restrictions in the charter, the charterer decides the type and quantity of cargo to be carried and the ports of loading and unloading. The charterer pays the voyage related expenses such as fuel, canal tolls and port charges. The vessel owner pays all vessel operating costs such as the management expenses and crew costs as well as for the capital costs of the vessel. Any delays at port or during the voyages are the responsibility of the charterer, except for certain specific exceptions such as loss of time arising from vessel breakdown and routine maintenance.
Time charter equivalent (TCE) rates.   Time charter equivalent, or TCE, rates, are a standard industry measure of the average daily revenue performance of a vessel. The TCE rate achieved on a given voyage is expressed in U.S. dollars/day and is generally calculated by subtracting voyage expenses, including bunkers and port charges, from voyage revenue and dividing the net amount (time charter equivalent revenues) by the number of days in the period.
Ton.   See “Metric ton.”
Vessel operating expenses.   The costs of operating a vessel that is incurred during a charter, primarily consisting of crew wages and associated costs, insurance premiums, lubricants and spare parts, and repair and maintenance costs. Vessel operating costs exclude fuel and port charges, which are considered “voyage expenses.” For a time charter, the vessel owner pays vessel operating costs. For a bareboat charter, the charterer pays vessel operating costs.
Voyage charter.   A voyage charter involves the carriage of a specific amount and type of cargo from specific load port(s) to specific discharge port(s), subject to various cargo handling terms. Most of these charters are of a single voyage nature between two specific ports, as trading patterns do not encourage round voyage trading. The owner of the vessel receives one payment derived by multiplying the tons of cargo loaded on board by the cost per cargo ton, as agreed to transport that cargo between the specific ports. The owner is responsible for the payment of all expenses including voyage, operating and capital costs of the vessel. The charterer is typically responsible for any delay at the loading or discharging ports.
Voyage expenses.   Expenses incurred due to a vessel’s traveling from a loading port to a discharging port, such as fuel (bunker) cost, port expenses, agent’s fees, canal dues and extra war risk insurance, as well as commissions.

INDEX TO COMBINED FINANCIAL STATEMENTS
Diamond S Shipping III LLC and Subsidiaries and Diamond S Management LLC

The Predecessor

Audited Combined Financial Statements
Report of Independent Registered Public Accounting Firm – PricewaterhouseCoopers	F-39
Combined Statement of Operations for the period from April 1, 2011 to the Completion Date, as defined in Note 2	F-40
Combined Statement of Changes in Shareholder’s Equity for the Period from April 1, 2011 to the Completion Date, as defined in Note 2	F-41
Combined Statement of Cash Flows for the period from April 1, 2011 to the Completion Date, as defined in Note 2	F-42
Notes to the Combined Financial Statements	F-43

DIAMOND S SHIPPING III LLC AND SUBSIDIARIES and
DIAMOND S MANAGEMENT LLC
CONDENSED COMBINED BALANCE SHEETS
AS OF DECEMBER 31, 2013 AND MARCH 31, 2013
(unaudited)

	December 31, 2013	March 31, 2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$34,596,423	$38,771,626
Due from charterers—Net of provision for doubtful accounts of $434,118 and $224,851, respectively	4,869,662	5,284,690
Lube oil inventory	4,001,181	3,499,998
Bunker inventory	—	2,965,857
Due from affiliate	4,130,098	4,514,982
Prepaid expenses and other current assets	2,670,161	2,265,553
Total current assets	50,267,525	57,302,706
VESSELS—Net of accumulated depreciation of $101,658,791 and $67,614,558, respectively	1,068,543,169	1,019,933,334
OTHER PROPERTY—Net	77,693	100,823
GOODWILL	44,219,428	44,219,428
TIME CHARTER CONTRACTS ACQUIRED—Net of accumulated amortization of $14,911,317 and $9,943,391, respectively	18,535,278	23,503,204
DEFERRED FINANCING CHARGES—Net of accumulated amortization of $11,023,059 and $7,247,446, respectively	13,038,521	16,514,414
DEFERRED DRYDOCKING COSTS—Net of accumulated amortization of $1,531,946 and $86,158, respectively	13,143,504	4,219,203
OTHER NONCURRENT ASSETS	4,196,121	2,349,563
TOTAL ASSETS	$1,212,021,239	$1,168,142,675
LIABILITIES AND MEMBER’S EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$62,917,989	$62,173,098
Accounts payable and accrued expenses	9,372,306	12,970,035
Deferred charter hire revenue	8,619,436	6,787,883
Derivative liability	4,451,322	4,563,415
Due to affiliates	6,506,974	714,857
Total current liabilities	91,868,027	87,209,288
LONG-TERM DEBT	534,977,669	582,166,161
DERIVATIVE LIABILITY	2,630,015	6,003,843
TIME CHARTER CONTRACTS ACQUIRED—Net of accumulated amortization of $128,169 and $85,498, respectively	125,221	167,892
OTHER NONCURRENT LIABILITIES	54,192	—
Total liabilities	629,655,124	675,547,184
COMMITMENTS AND CONTINGENCIES:
MEMBER’S EQUITY
Member’s contributions	584,413,365	500,760,816
Additional paid-in capital	2,780,863	2,416,353
Accumulated other comprehensive loss	(7,081,337)	(10,567,258)
Retained earnings (accumulated deficit)	2,253,224	(14,420)
Total member’s equity	582,366,115	492,595,491
TOTAL LIABILITIES AND MEMBER’S EQUITY	$1,212,021,239	$1,168,142,675

See notes to condensed combined financial statements.

DIAMOND S SHIPPING III LLC AND SUBSIDIARIES and
DIAMOND S MANAGEMENT LLC
CONDENSED COMBINED STATEMENTS OF OPERATIONS
FOR THE NINE MONTHS ENDED DECEMBER 31, 2013 AND 2012
(unaudited)

	For the Nine Months Ended December 31,
	2013		2012
REVENUE:
Voyage revenue—Net of amortization of $4,925,255 and $7,360,268 of time charter contracts acquired		$132,084,026	$127,972,753
Service revenue		2,332,599	4,300,938
Total revenue		134,416,625	132,273,691
OPERATING EXPENSES:
Voyage expenses		13,198,315	1,997,080
Vessel expenses		50,373,613	49,653,890
Depreciation and amortization expense		35,544,780	33,863,269
General and administrative expenses		9,597,515	8,332,235
Total operating expenses		108,714,223	93,846,474
OPERATING INCOME		25,702,402	38,427,217
OTHER (EXPENSE) INCOME:
Interest expense		(23,464,591)	(25,458,413)
Other income		29,833	44,452
Total other expense—Net		(23,434,758)	(25,413,961)
NET INCOME		$2,267,644	$13,013,256
Pro Forma net income per common share:
Basic	$
Diluted	$
Shares used to compute pro forma net income per common share:
Basic
Diluted

See notes to condensed combined financial statements.

DIAMOND S SHIPPING III LLC AND SUBSIDIARIES and
DIAMOND S MANAGEMENT LLC
CONDENSED COMBINED STATEMENTS OF COMPREHENSIVE INCOME
FOR THE NINE MONTHS ENDED DECEMBER 31, 2013 AND 2012
(unaudited)

	For the Nine Months Ended December 31,
	2013	2012
Net income	$2,267,644	$13,013,256
Unrealized gain (loss) on cash flow hedges	3,485,921	(5,251,629)
Other comprehensive gain (loss)	3,485,921	(5,251,629)
Total comprehensive income	$5,753,565	$7,761,627

See notes to condensed combined financial statements.

DIAMOND S SHIPPING III LLC AND SUBSIDIARIES and
DIAMOND S MANAGEMENT LLC
CONDENSED COMBINED STATEMENTS OF CHANGES IN MEMBER’S EQUITY
FOR THE NINE MONTHS ENDED DECEMBER 31, 2013 AND 2012
(unaudited)

	Member’s Contributions	Additional Paid-in Capital	Accumulated Other Comprehensive Loss	(Accumulated Deficit) Retained Earnings	Total
BALANCE—April 1, 2013	$500,760,816	$2,416,353	$(10,567,258)	$(14,420)	$492,595,491
Capital contributions	83,652,549	—	—	—	83,652,549
Unrealized gain on cash flow hedges	—	—	3,485,921	—	3,485,921
Amortization of restricted units	—	364,510	—	—	364,510
Net income	—	—	—	2,267,644	2,267,644
BALANCE—December 31, 2013	$584,413,365	$2,780,863	$(7,081,337)	$2,253,224	$582,366,115

	Member’s Contributions	Additional Paid-in Capital	Accumulated Other Comprehensive Loss	(Accumulated Deficit) Retained Earnings	Total
BALANCE—April 1, 2012	$513,760,816	$1,029,178	$(6,421,622)	$(11,050,086)	$497,318,286
Unrealized loss on cash flow hedges	—	—	(5,251,629)	—	(5,251,629)
Dividends distributed	(19,000,000)	—	—	—	(19,000,000)
Amortization of restricted units	—	771,811	—	—	771,811
Net income	—	—	—	13,013,256	13,013,256
BALANCE—December 31, 2012	$494,760,816	$1,800,989	$(11,673,251)	$1,963,170	$486,851,724

See notes to condensed combined financial statements.

DIAMOND S SHIPPING III LLC AND SUBSIDIARIES and
DIAMOND S MANAGEMENT LLC
CONDENSED COMBINED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED DECEMBER 31, 2013 AND 2012
(unaudited)

	For the Nine Months Ended December 31,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,267,644	$13,013,256
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	35,544,780	33,863,269
Amortization of deferred financing costs	3,775,613	3,715,742
Amortization of restricted units	364,510	771,811
Amortization of time charter contracts acquired	4,925,255	7,360,268
Provision on Due from charterers	374,567	—
Loss on disposal of other property	14,358	—
Changes in assets and liabilities:
Decrease (increase) in Due from charterers	40,461	(1,063,013)
Increase in Lube oil inventory	(193,420)	(124,829)
Decrease (increase) in Bunker inventory	2,142,053	(773,706)
Decrease in Prepaid expenses and other current assets	960,478	1,012,842
Cash paid for drydocking	(10,932,291)	(272,434)
Decrease (increase) in Other noncurrent assets	584,996	(1,251,642)
Decrease in Accounts payable and accrued expenses	(4,826,627)	(3,223,324)
Increase in Deferred charter hire revenue	1,831,553	5,102,694
Increase in Other noncurrent liabilities	54,192	—
Decrease in Due to/from affiliates	(1,747,999)	(4,221,073)
Net cash provided by operating activities	35,180,123	53,909,861
CASH FLOWS FROM INVESTING ACTIVITIES:
Return of amounts funded to affiliated entities	1,300,000	—
Additions to vessels	(1,215,154)	—
Additions to other property	(45,987)	(39,437)
Net cash provided by (used in) investing activities	38,859	(39,437)
CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on long-term debt	(46,443,601)	(44,953,822)
Dividends distributed	—	(19,000,000)
Funding from affiliated entities	6,625,000	4,457,319
Member’s contributions	2,210,749	—
Deferred financing costs paid	(299,720)	—
Deferred registration costs paid	(1,486,613)	—
Net cash used in financing activities	(39,394,185)	(59,496,503)
NET DECREASE IN CASH AND CASH EQUIVALENTS	(4,175,203)	(5,626,079)
CASH AND CASH EQUIVALENTS—Beginning of period	38,771,626	49,514,373
CASH AND CASH EQUIVALENTS—End of period	$34,596,423	$43,888,294

See notes to condensed combined financial statements.

DIAMOND S SHIPPING III LLC AND SUBSIDIARIES and
DIAMOND S MANAGEMENT LLC
NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2013 AND MARCH 31, 2013
AND FOR THE NINE MONTHS ENDED DECEMBER 31, 2013 AND 2012
(unaudited)
1.
  BUSINESS AND BASIS OF PRESENTATION
Business—Diamond S Shipping III LLC (“DSS III”) is a limited liability company formed on June 10, 2011 in the Marshall Islands. DSS III is the owner of DSS Vessel II, LLC (“DSVII”) and DSS Vessel III LLC (“DSVIII”). DSVII and DSVIII were incorporated in the Marshall Islands on June 13, 2011 and December 10, 2013, respectively. DSS III is engaged in the transportation of seaborne refined petroleum products worldwide through the ownership and operation of medium range (“MR”) vessels. At December 31, 2013 and March 31, 2013, DSS III’s fleet consisted of 33 and 30 vessels, respectively.
Diamond S Management LLC (“the Manager”) is a limited liability company formed on August 20, 2009 in the Marshall Islands. The Manager provides commercial management, administrative support service, technical, safety, quality, crewing, marine operations and related services in connection with the operation of the vessels.
DSS III and the Manager (collectively, “we” or “our” or “us” or the “Combined Entities”) are indirectly wholly-owned by DSS Holdings L.P. (“DHLP”), a Cayman Island limited partnership.
DSS III, through DSVII, currently owns 30 Liberian registered companies and, through DSVIII, currently owns three Delaware companies. Each of these 33 companies owns and operates an MR refined petroleum product tanker type vessel. Following the IPO Reorganization, the three Delaware companies will be redomiciled in the Marshall Islands. The 33 subsidiaries are as follows:

Wholly-Owned Subsidiary	Vessel	Size (DWT)	Delivery Date	Year Built
Heroic Andromeda Inc.	High Jupiter	51,603	Sep-27-11	2008
Heroic Aquarius Inc.	Atlantic Aquarius	47,128	Sep-27-11	2008
Heroic Auriga Inc.	Pacific Jewel	48,012	Oct-13-11	2009
Heroic Avenir Inc.	Alpine Madeleine	47,128	Sep-27-11	2008
Heroic Bootes Inc.	Alpine Magic	47,128	Sep-27-11	2009
Heroic Corona Borealis Inc.	Alpine Maya	51,500	Sep-27-11	2010
Heroic Equuleus Inc.	Alpine Melina	51,483	Sep-27-11	2010
Heroic Gaea Inc.	Atlantic Frontier	47,128	Sep-27-11	2007
Heroic Hera Inc.	Atlantic Grace	47,128	Sep-27-11	2008
Heroic Hercules Inc.	Atlantic Star	47,128	Sep-27-11	2008
Heroic Hologium Inc.	Atlantic Polaris	47,128	Sep-27-11	2009
Heroic Hydra Inc.	Atlantic Muse	51,498	Oct-13-11	2009
Heroic Leo Inc.	Atlantic Leo	47,128	Sep-27-11	2008
Heroic Libra Inc.	Atlantic Lily	47,128	Sep-27-11	2008
Heroic Lyra Inc.	Atlantic Pisces	47,128	Sep-27-11	2009
Heroic Octans Inc.	Atlantic Mirage	51,476	Oct-13-11	2009
Heroic Pegasus Inc.	High Mercury	51,501	Sep-27-11	2008
Heroic Perseus Inc.	Alpine Mystery	47,128	Sep-27-11	2009
Heroic Pisces Inc.	Atlantic Olive	47,128	Sep-27-11	2008
Heroic Rhea Inc.	High Saturn	51,527	Sep-27-11	2008
Heroic Sagittarius Inc.	Atlantic Rose	47,128	Sep-27-11	2008
Heroic Scorpio Inc.	Atlantic Titan	47,128	Sep-27-11	2008
Heroic Scutum Inc.	Adriatic Wave	51,549	Sep-27-11	2009
Heroic Serena Inc.	Alpine Mathilde	47,128	Sep-27-11	2008
Heroic Tucana Inc.	Aegean Wave	51,510	Sep-27-11	2009
Heroic Uranus Inc.	Atlantic Gemini	47,128	Sep-27-11	2008
Heroic Virgo Inc.	High Mars	51,542	Sep-27-11	2008
White Boxwood Shipping S.A.	Alpine Moment	47,128	Sep-27-11	2009
White Holly Shipping S.A.	Alpine Minute	47,128	Sep-27-11	2009
White Hydrangea Shipping S.A.	Alpine Mia	47,128	Sep-27-11	2008
CVI Atlantic Breeze, LLC	Atlantic Breeze	47,128	Dec-12-13	2007
CVI Citron, LLC	Citron	46,968	Dec-12-13	2007
CVI Citrus, LLC	Citrus	46,934	Dec-12-13	2008

As of December 31, 2013, the average age of the fleet is 4.6 years old. We principally operate product tankers through time charter arrangements with third-party shipping companies.
2.
  SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation—The accompanying condensed combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information. In the opinion of our management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and operating results have been included in the statements. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted. These condensed combined financial statements should be read in conjunction with the financial statements and notes thereto included in our combined financial statements as of and for the years ended March 31, 2013 and 2012 (“FY2013 Combined Financial Statements”). The results of operations for the nine months ended December 31, 2013 and 2012 are not necessarily indicative of the operating results for the full year.
Principles of Consolidation and Combination—These financial statements include the consolidated financial statements of DSS III. These consolidated accounts are combined with the Manager, with the intercompany balances between DSS III and the Manager eliminated. In connection with the IPO Reorganization, the Manager will be contributed to the DSS III structure. The combined financial statements are prepared on the accrual basis of accounting in conformity with U.S. GAAP.
For a more complete discussion of our accounting policies and certain other information, refer to our FY2013 Combined Financial Statements.
Segment Reporting—We determine our operating segments based on the information utilized by the chief operating decision maker to assess performance. Based on this information, we conduct our business through one reportable segment, which is primarily the transportation of seaborne refined petroleum products worldwide through the ownership and operation of its fleet of vessels by seeking to deploy its vessels in vessel pools trading in the spot market and on time charters. Segment results are evaluated based on operating income. The accounting policies applied to the reportable segments are the same as those used in the preparation of our combined financial statements.
Unaudited Pro Forma Financial Information—The unaudited basic and diluted pro forma net income per share for the nine months ended December 31, 2013 were calculated using the        shares that will be outstanding immediately after the IPO Reorganization and the        shares that we would have been required to issue to fund a $28,000,000 dividend during the fiscal year ended March 31, 2013 that was distributed to Diamond S Shipping I (“DSS I”), DSS III’s parent prior to the IPO Reorganization, to be used for working capital. The number of shares that we would have been required to issue to fund the $28,000,000 dividend was computed as $28,000,000 less the net earnings for the twelve months that preceded the dividend’s payment date, divided by an issue price per share of $       , which represents the midpoint of the price range set forth on the cover of this prospectus less $       , the estimated per share cost of underwriting discounts and offering expenses. There were no potential common shares outstanding to be considered in the pro forma diluted earnings per share calculation.
Recent Accounting Pronouncements
New accounting standard adopted—In January 2013, the Financial Accounting Standards Board (“FASB”) Accounting Standards Update No. 2011-11, “Disclosures about Offsetting Assets and Liabilities” (“ASU 2011-11”) and Accounting Standards Update No. 2013-01, “Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities” (“ASU 2013-01”). ASU 2013-01 amends ASU 2011-11, to clarify that the scope applies to derivatives, repurchase and reverse repurchase agreements, and securities borrowing and lending transactions that are either offset in accordance with Section 210-20-45 or Section 815-10-45 or subject to master netting or similar arrangements. Other types of financial assets and liabilities subject to master netting or similar arrangements are not subject to the disclosure requirements in ASU 2011-11. The adoption of ASU 2011-11 and ASU 2013-01 requires additional disclosures related to offsetting assets and liabilities. Other than these additional disclosure requirements, the adoption of these changes had no impact on the unaudited combined financial statements.
In February 2013, the FASB issued Accounting Standards Update No. 2013-02, “Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income” (“ASU 2013-02”) to improve the transparency of changes in other comprehensive income (“OCI”) and items reclassified out of Accumulated other comprehensive income. The amendments in ASU 2013-02 are required to be applied prospectively and are effective for reporting periods beginning after

December 15, 2012. The adoption of ASU 2013-02 did not have any impact on our financial statements other than separately disclosing in the footnotes to the combined financial statements amounts reclassified out of Accumulated other comprehensive loss and the individual line items in the combined statements of operations that are affected. See Note 9.
3.
  VESSEL ACQUISITIONS
On December 12, 2013, DHLP entered into a contribution agreement with CarVal Investors LLC (“CarVal”) under which CarVal contributed three vessel subsidiaries to DSS III in exchange for an equity interest in the Combined Entities. CarVal’s contribution amounted to $83,652,549, which reflected the value of the three modern MR product tankers in October 2013, when the equity interest to be issued was agreed, of approximately $81,400,000, and cash of $2,210,749. The three vessels are currently under time charter agreements with an average fixed duration of less than one year, excluding charterers’ renewal options. The value associated with these time charter contracts acquired is not significant.
4.
  SUPPLEMENTAL CASH FLOW INFORMATION
For the nine months ended December 31, 2013 and 2012, we had non-cash investing activities not included in the condensed combined statements of cash flows for items included in accounts payable and accrued expenses consisting of $38,566 and $0, respectively, for the purchase of vessel related equipment.
During the nine months ended December 31, 2013 and 2012, cash paid for interest was $19,889,972 and $21,759,177, respectively.
For the nine months ended December 31, 2013, we had non-cash financing activities not included in the condensed combined statements of cash flows for items included in accounts payable and accrued expenses consisting of $944,941 associated with deferred registration costs that will be paid upon its successful completion.
For the nine months ended December 31, 2013, we had non-cash financing activities not included in the condensed combined statements of cash flows related to the vessel-owning entities contributed by CarVal. See Note 3.
5.
  PREPAID EXPENSES AND OTHER CURRENT ASSETS
Prepaid expenses and other current assets consist of the following as of December 31, 2013 and March 31, 2013:

	December 31, 2013	March 31, 2013
Advances to technical managers	$456,734	$295,392
Prepaid vessel insurance	540,158	582,307
Advances to agents	—	590,103
Insurance claims receivable	107,857	379,794
Other	1,565,412	417,957
Total prepaid expenses and other current assets	$2,670,161	$2,265,553

6.
  ACCOUNTS PAYABLE AND ACCRUED EXPENSES
Accounts payable and accrued expenses consist of the following as of December 31, 2013 and March 31, 2013:

	December 31, 2013	March 31, 2013
Accounts payable and accrued expenses	$6,015,298	$6,088,331
Accrued vessel and voyage expenses	3,302,106	6,516,588
Accrued interest	54,902	365,116
Total accounts payable and accrued expenses	$9,372,306	$12,970,035

7.
  SENIOR SECURED DEBT FACILITY
On July 29, 2011, DSS III entered into a $719,262,295 five-year senior secured term loan facility (the “$719 Facility”) to be used to finance the Cido acquisition. The $719 Facility reductions are based on a 12 year straight-line amortization schedule payable on a quarterly basis. As a result of the seven charter agreements that were rejected by OSG (see Note 15),

DSS III executed an amendment to the $719 Facility whereby DSS III agreed to increase each quarterly principal repayment amount by $744,890, beginning with the quarter ending September 30, 2013. A final payment of $440,600,690 is due on July 29, 2016, the $719 Facility’s maturity date. The $719 Facility is collateralized by the 30 vessels that are individually owned by the 30 companies.
Interest on each tranche is paid quarterly and bears interest at the London Interbank Offered Rate (“LIBOR”) for a three-month interest period, plus the Applicable Margin. The Applicable Margin was 2.75% until November 1, 2011, at which time, pursuant to an amendment entered into on December 16, 2011 and effective as of November 1, 2011, the Applicable Margin increased to 3.00%. The first principal payment was paid six months from the first funding on March 26, 2012.
The following tables sets forth the effective interest rate associated with the interest expense for the $719 Facility, including the rate differential between the fixed pay rate and the variable receive rate on the interest rate swap agreements that were in effect (see Note 8), combined. Additionally, the table includes the range of interest rates on the $719 Facility, excluding the impact of swaps:

	For the Nine Months Ended December 31,
	2013	2012
Effective interest rate	4.08%	4.12%
Range of interest rates (excluding impact of swaps)	3.25% to 3.28%	3.31% to 3.47%

Long-term debt consists of the following as of December 31, 2013 and March 31, 2013:

	December 31, 2013	March 31, 2013
$719 Facility	$597,895,658	$644,339,259
Less: Current portion	(62,917,989)	(62,173,098)
Long-term debt	$534,977,669	$582,166,161

Restrictive Covenants—The $719 Facility contains restrictive covenants and other non-financial restrictions. The agreement includes restrictions and financial covenants including, among other things, DSS III’s ability to incur indebtedness, limitations on dividends, minimum cash balance, collateral maintenance, net debt to EBITDA ratio and customary restrictions. DSS III would not be permitted under the $719 Facility to declare or pay dividends if an event of default existed at the time of payment or would be caused thereby. In addition, the dividends payable in any fiscal year cannot exceed 50% of DSS III’s consolidated EBITDA, as defined in the $719 Facility. DSS III was in compliance with its financial covenants as of December 31, 2013.
Maturities—Aggregate maturities of debt for the remaining three months of the year ended March 31, 2014, and annually for the years ended March 31 are as follows:

2014 (for the remaining 3 months in the fiscal year)	$15,729,497
2015	62,917,988
2016	62,917,988
2017	456,330,185
Total	$597,895,658

8.
  INTEREST RATE SWAPS
All derivatives are recognized on our combined balance sheets at their fair values. For accounting hedges, on the date the derivative contract is entered into, we designate the derivative as (1) a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment (“fair value” hedge) or (2) a hedge of a forecasted transaction (“cash flow” hedge).
We have entered into an interest rate swap transaction, with multiple counterparties, which has been designated as a cash flow hedge. We use interest rate swaps for the management of interest rate risk exposure, as the interest rate swaps effectively convert a portion of DSS III’s debt from a floating to a fixed rate. The interest rate swaps are agreements between us and our counterparties to pay, in the future, a fixed rate payment in exchange for the counterparties paying us a variable payment. The amount of the net payment obligation is based on the notional amount of the swap contract and the prevailing market interest rates. We may terminate the swap contracts prior to their expiration dates, at which point a realized gain or loss would be recognized. The value of our commitment would increase or decrease based primarily on the extent to which interest rates move against the rate fixed for each swap.
On October 12, 2011, we entered into a $539,446,721, five-year amortizing fixed rate interest rate swap, subsequently syndicated into three interest rate swaps, fixed at a rate of 1.345%. We pay fixed-rate interest amounts and receive floating rate interest amounts based on three month LIBOR settings. As of December 31, 2013 and March 31, 2013, we recorded a current liability of $4,451,322 and $4,563,415, respectively, and a noncurrent liability of $2,630,015 and $6,003,843, respectively, related to the fair market value of the hedge. A corresponding unrealized gain of $3,485,921 and loss of $5,251,629 was recorded to Accumulated other comprehensive loss for the nine months ended December 31, 2013 and 2012, respectively.
The changes in the notional amounts are amortized quarterly in conjunction with the amortization of the $719 Facility.
The following table summarizes the terms of the swaps, which are accounted for as cash flow hedges:

	Notional Amount	Maturities	Average Pay Rate	Average Receive Rate	Estimated Fair Value of Liability
December 31, 2013
Interest rate swap	$216,359,359	July 29, 2016	1.345%	0.270%	$3,408,188
Interest rate swap	149,846,359	July 29, 2016	1.345%	0.270%	2,360,446
Interest rate swap	83,333,360	July 29, 2016	1.345%	0.270%	1,312,703
Total at December 31, 2013	$449,539,078				$7,081,337
March 31, 2013
Interest rate swap	$232,586,280	July 29, 2016	1.345%	0.401%	$5,085,932
Interest rate swap	161,084,814	July 29, 2016	1.345%	0.401%	3,522,419
Interest rate swap	89,583,350	July 29, 2016	1.345%	0.401%	1,958,907
Total at March 31, 2013	$483,254,444				$10,567,258

The components of Accumulated other comprehensive loss included in the combined balance sheets consist of net unrealized loss on cash flow hedges as of December 31, 2013 and March 31, 2013.
The following table presents the gross amounts of these liabilities with any offsets to arrive at the net amounts recognized in the combined balance sheets at December 31, 2013 and March 31, 2013:

	Gross Amounts of Recognized Liabilities	Gross Amounts Offset in the Combined Balance Sheets	Net Amounts of Liabilities Presented in the Combined Balance Sheets	Gross Amounts not Offset in the Combined Balance Sheets		Net Amount
				Financial Instruments	Cash Collateral Received
December 31, 2013
Derivatives	$7,081,337	$—	$7,081,337	$—	$—	$7,081,337
March 31, 2013
Derivatives	10,567,258	—	10,567,258	—	—	10,567,258

9.
  ACCUMULATED OTHER COMPREHENSIVE LOSS
The components of Accumulated other comprehensive loss included in the combined balance sheets consist of net unrealized gain (loss) on cash flow hedges as of December 31, 2013 and March 31, 2013.

The changes in Accumulated other comprehensive loss by component for the nine months ended December 31, 2013 are as follows:

Accumulated other comprehensive loss—April 1, 2013	$(10,567,258)
Change in unrealized loss on derivatives	7,356,990
Realized loss reclassified into earnings	(3,871,069)
Net unrealized gain on derivatives	3,485,921
Accumulated other comprehensive loss—December 31, 2013	$(7,081,337)

The realized loss of $3,871,069 that was reclassified from Accumulated other comprehensive loss during the nine months ended December 31, 2013 related to the interest rate swap contracts and is presented in Interest expense in the combined statement of operations.
10.
  FAIR VALUE OF FINANCIAL INSTRUMENTS
The fair values and carrying values of our financial instruments at December 31, 2013 and March 31, 2013 that are required to be disclosed at fair value, but not recorded at fair value, are as follows:

	December 31, 2013		March 31, 2013
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Cash and cash equivalents	$34,596,423	$34,596,423	$38,771,626	$38,771,626
Variable rate debt	597,895,658	597,895,658	644,339,259	644,339,259

The following methods and assumptions are used in estimating the fair value of disclosures for financial instruments:
Cash and Cash equivalents: The carrying amount reported in the combined balance sheets for cash and cash equivalents approximates fair value. Cash and cash equivalents are considered Level 1 items as they represent liquid assets with short-term maturities.
Debt: The fair value of variable rate debt is based on management’s estimate of rates we could obtain for similar debt of the same remaining maturities. Additionally, we consider its creditworthiness in determining the fair value of variable rate debt under the credit facilities. The carrying value approximates the fair market value for these variable rate loans. Variable rate debt is considered to be a Level 2 item as we consider the estimate of rates we could obtain for similar debt.
The fair value of an asset or liability is based on assumptions that market participants would use in pricing the asset or liability. The hierarchies of inputs used when determining fair value are described below:
Level 1: Valuations based on quoted prices in active markets for identical instruments that we are able to access. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these instruments does not entail a significant degree of judgment.
Level 2: Valuations based on quoted prices in active markets for instruments that are similar, or quoted prices in markets that are not active for identical or similar instruments, and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.
Level 3: Valuations based on inputs that are unobservable and significant to the overall fair value measurement.
The assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of financial instruments and the placement of financial instruments within the fair value hierarchy.

The table below provides the financial instruments carried at fair value based on the levels of hierarchy:

	Level 1	Level 2	Level 3	Total
December 31, 2013
Interest rate swaps	$—	$7,081,337	$—	$7,081,337
March 31, 2013
Interest rate swaps	—	10,567,258	—	10,567,258

Interest Rate Swaps: The fair value of interest-rate swaps (used for hedging purposes) is the estimated amount we would pay to terminate swap agreements at the reporting date, taking into account current interest rates and the current creditworthiness of the swap counterparties. Interest rate swaps are considered to be a Level 2 item as we, using the income approach to value the derivatives, use observable Level 2 market inputs at measurement date and standard valuation techniques to convert future amounts to a single present amount assuming that participants are motivated, but not compelled to transact. Level 2 inputs for the valuations are limited to quoted prices for similar assets or liabilities in active markets (specifically futures contracts on LIBOR for the first two years) and inputs other than quoted prices that are observable for the asset or liability (specifically LIBOR cash and swap rates and credit risk at commonly quoted intervals). Mid-market pricing is used as a practical expedient for fair value measurements. Refer to Note 8 for further information regarding our interest rate swap agreements.
We do not currently have any Level 3 financial assets and there have been no transfers in and/or out of Level 3 during the nine months ended December 31, 2013 and 2012.
11.
  REVENUE FROM TIME CHARTERS
The future minimum revenues, before inclusion of profit-sharing revenue, if any, expected to be received on irrevocable time charters for which revenues can be reasonably estimated and the related revenue days (revenue days represent calendar days, less five days annually, not including offhire for drydock) that the vessels are available for employment, and not including charterers’ renewal options, for the remaining three months of the year ended March 31, 2014, and annually for the years ended March 31 and thereafter are as follows:

2014 (for the remaining 3 months in the fiscal year)	$42,178,478
2015	149,979,450
2016	80,572,494
2017	35,409,692
2018	17,658,000
Thereafter	20,639,150
Total future committed revenue	$346,437,264

12.
  EQUITY CONTRIBUTIONS AND DIVIDENDS
On July 29, 2011, we entered into agreements with an investment group to obtain the equity capital necessary to fund the Cido acquisition and complete capital commitments for the remaining obligations under DHLP’s new building program, conducted by entities under common control of DHLP. As of December 31, 2013, $911,118,036 of equity contributions have been funded from the $950,000,000 of equity for which DHLP’s shareholders received approval on July 29, 2011, with $38,881,964 of equity remaining. On October 1, 2013, DHLP entered into a $20,000,000 revolving line of credit (the “$20M Line of Credit”) and, in accordance with the agreement, committed $17,894,737 of unfunded equity as security on the $20M Line of Credit and agreed to maintain the ability to call an additional $8,947,368 of equity to be used if there is an occurrence of an event of default. Accordingly, $12,039,859 of unfunded equity may be used for working capital and purposes approved by DHLP’s board of directors and shareholders.
In November 2012, DSS III distributed $19,000,000 in the form of a dividend to DSS I.
On December 12, 2013, CarVal contributed to the Combined Entities equity of $83,652,549, which reflects the value of three modern MR product tankers of approximately $81,400,000 and cash of $2,210,749. See Note 3.

13.
  RELATED-PARTY TRANSACTIONS
Due from affiliates and Due to affiliates consist of the following as of December 31, 2013 and March 31, 2013:

	December 31, 2013	March 31, 2013
Due from affiliates
DSS I	$96,876	$1,535,518
DSS Vessel LLC and subsidiaries (‘‘DSSV’’)	3,796,221	2,561,457
DSS Cooperative U.A. (“DCUA”)	—	276,502
Other affiliated entities	237,001	141,505
Total due from affiliates	$4,130,098	$4,514,982
Due to affiliates
Diamond S Management LLC (Delaware) (“DSMD”)	$1,355,327	$714,857
DSS Cooperative U.A. (“DCUA”)	5,151,647	—
Total due to affiliates	$6,506,974	$714,857

DSS I entered into a line of credit for the benefit of its subsidiaries. The cumulative interest and fees related to this line of credit was paid by the Manager. As of December 31, 2013 and March 31, 2013, the interest and fees DSS I owes the Manager for this line of credit amounted to $96,876 and $235,518, respectively. The March 31, 2013 due from affiliates balance also included $1,300,000 of cash that the Manager contributed to a subsidiary of DSS I on its behalf, which DSS I repaid to the Manager after the March 31, 2013 balance sheet date.
The Manager entered into a ship management agreement with DSSV to provide commercial management, administrative support service, technical, safety, quality, crewing, marine operations and related services in connection with the operation of the vessels. Through December 31, 2012, the Manager computed DSSV’s management fee on a monthly basis, equal to (i) 50% of the actual administrative costs (the total actual operating costs) of the Manager plus (ii) 2.5% of (i). Effective January 1, 2013, the management agreement with DSSV was amended whereby the formula was changed to a fraction, the numerator of which is the number of vessels owned by DSSV and the denominator of which is the total number of vessels managed by the Manager for the relevant fiscal year. As of December 31, 2013, DSSV owed the Manager $3,731,156 and $65,065, which relate to management fees and other expenses paid for on DSSV’s behalf and purchases of lube oil by an affiliate, respectively. As of March 31, 2013, DSSV owed the Manager $2,155,107 and $406,350, which relate to management fees and other expenses paid for on DSSV’s behalf and purchases of lube oil by an affiliate, respectively.
The other affiliated entities are entities under common control as they are wholly-owned subsidiaries of DHLP. As of December 31, 2013 and March 31, 2013, the $237,001 and $141,505, respectively, due from these affiliated entities relate to the payment of operating expenses on their behalf.
As of December 31, 2013 and March 31, 2013, we owed DSMD $691,632 that relate to payments for operating expenses on our behalf. These amounts are due under a promissory note (the “Note”), entered into on April 3, 2012, and are due and payable on October 17, 2017. The Note accrues interest at the applicable federal rate as published by the Internal Revenue Service. At December 31, 2013 and March 31, 2013, the Manager owes interest of $38,695 and $23,225, respectively, to DSMD. As of December 31, 2013, the Manager was holding cash totaling $625,000 on DSMD’s behalf.
DCUA is an affiliated entity under common control it is a wholly-owned subsidiaries of DHLP. As of December 31, 2013 and March 31, 2013, the Manager is owed $848,353 and $276,502, respectively, for the payment of operating expenses on DCUA’s behalf. As of December 31, 2013, the Manager was holding cash totaling $6,000,000 on DCUA’s behalf.
14.
  UNIT COMPENSATION
Unit Incentive Plan—On October 1, 2007, DHLP was formed pursuant to an exempted limited partnership agreement (the “Agreement”). The Agreement provided for the granting of incentive units to certain employees, where the units granted represent profits interests in DHLP, subject to any vesting, forfeiture or other provisions that may be set forth in grants evidencing their issuance. The deemed exercise price for each incentive unit for purposes of the Agreement is $0, with the Agreement providing for a pool of 1,700 units available to certain employees, subsequently adjusted as discussed below.
When an employee is granted units, both service and performance units are awarded, with the employee receiving 20% of the grant as service units and 80% of the grant as performance units. The units that contain service conditions vest ratably over the service period on each anniversary date from the date of grant. The units that contain performance conditions become fully vested upon the consummation of an initial purchase and sale of the interests and units in DHLP. Distributions, if any, under the service and performance units would be made in accordance with the Agreement, and are based on various factors including achieved internal rate of return and specified levels of return on investor capital, as further described in the Agreement. The foregoing grants are subject to accelerated vesting under certain circumstances set forth in the relevant grant agreement.
On July 29, 2011, the pool of incentive units was decreased from 1,700 to 750, whereby the number of units awarded to individuals prior to July 29, 2011 decreased proportionately.
In March 2012, the unit incentive plan was modified to, among other things, modify the units’ repurchase feature, which increased the unit holders’ hold period to greater than six months from the last date of vesting. This modification changed the accounting for the unit incentive plan from liability to equity accounting. Prior to March 31, 2012, the incentive units were accounted for as liability awards, recorded to Other noncurrent liabilities on the combined balance sheets and were marked to market each reporting period. Subsequent to the modification, the incentive units are accounted for as equity awards. As a result, the recorded unit compensation liability immediately prior to the modification date, amounting to $1,029,178, was reclassified to Additional paid-in capital on the combined balance sheet as of the date of modification.
A summary of the activity for restricted unit awards during the nine months ended December 31, 2013 is as follows:

	Number of Units	Weighted-Average Fair Value
Outstanding and nonvested, April 1, 2013	550.60	$13,273.92
Granted	—	—
Vested	(13.58)	17,294.23
Forfeited	—	—
Outstanding and nonvested, December 31, 2013	537.02	$13,172.23

The following table summarizes the future amortization of our restricted unit awards that contain service conditions as of December 31, 2013, which will be included in General and administrative expenses:

Grant Date	The Remaining Three Months of 2014	2015	2016	Total
January 2, 2009	$1,087	$—	$—	$1,087
March 9, 2009	12,930	—	—	12,930
August 8, 2009	7,334	10,594	—	17,928
September 27, 2011	44,846	89,193	—	134,039
October 12, 2011	1,019	2,197	—	3,216
December 31, 2012	4,721	19,145	14,424	38,290
Total	$71,937	$121,129	$14,424	$207,490

As of December 31, 2013, unrecognized compensation cost of $207,490 related to nonvested restricted unit awards that contain service conditions will be recognized over a weighted average period of 0.9 years.
As of December 31, 2013, the occurrence of the event that would cause our restricted performance units to vest was not probable. Accordingly, no compensation expense related to performance unit awards was recorded through December 31, 2013. However, at the time the performance condition attached to the performance unit awards becomes probable, we will record compensation expense of $6,551,799.

Total compensation cost recognized for amortization of restricted unit awards, which relates entirely to service units, was recorded to General and administrative expenses in the combined statements of operations. The table below displays the amortization of restricted units for the periods presented:

	For the Nine Months Ended December 31,
	2013	2012
Amortization of restricted units	$364,510	$771,811

15.
  COMMITMENTS AND CONTINGENCIES
Commitments— In May 2011, we entered into a lease, expiring on December 31, 2014, for office facilities in Greenwich, Connecticut on Mason Street (“Mason Street”). On May 16, 2013, we entered into a consent to assignment with regard to an operating lease for office space in Greenwich, Connecticut on Benedict Place (“Benedict Place”), with a remaining term of six years. Our lease term commenced on August 1, 2013 and expires on October 18, 2018.
Under these operating leases, the future minimum payments are as follows:

2014 (for the remaining 3 months in the fiscal year)	$178,353
2015	658,712
2016	477,375
2017	487,028
2018	498,750
Thereafter	273,508
Total future minimum operating lease payments	$2,573,737

On May 10, 2013, we entered into a sublease for its Mason Street office space (the “Sublease”), commencing on August 1, 2013 and expiring on December 31, 2014. The rental payments we expect to receive for this sublease are as follows: $54,192 for the remainder of fiscal year 2014 and $164,458 for 2015.
Including the rental payments received for the Sublease and the rental payments on the two operating leases, future minimum net rental payments for the remainder of fiscal year 2014 and 2015 are $124,161 and $494,255, respectively.
The table below displays rent expense, which is included in General and administrative expenses in the combined statements of operations, for the periods presented:

	For the Nine Months Ended December 31,
	2013	2012
Rent expense	$335,117	$186,282

Included in rent expense for the nine months ended December 31, 2013 is a loss of $53,817 related to vacating the Mason Street location.
Contingencies— Eight of our vessels were on time charter to Overseas Shipholding Group, Inc. (“OSG”), which has filed for Chapter 11 bankruptcy protection in the U.S. Bankruptcy Court in Wilmington, Delaware. OSG rejected seven of the eight time charters and redelivered the related vessels to us. The one remaining vessel continues to be on charter with OSG. Charter hire for the seven redelivered vessels has been received in full. This payment was reduced for the repurchase of the bunkers remaining on board the vessels at the time of the vessels’ redelivery. The charter hire for the vessel that remains on charter to OSG was paid in full as of December 31, 2013, as charter hire is paid in advance of a specified period, typically a month. In May 2013, we filed proofs of claim for recovery of damages on behalf of each of the vessel-owning subsidiaries due to the rejections. In January 2014, we agreed with OSG to settle the claims, subject to court approval. During January 2014, we transferred our rights with respect to these claims to DSSV. Accordingly, DSS III will not receive the proceeds of these claims. No amounts have been recorded for the claims prior to the transfer due to their contingent nature.

From time to time, we may be subject to legal proceedings and claims in the ordinary course of its business. Such claims, even if lacking merit, could result in the expenditure of significant financial and managerial resources. While it is impossible to determine with certainty the ultimate outcome of these matters, the amount of our ultimate liability with respect to these matters is not expected to have, individually or in the aggregate, a material effect on us, our financial condition, results of operations or cash flows.
16.
  SUBSEQUENT EVENTS
We have evaluated all subsequent events through February 14, 2014, to ensure that these combined financial statements include appropriate recognition and disclosure of recognized events in the combined financial statements as of December 31, 2013.
As of February 14, 2014, except as disclosed elsewhere in these condensed combined financial statements there were no subsequent events that we believe required recognition or disclosure.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors of Diamond S Shipping III LLC and
Diamond S Management LLC
Greenwich, Connecticut
We have audited the accompanying combined balance sheets of Diamond S Shipping III LLC and subsidiaries and Diamond S Management LLC (collectively, the “Company”) as of March 31, 2013 and 2012, and the related combined statements of operations, comprehensive income (loss), changes in member’s equity, and cash flows for the years then ended. These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such combined financial statements present fairly, in all material respects, the combined financial position of Diamond S Shipping III LLC and subsidiaries and Diamond S Management LLC as of March 31, 2013 and 2012, and the combined results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
/s/ Deloitte & Touche LLP
New York, New York
January 10, 2014

DIAMOND S SHIPPING III LLC AND SUBSIDIARIES and
DIAMOND S MANAGEMENT LLC
COMBINED BALANCE SHEETS
AS OF MARCH 31, 2013 AND 2012

	March 31, 2013	March 31, 2012
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$38,771,626	$49,514,373
Due from charterers—Net of provision for doubtful accounts of $224,851 and $0, respectively	5,284,690	1,717,379
Lube oil inventory	3,499,998	3,199,659
Bunker inventory	2,965,857	—
Due from affiliate	4,514,982	2,515,578
Prepaid expenses and other current assets	2,265,553	2,957,688
Total current assets	57,302,706	59,904,677
VESSELS—Net of accumulated depreciation of $67,614,558 and $22,537,062, respectively	1,019,933,334	1,064,462,938
OTHER PROPERTY—Net of accumulated depreciation of $102,192 and $98,131, respectively	100,823	155,890
GOODWILL	44,219,428	44,219,428
TIME CHARTER CONTRACTS ACQUIRED—Net of accumulated amortization of $9,943,391 and $5,027,243, respectively	23,503,204	34,029,116
DEFERRED FINANCING CHARGES—Net of accumulated amortization of $7,247,446 and $2,293,123, respectively	16,514,414	21,468,737
DEFERRED DRYDOCKING COSTS—Net of accumulated amortization of $86,158 and $0, respectively	4,219,203	—
OTHER NONCURRENT ASSETS	2,349,563	1,293,065
TOTAL ASSETS	$1,168,142,675	$1,225,533,851
LIABILITIES AND MEMBER’S EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$62,173,098	$59,938,429
Accounts payable and accrued expenses	12,970,035	7,712,920
Deferred charter hire revenue	6,787,883	6,162,618
Derivative liability	4,563,415	4,288,344
Due to affiliates	714,857	3,251,650
Total current liabilities	87,209,288	81,353,961
LONG-TERM DEBT	582,166,161	644,339,259
DERIVATIVE LIABILITY	6,003,843	2,133,278
TIME CHARTER CONTRACTS ACQUIRED—Net of accumulated amortization of $85,498 and $50,520, respectively	167,892	389,067
Total liabilities	675,547,184	728,215,565
COMMITMENTS AND CONTINGENCIES
MEMBER’S EQUITY
Member’s contributions	500,760,816	513,760,816
Additional paid-in capital	2,416,353	1,029,178
Accumulated other comprehensive loss	(10,567,258)	(6,421,622)
Accumulated deficit	(14,420)	(11,050,086)
Total member’s equity	492,595,491	497,318,286
TOTAL LIABILITIES AND MEMBER’S EQUITY	$1,168,142,675	$1,225,533,851

See notes to combined financial statements.

DIAMOND S SHIPPING III LLC AND SUBSIDIARIES and
DIAMOND S MANAGEMENT LLC
COMBINED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED MARCH 31, 2013 AND 2012

	For the Year Ended March 31,
	2013		2012
REVENUE
Voyage revenue—Net of amortization of $10,304,737 and $4,976,723 of time charter contracts acquired		$170,705,584	$85,132,743
Service revenue		5,168,149	6,254,249
Total revenue		175,873,733	91,386,992
OPERATING EXPENSES:
Voyage expenses		7,094,135	709,595
Vessel expenses		67,430,590	32,074,303
Depreciation and amortization expense		45,241,366	22,598,286
Acquisition costs		—	18,027,987
General and administrative expenses		11,726,762	9,722,269
Total operating expenses		131,492,853	83,132,440
OPERATING INCOME		44,380,880	8,254,552
OTHER (EXPENSE) INCOME:
Interest expense		(33,402,964)	(19,373,953)
Other income		57,750	17,976
Total other expense—Net		(33,345,214)	(19,355,977)
NET INCOME (LOSS)		$11,035,666	$(11,101,425)
Pro Forma net income per common share:
Basic	$
Diluted	$
Shares used to compute pro forma net income per common share:
Basic
Diluted

See notes to combined financial statements.

DIAMOND S SHIPPING III LLC AND SUBSIDIARIES and
DIAMOND S MANAGEMENT LLC
COMBINED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
FOR THE YEARS ENDED MARCH 31, 2013 AND 2012

	For the Year Ended March 31,
	2013	2012
Net income (loss)	$11,035,666	$(11,101,425)
Unrealized loss on cash flow hedges	(4,145,636)	(6,421,622)
Other comprehensive loss	(4,145,636)	(6,421,622)
Total comprehensive income (loss)	$6,890,030	$(17,523,047)

See notes to combined financial statements.

DIAMOND S SHIPPING III LLC AND SUBSIDIARIES and
DIAMOND S MANAGEMENT LLC
COMBINED STATEMENTS OF CHANGES IN MEMBER’S EQUITY
FOR THE YEARS ENDED MARCH 31, 2013 AND 2012

	Member’s Contributions	Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Retained Earnings (Accumulated Deficit)	Total
BALANCE—April 1, 2011	$1,100,000	$—	$—	$51,339	$1,151,339
Capital contributions	512,660,816	—	—	—	512,660,816
Unrealized loss on cash flow hedges	—	—	(6,421,622)	—	(6,421,622)
Modification of incentive units	—	1,029,178	—	—	1,029,178
Net loss	—	—	—	(11,101,425)	(11,101,425)
BALANCE—March 31, 2012	513,760,816	1,029,178	(6,421,622)	(11,050,086)	497,318,286
Capital contributions	15,000,000	—	—	—	15,000,000
Dividends distributed	(28,000,000)	—	—		(28,000,000)
Unrealized loss on cash flow hedges	—	—	(4,145,636)		(4,145,636)
Amortization of restricted units	—	1,387,175	—	—	1,387,175
Net income	—	—	—	11,035,666	11,035,666
BALANCE—March 31, 2013	$500,760,816	$2,416,353	$(10,567,258)	$(14,420)	$492,595,491

See notes to combined financial statements.

DIAMOND S SHIPPING III LLC AND SUBSIDIARIES and
DIAMOND S MANAGEMENT LLC
COMBINED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED MARCH 31, 2013 AND 2012

	For the Year Ended March 31,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$11,035,666	$(11,101,425)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	45,241,366	22,598,286
Amortization of deferred financing costs	4,954,323	2,293,123
Amortization of restricted units	1,387,175	276,856
Amortization of time charter contracts acquired	10,304,737	4,976,723
Provision on Due from charterers	224,851	—
Loss on disposal of other property	24,749	—
Changes in assets and liabilities:
Increase in Due from charterers	(3,792,162)	(1,717,379)
Increase in Lube oil inventory	(300,339)	(519,286)
Increase in Bunker inventory	(2,965,857)	—
Decrease (increase) in Prepaid expenses and other current assets	881,042	(4,066,414)
Cash paid for drydocking	(1,876,774)	—
Increase in Other noncurrent assets	(1,245,405)	(173,903)
Increase in Accounts payable and accrued expenses	2,738,738	4,271,615
Increase in Deferred charter hire revenue	625,265	2,088,928
(Decrease) increase in Due to/from affiliates	(693,516)	111,238
Net cash provided by operating activities	66,543,859	19,038,362
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of vessel subsidiaries	—	(1,165,452,883)
Funding to affiliated entities	(1,300,000)	—
Additions to vessels	(458,102)	—
Additions to other property	(47,394)	(154,741)
Net cash used in investing activities	(1,805,496)	(1,165,607,624)
CASH FLOWS FROM FINANCING ACTIVITIES:
Principal borrowings on long-term debt	—	719,262,295
Principal payments on long-term debt	(59,938,429)	(14,984,607)
Member’s contributions	15,000,000	512,660,816
Funding from affiliated entities	(2,542,681)	2,542,681
Dividends distributed	(28,000,000)	—
Deferred financing costs paid	—	(23,761,860)
Net cash (used in) provided by financing activities	(75,481,110)	1,195,719,325
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(10,742,747)	49,150,063
CASH AND CASH EQUIVALENTS—Beginning of year	49,514,373	364,310
CASH AND CASH EQUIVALENTS—End of year	$38,771,626	$49,514,373

See notes to combined financial statements.

DIAMOND S SHIPPING III LLC AND SUBSIDIARIES and
DIAMOND S MANAGEMENT LLC
NOTES TO COMBINED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED MARCH 31, 2013 AND 2012
1.
  BUSINESS AND BASIS OF PRESENTATION
Business—Diamond S Shipping III LLC (“DSS III”) is a limited liability company formed on June 10, 2011 in the Marshall Islands. DSS III is the owner of DSS Vessel II, LLC (“DSVII”). DSVII was incorporated in the Marshall Islands on June 13, 2011. For the period from June 10, 2011 to September 27, 2011, DSS III had no operations. DSS III purchased the shares of stock in 30 companies owned by Cido Tanker Holdings Co. and Cido Holding Co. (collectively, “Cido”), 27 companies on September 27, 2011 and three additional companies on October 13, 2011, for total cash consideration of $1,165,452,883. See Note 3.
Diamond S Management LLC (“the Manager”) is a limited liability company formed on August 20, 2009 in the Marshall Islands. The Manager provides commercial management, administrative support service, technical, safety, quality, crewing, marine operations and related services in connection with the operation of the vessels.
DSS III and the Manager (collectively, “we” or “our” or “us”) are indirectly wholly-owned by DSS Holdings L.P. (“DHLP”), a Cayman Island limited partnership.

Wholly-Owned Subsidiary	Vessel	Size (DWT)	Delivery Date	Year Built
Heroic Andromeda Inc.	High Jupiter	51,603	Sep-27-11	2008
Heroic Aquarius Inc.	Atlantic Aquarius	47,128	Sep-27-11	2008
Heroic Auriga Inc.	Pacific Jewel	48,012	Oct-13-11	2009
Heroic Avenir Inc.	Alpine Madeleine	47,128	Sep-27-11	2008
Heroic Bootes Inc.	Alpine Magic	47,128	Sep-27-11	2009
Heroic Corona Borealis Inc.	Alpine Maya	51,500	Sep-27-11	2010
Heroic Equuleus Inc.	Alpine Melina	51,483	Sep-27-11	2010
Heroic Gaea Inc.	Atlantic Frontier	47,128	Sep-27-11	2007
Heroic Hera Inc.	Atlantic Grace	47,128	Sep-27-11	2008
Heroic Hercules Inc.	Atlantic Star	47,128	Sep-27-11	2008
Heroic Hologium Inc.	Atlantic Polaris	47,128	Sep-27-11	2009
Heroic Hydra Inc.	Atlantic Muse	51,498	Oct-13-11	2009
Heroic Leo Inc.	Atlantic Leo	47,128	Sep-27-11	2008
Heroic Libra Inc.	Atlantic Lily	47,128	Sep-27-11	2008
Heroic Lyra Inc.	Atlantic Pisces	47,128	Sep-27-11	2009
Heroic Octans Inc.	Atlantic Mirage	51,476	Oct-13-11	2009
Heroic Pegasus Inc.	High Mercury	51,501	Sep-27-11	2008
Heroic Perseus Inc.	Alpine Mystery	47,128	Sep-27-11	2009
Heroic Pisces Inc.	Atlantic Olive	47,128	Sep-27-11	2008
Heroic Rhea Inc.	High Saturn	51,527	Sep-27-11	2008
Heroic Sagittarius Inc.	Atlantic Rose	47,128	Sep-27-11	2008
Heroic Scorpio Inc.	Atlantic Titan	47,128	Sep-27-11	2008
Heroic Scutum Inc.	Adriatic Wave	51,549	Sep-27-11	2009
Heroic Serena Inc.	Alpine Mathilde	47,128	Sep-27-11	2008
Heroic Tucana Inc.	Aegean Wave	51,510	Sep-27-11	2009
Heroic Uranus Inc.	Atlantic Gemini	47,128	Sep-27-11	2008
Heroic Virgo Inc.	High Mars	51,542	Sep-27-11	2008
White Boxwood Shipping S.A.	Alpine Moment	47,128	Sep-27-11	2009
White Holly Shipping S.A.	Alpine Minute	47,128	Sep-27-11	2009
White Hydrangea Shipping S.A.	Alpine Mia	47,128	Sep-27-11	2008

As of March 31, 2013, the average age of the fleet is 4.5 years old. We principally operate product tankers through time charter arrangements with third-party shipping companies.

2.
  SIGNIFICANT ACCOUNTING POLICIES
Principles of Consolidation and Combination—These financial statements include the consolidated financial statements of DSS III. These consolidated accounts are combined with the Manager, with the intercompany balances between DSS III and the Manager eliminated. In connection with the IPO Reorganization, the Manager will be contributed to the DSS III structure. The combined financial statements are prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).
Use of Estimates—The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues or additional sources of cash and expenses or additional uses of cash during the reporting period. Actual results could differ from those estimates. Significant estimates include vessel valuations, the valuation of amounts due from charterers, residual value of vessels, useful life of vessels, projections used in valuing the unit awards and assessing goodwill annually for impairment, the fair value of time charter contracts acquired, the fair value of derivative instruments, and potential litigation claims and settlements.
Business Geographic—Vessels regularly move between countries in international waters, over hundreds of trade routes. It is therefore impractical to assign revenues or earnings from the transportation of international seaborne crude oil and petroleum products by geographical area.
Segment Reporting—We determine our operating segments based on the information utilized by the chief operating decision maker to assess performance. Based on this information, we conducts our business through one reportable segment, which is primarily the transportation of seaborne refined petroleum products worldwide through the ownership and operation of its fleet of vessels by seeking to deploy its vessels in vessel pools trading in the spot market and on time charters. Segment results are evaluated based on operating income. The accounting policies applied to the reportable segments are the same as those used in the preparation of our combined financial statements.
Cash and Cash Equivalents—We considers all highly liquid investments with original maturities of three months or less to be cash equivalents. As of March 31, 2013 and 2012, we had cash equivalents of $35,412,730 and $43,221,628, respectively. The carrying amounts of these cash equivalents approximate their fair values.
Due from Charterers—Net—Due from charterers—net includes accounts receivable from charterers, net of the provision for doubtful accounts and reimbursable costs we incurred on behalf of the charterers. However, there is always the possibility of dispute over terms and payment of hires and freights. In particular, disagreements may arise concerning the responsibility of lost time and revenue. Accordingly, we periodically assesses the recoverability of amounts outstanding and estimates a provision if there is a possibility of non-recoverability. At March 31, 2013 and 2012, we had reserves of $224,851 and $0, respectively, against its Due from charterers balance associated with demurrage and deviation income.
Included in the standard time charter contracts with our customers are certain performance parameters, which, if not met, can result in customer claims. We monitor the vessels’ performances. As of March 31, 2013 and 2012, there were no customer claims or instances that resulted in the need for reserves related to unmet performance parameters.
Lube Oil Inventory and Bunker Inventory—Lube oil inventory and Bunker inventory consist of lubricants and fuel, respectively, on board the vessel at the balance sheet date. These inventories are stated at cost and determined on a first-in, first-out basis.
Vessels—Net—Depreciation is provided on a straight-line basis over the estimated useful life of the asset up to the asset’s estimated salvage value. The estimated useful life of a vessel is 25 years from the vessel’s initial delivery from the shipyard. Salvage value is based upon a vessel’s lightweight tonnage multiplied by an estimated scrap rate of $300 per ton. Vessel computers, which are included in Vessels, are depreciated on a straight-line basis over the estimated useful life of the asset, which ranges from three to five years.
Expenditures for maintenance, repairs and minor renewals are expensed as incurred. Capital expenditures for significant improvements and new equipment are capitalized and are depreciated over the shorter of the capitalized asset’s life or the remaining life of the vessel.
For the years ended March 31, 2013 and 2012, depreciation expense related to Vessels was $45,077,496 and $22,537,062, respectively.
Other Property—Net—Other property includes office furniture and equipment, software and leasehold improvements, and is depreciated on a straight-line basis over the estimated useful life of the asset, which ranges from three to five years. For the years ended March 31, 2013 and 2012, depreciation expense related to Other property was $77,712 and $61,224, respectively. During the year ended March 31, 2013, we disposed of Other property no longer in use, which resulted in a loss of $24,749.
Impairment of Long-Lived Assets—We follow Accounting Standards Codification (“ASC”) Subtopic 360-10-05, “Accounting for the Impairment or Disposal of Long-lived Assets,” which requires that long-lived assets and certain identifiable intangibles held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. We evaluate the carrying amounts and periods over which long-lived assets are depreciated to determine if events have occurred that would require modification to the carrying values or their useful lives. In evaluating useful lives and carrying values of long-lived assets, we review certain indicators of potential impairment, such as undiscounted projected cash flows, appraisals, business plans and overall market conditions. In the event that a vessel impairment occurs, we would record a charge to net income based on an analysis of the vessel’s carrying value to the discounted projected cash flows and/or estimated fair value. Various factors, including forecasted future charter rates, estimated scrap values, future drydocking and operating costs are included in the analysis.
Deferred Financing Charges—Net—Deferred financing charges include fees, legal expenses and other costs associated with securing loan facilities. Deferred financing charges—net were $16,514,414 and $21,468,737 at March 31, 2013 and 2012, respectively. The charges are amortized over the life of the related debt and are recorded to Interest expense in the consolidated statement of operations. For the years ended March 31, 2013 and 2012, $4,954,323 and $2,293,123, respectively, of amortization of deferred financing charges was recorded to Interest expense.
Deferred Drydocking Costs—Net—We use the deferral method of accounting for drydocking costs. Under the deferral method, drydocking costs are deferred and amortized on a straight-line basis over the useful life of the drydock, which is estimated to be approximately 30 to 60 months. We capitalize the costs associated with drydocking as they occur and amortize these costs on a straight-line basis over the period between drydocking. Deferred drydocking costs include actual costs incurred at the drydock yard, cost of travel, lodging and subsistence of our personnel sent to the drydocking site to supervise, and the cost of hiring a third party to oversee the drydocking. Expenditures for normal maintenance and repairs, whether incurred as part of the drydock or not, are expensed as incurred. If the vessel is drydocked earlier than originally anticipated, any remaining deferred drydock costs that have not been amortized are expensed at the beginning of the next drydock. For the years ended March 31, 2013 and 2012, $86,158 and $0, respectively, of amortization of Deferred drydocking costs was recorded to Depreciation and amortization expense in the consolidated statements of operations.
Deferred Charter Hire Revenue—Deferred charter hire revenue primarily relates to cash received from charterers prior to it being earned. These amounts are recognized as Revenue in the consolidated statements of operations when earned.
Voyage Revenue and Voyage Expense Recognition—Revenues are generated from both time charters and voyage charters.
Revenues from the time chartering of vessels are recognized on a straight-line basis over the periods of such charter agreements as service is performed, except for loss-generating time charters, in which case the loss is recognized in the period when such loss is determined. For the year ended March 31, 2013 and 2012, there were no loss-generating time charters.
At March 31, 2013 and 2012, we has assets related straight-lining revenues from time charters that aggregate $2,037,660 and $1,119,162, respectively, and are recorded in Other noncurrent assets in the consolidated balance sheets. During the year ended March 31, 2013, seven charter agreements were rejected by a charterer that commenced bankruptcy proceedings in 2012. As a result of these rejections, $188,907 of such assets were written-off as a reduction to Revenue in the consolidated statement of operations. We have filed a claim for recovery of damages due to the rejections. No amounts have been recorded for these claims. We intend to transfer our rights with respect to these claims to DSSV.
When the time charter contains a profit-sharing agreement, we recognize the profit-sharing or contingent revenue only after meeting a determinable threshold, which is outlined in the time charter agreement. Amounts receivable arising from profit-sharing arrangements are accrued based on the actual results of the voyages recorded as of the reporting date once the threshold is met. For the years ended March 31, 2013 and 2012, there was no profit-sharing revenue recorded to the consolidated statements of operations.
In time charters, there are certain other non-specified voyage expenses such as commissions, which are typically borne by us. These expenses are recognized when incurred.

Under a voyage charter contract, the revenues are recognized on a pro rata basis based on the relative transit time in each period. The period over which voyage revenues are recognized commences at the time the vessel departs from its last discharge port and ends at the time the discharge of cargo at the next discharge port is completed. We do not begin recognizing revenue until a charter has been agreed to by the customer and us, even if the vessel has discharged its cargo and is sailing to the anticipated load port on its next voyage. We do not recognize revenue when a vessel is off hire. Estimated losses on voyages are provided for in full at the time such losses become evident. Voyage expenses primarily include only those specific costs borne by us in connection with voyage charters that would otherwise have been borne by the charterer under time charter agreements. These expenses principally consist of fuel, canal and port charges, which are recognized as incurred. Demurrage income represents payments by the charterer to the vessel owner when loading and discharging time exceed the stipulated time in a voyage charter. Demurrage income is measured in accordance with the provisions of the respective charter agreements and the circumstances under which demurrage claims arise, and is recognized on a pro rata basis over the length of the voyage to which it pertains.
Service Revenue—Service revenue is earned pursuant to ship management agreements that the Manager entered into with DSS Vessel LLC and its subsidiaries (“DSSV”) and DSVII to provide commercial management, administrative support service, technical, safety, quality, crewing, marine operations and related services in connection with the operation of the vessels. Through December 31, 2012, we computed the management fee on a monthly basis, equal to (i) 50% of the actual administrative costs (the total actual operating costs) of the Manager plus (ii) 2.5% of (i). Effective January 1, 2013, the management agreements with DSSV and DSVII were amended whereby the formula was changed to a fraction, the numerator of which is the number of vessels owned by DSSV and DSVII, and the denominator of which is the total number of vessels managed by the Manager for the relevant fiscal year. The service revenue related to vessels owned by DSVII is eliminated upon combination.
Vessel Expenses—Vessel expenses include crew wages and associated costs, the cost of insurance premiums, expenses relating to repairs and maintenance, lubricants and spare parts and other miscellaneous expenses. Vessel expenses are recognized when incurred.
Fair Value of Financial Instruments—The estimated fair value of our financial instruments, such as cash equivalents, due from charterers, accounts payable and accrued expenses and due to/from affiliates approximate their individual carrying amounts as of March 31, 2013 and 2012, due to their short-term maturity. Derivative liabilities are carried on the balance sheet at fair value.
Derivatives—We follow the provisions of ASC 815-10, “Derivatives and Hedging.” We use interest rate swaps to manage the interest rate risk associated with debt or credit facilities. We do not enter into derivative transactions for trading purposes.
Under ASC 815-10, we recognize derivatives as an asset or a liability in the balance sheet and measure the instrument at fair value. We use a swap’s contractual terms, the estimated yield curve of the floating rate over its life and the credit worthiness of the counterparties as reflected in their cost of debt, and credit default swap spreads to estimate the fair value. Changes in the fair value of the derivative are recognized in Comprehensive income (loss).
Changes in the fair value of a derivative that is highly effective, and is designated as and qualifies as a cash flow hedge, are deferred in Accumulated other comprehensive loss and are recognized into earnings as the hedged transactions occur. Any ineffectiveness is recognized in earnings immediately. For all hedge contracts, we perform formal documentation of the hedge at inception and effectiveness testing in accordance with ASC 815-10. If management deems that the derivative is not highly effective as a hedge, hedge accounting will be discontinued prospectively.
For cash flow hedges of forecasted transactions, we estimate the future cash flows represented by the forecasted transactions, as well as evaluate the probability of occurrence and timing of such transactions. Changes in conditions or the occurrence of unforeseen events could require discontinuance of hedge accounting or could affect the timing for the reclassification of gains or losses on cash flow hedges from Accumulated other comprehensive loss into earnings.
If a swap no longer qualifies for cash flow hedge accounting, the remaining balance of Accumulated other comprehensive loss related to the swap is reclassified over the swap’s remaining term as an adjustment to interest expense if the debt to which the swap was designated continues to remain outstanding. If a swap does not qualify for cash flow hedge accounting, the change in the swap’s fair value is recorded to Interest expense in the consolidated statements of operations. Any ineffectiveness of the swaps is reflected in Interest expense.
At March 31, 2013 and 2012, no gains or losses due to ineffectiveness have been recorded in earnings relative to interest rate swaps entered into by us that qualify as hedges.

Comprehensive Income (Loss)—We follow ASC 220-10, “Comprehensive Income,” which establishes standards for reporting and displaying comprehensive income (loss) and its components in financial statements. Comprehensive income (loss) is comprised of net income (loss) and amounts related to our interest rate swaps accounted for as hedges. These other comprehensive income (loss) items are discussed further in Note 8.
Business Combinations—We follow the provisions of ASC 805 “Business Combinations.” Businesses acquired are included in the consolidated financial statements upon obtaining control of the acquiree. Assets acquired and liabilities assumed are recognized at the date of acquisition at their respective fair values. Any excess of the purchase price over the estimated fair values of the net assets acquired is recognized as goodwill. Legal costs, audit fees, business valuation costs, brokers’ commissions and all other business acquisition costs are expensed when incurred.
Goodwill and Other Purchased Intangible Assets and Liabilities—We follow the provisions of ASC 350-20-35, “Intangibles-Goodwill and Other.” Goodwill and indefinite lived intangible assets and liabilities acquired in a business combination are not amortized but are reviewed for impairment annually or more frequently if impairment indicators arise. Intangible assets with estimable useful lives are amortized over their estimated useful lives. We assess the goodwill for impairment at least annually, or more frequently if impairment indicators arise, by comparing the estimated fair value of the reporting unit with its net book value. We performed our annual goodwill impairment assessment as of March 31, 2013. The impairment test as of March 31, 2013 consisted of determining and comparing the fair value of a reporting unit, calculated primarily using discounted expected future cash flows, to the carrying value of the reporting unit. This evaluation did not result in the recognition of an impairment charge.
Our intangible assets and liabilities consist of charter-in contracts acquired as part of our purchase of Cido’s 30 companies. Upon the completion of the Cido acquisition, an asset of $39,056,359 was recorded for time charter contracts with a contractual rate in excess of the fair market charter rate, and a liability of $439,587 was recorded for time charter contracts with a contractual rate less than the fair market charter rate, which are included in Time charter contracts acquired (asset/liability) on our consolidated balance sheets. The asset and liability are amortized as a net reduction of time charter revenues over the remaining term of such charters or if the option period is declined by the charterer, on such earlier date. For the years ended March 31, 2013 and 2012, amortization of time charter contracts was $9,018,983 and $4,976,723, respectively. As of March 31, 2013 and 2012, the net time charter contract amount was $23,335,312 and $33,640,049, respectively. During the year ended March 31, 2013, seven charter agreements were rejected by a charterer that commenced bankruptcy proceedings in 2012. As a result, $1,285,754 in amortization associated with those time charter contracts was accelerated by reducing Revenue in the consolidated statement of operations. We have filed a claim for recovery of damages due to the rejections. No amounts have been recorded for these claims. We intend to transfer our rights with respect to these claims to DSSV. During the year ended March 31, 2013, in addition to the seven rejected charter agreements, there were two time charter contracts that expired in accordance with their terms.
Unit Compensation—We follow ASC 718, “Compensation—Stock Compensation,” for the expensing of stock options and other share-based payments. This topic requires that stock-based compensation transactions be accounted for using a fair-value-based method. To determine the fair value of the unit awards at March 31, 2013, we primarily used the discounted cash flow approach. Prior to this date, as we had no operations, we used the adjusted net assets method to determine the fair value of unit awards. See Note 14.
Concentrations of Credit Risk—Our Cash and cash equivalents and Due from charterers may be subject to concentrations of credit risk. We deposit a significant portion of its cash in the bank of our lender, as required by the $719 Facility, as defined in Note 7. We monitor the creditworthiness of this bank regularly. With respect to accounts receivable, we limit our credit risk by performing ongoing credit evaluations and, when deemed necessary, requires letters of credit, guarantees or collateral. For the year ended March 31, 2013, we earned 29.1%, 24.7%, 17.5%, 13.3% and 10.3% of our voyage revenue from five of our customers. For the year ended March 31, 2012, we earned 30.3%, 27.1%, 19.2% and 13.7% of our voyage revenue from four of our customers.
Income Taxes—DSS III and the Manager are Marshall Islands corporations. Substantially all of the combined activities of DSS III and its subsidiaries, together with the Manager, relate to the operation of vessels in international commerce. Pursuant to various treaties and Section 883 of the U.S. Internal Revenue Code of 1986, management believes that the income of such companies attributable to such operations is exempt from U.S. income tax. Management believes that Section 883 applies to DSS III and its subsidiaries, and to the Manager, in part, because the countries of incorporation of such companies, which include the Marshall Islands and Liberia, have been officially recognized by the Internal Revenue Service as currently providing a tax exemption to U.S. companies equivalent to Section 883. Pursuant to various tax treaties, management also believes that the income of such companies from shipping operations is not subject to foreign income taxes. Finally, management believes that such income is similarly exempt from state and local income taxation. Based on the foregoing, no provision for income taxes is required.

Fair Value—Fair value is defined as the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. When establishing fair value, a three-tier hierarchy for inputs is used, which prioritizes the inputs used in the valuation methodologies. Fair value is a measurement for certain financial instruments and nonfinancial assets and nonfinancial liabilities. For nonfinancial assets, including fixed assets, fair value is recorded or required to be disclosed in a period in which an impairment occurs.
Unaudited Pro Forma Financial Information—The unaudited basic and diluted pro forma net earnings per share for the year ended March 31, 2013 were calculated using the       shares that will be outstanding immediately after the IPO Reorganization and the       shares that we would have been required to issue to fund a $28,000,000 dividend during the fiscal year ended March 31, 2013 that was distributed to Diamond S Shipping I LLC (“DSS I”), DSS III’s parent prior to the IPO Reorganization, to be used for working capital. See Note 11. The number of shares that we would have been required to issue to fund the $28,000,000 dividend was computed as $28,000,000 less the net earnings for the twelve months that preceded the dividend’s payment date, divided by an issue price per share of $      , which represents the midpoint of the price range set forth on the cover of this prospectus less $      , the estimated per share cost of underwriting discounts and offering expenses. There were no potential common shares outstanding to be considered in the pro forma diluted earnings per share calculation.
Recent Accounting Pronouncements
New accounting standard adopted—In September 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2011-08, “Testing Goodwill for Impairment” (“ASU 2011-08”). Under the revised guidance, entities testing for goodwill impairment have an option of performing a qualitative assessment before calculating the fair value for the reporting unit. If an entity determines, on a basis of qualitative factors, that the fair value of the reporting unit is more-likely-than-not less than the carrying amount, the first step of the two-step impairment test would be required. If it is not more-likely-than-not that the fair value of the reporting unit is less than the carrying value, then goodwill is not considered to be impaired. ASU 2011-08 does not change how goodwill is calculated or assigned to reporting units, nor does it revise the requirement to test goodwill at least annually for impairment. We have adopted ASU 2011-08 and the impact of the adoption is not material to our consolidated financial statements.
New accounting standards to be implemented—In January 2013, the FASB issued Accounting Standards Update No. 2013-01, “Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities” (“ASU 2013-01”). ASU 2013-01 clarifies that ordinary trade receivables and receivables are not in the scope of ASU 2011-11, “Disclosures about Offsetting Assets and Liabilities.” ASU 2013-01 amends ASU 2011-11, to clarify that the scope applies to derivatives, repurchase and reverse repurchase agreements, and securities borrowing and lending transactions that are either offset in accordance with Section 210-20-45 or Section 815-10-45 or subject to master netting or similar arrangements. Other types of financial assets and liabilities subject to master netting or similar arrangements are not subject to the disclosure requirements in ASU 2011-11. The amendments in ASU 2013-01 are required to be applied retrospectively and are effective for fiscal years beginning on or after January 1, 2013, and interim periods within those annual periods. We adopted ASU 2013-01 on April 1, 2013, and have applied the retrospective disclosure requirements in these combined financial statements. See Note 8. Other than these additional disclosure requirements, the adoption of these changes had no impact on the combined financial statements.
In February 2013, the FASB issued Accounting Standards Update No. 2013-02, “Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income” (“ASU 2013-02”) to improve the transparency of changes in other comprehensive income (“OCI”) and items reclassified out of Accumulated other comprehensive income. The amendments in ASU 2013-02 are required to be applied prospectively and are effective for reporting periods beginning after December 15, 2012. We have not adopted ASU 2013-02 as of March 31, 2013 and does not believe the adoption will have any impact on our financial statements other than separately disclosing in the footnotes to the combined financial statements amounts reclassified out of Accumulated other comprehensive loss and the individual line items in the consolidated statements of operations that are affected.

3.
  BUSINESS COMBINATION
On July 29, 2011, we entered into an agreement to purchase the shares of 30 Cido companies, each owning one MR tanker and operating on a continuing existing time charter agreement, with 26 of the time charter agreements containing profit-sharing arrangements. On September 27, 2011 and October 13, 2011, 27 and three companies, respectively, were purchased for total cash consideration of $1,165,452,883. We incurred acquisition related costs of $18,027,987, included in Acquisition costs in the consolidated statements of operations. We funded the acquisition with a combination of cash from equity investors and debt from a credit facility. See Note 7.
At acquisition, the 30 time charter agreements had an average fixed duration of 4.6 years, excluding charterers’ renewal options. As of March 31, 2013, 21 of the agreements continue to be in place, with an average fixed duration of 3.1 years, excluding charterers’ renewal options.
The acquisition of the 30 companies has been accounted for using the purchase method of accounting, based upon estimates of fair value. The fair value of the 30 time charter contracts was computed using a discounted cash flow model, which estimates the fair value of the contracts based on estimated future cash flows discounted to their present values using the companies’ estimated weighted average cost of capital. The model compares the contractual amounts to be received in accordance with the terms of the charter contract, including estimates for profit-sharing, where applicable, and management’s estimate of future cash receipts based on its estimate of the future charter rates in the spot market related to the vessel, measured over periods equal to the remaining term of the charter, including option periods to extend the time charter contract. Option periods would be included if it is probable that they would be exercised by the charterer, given the estimated charter rate in that period. Based on management’s expectation of the future spot market rates, we have estimated that the time charters will be renewed by the charterers. Management evaluates the amortization period on a periodic and annual basis by reviewing estimated future time charter rates and comparing such estimates to the option renewal rates in order to evaluate the probability of the charterer exercising the renewal.
The total cash consideration of $1,165,452,883 paid to purchase the shares of Cido’s 30 companies is allocated as follows:

Lube oil inventory	$2,680,373
Prepaid expenses and other current assets	10,000
Vessels	1,087,000,000
Time charter contracts acquired (asset)	39,056,359
Goodwill	44,219,428
Deferred revenue	(4,073,690)
Deferred payments to charterers	(3,000,000)
Time charter contracts acquired (liability)	(439,587)
Total cash consideration	$1,165,452,883

Time charter contracts acquired represent the aggregate fair value of the 30 time charters. Upon acquisition, including charterers’ option periods, the contracts began amortizing over an average of 5.9 years from the acquisition date over the life of the respective charters. At March 31, 2013, including charterers’ renewal options, the remaining 21 contracts are being amortized over 4.6 years.
Cido and we have executed an indemnification agreement for the companies acquired relating to liabilities, claims or expenses incurred by Cido prior to the acquisition date.
4.
  SUPPLEMENTAL CASH FLOW INFORMATION
For the years ended March 31, 2013 and 2012, we had non-cash investing activities not included in the combined statements of cash flows for items included in accounts payable and accrued expenses consisting of $89,790 and $0, respectively, for the purchase of vessel related equipment.
During the years ended March 31, 2013 and 2012, cash paid for interest was $28,419,745 and $14,170,801, respectively.

5.
  PREPAID EXPENSES AND OTHER CURRENT ASSETS
Prepaid expenses and other current assets consist of the following as of March 31, 2013 and 2012:

	March 31, 2013	March 31, 2012
Advances to technical managers	$295,392	$490,810
Prepaid vessel insurance	582,307	986,494
Advances to agents	590,103	—
Insurance claims receivable	379,794	1,226,967
Other	417,957	253,417
Total prepaid expenses and other current assets	$2,265,553	$2,957,688

6.
  ACCOUNTS PAYABLE AND ACCRUED EXPENSES
Accounts payable and accrued expenses consist of the following as of March 31, 2013 and 2012:

	March 31, 2013	March 31, 2012
Accounts payable and accrued expenses	$6,088,331	$5,296,430
Accrued vessel and voyage expenses	6,516,588	1,932,045
Accrued interest	365,116	484,445
Total accounts payable and accrued expenses	$12,970,035	$7,712,920

7.
  SENIOR SECURED DEBT FACILITY
On July 29, 2011, DSS III entered into a $719,262,295 five-year senior secured term loan facility (the “$719 Facility”) to be used to finance the Cido acquisition. The $719 Facility reductions are based on a 12 year straight-line amortization schedule payable on a quarterly basis. As a result of the seven charter agreements that were rejected by OSG (see Note 15), subsequent to year end, DSS III executed an amendment to the $719 Facility whereby DSS III agreed to increase each quarterly principal repayment amount by $744,890, beginning with the quarter ending September 30, 2013. A final payment of $440,600,690 is due on July 29, 2016, the $719 Facility’s maturity date. The $719 Facility is collateralized by the 30 vessels that are individually owned by the 30 companies.
Interest on each tranche is paid quarterly and bears interest at the London Interbank Offered Rate (“LIBOR”) for a three-month interest period, plus the Applicable Margin. The Applicable Margin was 2.75% until November 1, 2011, at which time, pursuant to an amendment entered into on December 16, 2011 and effective as of November 1, 2011, the Applicable Margin increased to 3.00%. The first principal payment was paid six months from the first funding on March 26, 2012.
The following tables sets forth the effective interest rate associated with the interest expense for the $719 Facility, including the rate differential between the fixed pay rate and the variable receive rate on the interest rate swap agreements that were in effect (see Note 8), combined. Additionally, the table includes the range of interest rates on the $719 Facility, excluding the impact of swaps:

	For the Years Ended March 31,
	2013	2012
Effective interest rate	4.10%	3.94%
Range of interest rates (excluding impact of swaps)	3.28% to 3.47%	2.96% to 3.57%

Long-term debt consists of the following as of March 31, 2013 and 2012:

	March 31, 2013	March 31, 2012
$719 Facility	$644,339,259	$704,277,688
Less: Current portion	(62,173,098)	(59,938,429)
Long-term debt	$582,166,161	$644,339,259

Restrictive Covenants—The $719 Facility contains restrictive covenants and other non-financial restrictions. The agreement includes restrictions and financial covenants including, among other things, DSS III’s ability to incur indebtedness, limitations on dividends, minimum cash balance, collateral maintenance, net debt to EBITDA ratio and customary restrictions. DSS III would not be permitted under the $719 Facility to declare or pay dividends if an event of default existed at the time of payment or would be caused thereby. In addition, the dividends payable in any fiscal year cannot exceed 50% of the DSS III’s consolidated EBITDA, as defined in the $719 Facility. DSS III was in compliance with its financial covenants as of March 31, 2013.
Maturities—In May 2013, the debt repayments were revised in accordance with an amendment made to the $719 Facility. See Note 16. Aggregate maturities of debt during the next four years from March 31, 2013 are as follows:

2014	$62,173,098
2015	62,917,988
2016	62,917,988
2017	456,330,185
Total	$644,339,259

8.
  INTEREST RATE SWAPS
All derivatives are recognized on our combined balance sheets at their fair values. For accounting hedges, on the date the derivative contract is entered into, we designate the derivative as (1) a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment (“fair value” hedge) or (2) a hedge of a forecasted transaction (“cash flow” hedge).
We have entered into an interest rate swap transaction, with multiple counterparties, which has been designated as a cash flow hedge. We use interest rate swaps for the management of interest rate risk exposure, as the interest rate swaps effectively convert a portion of DSS III’s debt from a floating to a fixed rate. The interest rate swaps are agreements between us and our counterparties to pay, in the future, a fixed rate payment in exchange for the counterparties paying us a variable payment. The amount of the net payment obligation is based on the notional amount of the swap contract and the prevailing market interest rates. We may terminate the swap contracts prior to their expiration dates, at which point a realized gain or loss would be recognized. The value of our commitment would increase or decrease based primarily on the extent to which interest rates move against the rate fixed for each swap.
On October 12, 2011, we entered into a $539,446,721, five-year amortizing fixed rate interest rate swap, subsequently syndicated into three interest rate swaps, fixed at a rate of 1.345%. We pay fixed-rate interest amounts and receive floating rate interest amounts based on three month LIBOR settings. As of March 31, 2013 and 2012, we recorded a current liability of $4,563,415 and $4,288,344, respectively, and a noncurrent liability of $6,003,843 and $2,133,278, respectively, related to the fair market value of the hedge. Corresponding unrealized losses of $4,145,636 and $6,421,622 were recorded to Accumulated other comprehensive loss for years ended March 31, 2013 and 2012, respectively.
The changes in the notional amounts are amortized quarterly in conjunction with the amortization of the $719 Facility.

The following table summarizes the terms of the swaps, which are accounted for as cash flow hedges:

	Notional Amount	Maturities	Average Pay Rate	Average Receive Rate	Estimated Fair Value of Liability
March 31, 2013
Interest rate swap	$232,586,280	July 29, 2016	1.345%	0.401%	$5,085,932
Interest rate swap	161,084,814	July 29, 2016	1.345%	0.401%	3,522,419
Interest rate swap	89,583,350	July 29, 2016	1.345%	0.401%	1,958,907
Total at March 31, 2013	$483,254,444				$10,567,258
March 31, 2012
Interest rate swap	$254,222,174	July 29, 2016	1.345%	0.474%	$3,090,672
Interest rate swap	176,069,422	July 29, 2016	1.345%	0.474%	2,140,541
Interest rate swap	97,916,670	July 29, 2016	1.345%	0.474%	1,190,409
Total at March 31, 2012	$528,208,266				$6,421,622

The components of Accumulated other comprehensive loss included in the combined balance sheets consist of net unrealized gain (loss) on cash flow hedges as of March 31, 2013 and 2012.
The following table presents the gross amounts of these liabilities with any offsets to arrive at the net amounts recognized in the combined balance sheets at March 31, 2013 and 2012:

	Gross Amounts of Recognized Liabilities	Gross Amounts Offset in the Combined Balance Sheets	Net Amounts of Liabilities Presented in the Combined Balance Sheets	Gross Amounts not Offset in the Combined Balance Sheets
				Financial Instruments	Cash Collateral Received	Net Amount
March 31, 2013
Derivatives	$10,567,258	$—	$10,567,258	$—	$—	$10,567,258
March 31, 2012
Derivatives	6,421,622	—	6,421,622	—	—	6,421,622

9.
  FAIR VALUE OF FINANCIAL INSTRUMENTS
The fair values and carrying values of our financial instruments at March 31, 2013 and 2012 that are required to be disclosed at fair value, but not recorded at fair value, are as follows:

	March 31, 2013		March 31, 2012
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Cash and cash equivalents	$38,771,626	$38,771,626	$49,514,373	$49,514,373
Variable rate debt	644,339,259	644,339,259	704,277,688	704,277,688

The following methods and assumptions are used in estimating the fair value of disclosures for financial instruments:
Cash and Cash equivalents:   The carrying amount reported in the combined balance sheets for cash and cash equivalents approximates fair value. Cash and cash equivalents are considered Level 1 items as they represent liquid assets with short-term maturities.
Debt:   The fair value of variable rate debt is based on management’s estimate of rates we could obtain for similar debt of the same remaining maturities. Additionally, we consider its creditworthiness in determining the fair value of variable rate debt under the credit facilities. The carrying value approximates the fair market value for these variable rate loans. Variable rate debt is considered to be a Level 2 item as we consider the estimate of rates we could obtain for similar debt.

The fair value of an asset or liability is based on assumptions that market participants would use in pricing the asset or liability. The hierarchies of inputs used when determining fair value are described below:
Level 1:   Valuations based on quoted prices in active markets for identical instruments that we are able to access. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these instruments does not entail a significant degree of judgment.
Level 2:   Valuations based on quoted prices in active markets for instruments that are similar, or quoted prices in markets that are not active for identical or similar instruments, and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.
Level 3:   Valuations based on inputs that are unobservable and significant to the overall fair value measurement.
The assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of financial instruments and the placement of financial instruments within the fair value hierarchy.
The table below provides the financial instruments carried at fair value based on the levels of hierarchy:

	Level 1	Level 2	Level 3	Total
March 31, 2013
Interest rate swaps	$—	$10,567,258	$—	$10,567,258
March 31, 2012
Interest rate swaps	—	6,421,622	—	6,421,622

Interest Rate Swaps:   The fair value of interest-rate swaps (used for hedging purposes) is the estimated amount we would pay to terminate swap agreements at the reporting date, taking into account current interest rates and the current creditworthiness of the swap counterparties. Interest rate swaps are considered to be a Level 2 item as we, using the income approach to value the derivatives, use observable Level 2 market inputs at measurement date and standard valuation techniques to convert future amounts to a single present amount assuming that participants are motivated, but not compelled to transact. Level 2 inputs for the valuations are limited to quoted prices for similar assets or liabilities in active markets (specifically futures contracts on LIBOR for the first two years) and inputs other than quoted prices that are observable for the asset or liability (specifically LIBOR cash and swap rates and credit risk at commonly quoted intervals). Mid-market pricing is used as a practical expedient for fair value measurements. Refer to Note 8 for further information regarding our interest rate swap agreements.
We do not currently have any Level 3 financial assets and there have been no transfers in and/or out of Level 3 during the years ended March 31, 2013 and 2012.
10.
  REVENUE FROM TIME CHARTERS
The future minimum revenues, before inclusion of profit-sharing revenue, if any, expected to be received on irrevocable time charters for which revenues can be reasonably estimated and the related revenue days (revenue days represent calendar days, less five days annually, not including off-hire for drydock) that the vessels are available for employment, and not including charterers’ renewal options, as of March 31, 2013 are as follows:

2014	$134,621,713
2015	121,124,617
2016	78,387,494
2017	35,409,692
2018	17,658,000
Thereafter	20,639,150
Total future committed revenue	$407,840,666

Subsequent to year end, in April 2013 and December 2013, we entered into four time charter agreements and acquired three vessels that are currently under time charter agreements, respectively. See Note 16. The incremental future time charter revenue related to these agreements is as follows:

2014	$22,836,021
2015	23,345,625
2016	2,185,000
Total future committed revenue	$48,366,646

11.
  EQUITY CONTRIBUTIONS AND DIVIDENDS
On July 29, 2011, we entered into agreements with an investment group to obtain the equity capital necessary to fund the Cido acquisition and complete capital commitments for the remaining obligations under DHLP’s new building program, conducted by entities under common control of DHLP. During the year ended March 31, 2013, $42,931,112 in equity was contributed to DHLP toward capital expenditures relating to newbuildings As of March 31, 2013, $911,118,036 of equity contributions have been funded from the $950,000,000 of equity for which DHLP’s shareholders received approval on July 29, 2011, with $38,881,964 of equity remaining. On October 1, 2013, DHLP entered into a $20,000,000 revolving line of credit (the “$20M Line of Credit”) and, in accordance with the agreement, committed $17,894,737 of unfunded equity as security on the $20M Line of Credit and agreed to maintain the ability to call an additional $8,947,368 of equity to be used if there is an occurrence of an event of default. Accordingly, $12,039,859 of unfunded equity may be used for working capital and purposes approved by DHLP’s board of directors and shareholders.
For the years ended March 31, 2013 and 2012, $15,000,000 and $512,660,816, respectively, was contributed to us by DHLP’s owners for working capital and the Cido acquisition, respectively.
In November 2012 and February 2013, we distributed $19,000,000 and $9,000,000, respectively, in the form of a dividend to DSS I to be used for working capital.
12.
  RELATED-PARTY TRANSACTIONS
Due from affiliates and Due to affiliates consist of the following as of March 31, 2013 and 2012:

	March 31, 2013	March 31, 2012
Due from affiliates
DSS I	$1,535,518	$—
DSSV	2,561,457	2,427,245
Other affiliated entities	418,007	88,333
Total due from affiliates	$4,514,982	$2,515,578
Due to affiliates
DSS I	$—	$2,542,681
Diamond S Management LLC (Delaware) (“DSMD”)	714,857	708,969
Total due to affiliates	$714,857	$3,251,650

DSS I entered into a line of credit for the benefit of its subsidiaries. The cumulative interest and fees related to this line of credit was paid by the Manager. As of March 31, 2013, the cumulative interest and fees paid by the Manager for this line of credit totaled $235,518, respectively. The March 31, 2013 due from affiliates balance also included $1,300,000 of cash that the Manager contributed to a subsidiary of DSS I on its behalf, which DSS I repaid to the Manager after the March 31, 2013 balance sheet date. As of March 31, 2012, the Manager was holding cash totaling $2,542,681 on DSS I’s behalf that DSS I contributed to one of its subsidiaries after the March 31, 2012 balance sheet date.
As of March 31, 2013, DSSV owed the Manager $2,155,107 and $406,350, which relate to management fees and other expenses paid for on DSSV’s behalf and purchases of lube oil by an affiliate, respectively. As of March 31, 2012, the $2,427,245 due from DSSV relates to management fees and other expenses paid for on DSSV’s behalf.
The other affiliated entities are entities under common control as they are wholly-owned subsidiaries of DHLP. As of March 31, 2013 and 2012, the $418,007 and $88,333, respectively, due from these affiliated entities relate to the payment of operating expenses on their behalf.

As of March 31, 2013 and 2012, we owed DSMD $691,632 and $708,969, respectively, that relate to payments for operating expenses on our behalf. These amounts are due under a promissory note (the “Note”), entered into on April 3, 2012, and are due and payable on October 17, 2017. The Note accrues interest at the applicable federal rate as published by the Internal Revenue Service. At March 31, 2013, the Manager owes interest of $23,225 to DSMD, which is included in Due to affiliates in the combined balance sheets.
13.
  EMPLOYEE BENEFITS
Eligible full-time employees may enroll in a single, a single plus one dependent, or a family health benefit contract on their date of hire. Eligibility may be defined by state law and/or by our medical/prescription/dental/vision insurance contract. We also provides health and dependent care flexible spending accounts, 401(k) retirement benefit plans, group-term life and short/long term disability insurance.
Our 401(k) Plan is available to full-time employees who meet the plan’s eligibility requirements. The 401(k) plan is a defined contribution plan, which permits employees to make contributions up to 15% of their annual salaries (up to the statutory limits). For the years ended March 31, 2013 and 2012, we contributed $234,037 and $142,836, respectively, to the 401(k) plan, which was recorded to General and administrative expenses in the combined statements of operations.
14.
  UNIT COMPENSATION
Unit Incentive Plan— On October 1, 2007, DHLP was formed pursuant to an exempted limited partnership agreement (the “Agreement”). The Agreement provided for the granting of incentive units to certain employees, where the units granted represent profits interests in DHLP, subject to any vesting, forfeiture or other provisions that may be set forth in grants evidencing their issuance. The deemed exercise price for each incentive unit for purposes of the Agreement is $0, with the Agreement providing for a pool of 1,700 units available to certain employees, subsequently adjusted as discussed below.
When an employee is granted units, both service and performance units are awarded, with the employee receiving 20% of the grant as service units and 80% of the grant as performance units. The units that contain service conditions vest ratably over the service period on each anniversary date from the date of grant. The units that contain performance conditions become fully vested upon the consummation of an initial purchase and sale of the interests and units in DHLP. Distributions, if any, under the service and performance units would be made in accordance with the Agreement, and are based on various factors including achieved internal rate of return and specified levels of return on investor capital, as further described in the Agreement. The foregoing grants are subject to accelerated vesting under certain circumstances set forth in the relevant grant agreement.
On July 29, 2011, the pool of incentive units was decreased from 1,700 to 750, whereby the number of units awarded to individuals prior to July 29, 2011 decreased proportionately.
In March 2012, the unit incentive plan was modified to, among other things, modify the units’ repurchase feature, which increased the unit holders’ hold period to greater than six months from the last date of vesting. This modification changed the accounting for the unit incentive plan from liability to equity accounting. Prior to March 31, 2012, the incentive units were accounted for as liability awards, recorded to Other noncurrent liabilities on the combined balance sheets and were marked to market each reporting period. Subsequent to the modification, the incentive units are accounted for as equity awards. As a result, the recorded unit compensation liability immediately prior to the modification date, amounting to $1,029,178, was reclassified to Additional paid-in capital on the combined balance sheet as of the date of modification.
A summary of the activity for restricted unit awards during the years ended March 31, 2013 and 2012 is as follows:

	Number of Units*	Weighted-Average Fair Value
Outstanding and nonvested, April 1, 2011	415.80	$15,731.35
Granted	168.75	$15,389.60
Vested	(18.00)	$20,212.06
Forfeited	—	—
Outstanding and nonvested, March 31, 2012	566.55	$13,201.67
Granted	37.95	$31,559.14
Vested	(53.90)	$25,388.79
Forfeited	—	—
Outstanding and nonvested, March 31, 2013	550.60	$13,273.92

*
  The units and unit values prior to July 29, 2011 have been adjusted to give retroactive effect to DHLP’s reduction in the pool of incentive units from 1,700 to 750, completed on July 29, 2011.

The following table summarizes the future amortization of our restricted unit awards that contain service conditions as of March 31, 2013, which will be included in General and administrative expenses:

Grant Date	2014	2015	2016	Total
January 2, 2009	$150,490	$—	$—	$150,490
March 9, 2009	65,221	—	—	65,221
August 8, 2009	29,745	10,594	—	40,339
September 27, 2011	181,874	89,193	—	271,067
October 12, 2011	4,134	2,197	—	6,331
December 31, 2012	19,145	19,145	14,424	52,714
Total	$450,609	$121,129	$14,424	$586,162

As of March 31, 2013, unrecognized compensation cost of $586,162 related to nonvested restricted unit awards that contain service conditions will be recognized over a weighted average period of 0.8 years.
As of March 31, 2013, the occurrence of the event that would cause our restricted performance units to vest was not probable. Accordingly, no compensation expense related to performance unit awards was recorded through March 31, 2013. However, at the time the performance condition attached to the performance unit awards becomes probable, we will record compensation expense of $6,551,799.
Total compensation cost recognized for amortization of restricted unit awards, which relates entirely to service units, was recorded to General and administrative expenses in the combined statements of operations. The table below displays the amortization of restricted units for the periods presented:

	For the Years Ended March 31,
	2013	2012
Amortization of restricted units	$1,387,175	$276,856

15.
  COMMITMENTS AND CONTINGENCIES
Commitments— In May 2011, we entered into a lease, expiring on December 31, 2014, for office facilities in Greenwich, Connecticut on Mason Street (“Mason Street”).
Under the Mason Street operating lease, the future minimum payments are as follows:

2014	$254,028
2015	193,059
Total future minimum Mason Street operating lease payments	$447,087

The table below displays rent expense, which is included in General and administrative expenses in the combined statements of operations, for the periods presented:

	For the Years Ended March 31,
	2013	2012
Rent expense	$249,507	$175,595

Subsequent to year end, on May 16, 2013, we entered into a consent to assignment with regard to an operating lease for office space in Greenwich, Connecticut on Benedict Place (“Benedict Place”), with a remaining term of six years. Our lease term commenced on August 1, 2013 and expires on October 18, 2018. See Note 16.

The incremental future minimum lease payments related to the Benedict Place operating lease, are as follows:

2014	$304,000
2015	465,653
2016	477,375
2017	487,028
2018	498,750
Thereafter	273,508
Total future minimum operating lease payments	$2,506,314

Effective May 10, 2013, we entered into a sublease for its Mason Street office space (the “Sublease”), commencing on August 1, 2013 and expiring on December 31, 2014. See Note 16. The rental payments we expect to receive for this sublease are as follows: $144,512 for 2014 and $164,458 for 2015. Including the rental payments received for the Sublease and the rental payments on the two operating leases, future minimum net rental payments for 2014 and 2015 are $413,516 and $494,255, respectively.
Contingencies—Eight of our vessels were on time charter to Overseas Shipholding Group, Inc. (“OSG”), which has filed for Chapter 11 bankruptcy protection in the U.S. Bankruptcy Court in Wilmington, Delaware. OSG rejected seven of the eight time charters and redelivered the related vessels to us. The one remaining vessel continues to be on charter with OSG. Charter hire for the seven redelivered vessels has been received in full. This payment was reduced for the repurchase of the bunkers remaining on board the vessels at the time of the vessels’ redelivery. The charter hire for the vessel that remains on charter to OSG was paid in full as of March 31, 2013, as charter hire is paid in advance of a specified period, typically a month. In May 2013, we filed claims for recovery of damages on behalf of each of the vessel-owning subsidiaries due to the rejections. No amounts have been recorded for these claims. We intend to transfer our rights with respect to these claims to DSSV.
From time to time, we may be subject to legal proceedings and claims in the ordinary course of its business. Such claims, even if lacking merit, could result in the expenditure of significant financial and managerial resources. While it is impossible to determine with certainty the ultimate outcome of these matters, the amount of our ultimate liability with respect to these matters is not expected to have, individually or in the aggregate, a material effect on us, our financial condition, results of operations or cash flows.
16.
  SUBSEQUENT EVENTS
We have evaluated all subsequent events through January 10, 2014, the date the combined financial statements were available to be issued, to ensure that these combined financial statements include appropriate recognition and disclosure of recognized events in the combined financial statements as of March 31, 2013.
On April 19, 2013, we entered into four time charter agreements whereby four vessels are on charter for two years, each with an additional one-year option, if elected by the charterer. Three of these vessels had been previously chartered to OSG.
On April 19, 2013, we entered into an agreement providing for third-party commercial management of three vessels under an evergreen contract, giving both parties the option to cancel with 90 days’ notice.
As a result of the seven charter agreements that were rejected by OSG, on May 2, 2013, we executed an amendment to the $719 Facility whereby we agreed to increase each quarterly principal repayment amount by $744,890, beginning with the quarter ended September 30, 2013. The change in the principal repayment schedule is reflected in the debt maturity schedule in Note 7.
Effective May 16, 2013, we entered into a consent to assignment with regard to an operating lease for a larger office space in Greenwich, Connecticut, with a remaining term of six years. This lease term commenced on August 1, 2013 and expires on October 18, 2018. Effective May 10, 2013, we entered into a sublease for its current office space in Greenwich, Connecticut on Mason Street, with a sublease term that commenced on August 1, 2013 and expires on December 31, 2014. See Note 15.
On December 12, 2013, we issued an 18.33% equity interest to CarVal Investors LLC in exchange for three modern MR product tankers. The three vessels are currently under time charter agreements that expire in March 2014, June 2014 and August 2014.
As of January 10, 2014, except as disclosed in this Note and elsewhere in these combined financial statements, there were no subsequent events that management believes require recognition or disclosure.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Member of Diamond S Shipping III LLC:
In our opinion, the combined statement of operations, of changes in shareholder’s equity and of cash flows for the period from April 1, 2011 to the Completion Date (as defined in note 2 to the accompanying combined financial statements) present fairly, in all material respects, the results of operations and cash flows of Heroic Andromeda Inc., Heroic Aquarius Inc., Heroic Auriga Inc., Heroic Avenir Inc., Heroic Bootes Inc., Heroic Corona Borealis Inc., Heroic Equuleus Inc., Heroic Gaea Inc., Heroic Hera Inc., Heroic Hercules Inc., Heroic Hologium Inc., Heroic Hydra Inc., Heroic Leo Inc., Heroic Libra Inc., Heroic Lyra Inc., Heroic Octans Inc., Heroic Pegasus Inc., Heroic Perseus Inc., Heroic Pisces Inc., Heroic Rhea Inc., Heroic Sagittarius Inc., Heroic Scorpio Inc., Heroic Scutum Inc., Heroic Serena Inc., Heroic Tucana Inc., Heroic Uranus Inc., Heroic Virgo Inc., White Boxwood Shipping S.A., White Holly Shipping S.A., and White Hydrangea Shipping S.A. (collectively the “Companies”) combined for the period from April 1, 2011 to the Completion Date, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Companies’ management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
/s/ PricewaterhouseCoopers
Hong Kong
September 4, 2012

COMBINED VESSEL-OWNING COMPANIES
COMBINED STATEMENT OF OPERATIONS
FOR THE PERIOD FROM APRIL 1, 2011 TO THE COMPLETION DATE (SEE NOTE 2)
(In US$’000)

For the Period From April 1, 2011 to the Completion Date
REVENUE	$87,863
OPERATING EXPENSES:
Management fees	(2,063)
Repairs and maintenance	(8,077)
Crew expenses	(18,507)
Depreciation	(30,487)
Settlement expenses (Note 10)	(28,000)
Other operating expenses	(4,822)
Total operating expenses	(91,956)
LOSS FROM OPERATIONS	(4,093)
OTHER (EXPENSE) INCOME:
Interest expense	(12,059)
Interest income	12
Exchange loss, net	(11,756)
Amortization of deferred charges	(698)
Loss on early extinguishment of debt	(11,042)
Loss before taxes	(39,636)
Income taxes (Note 9)	—
NET LOSS	$(39,636)

See notes to combined financial statements.

COMBINED VESSEL-OWNING COMPANIES
COMBINED STATEMENT OF CHANGES IN SHAREHOLDER’S EQUITY
FOR THE PERIOD FROM APRIL 1, 2011 TO THE COMPLETION DATE (SEE NOTE 2)
(In US$’000)

	Former Owner’s aggregated investment in Vessel-Owning Companies	Retained earnings	Total
Balance at April 1, 2011	$30	$44,832	$44,862
Capital injection by Former Owner (Note 10)	1,097,250	—	1,097,250
Settlement payments (Note 10)	28,000	—	28,000
Net loss	—	(39,636)	(39,636)
Balances at Completion Date	$1,125,280	$5,196	$1,130,476

See notes to combined financial statements.

COMBINED VESSEL-OWNING COMPANIES
COMBINED STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM APRIL 1, 2011 TO THE COMPLETION DATE (SEE NOTE 2)
(In US$’000 Except for Significant Non-Cash Transactions)

For the Period From April 1, 2011 to the Completion Date
Cash flows from operating activities:
Net loss	$(39,636)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	30,487
Exchange loss, net	11,756
Amortization of deferred charges	698
Settlement expenses	28,000
Loss on early extinguishment of debt	11,042
Decrease/(increase) in assets:
Accounts receivable	180
Accrued income receivable	(157)
Deposits and prepayments	1,179
Increase/(decrease) in liabilities:
Due to the Former Owner	(51,678)
Deferred charter hire revenue	(1,317)
Accounts payable and accrued expenses	(3,751)
Due to a related company	(563)
Income tax payable	(173)
Net cash used in operating activities	(13,933)
Cash flows from investing activities:
Decrease in restricted cash deposit	11,558
Net cash provided by investing activities	11,558
Cash flows provided by financing activities:
Repayments of long-term debt	(962,751)
Capital injection by the Former Owner	962,751
Net cash provided by financing activities	—
Net decrease in cash and cash equivalents	(2,375)
Cash and cash equivalents, beginning of the period	2,375
Cash and cash equivalents, end of the period	$—
Supplemental information:
Interest received	$12
Interest paid	$(12,482)

Significant non-cash transactions:
1.
  In connection with the change of ownership at the Completion Date, the Former Owner has paid $28,000,000 to certain charter customers (see Note 10).
2.
  On the Completion Date, $134,499,000 of the balance due to the Former Owner was forgiven and recorded as a capital injection by the Former Owner (see Note 5).
See notes to combined financial statements.

COMBINED VESSEL-OWNING COMPANIES
NOTES TO THE COMBINED FINANCIAL STATEMENTS
1.
  Organization and principal activities
The combined financial statements have been prepared to present the combined financial information of the Companies listed in Note 4 (collectively the “Vessel-Owning Companies”). The country of incorporation for each Vessel-Owning Company is also disclosed in Note 4. Each Vessel-Owning Company owns one product tanker. These Vessel-Owning Companies are principally engaged in operating product tankers through time charter arrangements with third party shipping companies.
A time charter involves placing a vessel at the charterer’s disposal for a set period of time, generally in excess of one year, during which the charterer may use the vessel in return for the payment by the charterer of a specified daily hire rate. In time charters, operating costs such as for crews, maintenance and insurance are typically paid by the owner of the vessel and specified voyage costs such as fuel, canal and port charges are paid by the charterer.
2.
  Basis of presentation
The accompanying combined financial statements are prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”). A summary of the significant accounting policies followed in the preparation of the accompanying combined financial statements is presented in Note 4. The Vessel-Owning Companies did not report any other comprehensive income during the period.
On September 27, 2011 and October 13, 2011 (defined as “the Completion Date”), pursuant to a Sale and Purchase Agreement, Diamond S Shipping III LLC (“DSS III”) acquired 100% of the outstanding common stock of the Vessel-Owning Companies listed in Note 4 from Cido Tanker Holding Co. (the “Former Owner”) for $1.17 billion, subject to certain adjustments, as described in the Sale and Purchase Agreement. As a result of the Sale and Purchase Agreement, the Vessel-Owning Companies became wholly-owned subsidiaries of DSS III. Prior to the Completion Date, outstanding debt was repaid by the Vessel-Owning Companies by cash injected by the Former Owner and the intercompany loan balances were deemed a capital contribution from the Former Owner to each of the Vessel-Owning Companies.
The Vessel-Owning Companies were under common control and management by the Former Owner for all periods presented. Corporate overhead costs incurred by the Former Owner were historically allocated evenly, through management agreements, across all vessel holding companies under the Former owner’s control; see Note 5 for a description of the nature of the overhead costs. The Former Owner evenly distributed such costs as the Vessel-Owning Companies’ operations and time commitment from the Former Owner are similar. The Former Owner believes the allocation is reasonable and corporate overhead costs have been allocated and reflected in the financial statements presented. All transactions between the Vessel-Owning Companies have been eliminated on combination.
The Vessel-Owning Companies reported a net loss of $39,636,000 for the period from April 1, 2011 to the Completion Date. Immediately following the Completion Date, DSS Vessel II, LLC, a wholly-owned subsidiary of DSS III and the Vessel-Owning Companies’ immediate holding company, intends to provide sufficient financial resources to enable the Vessel-Owning Companies to continue their business without significant curtailment of operations. Accordingly, the combined financial statements have been prepared on a going concern basis for the period presented.
3.
  Financial risks management
Financial risk factors—The activities expose the Vessel-Owning Companies to a variety of financial risks: concentration risk, interest rate risk, liquidity risk, currency risk and credit risk. The Vessel-Owning Companies’ overall risk management program focuses on the unpredictability of financial markets and seeks to minimize potential adverse effects on the Vessel-Owning Companies’ financial performance.
Concentration Risk—The Vessel-Owning Companies are subject to concentration risk for their reliance on only five customers for charter hire revenues. There exists a risk that the Vessel-Owning Companies will not be able to secure another charter hire contract with charter rates acceptable to the Vessel-Owning Companies if the customers cease their contract.
Interest Rate Risk—Interest rate risk arises from long-term debt. Long-term debt issued at variable rates expose the Vessel-Owning Companies to cash flow interest rate risk. Significant increases in interest rates could adversely affect results of the operations and the Vessel-Owning Companies’ ability to repay the principal and interest components of the long-term debt.

Liquidity Risk—The Vessel-Owning Companies’ principal sources of funds are operating cash flows and long-term debt. The Vessel-Owning Companies employ these funds to finance their investment in vessels, to fund working capital needs and repay principal and interest on long-term debt. There exists a risk that the Vessel-Owning Companies will not be able to meet their cash flow commitments in the future due to changes in market environment, such as decrease in charter rate, increase in operating costs, decrease in vessel value and unavailability of the loan facilities.
Credit Risk—Financial instruments that potentially subject the Vessel-Owning Companies to concentration of credit risk are primarily cash and cash equivalents, restricted cash deposit, deposits and prepayments, as well as credit exposures to the charter hire customer for the committed transaction.
For cash and cash equivalents and restricted cash deposit, only independently rated financial institutions with good rating are accepted. Management believes this risk is remote as this financial institution has high credit quality.
The counterparties of the deposits and prepayments and the charter hire customer are assessed and rated based on their credit quality, taking into account their financial positions, past experience and other factors. Individual risk limits had been set by management and the utilization of credit limits is regularly monitored. No credit limits were exceeded during the period from April 1, 2011 to the Completion Date. Management did not expect any significant losses from non-performance by these relevant parties.
Capital Risk Management—The Vessel-Owning Companies’ objectives when managing capital are to safeguard their ability to continue as a going concern in order to provide returns for the equity holder and benefits for other stakeholders, and to maintain an optimal capital structure to reduce the cost of capital.
The capital structure of the Vessel-Owning Companies consists of long-term debt as disclosed in Note 7, and equity attributable to the equity holder of the Vessel-Owning Companies, comprising the Former Owner’s aggregated investment in Vessel-Owning Companies and retained earnings.
In order to maintain or adjust the capital structure, the Vessel-Owning Companies may sell assets to reduce debt or increase long-term debt through re-financing.

4.
  Summary of significant accounting policies
Basis of Combination—The combined financial statements include the following Vessel-Owning Companies:

Company Name	Country of Incorporation as of the Completion Date	Principal Activity	Authorized No. of Shares	Issued No. of Shares	Par Value	Former Owner’s Investment in Vessel- Owning Companies $	Completion Date
Heroic Andromeda Inc.	Liberia	Owner of “High Jupiter”	100	10	100	1,000	September 27, 2011
Heroic Aquarius Inc.	Liberia	Owner of “Atlantic Aquarius”	100	10	100	1,000	September 27, 2011
Heroic Auriga Inc.	Liberia	Owner of “Pacific Jewel”	100	10	100	1,000	October 13, 2011
Heroic Avenir Inc.	Liberia	Owner of “Alpine Madeleine”	100	10	100	1,000	September 27, 2011
Heroic Bootes Inc.	Liberia	Owner of “Alpine Magic”	100	10	100	1,000	September 27, 2011
Heroic Corona Borealis Inc.	Liberia	Owner of “Alpine Maya”	100	10	100	1,000	September 27, 2011
Heroic Equuleus Inc.	Liberia	Owner of “Alpine Melina”	100	10	100	1,000	September 27, 2011
Heroic Gaea Inc.	Liberia	Owner of “Atlantic Frontier”	100	10	100	1,000	September 27, 2011
Heroic Hera Inc.	Liberia	Owner of “Atlantic Grace”	100	10	100	1,000	September 27, 2011
Heroic Hercules Inc.	Liberia	Owner of “Atlantic Star”	100	10	100	1,000	September 27, 2011
Heroic Hologium Inc.	Liberia	Owner of “Atlantic Polaris”	100	10	100	1,000	September 27, 2011
Heroic Hydra Inc.	Liberia	Owner of “Atlantic Muse”	100	10	100	1,000	October 13, 2011
Heroic Leo Inc.	Liberia	Owner of “Atlantic Leo”	100	10	100	1,000	September 27, 2011
Heroic Libra Inc.	Liberia	Owner of “Atlantic Lily”	100	10	100	1,000	September 27, 2011
Heroic Lyra Inc.	Liberia	Owner of “Atlantic Pisces”	100	10	100	1,000	September 27, 2011
Heroic Octans Inc.	Liberia	Owner of “Atlantic Mirage”	100	10	100	1,000	October 13, 2011
Heroic Pegasus Inc.	Liberia	Owner of “High Mercury”	100	10	100	1,000	September 27, 2011
Heroic Perseus Inc.	Liberia	Owner of “Alpine Mystery”	100	10	100	1,000	September 27, 2011
Heroic Pisces Inc.	Liberia	Owner of “Atlantic Olive”	100	10	100	1,000	September 27, 2011
Heroic Rhea Inc.	Liberia	Owner of “High Saturn”	100	10	100	1,000	September 27, 2011
Heroic Sagittarius Inc.	Liberia	Owner of “Atlantic Rose”	100	10	100	1,000	September 27, 2011
Heroic Scorpio Inc.	Liberia	Owner of “Atlantic Titan”	100	10	100	1,000	September 27, 2011
Heroic Scutum Inc.	Liberia	Owner of “Adriatic Wave”	100	10	100	1,000	September 27, 2011
Heroic Serena Inc.	Liberia	Owner of “Alpine Mathilde”	100	10	100	1,000	September 27, 2011
Heroic Tucana Inc.	Liberia	Owner of “Aegean Wave”	100	10	100	1,000	September 27, 2011
Heroic Uranus Inc.	Liberia	Owner of “Atlantic Gemini”	100	10	100	1,000	September 27, 2011
Heroic Virgo Inc.	Liberia	Owner of “High Mars”	100	10	100	1,000	September 27, 2011
White Boxwood Shipping S.A.	Panama(1)	Owner of “Alpine Moment”	100	10	100	1,000	September 27, 2011
White Holly Shipping S.A.	Panama(1)	Owner of “Alpine Minute”	100	10	100	1,000	September 27, 2011
White Hydrangea Shipping S.A.	Panama(1)	Owner of “Alpine Mia”	100	10	100	1,000	September 27, 2011

(1)
  Effective December 23, 2011 White Boxwood Shipping Inc., White Holly Shipping Inc., and White Hydrangea Shipping Inc., previously incorporated in Panama, were re-domiciled to Liberia.
Vessel Repairs—Normal vessel repairs and maintenance costs, including those related to routine repair and maintenance, which do not improve or extend the useful lives of the assets are charged to expense when incurred.
Vessel Costs and Depreciation—Vessel costs include the original purchase price or construction cost, plus capitalized borrowing costs incurred upon acquisition or during the period of construction. Subsequent expenditures for conversions and major improvements are also capitalized when they appreciably extend the useful life, increase the earning capacity or improve the efficiency and safety of the vessel. Otherwise, they are charged to expenses as incurred.
Depreciation is computed using the straight-line method over the estimated remaining useful lives of the vessels. In computing the depreciation of the vessels, the estimated salvage values of the vessels are also taken into consideration. The estimated useful lives of the vessels, 20 years, are calculated from the dates the vessels are initially placed in service.

Impairment of Long-Lived Assets—In accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”), 360-10-15, “Accounting for the Impairment or Disposal of Long-Lived Assets,” long-lived assets, such as vessels, to be held and used, are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment reviews are performed to determine whether the carrying value of an asset group is impaired, based on comparison to the undiscounted expected future cash flows. If this comparison indicates that there is an impairment, the impaired asset group is written down to the value determined by using present value techniques. Impairment reviews are performed on an individual vessel basis. In the event that a vessel impairment occurs, the applicable Vessel-Owning Company records a charge in the combined statement of operations calculated by comparing the vessel’s carrying value to the estimated fair value. The Vessel-Owning Companies estimates fair value of the vessels primarily through the use of present value techniques to calculate the discounted expected future cash flows from the vessels. Immediately prior to the Completion Date the vessels were not impaired.
Deferred Charges—Deferred charges represent financing facility arrangement fees incurred in connection with the issuance of debt. The deferred financing facility arrangement fees are expensed over the terms of debt using the effective interest method and are recognized in the combined statement of operations as “Amortization of deferred charges.” When the debt was extinguished at the Completion Date, the remaining unamortized financing facility arrangement fee was written off in its entirety in the combined statement of operations as “Loss on early extinguishment of debt.”
Accounts Receivable Provisions—Accounts receivable provisions for impairment are established when there is objective evidence that will not be able to collect all amounts due according to the original terms of the receivables.
Significant financial difficulties of the debtor, probability that the debtor will enter bankruptcy or financial reorganization, and default or delinquency in payments are considered indicators that the receivables are impaired.
No provision is recognized in the combined statements of operation.
Assets under Leases—Leases where substantially all the risks and rewards of ownership of assets remain with the leasing company are accounted for as operating leases. Accordingly, the time charter arrangements are accounted for as operating leases.
When the Vessel-Owning Companies lease, or charter, out assets under operating leases, where applicable, these assets are depreciated in accordance with the Vessel-Owning Companies’ depreciation policies. Revenues arising from assets leased under operating leases are recognized in accordance with the Vessel-Owning Companies’ revenue recognition policies.
Charter Hire Revenues—Revenue is recognized when persuasive evidence of an arrangement exists, service has been rendered, the price is fixed or determinable and collectability is reasonably assured.
Charter hire revenues represent time charter revenues and are recorded on a straight-line basis over the term of the charter as the service is provided. Accrued income received in advance represents the difference between the charter hire revenues recognized in the combined statement of operations and the actual amount received according to the terms of the charter hire agreement. Charter hire revenue received in advance represents amounts received but related to revenue applicable to periods after the respective balance sheet date.
Income Taxes—The Vessel-Owning Companies account for income tax using FASB ASC Topic 740 “Income Taxes,” which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the combined financial statements or tax returns.
Deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. To the extent that it is more likely than not that a deferred tax asset will not be realized, a valuation allowance is recognized as an offset to the deferred tax asset.
ASC Topic 740 requires companies to determine whether it is more likely than not that a tax position taken or expected to be taken in a tax return will be sustained upon examination. If a tax position meets the more likely than not recognition threshold, it is measured to determine the benefit to be recognized in the combined financial statements.
Foreign Currency Translation—The functional currency of the Vessel-Owning Companies is the US dollar as their vessels operate in international shipping markets in which most transactions are denominated in the US dollar. Transactions in other currencies are translated into the US dollar using the exchange rates in effect at the time of the transactions. Monetary assets and liabilities that are denominated in other currencies are translated into US dollars at the prevailing exchange rates at the balance sheet dates. Foreign exchange gains or losses resulting from the translation process are reported in the combined statement of operations.

Borrowing Costs—Borrowing costs that are attributable to the acquisition, construction or production of an asset that necessarily takes a substantial period of time to get ready for its intended use are capitalized as part of the cost of that asset.
All other borrowing costs are charged to the combined statement of operations in the period in which they are incurred.
Use of Estimates—The preparation of the combined financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses during the reporting period. These estimates include the useful lives of the vessels, residual value of the vessels, and uncertain tax positions.
Business Geographic—Vessels regularly move between countries in international waters, over hundreds of trade routes. It is therefore impractical to assign revenues or earnings from the transportation of international refined products by geographical area.
Segment Reporting—Management of the Vessel-Owning Companies has determined that the Vessel-Owning Companies operate as one segment, the transportation of refined products with the fleet of vessels.
5.
  Related-party transactions
Operating and Management Agreements—For the period from April 1, 2011 to the Completion Date, $387 in vessel management fees were paid to Cido Shipping (H.K.) Company Limited (“Cido Shipping”), an entity wholly-owned by the Former Owner. On April 1, 2006, the Vessel-Owning Companies, through the Former Owner, entered into management agreements with Cido Shipping, a company incorporated in Hong Kong and beneficially owned by Mr. Hyuk Kwon. Pursuant to the agreements, Cido Shipping was responsible for the operation of the vessels and the provision of administration and accounting services to those vessels, the provision of operational and technical support services to those vessels, and the provision of administrative, documentation and general support services to the Companies.
In return for services rendered by Cido Shipping, the Companies, through the Former Owner, were charged management fees by Cido Shipping based on fixed Yen and US dollar denominated fees.
The Vessel-Owning Companies were charged general overhead expenses on certain management services provided by Cido Shipping. The amount of these charges were based on the total costs incurred by Cido Shipping and recharged to the Companies’ based on the rates of services rendered.
The Vessel-Owning Companies believe the assumptions and methodologies underlying the allocation of general and corporate overhead expenses from Cido Shipping are reasonable. However, such allocations may not be indicative of the actual level of expenses that would have been or will be incurred by the Vessel-Owning Companies if they were to operate as independent, stand-alone companies. As such, the financial information herein may not necessarily reflect the combined results of operations and cash flows for the Vessel-Owning Companies in the future or if the Vessel-Owning Companies had been independent, stand-alone companies during the periods presented.
As of the Completion Date, all management agreements between the Vessel-Owning Companies and Cido Shipping were terminated.
As of the Completion Date, the amounts due to the Former Owner were forgiven, and thus were reclassified as equity (see Note 10).
Guarantees from Related Parties—As of the Completion Date, all guarantees were released upon the repayments of all mortgage loans of the Vessel-Owning Companies (see Note 7). Prior to the Completion Date, in relation to long-term debt, the Vessel-Owning Companies obtained corporate guarantees from the Former Owner and Cido Holding Co., a related company beneficially owned by Mr. Hyuk Kwon, and personal guarantees from Mr. Hyuk Kwon. The Vessel-Owning Companies also obtained corporate guarantees from Cido Car Carrier Service Limited (“CCCS”), a company owned by Mr. Hyuk Kwon’s spouse, for certain of their long-term debt (see Note 7).

6.
  Vessels

Name of Vessel	Year built	Deadweight (in metric ton)
High Mars	2008	51,542
High Jupiter	2008	51,603
Atlantic Aquarius	2008	47,128
Pacific Jewel	2009	48,012
Alpine Madeleine	2008	47,128
Alpine Magic	2009	47,128
Alpine Maya	2010	51,500
Alpine Melina	2010	51,483
Atlantic Frontier	2007	47,128
Atlantic Grace	2008	47,128
Atlantic Star	2008	47,128
Atlantic Polaris	2009	47,128
Atlantic Muse	2009	51,498
Atlantic Leo	2008	47,128
Atlantic Lily	2008	47,128
Atlantic Pisces	2009	47,128
Atlantic Mirage	2009	51,476
High Mercury	2008	51,501
Alpine Mystery	2009	47,128
Atlantic Olive	2008	47,128
High Saturn	2008	51,527
Atlantic Rose	2008	47,128
Atlantic Titan	2008	47,128
Adriatic Wave	2009	51,549
Alpine Mathilde	2008	47,128
Aegean Wave	2009	51,510
Atlantic Gemini	2008	47,128
Alpine Moment	2009	47,128
Alpine Minute	2009	47,128
Alpine Mia	2009	47,128

As of the Completion Date, the Vessel-Owning Companies’ vessels were leased to customers under time charter arrangements that are set to expire during the period from December 2012 to July 2019.
As of April 1, 2011, the Vessel-Owning Companies’ vessels were mortgaged and assigned respectively to the lenders. As of the Completion Date, each of these mortgages was released upon the repayments of each of the Vessel-Owning Companies’ mortgage loans (see Note 7).
Depreciation expense for the period from April 1, 2011 to the Completion Date was $30,487,000. For the period from April 1, 2011 to the Completion Date, there was no movement in the net book value of vessels other than accumulated depreciation.
7.
  Long-term debt
As of the Completion Date, the Vessel-Owning Companies paid off the remaining outstanding long-term debt with the funds from the Former Owner.
Pursuant to the loan arrangement entered into between the Vessel-Owning Companies and certain subsidiaries of the Former Owner (the “Borrowers”) with a lender from January 2006 through December 2006, the average mortgage loan of $38,621,731 was drawn by the Vessel-Owning Companies to finance the acquisition cost of the 26 vessels and an average JPY3,119,876,000 was drawn by the Companies to finance the acquisition cost of the remaining 4 vessels: “Alpine Magic,” “Alpine Mystery,” “Alpine Moment,” and “Alpine Minute.”

For the period from April 1, 2011 to the Completion Date, interest on the loans for the 26 vessels was charged at the London Interbank Offered Rate (“LIBOR”), plus 2.20% per annum on a for quarterly basis. The latest maturity date of the loans is September 2021.
For the period from April 1, 2011 to the Completion Date, interest on the loans for the remaining 4 vessels was charged at Tokyo Interbank Offered Rate plus 0.70% per annum on a quarterly basis. The latest maturity date of the loan is in September 2021.
The mortgage loans described in Note 6 were pledged by first preferred mortgage over the vessels of the Vessel-Owning Companies; and pledge of the shares of the borrowers.
In addition, all the mortgage loans were pledged by the assignments of charter hire revenues and insurance policies of the respective mortgaged vessels, corporate guarantees by the Former Owner and Cido Holding Co. and personal guarantees by Mr. Hyuk Kwon. Certain mortgage loans have also obtained corporate guarantees of CCCS (see Note 5). Certain mortgaged vessels must also be engaged with a daily minimum charter rate and a minimum hire duration at the inception of the agreement. Certain banks and financiers required the borrowers to maintain deposits in separate restricted bank accounts as continuing security for the periodic mortgage loan repayments in the next twelve months of the loan repayments and the performance of the obligations of the Vessel-Owning Companies under a mortgage loan agreement. The restricted deposit was released upon the repayment of this mortgage loan on the Completion Date.
For the period from April 1, 2011 to the Completion Date, the loan agreements, among other things, included covenants requiring the borrowers to obtain the lenders’ prior consent before incurring or issuing any financial indebtedness or additional borrowings, paying dividends or settling shareholder’s loans, selling vessels and substantial assets, and changing the beneficial ownership or their management; the market value of relevant vessels must be maintained at a certain percentage of their respective outstanding loan balances or the borrowers have to make good of the shortfall by putting deposits in restricted bank accounts as additional security or early repay part of the loans; and the borrowers must take out insurance policies with adequate coverage against relevant risks and maintain at a certain percentage of the market value of relevant vessels.
Upon the Vessel-Owning Companies’ repayment of the remaining outstanding long-term debt with the funds from the Former Owner at the Completion Date, all the security, guarantees, restricted bank deposits and covenants under the mortgage loan agreements were released.
8.
  Significant customers
For the period from April 1, 2011 to the Completion Date, the Vessel-Owning Companies earned 30.5%, 25.2%, 20.4%, 13.0% and 10.9% of their revenues from five customers.
9.
  Income taxes
As of the Completion Date, the Vessel-Owning Companies were incorporated in Liberia and the Republic of Panama, as indicated in Note 4, and Liberia and the Republic of Panama do not impose income tax on shipping operations. Accordingly, the Vessel-Owning Companies are not subject to income tax in the country in which they are incorporated.
No deferred income taxes are provided regarding temporary differences between the tax and financial statement basis of assets and liabilities as the Vessel-Owning Companies operate in zero tax jurisdiction.
10.
  Former Owner’s aggregated investment in Vessel-Owning Companies
Through March 31, 2011, Former Owner’s aggregated investment in Vessel-Owning companies was comprised of the outstanding stock of each of each of the Vessel-Owning Companies. On the Completion Date, pursuant to the acquisition of the combined Vessel-Owning Companies, the net amounts due to the Former Owner at the Completion Date amounted to $1,097,250,000. This $1,097,250,000 was forgiven by the Former Owner and recorded as a capital contribution from the Former Owner (see Note 5).
In connection with the change of ownership at the Completion Date, the Former Owner has paid $28,000,000 to certain charter customers on behalf of the Companies. In accordance with the accounting policies of the Vessel-Owning Companies, the amount is recorded in the accounting records and financial statements of the Vessel-Owning Companies as an expense to certain Vessel-Owning Companies and a capital contribution by the Former Owner to the Vessel-Owning Companies.

11.
  Commitments and contingencies
The Vessel-Owning Companies have pledged the vessels and assigned its charter hire revenues against the mortgage loans of certain then other subsidiaries of the Former Owner and other affiliated companies (see Note 7). The Vessel-Owning Companies’ vessels and their charter hire revenues may be called upon to settle their obligations if these other subsidiaries fail to meet the principal and interest payments on these mortgage loans. As of the Completion Date, the mortgage loans were repaid and the pledges of vessels to such loan agreements were terminated.
The Vessel-Owning Companies were wholly-owned subsidiaries of the Former Owner prior to the Completion Date. The sole shareholder and chairman of the Former Owner, and a company owned by the sole shareholder’s spouse received assessments from the Korean tax authority in 2011. The sole shareholder has been charged with tax evasion by the prosecutor of the Republic of Korea. Korean tax authorities have also given notices to the Former Owner and the guarantor under the Sale and Purchase Agreement that they may be liable for the taxes in dispute under Korea’s secondary liability law. However, no claims or charges have been made against the Vessel-Owning Companies as of the date of these combined financial statements. Management believes that the likelihood of the tax assessments and related charges impacting the combined financial statements is remote. Accordingly, no provision has been made in the combined financial statements to reflect these uncertainties.
12.
  SUBSEQUENT EVENTS
The Vessel-Owning Companies have evaluated all subsequent events through September 4, 2012, the date these combined financial statements were available to be issued.

     Shares

DIAMOND S SHIPPING GROUP, INC.
Common Shares

P R E L I M I N A R Y   P R O S P E C T U S

Joint Book-Running Managers
Jefferies
BofA Merrill Lynch

           , 2014

PART II:   INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 13.   Other Expenses of issuance and distribution
The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the issuance and distribution of the common shares being registered. All amounts shown are estimates except for the SEC registration fee, the Financial Industry Regulatory Authority, Inc. (“FINRA”) filing fee and the NYSE listing fee.

SEC registration fee	$30,000
Printing and engraving expense	325,000
Legal fees and expenses	1,550,000
Accounting fees and expenses	1,000,000
NYSE listing fee	80,000
FINRA filing fee	35,000
Transfer agent fees and expenses	5,000
Miscellaneous expenses	200,000
Total	$3,225,000

Item 14.   Indemnification of Directors and Officers
The bylaws of the Registrant provide that every director and officer of the Registrant shall be indemnified out of the funds of the Registrant against:
(1)
  all civil liabilities, loss, damage or expense (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by him as such director or officer acting in the reasonable belief that he has been so appointed or elected notwithstanding any defect in such appointment or election, provided always that such indemnity shall not extend to any matter which would render it void pursuant to any Marshall Islands statute from time to time in force concerning companies insofar as the same applies to the Registrant; and
(2)
  all liabilities incurred by him as such director or officer in defending any proceedings, whether civil or criminal, in which judgment is given in his favor, or in which he is acquitted, or in connection with any application under any Marshall Islands statute from time to time in force concerning companies in which relief from liability is granted to him by the court.
The BCA authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties. Our articles of incorporation include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by law.
Our articles of incorporation provide that we must indemnify our directors and officers to the fullest extent authorized by law. We are also expressly authorized to advance certain expenses (including attorney’s fees and disbursements and court costs) to our directors and offices and carry directors’ and officers’ insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.
The limitation of liability and indemnification provisions in our articles of incorporation may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Section 60 of the BCA provides as follows:
Indemnification of directors and officers:
(1)
  Actions not by or in right of the corporation.   A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.
(2)
  Actions by or in right of the corporation.   A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not, opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.
(3)
  When director or officer successful.   To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.
(4)
  Payment of expenses in advance.   Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.
(5)
  Indemnification pursuant to other rights.   The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.
(6)
  Continuation of indemnification.   The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.
(7)
  Insurance.   A corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.
Item 15.   Recent Sales of Unregistered Securities
None.

Item 16.   Exhibits and Financial Statement Schedules

Exhibit Number	Description
1*	Form of Underwriting Agreement
3.1*	Amended and Restated Articles of Incorporation of the Company
3.2*	Bylaws of the Company
5.1	Form of Opinion of Seward & Kissel LLP, Marshall Islands counsel to the Company, as to the validity of the common shares
8.1	Form of Tax Opinion of Seward & Kissel LLP
10.1*	Senior Secured Term Loan Credit Facility, dated as of July 29, 2011, by and among DSS Vessel II, LLC and the parties named therein
10.2*	Amendment No. 1 to Senior Secured Term Loan Credit Facility, dated as of December 16, 2011, by and among DSS Vessel II, LLC and the parties named therein
10.3*	Amendment No. 2 to Senior Secured Term Loan Credit Facility, dated as of May 1, 2013, by and among DSS Vessel II, LLC and the parties named therein
10.4*	Amendment No. 3 to Senior Secured Term Loan Credit Facility, dated as of December 12, 2013, by and among DSS Vessel II, LLC and the parties named therein
10.5*	Form of Equity Incentive Plan
10.6*	Form of Registration Rights Agreement
10.7*	Form of Amended and Restated Employment Agreement
21.1*	Subsidiaries of the Company
23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm
23.2	Consent of PricewaterhouseCoopers, independent registered public accounting firm
23.3	Consent of Fearnley Consultants AS
23.4	Consent of Seward & Kissel LLP (included in Exhibit 5.1)
23.5	Consent of Seward & Kissel LLP (included in Exhibit 8.1)
24.1	Powers of Attorney (included on the signature page hereto and on the signature page to the Registration Statement on Form S-1, filed on February 4, 2014)

* To be filed by subsequent amendment.

Item 17.   Undertakings
The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes that:
(1)
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Greenwich, State of Connecticut, on the 14th day of February, 2014.
Diamond S Shipping Group, Inc.
By: /s/ Craig Stevenson, Jr.
Name: Craig Stevenson, Jr.
Title: Chief Executive Officer, President and Director
POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that Bruce A. Chan appoints Craig Stevenson, Jr. and Florence Ioannou, or either of them, with full power to act alone, his true lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments or supplements to this registration statement, whether pre-effective or post-effective, including any subsequent registration statement for the same offering which may be filed under Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary to be done, as fully for all intents and purposes as he might or could do in person hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on February 14, 2014 in the capacities indicated.

Signature	Title
/s/ Craig Stevenson, Jr. Craig Stevenson, Jr.	Chief Executive Officer, President and Director (Principal Executive Officer)
/s/ Florence Ioannou Florence Ioannou	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
* Wilbur L. Ross, Jr.	Non-Executive Chairman and Director
* Ranjit S. Ahluwalia	Director
* Edward T. Bialas	Director
/s/ Bruce A. Chan Bruce A. Chan	Director
* Marianna Fassinotti	Director
* Wendy L. Teramoto	Director
* By: /s/ Craig Stevenson, Jr.
Craig Stevenson, Jr.
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
1*	Form of Underwriting Agreement
3.1*	Amended and Restated Articles of Incorporation of the Company
3.2*	Bylaws of the Company
5.1	Form of Opinion of Seward & Kissel LLP, Marshall Islands counsel to the Company, as to the validity of the common shares
8.1	Form of Tax Opinion of Seward & Kissel LLP
10.1*	Senior Secured Term Loan Credit Facility, dated as of July 29, 2011, by and among DSS Vessel II, LLC and the parties named therein
10.2*	Amendment No. 1 to Senior Secured Term Loan Credit Facility, dated as of December 16, 2011, by and among DSS Vessel II, LLC and the parties named therein
10.3*	Amendment No. 2 to Senior Secured Term Loan Credit Facility, dated as of May 1, 2013, by and among DSS Vessel II, LLC and the parties named therein
10.4*	Amendment No. 3 to Senior Secured Term Loan Credit Facility, dated as of December 12, 2013, by and among DSS Vessel II, LLC and the parties named therein
10.5*	Form of Equity Incentive Plan
10.6*	Form of Registration Rights Agreement
10.7*	Form of Amended and Restated Employment Agreement
21.1*	Subsidiaries of the Company
23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm
23.2	Consent of PricewaterhouseCoopers, independent registered public accounting firm
23.3	Consent of Fearnley Consultants AS
23.4	Consent of Seward & Kissel LLP (included in Exhibit 5.1)
23.5	Consent of Seward & Kissel LLP (included in Exhibit 8.1)
24.1	Powers of Attorney (included on the signature page hereto and on the signature page to the Registration Statement on Form S-1, filed on February 4, 2014)

*
  To be filed by subsequent amendment.